AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 27, 1998

                                                REGISTRATION NO. 333-67299
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                            AMENDMENT NO. 1 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                             MCKESSON CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------
       DELAWARE                      5122                      94-3207296
   (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL        (IRS EMPLOYER
   JURISDICTION OF        CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
   INCORPORATION OR
    ORGANIZATION)               MCKESSON PLAZA
                                ONE POST STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                (415) 983-8300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                NANCY A. MILLER
                    VICE PRESIDENT AND CORPORATE SECRETARY
                             MCKESSON CORPORATION
                                MCKESSON PLAZA
                                ONE POST STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                (415) 983-8300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:
IVAN D. MEYERSON,    KENTON J. KING,    CHARLES W. MCCALL     LISA A. STATER,
       ESQ.                ESQ.           PRESIDENT AND             ESQ.
  VICE PRESIDENT      SKADDEN, ARPS,     CHIEF EXECUTIVE        JONES, DAY,
       AND                SLATE,             OFFICER           REAVIS & POGUE
 GENERAL COUNSEL      MEAGHER & FLOM      HBO & COMPANY        3500 SUNTRUST
     MCKESSON              LLP            301 PERIMETER            PLAZA
   CORPORATION       FOUR EMBARCADERO      CENTER NORTH        303 PEACHTREE
 ONE POST STREET      CENTER, SUITE      ATLANTA, GEORGIA       STREET, N.E.
  SAN FRANCISCO,           3800               30346           ATLANTA, GEORGIA
 CALIFORNIA 94104     SAN FRANCISCO,      (770) 393-6000         30308-3242
  (415) 983-8300     CALIFORNIA 94111                          (404) 521-3939
                      (415) 984-6400
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective and all other conditions to the merger (the "Merger") of a subsidiary of the Registrant with and into HBO & Company ("HBOC") pursuant to the Agreement and Plan of Merger, dated as of October 17, 1998, as amended as of November 9, 1998, described in the enclosed Joint Proxy Statement/Prospectus, have been satisfied or waived.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

=============================================================================================
 TITLE OF EACH CLASS OF                    PROPOSED MAXIMUM   PROPOSED MAXIMUM    AMOUNT OF
       SECURITIES         AMOUNT TO BE    OFFERING PRICE PER     AGGREGATE      REGISTRATION
    TO BE REGISTERED       REGISTERED           SHARE          OFFERING PRICE        FEE
---------------------------------------------------------------------------------------------
 Common Stock, par value
  $0.01 per share, of
  McKesson.............   166,066,919(1)         N/A         $11,080,478,578(2) $3,080,400(2)
---------------------------------------------------------------------------------------------
 Common Stock, par value
  $0.01 per share, of
  McKesson.............    14,647,117(3)         N/A          $1,010,700,539(4) $  281,000(4)
---------------------------------------------------------------------------------------------
 Rights to purchase
  Preferred Stock of
  McKesson(5)..........    90,357,018               N/A                     N/A           N/A
=============================================================================================

(1) Represents 442,665,812 outstanding shares of common stock of HBOC on October 31, 1998, plus an additional 6,163,700 shares of HBOC Common Stock reserved for issuance, multiplied by the exchange ratio of 0.37.

(2) Reflects the market price of the common stock of HBOC to be converted into common stock of the Registrant in connection with the Merger (set forth in footnote (1) above) computed in accordance with Rule 457(f) and Rule 457(c) under the Securities Act, based upon the average of the high and low sale prices of the common stock of HBOC as quoted on the Nasdaq National Market on November 11, 1998. The proposed maximum aggregate offering price is estimated solely to determine the registration fee. This initial registration fee was previously paid in connection with the Registrant's original filing on November 13, 1998.

(3) Represents 39,586,802 additional shares of common stock of HBOC reserved for issuance, multiplied by the exchange ratio of 0.37.

(4) Reflects the market price of the additional shares of common stock of HBOC to be converted into common stock of the Registrant in connection with the Merger (set forth in footnote (3) above) computed in accordance with Rule 457(f) and Rule 457(c) under the Securities Act, based upon the average of the high and low sale prices of the common stock of HBOC as quoted on the Nasdaq National Market on November 23, 1998. The proposed maximum aggregate offering price of the additional shares is estimated solely to determine the additional registration fee.

(5) Associated with the common stock of the Registrant are Rights to purchase Series A Junior Participating Preferred Stock of the Registrant that will not be exercisable or evidenced separately from the common stock prior to the occurrence of certain events.
                                ---------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE
ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

MCKESSON CORP.

    One Post Street, San Francisco, CA 94104


                                                                [McKESSON LOGO]

November 27, 1998

To Our Stockholders:

  You are cordially invited to attend a special meeting of stockholders of McKesson Corporation to be held on January 12, 1999 at The Palace Hotel, 2 New Montgomery Street, San Francisco, California at 10:00 a.m., local time.

  At this special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement among McKesson, McKesson Merger Sub, Inc. (a newly formed, wholly-owned subsidiary of McKesson) and HBO & Company, and the transactions associated with it. Under the terms of the merger agreement, McKesson Merger Sub, Inc. would merge into HBO & Company and HBO & Company would become a wholly-owned subsidiary of McKesson. In the merger, each share of common stock of HBO & Company outstanding immediately prior to the effective time of the merger would be converted into 0.37 of a share of McKesson common stock. The McKesson common stock would be issued together with associated preferred stock purchase rights pursuant to the rights agreement dated as of October 21, 1994, as amended, between McKesson and First Chicago Trust Company of New York. In addition, outstanding HBO & Company employee and director stock options would be assumed by McKesson. Following the merger, McKesson would change its name to "McKesson HBOC, Inc."

  After careful consideration, your Board of Directors has determined that the merger agreement and the transactions associated with it, including the stock issuance and the corporate change of name, are fair to and in the best interests of McKesson and its stockholders and has approved the merger agreement. In connection with the proposed transactions, the Board retained as financial advisor Bear, Stearns & Co. Inc., which has delivered to the Board of Directors its written opinion to the effect that, as of the date of its opinion, the exchange ratio of 0.37 is fair to McKesson's stockholders from a financial point of view. A copy of the Bear, Stearns & Co. Inc. opinion which sets forth the assumptions made, matters considered and the qualifications and limitations on the review undertaken, is set forth as Annex D to the accompanying joint proxy statement/prospectus, and should be read carefully in its entirety.

  Your Board of Directors recommends that you vote in favor of the merger agreement and the transactions associated with it, including the stock issuance and the corporate change of name.

  The merger, the merger agreement and the stock issuance are described in the accompanying joint proxy statement/prospectus which you should read carefully. If you have any questions or require additional information about the special meeting or the merger, please call Georgeson & Company, Inc., our proxy solicitor/information agent, at (800) 223-2064.

                                  Sincerely,


     /s/ MARK A. PULIDO                          /s/ ALAN SEELENFREUND
                                                 ALAN SEELENFREUND
     MARK A. PULIDO
     President and Chief Executive Officer       Chairman of the Board

[HBOC LOGO]

                                                         November 27, 1998

Dear Stockholder:

  You are cordially invited to attend a special meeting of stockholders of HBO & Company to be held on:

                        Tuesday, January 12, 1999

                         at 1:00 p.m., local time
                   at the corporate offices of HBO & Company
                          301 Perimeter Center North
                            Atlanta, Georgia 30346

  THIS IS A VERY IMPORTANT SPECIAL MEETING THAT AFFECTS YOUR INVESTMENT IN
HBOC.

  At this special meeting you will be asked to vote on a merger agreement pursuant to which a subsidiary of McKesson Corporation would merge with and into HBOC and HBOC would become a wholly-owned subsidiary of McKesson. In the merger, McKesson will issue to HBOC stockholders 0.37 of a share of McKesson common stock for each share of HBOC common stock. The exchange of HBOC common stock for McKesson common stock (other than cash paid for fractional shares) will be tax-free to HBOC stockholders for federal income tax purposes. In addition, outstanding HBOC employee and director stock options will be assumed by McKesson.

  Your Board of Directors has unanimously approved the merger and has determined that the merger agreement and the merger are in your best interests and recommends that you vote to approve the merger agreement and the transactions contemplated by the merger agreement at the special meeting. The merger agreement is attached to the accompanying joint proxy statement/prospectus as Annex A.

  In reaching this determination, your Board of Directors received the written opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date of such opinion, the exchange ratio is fair, from a financial point of view, to HBOC stockholders. A copy of this opinion which sets forth the assumptions made, matters considered, and the scope of review undertaken, is attached to the accompanying joint proxy statement/prospectus as Annex E, and should be read carefully in its entirety.

  We have enclosed a notice of special meeting and a joint proxy statement/prospectus discussing the proposed merger and the related merger agreement. We encourage you to read these documents carefully. Also enclosed is a proxy card so you can vote on the merger agreement without attending the meeting. Please complete, sign and date the enclosed proxy card and return it to us as soon as possible in the stamped envelope we have provided. If you decide to come to the special meeting, you may vote your shares in person whether or not you have mailed us a proxy.

  Thank you for your cooperation.

                                          Very truly yours,


                                          /s/ CHARLES W. McCALL

                                          CHARLES W. McCALL
                                          Chairman, President and Chief
                                           Executive Officer

[McKESSON LOGO]

MCKESSON CORPORATION
 McKesson Plaza
 One Post Street
 San Francisco, California 94104
 Telephone 415-983-8300

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 12, 1999

  A special meeting of our stockholders will be held at The Palace Hotel, 2 New Montgomery Street, San Francisco, California on January 12, 1999 at 10:00 a.m., local time, to vote on the following:

    A merger agreement pursuant to which a subsidiary of McKesson Corporation would be merged with and into HBO & Company, and the transactions associated with the merger agreement. In the merger, McKesson would issue
  0.37 of a share of McKesson common stock to HBO & Company stockholders for each share of HBO & Company common stock that they own. In addition, outstanding HBO & Company employee and director stock options would be assumed by McKesson. Following the merger, McKesson would change its name to "McKesson HBOC, Inc."

  Your Board of Directors has determined that the merger agreement and the transactions associated with it, including the stock issuance and the corporate change of name, are in your best interests and recommends that you vote to approve the merger agreement and the transactions associated with it at the special meeting.

  Only stockholders of record at the close of business on November 27, 1998 will be entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements of that meeting. You should refer to the attached joint proxy statement/prospectus for a more complete description of the merger agreement and the transactions associated with it. In addition, a copy of the merger agreement is attached to the accompanying joint proxy statement/prospectus as Annex A. A complete list of stockholders entitled to vote at the special meeting will be open to examination, during ordinary business hours, at McKesson's corporate headquarters, for the ten days prior to the special meeting by any McKesson stockholder for any relevant purpose.

  It is important that your shares of McKesson common stock be represented at the special meeting, regardless of the number of shares you hold. We urge you to mark, sign, date and return the enclosed proxy card in the enclosed business reply envelope. No postage is required if mailed in the United States. If you are a stockholder of record or a participant in the McKesson Profit-Sharing Investment Plan you may use the toll-free telephone number listed on the enclosed proxy card or Profit-Sharing Investment Plan voting card to have your shares voted.

  If your shares are not registered in your own name and you plan to attend the special meeting and vote your shares in person, you will need to ask the broker, trust company, bank or other nominee that holds your shares to provide you with evidence of your share ownership on November 27, 1998 and bring that evidence to the special meeting.

  Please vote as soon as possible by telephone or by completing your proxy card and returning it in the enclosed envelope. If you decide to attend the special meeting in person you can withdraw your proxy and vote at that time.

                                          By order of the Board of Directors,
                                          /s/ NANCY A. MILLER
                                          NANCY A. MILLER
                                          Vice President and Corporate
                                           Secretary

November 27, 1998

  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS ASSOCIATED WITH IT WHICH ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF McKESSON COMMON STOCK ISSUED AND OUTSTANDING AND ENTITLED TO VOTE AT THE SPECIAL MEETING IS REQUIRED TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS ASSOCIATED WITH IT. WE URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR TO VOTE BY TELEPHONE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                            TO THE STOCKHOLDERS OF
                                 HBO & COMPANY

                                   NOTICE OF
                        SPECIAL MEETING OF STOCKHOLDERS

                                 TO BE HELD ON

                        TUESDAY, JANUARY 12, 1999

                         AT 1:00 P.M., LOCAL TIME
                  AT THE CORPORATE OFFICES OF HBO & COMPANY,
                          301 PERIMETER CENTER NORTH
                            ATLANTA, GEORGIA 30346

                               ----------------

  The Board of Directors of HBO & Company asks you to attend this important special meeting to vote on the following:

    A merger agreement and the transactions contemplated thereby. Pursuant to the merger agreement, a subsidiary of McKesson Corporation would be merged with and into HBOC with HBOC becoming a wholly owned subsidiary of McKesson. In the merger, McKesson will pay HBOC stockholders 0.37 of a share of McKesson common stock for each share of HBOC common stock. In addition, outstanding HBOC employee and director stock options will be assumed by McKesson.

  Your Board of Directors has determined that the merger agreement and the merger are in your best interests and recommends that you vote to approve the merger agreement at the special meeting.

  Only stockholders who held their shares of HBOC common stock at the close of business on November 23, 1998 will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements. The merger cannot be completed unless holders of a majority of the outstanding shares of HBOC common stock on the record date affirmatively vote to approve the merger agreement.

  Accompanying this notice is a joint proxy statement/prospectus discussing the proposed merger and the related merger agreement. We encourage you to read this document carefully. Also enclosed is a proxy card so you can vote on the merger agreement without attending the meeting. Please complete, sign and date the enclosed proxy card and return it to us as soon as possible in the stamped envelope we have provided. If you decide to come to the special meeting, you may vote your shares in person whether or not you have mailed us a proxy. You may also revoke your proxy at any time before the meeting.

                                       By Order of the Board of Directors,

                                       JAY M. LAPINE

                                       Senior Vice President, General Counsel
                                        and Secretary

Atlanta, Georgia

Date: November 27, 1998

              SUBJECT TO COMPLETION DATED NOVEMBER 27, 1998
                          PROXY STATEMENT/PROSPECTUS

                             MCKESSON CORPORATION

                                PROXY STATEMENT

                                 HBO & COMPANY

                MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

  The Boards of Directors of McKesson Corporation ("McKesson") and HBO & Com-pany ("HBOC") have approved a merger agreement pursuant to which a subsidiary of McKesson would be merged with and into HBOC and HBOC would become a wholly-owned subsidiary of McKesson. If the merger is completed, McKesson would change its name to McKesson HBOC, Inc., and will continue to be headquartered in San Francisco, California.

  Upon completion of the merger, HBOC stockholders will receive 0.37 of a share of McKesson common stock for each share of HBOC common stock that they own. The exchange of HBOC common stock for McKesson common stock (other than cash paid for fractional shares) will be tax-free to HBOC stockholders for federal income tax purposes. In addition, holders of HBOC employee and direc-tor stock options will have their options converted into options to purchase
0.37 of a share of McKesson common stock for each share of HBOC common stock subject to an existing option. The converted options will have an exercise price per share equal to the exercise price per share of the existing options divided by 0.37. McKesson stockholders will continue to own their existing shares after the merger.

  This joint proxy statement/prospectus is also the prospectus of McKesson re-garding the McKesson common stock to be issued to HBOC stockholders in ex-change for their shares of HBOC common stock in connection with the merger. Based on the number of shares of HBOC common stock outstanding on November 23, 1998, McKesson will issue approximately 163,986,240 shares of McKesson common stock to HBOC stockholders in the merger. In addition, HBOC has agreed to ac-quire Access Health, Inc. Assuming the acquisition of Access Health, Inc. is completed, McKesson will issue approximately 14,404,840 additional shares of McKesson common stock to the former stockholders and optionees of Access Health, Inc., who will become HBOC stockholders. We estimate that the shares of McKesson common stock to be issued to HBOC stockholders (assuming the completion of HBOC's acquisition of Access Health, Inc.) will represent ap-proximately 64% of the outstanding common stock of McKesson after the merger. As a result, the shares of McKesson common stock held by McKesson stockholders prior to the merger will represent approximately 36% of the outstanding common stock of McKesson after the merger. McKesson shares to be issued in connection with the merger or upon the exercise of converted HBOC options will be listed, subject to official notice of issuance, on the New York Stock Exchange, Inc. and the Pacific Exchange, Inc. under the symbol "MCK." HBOC common stock is currently listed on the Nasdaq Stock Market National Market under the symbol "HBOC."

  The merger cannot be completed unless the stockholders of both companies ap-prove the merger agreement and the transactions associated with it. Each com-pany has scheduled a special meeting for its stockholders to vote on the merger agreement and the transactions associated with it. Each of your Boards of Directors has determined that the merger agreement and the transactions as-sociated with it are in your respective best interests and recommends that you vote to approve the merger agreement and the transactions associated with it. YOUR VOTE IS VERY IMPORTANT.

  Only stockholders who held their shares of McKesson at the close of business on November 27, 1998 will be entitled to notice of, and to vote at, the spe-cial meeting of McKesson and any adjournments or postponements, and only stockholders who held their shares of HBOC at the close of business on Novem-ber 23, 1998 will be entitled to notice of, and to vote at, the special meet-ing of HBOC and any adjournments or postponements.

  The dates, times and places of the special meetings are as follows:

FOR MCKESSON STOCKHOLDERS:

January 12, 1999

10:00 a.m., local time

The Palace Hotel

2 New Montgomery Street

San Francisco, California

FOR HBOC STOCKHOLDERS:

January 12, 1999

1:00 p.m., local time
HBO & Company
301 Perimeter Center North
Atlanta, Georgia

  This joint proxy statement/prospectus provides you with detailed information about the proposed merger agreement and the transactions associated with it. Please see "WHERE YOU CAN FIND MORE INFORMATION" on page 6 for additional in-formation about McKesson and HBOC filed with the Securities and Exchange Com-mission. We encourage you to read this entire document carefully.

  SEE "RISK FACTORS" ON PAGE 26 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN DETERMINING HOW TO VOTE ON THE MERGER AGREEMENT AND THE TRANSACTIONS ASSOCIATED WITH IT.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MCKESSON COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  Joint proxy statement/prospectus dated November 27, 1998, and first mailed to stockholders on or about November 30, 1998.

                     REFERENCES TO ADDITIONAL INFORMATION

  THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT EACH OF MCKESSON AND HBOC THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. YOU MAY OBTAIN DOCUMENTS THAT ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE IN THIS DOCUMENT WITHOUT CHARGE BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM THE APPROPRIATE PARTY AT THE FOLLOWING ADDRESS:

FOR MCKESSON DOCUMENTS:                   FOR HBOC DOCUMENTS:

MCKESSON CORPORATION                      HBO & COMPANY
MCKESSON PLAZA                            301 PERIMETER CENTER NORTH
ONE POST STREET                           ATLANTA, GEORGIA 30346
SAN FRANCISCO, CALIFORNIA 94104           ATTENTION: MONIKA BROWN
ATTENTION: NANCY A. MILLER                TELEPHONE: 800-426-2411

TELEPHONE: 415-983-8300

  IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM EITHER COMPANY, PLEASE DO SO BY JANUARY 5, 1999 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE 6).

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
WHERE YOU CAN FIND MORE INFORMATION.......................................   6

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE...........................   8

SUMMARY...................................................................   9
  The Companies...........................................................  11
  Our Reasons for the Merger..............................................  11
  Recommendations to Stockholders.........................................  11
  Stockholder Vote Required to Approve the Merger.........................  12
  The Merger..............................................................  12
  Stock Option Agreements.................................................  13
  Officers and Directors Following the Merger.............................  13
  Interests of Certain Persons in the Merger..............................  13
  Regulatory Approvals....................................................  14
  Anticipated Accounting Treatment........................................  14
  Important Federal Income Tax Consequences...............................  14
  Dissenters' Rights......................................................  14
  Risks of the Merger.....................................................  14
  Opinions of Financial Advisors..........................................  14
  Comparative Per Share Market Price Information..........................  14
  Listing of McKesson Common Stock........................................  15
  Forward-Looking Statements May Prove Inaccurate.........................  15
  Comparative Rights of Stockholders......................................  15
  McKesson and HBOC Comparative Per Share Data............................  16
  Summary Financial Data of McKesson......................................  17
  Summary Financial Data of HBOC..........................................  19
  Unaudited Pro Forma Combined Condensed Consolidated Financial Data of
   McKesson and HBOC......................................................  20

RISK FACTORS..............................................................  26
  Fixed Exchange Ratio Despite Change in Relative Stock Prices............  26
  Uncertainties in Integrating Business Operations........................  26
  Risks Associated with Future Acquisitions...............................  26
  Changing United States Healthcare Environment...........................  26
  Computer Technologies...................................................  27
  Interests of Certain Officers and Directors in the Merger Differ from
   Other Stockholders.....................................................  27

THE SPECIAL MEETINGS......................................................  28
  General.................................................................  28
  Voting Securities and Record Dates......................................  28
  Purpose of Special Meetings.............................................  29
  Solicitation of Proxies; Expenses.......................................  29

THE COMPANIES.............................................................  31
  McKesson................................................................  31
  HBOC....................................................................  31
  Merger Sub..............................................................  32

THE MERGER................................................................  33
  General.................................................................  33
  Background of the Merger................................................  33
  Reasons for McKesson Engaging in the Merger; Recommendation of the
   McKesson Board.........................................................  38
  Reasons for HBOC Engaging in the Merger; Recommendation of the HBOC
   Board..................................................................  39

  Opinion of McKesson's Financial Advisor.................................  40
  Opinion of HBOC's Financial Advisor.....................................  45
  Anticipated Accounting Treatment........................................  49
  Board and Management of the Surviving Corporation Following the Merger..  49
  Board and Management of McKesson HBOC Following the Merger..............  49
  Regulatory Approvals....................................................  50
  Interests of Certain Persons in the Merger..............................  51
  Dissenters' Rights......................................................  53
  Stock Exchange Listings.................................................  53
  Delisting and Deregistration of HBOC Common Stock.......................  53
  Treatment of Stock Certificates.........................................  53
  Tax Free Reorganization.................................................  53

THE MERGER AGREEMENT......................................................  54
  The Merger..............................................................  54
  Exchange Procedures.....................................................  54
  Corporate Organization and Governance...................................  55
  Stockholders' Meetings..................................................  56
  Representations and Warranties..........................................  56
  Certain Covenants.......................................................  57
  No Solicitation of Transactions.........................................  58
  Indemnification and Insurance...........................................  60
  Conditions..............................................................  60
  Resale Restrictions.....................................................  61
  Termination.............................................................  61
  Termination Fee.........................................................  62
  Expenses................................................................  63
  Amendment; Extension and Waiver.........................................  63

THE STOCK OPTION AGREEMENTS...............................................  65

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.......  66

COMPARATIVE RIGHTS OF STOCKHOLDERS........................................  67
  Classified Board of Directors...........................................  67
  Stockholder Rights Plans................................................  67
  Number of Directors.....................................................  68
  Removal of Directors; Filling Vacancies.................................  69
  No Stockholder Action by Written Consent; Special Meetings..............  69
  Fair Price Provisions...................................................  70
  Advance Notice Provisions for Stockholder Nominations and Stockholder
   Proposals..............................................................  73
  Authorized Capital Stock................................................  74
  Voting Rights...........................................................  74
  Preferred Stock.........................................................  74
  Amendment of the Certificate of Incorporation and By-laws...............  75
  Business Combinations...................................................  76
  Limitation of Liability of Directors....................................  76
  Indemnification of Directors and Officers...............................  76
  Significant Stockholders................................................  77

MARKET PRICE AND DIVIDEND INFORMATION.....................................  78

BENEFICIAL OWNERSHIP OF McKESSON COMMON STOCK.............................  79

BENEFICIAL OWNERSHIP OF HBOC COMMON STOCK.................................  81


                                                                          PAGE
                                                                          ----
SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL
 DATA OF McKESSON AND HBOC...............................................  83

EXPERTS..................................................................  89

LEGAL MATTERS............................................................  89

STOCKHOLDER PROPOSALS....................................................  89

ANNEXES:
  A --Agreement and Plan of Merger, dated as of October 17, 1998, as amended as of November 9, 1998
  B --Stock Option Agreement (McKesson Corporation Shares), dated October
      17, 1998
  C --Stock Option Agreement (HBO & Company Shares), dated October 17,
      1998
  D --Fairness Opinion of Bear, Stearns & Co. Inc.
  E --Fairness Opinion of Morgan Stanley & Co. Incorporated

                      WHERE YOU CAN FIND MORE INFORMATION

  McKesson and HBOC file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by either company at the Securities and Exchange Commission's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Securities and Exchange Commission:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The companies' filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

  McKesson filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission the McKesson common stock to be issued to HBOC stockholders in the merger. This joint proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of McKesson in addition to being a proxy statement for each of McKesson and HBOC for their special meetings of stockholders. As allowed by the Securities and Exchange Commission's rules, this joint proxy statement/prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement. This joint proxy statement/prospectus summarizes some of the documents that are exhibits to the Registration Statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

  The Securities and Exchange Commission allows McKesson and HBOC to "incorporate by reference" information into this joint proxy statement/prospectus. This means that we may disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, except for any information modified or superseded by information in (or incorporated by reference in) this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the Securities and Exchange Commission. The documents contain important information about our companies and their finances.

MCKESSON SECURITIES AND EXCHANGE COMMISSION FILINGS (FILE NO. 001-13252)

  1. Annual Report on Form 10-K for the fiscal year ended March 31, 1998 (as amended by Amendment No. 1 on Form 10-K/A filed on July 29, 1998);

  2. Definitive Proxy Statement on Schedule 14A dated June 17, 1998 with regard to the description of Management, Executive Compensation and Certain Relationships and Related Transactions;

  3. Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998;

  4. Current Reports on Form 8-K dated November 22, 1996 (as amended by Amendment No. 1 on Form 8-K/A filed on January 21, 1997, as further amended by Amendment No. 2 on Form 8-K/A filed on April 28, 1997) and October 19, 1998 (as amended by Amendment No. 1 on Form 8-K/A filed on October 30, 1998 and as further amended by Amendment No. 2 on Form 8-K/A filed on November 6, 1998); and

  5. The description of McKesson's capital stock contained in its Registration Statement on Form 10 and the Rights Agreement dated as of October 21, 1994 between McKesson and First Chicago Trust Company of New York, as Rights Agent, filed as Exhibit 4.1 to Amendment No. 3 to McKesson's Registration Statement on Form 10, (as amended by Amendment No. 1, filed as Exhibit 99.1 to McKesson's Quarterly Report on Form 10-Q for the quarter ended September 30,
1998).

HBOC SECURITIES AND EXCHANGE COMMISSION FILINGS (FILE NO. 0-9900)

  1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

  2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

  3. Current Reports on Form 8-K filed February 10, 1998, February 12, 1998, May 19, 1998, July 27, 1998, October 5, 1998, October 19, 1998 and November 13, 1998; and

  4. Definitive Proxy Statement on Schedule 14A, with regard to the description of Management, Executive Compensation and Certain Relationships and Related Transactions with respect to directors and executive officers of HBOC who will become directors and executive officers of McKesson, filed April 2, 1998.

  McKesson and HBOC are also incorporating by reference additional documents that either company may file with the Securities and Exchange Commission between the date of this joint proxy statement/prospectus and the date of their special meetings of stockholders to be held in connection with the merger. Statements contained in documents incorporated by reference may be modified or superseded by later statements in this joint proxy statement/prospectus or by statements in subsequent documents incorporated by reference, in which case you should refer to the later statement.

  McKesson has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to McKesson, and HBOC has supplied all such information relating to HBOC.

  McKesson or HBOC will provide, without charge, a copy of any or all of their documents incorporated by reference in this joint proxy statement/prospectus (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). You may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

FOR MCKESSON DOCUMENTS:                   FOR HBOC DOCUMENTS:


McKesson Corporation                      HBO & Company
McKesson Plaza                            301 Perimeter Center North
One Post Street                           Atlanta, Georgia 30346
San Francisco, California 94104           Attention: Monika Brown
Attention: Nancy A. Miller                Telephone: 800-426-2411
Telephone: 415-983-8300

  If you would like to request documents from either company, please do so by January 5, 1999 to receive them before the special meetings of stockholders.

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER AGREEMENT AND THE TRANSACTIONS ASSOCIATED WITH IT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED NOVEMBER 27, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF McKESSON COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

  This document, the documents of McKesson and HBOC incorporated by reference herein and other communications to stockholders of McKesson and HBOC, respectively, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that are not historical facts. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Although each of McKesson and HBOC believes that the expectations reflected in such forward-looking statements are reasonable, neither can give any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed herein and therein, including, without limitation, in conjunction with the forward-looking statements included under "RISK FACTORS." All forward-looking statements attributable to McKesson are expressly qualified in their entirety by the factors which may cause actual results to differ materially from expectations described herein and in McKesson's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended March 31, 1998, as amended, and its quarterly reports on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998. All forward-looking statements attributable to HBOC are expressly qualified in their entirety by the factors which may cause actual results to differ materially from expectations described herein and in HBOC's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 1997 and the quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

                                    SUMMARY

  THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE PROPOSED MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AS WELL AS THE ADDITIONAL DOCUMENTS WE REFER YOU TO. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE 6).

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?

A: The combined company's breadth of product offerings, management and operational experience and financial resources should enable it to respond more quickly and effectively to technological change, intensifying competition, increasing consolidation and evolving market demands. Moreover, management of McKesson and HBOC believe that the combined company could achieve operating synergies through cross-marketing of each company's products to the other company's customers, as well as possible cost savings related to more efficient administrative and support functions. In addition, the merger would provide the opportunity to improve patient care while lowering or controlling costs resulting from the formation of a world leader in the supply of healthcare products and services across a broad continuum of the healthcare industry. To review the reasons for the merger in greater detail, and related uncertainties, see pages 38 through 40.

Q: WHAT IS "MCKESSON HBOC, INC."?

A: McKesson HBOC, Inc. is the name under which McKesson will operate after the merger.

Q: WHAT WILL HBOC STOCKHOLDERS RECEIVE IN THE MERGER?

A: HBOC stockholders will receive 0.37 of a share of McKesson common stock in exchange for each share of HBOC common stock. McKesson will not issue frac-tional shares. HBOC stockholders who would otherwise be entitled to receive a fractional share instead will receive a cash payment based on the average market value of the fractional share of McKesson stock during a specified period prior to the merger.

 For Example:

 . If you currently own 150 shares of HBOC common stock, then after the merger you will be entitled to receive 55 shares of McKesson common stock and a check for the market value of the .5 fractional share.

 . If you currently own 150 shares of McKesson common stock, then you will continue to own those 150 shares after the merger.

Q: WHAT RISKS SHOULD I CONSIDER?

A: You should review "RISK FACTORS" on pages 26 and 27.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the merger as quickly as possible. In ad-dition to stockholder approvals, we must also obtain regulatory approvals and satisfy other conditions described in the merger agreement. We hope to complete the merger by early 1999.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS?

A: The exchange of shares by HBOC stockholders will be tax-free to HBOC stock-holders for federal income tax purposes. However, HBOC stockholders may have to pay taxes on cash received for fractional shares. The merger will be tax-free to McKesson stockholders for federal income tax purposes. To review the tax consequences to stockholders in greater detail, see page 66.

   THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THESE TAX CONSEQUENCES.

Q: WHAT WILL MCKESSON HBOC, INC.'S
   DIVIDEND POLICY BE?

A: Following the merger, McKesson HBOC, Inc.'s Board of Directors will use its discretion to decide whether to declare dividends and the amount of any div-idends. In making its decision, the Board will consider various factors, in-cluding tax efficiency, continuing investment opportunities, and the earn-ings and financial condition of McKesson HBOC, Inc. and its subsidiaries.

Q: WHAT AM I BEING ASKED TO VOTE UPON?

A: McKesson stockholders: You are being asked to approve the merger agreement and the transactions associated with it, including the issuance of McKesson common stock pursuant to the merger and the change of McKesson's name to "McKesson HBOC, Inc." following the merger. In the merger, a subsidiary of McKesson would be merged with and into HBOC, and HBOC would become a wholly-owned subsidiary of McKesson.

 MCKESSON'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, AND RECOM-MENDS VOTING FOR THE MERGER AGREEMENT AND THE TRANSACTIONS ASSOCIATED WITH IT.

 HBOC stockholders: You are being asked to approve the merger agreement and the transactions associated with it. In the merger, HBOC would become a wholly-owned subsidiary of McKesson.

 HBOC'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS VOTING FOR THE MERGER AGREEMENT AND THE TRANSACTIONS ASSOCIATED WITH IT.

Q: WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares will be represented at your special stockholders' meeting. If you are a McKesson stockholder you may, if you prefer, vote by telephone by following the instructions on your proxy card. The McKesson meeting will take place on January 12, 1999. The HBOC meeting will also take place on January 12, 1999.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, HBOC stockholders will receive written instructions for exchanging their stock certificates. McKesson stockholders will keep their certificates as the merger and McKesson's corporate change of name will not require surrender of McKesson stock certificates.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your McKesson or HBOC shares only if you provide in-structions on how to vote. Without instructions your shares will not be voted. Shares that are not voted will be counted as votes against the merger agreement and the transactions associated with it.

                   Q: WHO CAN HELP ANSWER FURTHER QUESTIONS?

           A: If you would like additional copies of the joint proxy statement/prospectus, or if you have more questions about the merger, you should contact:

      MCKESSON STOCKHOLDERS:                     HBOC STOCKHOLDERS:

     Georgeson & Company Inc.                  D. F. King & Co., Inc.
        Wall Street Plaza                    77 Water Street, 20th floor
          88 Pine Street                      New York, New York 10005
     New York, New York 10005               Phone number: (212) 269-5550
   Phone Number: 1-800-223-2064            Web site: http://www.dfking.com
            Web site:
     http://www.georgeson.com

                            THE COMPANIES (PAGE 31)

MCKESSON CORPORATION
One Post Street
San Francisco, California 94104
(415) 983-8300

  McKesson is the leading healthcare supply management company in North Ameri-ca. McKesson's domestic pharmaceutical and medical/surgical distribution oper-ations supply pharmaceuticals, health and beauty care products, and medical and surgical products to independent and chain pharmacies, hospitals, alter-nate-site healthcare facilities, food stores and mass merchandisers nation-wide. McKesson also develops and manages innovative marketing programs and other support programs for pharmaceutical manufacturers. Through its subsidi-aries, McKesson also specializes in the manufacture and sale of automated pharmaceutical dispensing systems for hospitals and retail pharmacies and is a distributor of first-aid and safety products and supplies to industrial and commercial customers. In addition, the McKesson Water Products Company processes and markets pure drinking water and is one of the leading providers in the bottled water industry.

HBO & COMPANY
301 Perimeter Center North
Atlanta, Georgia 30346
(770) 393-6000

  HBOC provides software solutions, technological innovation and comprehensive services to the healthcare industry. HBOC's products and services address its customers' need for integrated information, whether for patient care, finan-cial, clinical, homecare, managed care or strategic management. HBOC's prod-ucts use an open systems architecture. This allows HBOC's customers to add products without making their existing systems obsolete. HBOC also provides networking technologies and electronic commerce services, as well as outsourcing services for managing business offices and information systems op-erations. HBOC serves more than 9,000 customers worldwide, including inte-grated health delivery networks, hospitals, physicians' offices, home health providers, pharmacies, reference laboratories, managed care providers and payors. HBOC has agreed to acquire Access Health, Inc., a leading provider of care management products and services to the healthcare industry. This acqui-sition is subject to stockholder approval of Access Health, Inc. and the sat-isfaction of certain other customary conditions.

                          OUR REASONS FOR THE MERGER

  The McKesson and HBOC Boards of Directors have determined that the merger agreement and the transactions associated with it (including, in the case of McKesson, the issuance of shares of McKesson common stock to HBOC stockholders and the corporate change of name to "McKesson HBOC, Inc.") are in the best in-terests of their respective stockholders. In reaching their respective deci-sions, the Boards of Directors of the two companies considered the following factors, among other things:

  . The merger would create a world leader in the supply of healthcare products and services across the continuum of the healthcare industry.

  . Potential synergies could be achieved through cross-marketing each company's products to the other company's customers.

  . The two companies have compatible management philosophies and acquisition strategies.

  To review the reasons for the merger in greater detail, as well as related uncertainties, see pages 38 through 40.

                        RECOMMENDATIONS TO STOCKHOLDERS

TO MCKESSON STOCKHOLDERS:

  The McKesson Board believes that the merger is in your best interests and recommends that you vote FOR the proposal to approve the merger agreement and the transactions associated with it, including: the issuance of shares of McKesson common stock to HBOC stockholders; the change of the company's name after the merger to "McKesson HBOC, Inc."; and the conversion of HBOC employee and director stock options into options to purchase McKesson common stock. This recommendation was made by a unanimous vote of directors present at a meeting of the Board of Directors of McKesson to approve the merger agreement.

TO HBOC STOCKHOLDERS:

  The HBOC Board believes that the merger is in your best interests and unani-mously recommends that you vote FOR the proposal to approve the merger agree-ment and the transactions associated with it.

                      STOCKHOLDER VOTE REQUIRED TO APPROVE
                                   THE MERGER

  The affirmative vote of the holders of a majority of the issued and outstand-ing shares of each of McKesson common stock and HBOC common stock, respective-ly, is required to approve the merger agreement and the transactions associated with it. As of November 27, 1998 directors and executive officers of McKesson held approximately 1% of the outstanding shares entitled to vote at McKesson's special meeting. As of November 23, 1998, the directors and executive officers of HBOC held approximately 1% of the outstanding shares of HBOC entitled to vote at HBOC's special meeting. Your abstention or failure to vote (or your failure to instruct your broker or nominee as to how to vote shares which you own but which are not held in your name) will have the effect of a vote against the merger agreement and the transactions associated with it.

  To review information relating to stockholder votes in greater detail, see "THE SPECIAL MEETINGS--Voting Securities and Record Dates" on pages 28 and 29.

                              THE MERGER (PAGE 33)

  The merger agreement is attached as Annex A at the back of this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the proposed merger.

WHAT HBOC STOCKHOLDERS WILL RECEIVE IN THE MERGER

  As a result of the merger, HBOC stockholders will receive 0.37 of a share of McKesson common stock for each share of HBOC common stock that they own. HBOC stockholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional share based on the average market value of McKesson common stock during a specified period prior to the merger.

  In addition, at the time the merger is completed, holders of HBOC employee and director stock options will have their options converted into options to purchase 0.37 of a share of McKesson common stock for each outstanding share of HBOC common stock subject to an existing option at that time. The exercise price of such converted option will be adjusted to reflect the exchange ratio.

  DO NOT SEND IN YOUR STOCK CERTIFICATES NOW. WHEN THE MERGER IS COMPLETED YOU WILL RECEIVE WRITTEN INSTRUCTIONS FOR EXCHANGING YOUR HBOC STOCK CERTIFICATES. MCKESSON STOCKHOLDERS WILL CONTINUE TO HOLD THEIR MCKESSON STOCK CERTIFICATES.

STATUS OF HBOC FOLLOWING THE MERGER

  If the merger is approved, a subsidiary of McKesson will merge with and into HBOC and HBOC will become a wholly-owned subsidiary of McKesson. Stockholders of HBOC before the merger will own stock in McKesson after the merger.

OWNERSHIP OF MCKESSON FOLLOWING THE MERGER

  The shares of McKesson common stock issued to HBOC stockholders in the merger (assuming the completion of HBOC's acquisition of Access Health, Inc.) will constitute approximately 64% of the outstanding common stock of McKesson after the merger, and the current stockholders of McKesson will hold the remaining approximately 36% of the outstanding common stock of McKesson after the merger.

CONDITIONS (PAGE 60)

  The merger will not be completed unless certain conditions are met, including the approval of the merger agreement and the transactions associated with it by McKesson and HBOC stockholders. Certain of the conditions may be waived by the company entitled to assert the condition.

NO SOLICITATION OF TRANSACTIONS (PAGE 58)

  HBOC and McKesson have agreed, subject to certain exceptions, not to initiate or engage in discussions with a third party regarding a business combination with such third party while the merger is pending.

TERMINATION (PAGE 61)

  McKesson and HBOC may together agree to terminate the merger agreement with-out completing the merger, whether or not their respective stockholders have approved the merger agreement.

  The merger agreement may also be terminated by the Board of Directors of ei-ther company in certain other circumstances, including:

    (1) if the merger is not completed on or before March 31, 1999, except that neither McKesson nor HBOC may terminate the merger agreement if its breach of the merger agreement is the reason the merger has not been com-pleted by that date;

    (2) if the approval of the stockholders of McKesson or HBOC is not ob-tained;

    (3) if necessary regulatory approvals are not obtained;

    (4) if the other party's Board of Directors has failed to recommend the merger to its stockholders or has withdrawn or adversely modified or quali-fied its recommendation of the merger; or

    (5) if the other party has failed to perform certain of its obligations under the merger agreement.

TERMINATION FEE (PAGE 62)

  The merger agreement generally requires McKesson or HBOC to pay to the other a termination fee of $200 million if the agreement is terminated because:

    (1) the other company's Board of Directors has failed to recommend the merger to its stockholders or has withdrawn or adversely modified or quali-fied its recommendation of the merger;

    (2) the approval of the stockholders of the other company is not obtained and that company has received an offer to enter into a significant transac-tion with a third party; or

    (3) the other party solicits an offer to enter into a significant trans-action with a third party or materially breaches certain of its other obli-gations under the agreement.

                       STOCK OPTION AGREEMENTS (PAGE 65)

  In connection with the merger, each of McKesson and HBOC granted the other an option to purchase 19.9% of the shares of common stock of their respective companies if an event occurs which would entitle McKesson or HBOC to terminate the merger agreement and which would entitle the holder of the option to re-ceive a termination fee. Under these options, HBOC would have the right to ac-quire 19,759,717 shares of McKesson common stock, subject to certain adjust-ments, at $88.6875 per share, and McKesson would have the right to acquire 85,865,517 shares of HBOC common stock, subject to certain adjustments, at $32.81 per share. These options generally terminate upon the completion of the merger or upon termination of the merger agreement in specified circumstances. The option agreements are attached as Annexes B and C at the back of this joint proxy statement/prospectus. We encourage you to read these option agree-ments.

                  OFFICERS AND DIRECTORS FOLLOWING THE MERGER

  If the merger is completed, HBOC stockholders will become stockholders of McKesson, which will be renamed "McKesson HBOC, Inc." Following the merger, Charles W. McCall, the President and Chief Executive Officer of HBOC, will serve as Chairman of the Board of Directors of McKesson HBOC, Inc. and Mark A. Pulido, the President and Chief Executive Officer of McKesson, will serve as the President and Chief Executive Officer of McKesson HBOC, Inc. Upon comple-tion of the merger, McKesson's by-laws will be amended to provide that, for a one-year period, a vote of 75% of the members of the Board of Directors will be necessary to terminate or replace, or fill a vacancy with respect to, ei-ther of Messrs. McCall or Pulido. Following the merger, the Board of Directors of McKesson HBOC, Inc. will consist of 10 directors, with an equal number of directors designated by McKesson and HBOC from their current Boards.

                                 INTERESTS OF

                 CERTAIN PERSONS IN THE MERGER (PAGE 51)

  In considering the Boards' recommendations that you vote to approve the merger, you should note that certain of the directors and officers of McKesson and HBOC participate in certain arrangements and have continuing indemnifica-tion against certain liabilities that provide them with interests in the merger that are different from, or in addition to, yours. These arrangements include the vesting of currently unexercisable stock options and restricted stock and certain compensation and severance agreements. As a result, these directors and officers could be more likely to vote to approve the merger agreement than stockholders of McKesson and HBOC generally.

                        REGULATORY APPROVALS (PAGE 50)

  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, pro-hibits us from completing the merger until after we have furnished certain in-formation and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. Both McKesson and HBOC furnished the required information on October 27, 1998 and the waiting period expired on November 26, 1998.

                  ANTICIPATED ACCOUNTING TREATMENT (PAGE 49)

  We intend that the merger will be accounted for as a pooling of interests. This means that after the merger McKesson will treat the companies as if they had always been combined for accounting and financial reporting purposes.

                         IMPORTANT FEDERAL INCOME TAX
                                 CONSEQUENCES

  The exchange of HBOC common stock for McKesson common stock (other than cash paid for fractional shares) will be tax-free to HBOC stockholders for federal income tax purposes. To review the tax consequences to stockholders in greater detail, see page 66.

  Tax matters are very complicated and the tax consequences of the merger to you will depend on your own circumstances. You should consult your tax advi-sors for a full understanding of all of the tax consequences of the merger to you.

                       DISSENTERS' RIGHTS (PAGE 53)

  Under Delaware law, HBOC stockholders do not have any right to an appraisal of the value of their HBOC common stock in connection with the merger.

                              RISKS OF THE MERGER

  In considering whether to approve the merger agreement, you should consider certain risks of the merger, including the risk of fluctuations in the market price of McKesson common stock, risks associated with the merger and integrat-ing the companies' businesses and the fact that certain directors and officers of McKesson and HBOC may have interests in the merger that are different from or in addition to yours. We urge you to read carefully the factors described in "RISK FACTORS" on pages 26 and 27 in making your decision.

                        OPINIONS OF FINANCIAL ADVISORS

  In deciding to approve the merger, the Boards of Directors of each of McKes-son and HBOC considered opinions from their respective financial advisors as to the fairness, as of the date of the opinions, of the exchange ratio from a financial point of view to their respective stockholders.

  The McKesson Board received an opinion from its financial advisor, Bear, Stearns & Co. Inc., and the HBOC Board received an opinion from its financial advisor, Morgan Stanley & Co. Incorporated. These opinions, which set forth the assumptions made, matters considered and the qualifications and limita-tions on the review undertaken are attached as Annexes D and E to this joint proxy statement/prospectus. We encourage you to read these opinions. For more information about the Bear, Stearns & Co. Inc. opinion, see pages 40 through 45, and for more information about the Morgan Stanley & Co. Incorporated opin-ion, see pages 45 through 49.

                         COMPARATIVE PER SHARE MARKET
                               PRICE INFORMATION

  Shares of McKesson common stock are listed on the New York Stock Exchange, Inc. and the Pacific Exchange, Inc., and shares of HBOC are quoted on the Nasdaq Stock Market National Market. On October 16, 1998, the last trading day before the announcement of the proposed merger, the McKesson common stock closed at $88.6875 per share and the HBOC common stock closed at $29.5625 per share. On November 25, 1998, the last trading day prior to the date of this joint proxy statement/prospectus, McKesson common stock closed at $74.0625 per share and HBOC common stock closed at $25.25 per share. For more information about the comparative market price information, see page 78.

                     LISTINGS OF MCKESSON COMMON STOCK

  The shares of McKesson common stock issued in connection with the merger will be listed on the New York Stock Exchange, Inc. and the Pacific Exchange, Inc.

                         FORWARD-LOOKING STATEMENTS MAY
                           PROVE INACCURATE (PAGE 8)

  Each of McKesson and HBOC has made forward-looking statements in this docu-ment (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include expectations con-cerning matters that are not historical facts. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making for-ward-looking statements. For more information regarding factors that could cause actual results to differ from these expectations, you should refer to the documents we have filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION" (page 6).

                  COMPARATIVE RIGHTS OF STOCKHOLDERS (PAGE 67)

  The rights of stockholders of both McKesson and HBOC are currently governed by Delaware law and the respective certificates of incorporation and by-laws of the two companies. If the merger is completed, the rights of former HBOC stockholders who become McKesson stockholders will be determined by McKesson's restated certificate of incorporation and restated by-laws, which differ in certain respects from HBOC's certificate of incorporation and by-laws.

                               MCKESSON AND HBOC
                           COMPARATIVE PER SHARE DATA

  The following tables set forth certain per share data for McKesson on a historical basis, HBOC on a pro forma combined basis with Access Health, Inc., McKesson and HBOC (including Access Health, Inc.) on a pro forma combined basis and on a per share equivalent pro forma combined basis for HBOC. The information gives effect to the proposed merger between McKesson and HBOC on a pooling of interests basis at the exchange ratio of 0.37 of a share of McKesson common stock for each share of HBOC common stock. The per share data and per share equivalent pro forma combined data for HBOC is presented assuming the proposed merger between HBOC and Access Health, Inc. is consummated. The unaudited pro forma combined and equivalent financial data do not reflect any cost savings or other synergies anticipated by McKesson or HBOC management as a result of the merger. Also in connection with the merger, the companies expect to incur charges for merger-related costs. Neither McKesson nor HBOC has estimated the amount of such merger-related costs and the pro forma financial data do not reflect any such costs. The companies may have performed differently if they had always been combined. You should not rely on the pro forma information as being indicative of the historical results the combined companies would have had or the results that they will experience in the future. We have adjusted all share and per share information for the two-for-one stock split of HBOC effected in the form of a stock dividend that was paid on June 9, 1998 to HBOC stockholders.

  McKesson's fiscal year ends on March 31. HBOC's fiscal year ends on December
31. For purposes of combining HBOC's historical financial data with McKesson's historical financial data in the unaudited pro forma combined consolidated financial data in this joint proxy statement/prospectus, the financial information of HBOC has been reported on a pro forma combined basis with Access Health, Inc. using the twelve-month periods ended March 31, 1996, 1997 and 1998, and the six-month period ended September 30, 1998.

  The information below should be read in conjunction with the unaudited pro forma combined condensed consolidated financial data of McKesson and HBOC on pages 20 to 25 and 83 to 88, and the historical financial statements (and related notes) of each of the companies contained in their reports filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION" (page 6).

                                       YEAR ENDED MARCH 31,
                                      -----------------------  SIX MONTHS ENDED
                                       1996     1997   1998   SEPTEMBER 30, 1998
MCKESSON--HISTORICAL                  -------  ------ ------- ------------------
Earnings per common share
 Continuing operations
 Diluted............................  $  1.29  $ 0.06 $  1.59       $ 0.51
 Basic..............................     1.36    0.06    1.69         0.54
 Net income
 Diluted............................     1.45    1.51    1.59         0.51
 Basic..............................     1.53    1.57    1.69         0.54
Cash dividends declared per common
 share..............................     0.50    0.50    0.50         0.25
Book value per common share.........                    15.09        16.43
HBOC--PRO FORMA COMBINED WITH ACCESS
 HEALTH, INC.(1)(2)
Earnings (loss) per common share
 Net income (loss)
 Diluted............................    (0.01)   0.21    0.40         0.35
 Basic..............................    (0.01)   0.22    0.41         0.36
Book value per common share.........                     2.41         2.76
PRO FORMA COMBINED(1)(3)
Earnings per common share(2)
 Continuing operations
 Diluted............................     0.48    0.40    1.27         0.78
 Basic..............................     0.51    0.42    1.32         0.82
 Net income
 Diluted............................     0.54    0.89    1.27         0.78
 Basic..............................     0.57    0.94    1.32         0.82
Cash dividends declared per common
 share..............................     0.50    0.50    0.50         0.25
Book value per common share(2)......                     9.54        10.75
EQUIVALENT PRO FORMA COMBINED PER
 HBOC SHARE(1)(3)
Earnings per common share(2)
 Continuing operations
 Diluted............................     0.18    0.15    0.47         0.29
 Basic..............................     0.19    0.16    0.49         0.30
 Net income
 Diluted............................     0.20    0.33    0.47         0.29
 Basic..............................     0.21    0.35    0.49         0.30
Cash dividends declared per common
 share..............................     0.18    0.18    0.18         0.09
Book value per common share(2)......                     3.53         3.98

-------

(1) Assumes an exchange ratio of 1.45 HBOC shares for each share of Access Health, Inc. This exchange ratio is subject to adjustment if the average closing price per share of HBOC common stock as reported by the Nasdaq Stock Market during the 20 consecutive trading days ending on the second trading day prior to the special meeting of Access Health, Inc. stockholders to approve the acquisition of Access Health, Inc. by HBOC is greater than $30.00. In that event, the exchange ratio will be determined by dividing $43.50 by that average closing price.
(2) Pro forma per share data at and for the six months ended September 30, 1998 have been completed using the Access Health, Inc. information at and for the six months ended June 30, 1998. HBOC believes that the differences in such periods have an immaterial impact on the pro forma data.
(3) Assumes an exchange ratio of 0.37 of a share of McKesson common stock for each share of HBOC common stock.

                       SUMMARY FINANCIAL DATA OF MCKESSON

  The information below has been derived from the audited consolidated financial statements of McKesson as of and for its fiscal years ended March 31, 1994 through 1998 and the unaudited consolidated financial statements for the six months ended September 30, 1997 and 1998 and as of September 30, 1998. The financial data for the six-month periods ended September 30, 1998 and 1997 reflect all adjustments necessary for a fair presentation of the results for these periods. You should not expect the results for the six-month periods to be an indication of the results to be expected for the full year or any other interim period. This information is only a summary and should be read in conjunction with McKesson's historical financial statements (and related notes) contained in its reports filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION" (page 6).

                                                                                                    SIX MONTHS ENDED
                                         YEAR ENDED MARCH 31,                                         SEPTEMBER 30,
                           ----------------------------------------------------------------        --------------------
                             1994          1995             1996      1997          1998             1997       1998
                           ---------     ---------        --------- ---------     ---------        ---------  ---------
                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Revenues.................  $11,321.5     $12,324.1        $12,964.8 $15,710.8     $20,857.3        $10,122.6  $12,812.4
Costs and expenses
 Cost of sales...........   10,537.9      11,515.9 (1)     12,049.3  14,673.5      19,336.0          9,390.1   11,981.4 (2)
 Selling, distribution
  and administration.....      630.0 (3)     817.2 (1)        674.2     944.5 (4)   1,159.1 (5)        554.9      684.1 (2)
 Interest................       39.3          44.5             44.4      55.7         102.5             48.1       57.4
                           ---------     ---------        --------- ---------     ---------        ---------  ---------
 Total...................   11,207.2      12,377.6         12,767.9  15,673.7      20,597.6          9,993.1   12,722.9
                           ---------     ---------        --------- ---------     ---------        ---------  ---------
Income (loss) before
 income taxes and
 dividends on convertible
 preferred securities of
 subsidiary trust........      114.3 (3)     (53.5)(1)        196.9      37.1 (4)     259.7 (5)        129.5       89.5 (2)
Income taxes.............       45.0          96.6 (6)         76.2      31.3          98.6 (7)         49.2       34.9
Dividends on convertible
 preferred securities of
 subsidiary trust, net of
 tax benefit.............        --            --               --       (0.7)         (6.2)            (3.1)      (3.1)
                           ---------     ---------        --------- ---------     ---------        ---------  ---------
Income (loss) after taxes
 Continuing operations...       69.3 (3)    (150.1)(1)(6)     120.7       5.1 (4)     154.9 (5)(7)      77.2       51.5 (2)
 Discontinued
  operations(8)..........       87.8         554.6 (9)         14.7     128.8           --               --         --
 Extraordinary item......       (4.2)          --               --        --            --               --         --
 Cumulative effect of
  accounting changes.....      (16.7)          --               --        --            --               --         --
                           ---------     ---------        --------- ---------     ---------        ---------  ---------
Net income...............  $   136.2     $   404.5        $   135.4 $   133.9     $   154.9        $    77.2  $    51.5
                           =========     =========        ========= =========     =========        =========  =========
Diluted earnings (loss)
 per common share
 Continuing operations...  $    0.75     $   (1.83)       $    1.29 $    0.06     $    1.59        $    0.80  $    0.51
 Discontinued
  operations.............       1.00          6.61             0.16      1.45           --               --         --
 Extraordinary item......      (0.05)          --               --        --            --               --         --
 Cumulative effect of
  accounting changes.....      (0.19)          --               --        --            --               --         --
                           ---------     ---------        --------- ---------     ---------        ---------  ---------
 Total...................  $    1.51     $    4.78        $    1.45 $    1.51     $    1.59        $    0.80  $    0.51
                           =========     =========        ========= =========     =========        =========  =========
Diluted shares...........       87.8          83.9             93.2      89.4         101.2            100.7      106.2
Basic earnings (loss) per
 common share
 Continuing operations...  $    0.77     $   (1.83)       $    1.36 $    0.06     $    1.69        $    0.85  $    0.54
 Discontinued
  operations.............       1.10          6.61             0.17      1.51           --               --         --
 Extraordinary item......      (0.05)          --               --        --            --               --         --
 Cumulative effect of
  accounting changes.....      (0.21)          --               --        --            --               --         --
                           ---------     ---------        --------- ---------     ---------        ---------  ---------
 Total...................  $    1.61     $    4.78        $    1.53 $    1.57     $    1.69        $    0.85  $    0.54
                           =========     =========        ========= =========     =========        =========  =========
Basic shares.............       80.2          83.9             88.8      85.5          91.5             91.2       95.6
Cash dividends declared
 per common share........  $    0.83     $    0.67        $    0.50 $    0.50     $    0.50        $    0.25  $    0.25
Cash distribution from
 the sale of the
 Pharmaceutical Benefit
 Management Business
 division of McKesson per
 common share............        --      $   38.00              --        --            --               --         --

                                          MARCH 31,
                         -------------------------------------------- SEPTEMBER 30,
                           1994     1995     1996     1997     1998       1998
                         -------- -------- -------- -------- -------- -------------
                                               (IN MILLIONS)
BALANCE SHEET DATA
Cash, cash equivalents
 and marketable
 securities(10)......... $   62.7 $  670.4 $  456.2 $  229.8 $  113.6   $  131.6
Working capital.........    301.4    879.0    820.5  1,123.9  1,527.8    1,521.0
Total assets............  2,676.6  3,260.2  3,360.2  5,172.8  5,607.5    7,016.9
Total debt(11)..........    499.0    425.1    398.3    985.2  1,204.2    1,626.4
Convertible preferred
 securities of
 subsidiary trust.......      --       --       --     194.8    195.4      195.5
Stockholders' equity....    678.6  1,013.5  1,064.6  1,260.8  1,406.8    1,630.8

--------
 (1) Includes $59.4 million in compensation costs (classified in administration expense) related to the sale of the pharmaceutical benefits management business of McKesson and $139.5 million in charges for asset impairment, restructuring and other operating items ($35.9 million included in cost of sales and $103.6 million included in administration expense), $130.6 million after-tax in the aggregate.
 (2) Includes $80.1 million in charges ($0.7 million in cost of sales and $79.4 million in selling, distribution and administration) for transaction costs, employee benefit change of control provisions and restructuring, integration and system installation costs associated primarily with acquisition-related activities, $52.3 million after-tax.
 (3) Includes a $13.4 million loss ($8.2 million after-tax) on the termination of interest rate swap arrangements.
 (4) Includes $98.8 million in charges for restructuring, asset impairment and other operating items and $48.2 million for the write-off of in-process technology related to the acquisition of McKesson Automated Healthcare, Inc., $109.5 million after-tax in the aggregate.
 (5) Includes $16.7 million in charges associated with the terminated merger with AmeriSource Health Corporation and $13.9 million in costs associated primarily with the integration and rationalization of recent acquisitions, $25.4 million after-tax in the aggregate.
 (6) Includes $107.0 million of income tax expense related to the sale of the pharmaceutical benefits management business of McKesson.
 (7) Includes a nonrecurring $4.6 million favorable tax adjustment.

 (8) Includes $0.4 million and $1.0 million of income after-tax from donations of Armor All Products Corporation common stock to the McKesson Foundation in fiscal 1994 and 1995, respectively, $32.3 million after-tax gain from the sale of a portion of McKesson's equity interest in Armor All Products Corporation common stock to the public in fiscal 1994 and $120.2 million after-tax gain from the sale of McKesson's remaining equity interest in Armor All Products Corporation in fiscal 1997.

 (9) Includes gain on sale of the pharmaceutical benefits management business of McKesson of $576.7 million after-tax and write-down of McKesson's investment in Millbrook Distribution Services, Inc. of $72.8 million after-tax.
(10) Includes $109.8 million at March 31, 1997, $76.7 million at March 31, 1998 and $25.0 million at September 30, 1998 of after-tax proceeds from the sale of Armor All Products Corporation shares which were placed in a trust as exchange property for McKesson's exchangeable debentures.
(11) Total debt includes all interest-bearing debt of McKesson and consolidated subsidiaries, including the current portion and capital lease obligations.

                         SUMMARY FINANCIAL DATA OF HBOC

  The information below has been derived from the audited financial statements of HBOC for its fiscal years 1993 through 1997 and the unaudited financial statements as of and for the nine months ended September 30, 1997 and 1998. The results for the nine-month periods are not necessarily indicative of the results to be expected for the full year or for any other interim period. On October 1, 1998, HBOC completed the acquisition of US Servis, Inc. and on October 30, 1998, HBOC completed the acquisition of IMNET Systems, Inc. These acquisitions were accounted for as poolings of interests. Also, HBOC has entered into an agreement to acquire Access Health, Inc. in a pooling of interests. The following financial statements have not been restated to give effect to the US Servis, Inc. and IMNET Systems, Inc. acquisitions because their impact is not material to HBOC. In addition, we have adjusted the share and per share information below to reflect the two-for-one stock split effected in the form of a stock dividend paid on June 9, 1998 to HBOC stockholders.

  This information is only a summary and should be read in conjunction with HBOC's historical consolidated financial statements included in this joint proxy statement/prospectus, as well as HBOC's historical financial statements (and related notes) contained in its reports filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION" (page 6).

                                HBO & COMPANY(1)
                    (000 OMITTED, EXCEPT FOR PER SHARE DATA)

                                                                              AT AND FOR THE
                                    AT AND FOR THE YEAR ENDED                NINE MONTHS ENDED
                                           DECEMBER 31,                        SEPTEMBER 30,
                         ------------------------------------------------- ---------------------
                           1993   1994(2)  1995(3)    1996(4)    1997(5)    1997(5)    1998(6)
                         -------- -------- --------  ---------- ---------- ---------- ----------
INCOME STATEMENT DATA:
 Revenue................ $409,354 $525,490 $715,902  $  950,911 $1,203,204 $  861,962 $1,119,170
 Net income (loss)...... $ 19,893 $ 34,500 $ (7,895) $   82,333 $  143,537 $  117,696 $  224,161
 Diluted earnings (loss)
  per share............. $    .06 $    .09 $   (.02) $      .20 $      .33 $      .28 $      .51
 Weighted average shares
  outstanding
  (diluted).............  349,371  364,547  370,060     421,768    428,925    427,405    439,379
 Cash dividends per
  share................. $    .02 $    .02 $    .02  $      .02 $      .03 $      .02 $      .05
BALANCE SHEET DATA:
 Working capital........ $ 89,723 $ 53,330 $156,488  $  295,240 $  519,140 $  489,792 $  789,785
 Total assets........... $296,781 $425,093 $771,550  $1,012,749 $1,312,586 $1,177,016 $1,534,730
 Long-term debt......... $  6,700 $ 15,067 $  4,054  $      769 $    1,022 $      368 $      696
 Stockholders' equity... $176,242 $215,848 $500,787  $  650,646 $  900,582 $  857,039 $1,185,139

--------
(1) All share and per share amounts have been restated to reflect the 1998 two-for-one stock split effected in the form of a stock dividend.
(2) 1994 Income Statement related items include a nonrecurring charge of $6,927. Net income was $38,650 and diluted earnings per share was $.11 excluding the nonrecurring charge.
(3) 1995 Income Statement related items include a nonrecurring charge of $130,270 and exclude the dilutive effect of stock options. Net income was $70,321 and diluted earnings per share was $.18 excluding the nonrecurring charge and including the dilutive effect of stock options.
(4) 1996 Income Statement related items include a nonrecurring charge of $70,203. Net income was $124,456 and diluted earnings per share was $.30 excluding the nonrecurring charge.
(5) Year ended December 31, 1997 Income Statement related items include a nonrecurring charge of $95,250. Net income was $200,664 and diluted earnings per share was $.47 excluding the nonrecurring charge. Nine months ended September 30, 1997 Income Statement related items include a nonrecurring charge of $35,420. Net income was $139,017 and diluted earnings per share was $.33 excluding the nonrecurring charge.
(6) Nine months ended September 30, 1998 Income Statement related items include a nonrecurring credit of $3,000. Net income was $222,361 and diluted earnings per share was $.51 excluding the nonrecurring credit.

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                      FINANCIAL DATA OF MCKESSON AND HBOC

  We intend that the merger will be accounted for as a pooling of interests, which means that after the merger McKesson will treat the companies as if they had always been combined for accounting and financial reporting purposes.

  We are presenting below, on a combined pro forma basis, the condensed balance sheet of McKesson and the pro forma combined condensed balance sheet of HBOC and Access Health, Inc. We are also presenting below, on a combined pro forma basis, the condensed statements of income of McKesson and the pro forma combined condensed statements of income of HBOC and Access Health, Inc. This information reflects the pooling of interests method of accounting to give you a better picture of what our businesses might have looked like had they always been combined. We prepared the pro forma income statements and balance sheet by adding or combining the amounts of each company for the applicable periods. The companies may have performed differently if they had always been combined. You should not rely on the pro forma information as being indicative of the historical results that the companies would have had or the results that they will experience in the future. We have adjusted all share and per share information in this joint proxy statement/prospectus for the two-for-one stock split of HBOC effected in the form of a stock dividend that was paid on June 9, 1998 to HBOC stockholders. In addition, all share and per share information for HBOC assumes an exchange ratio of 1.45 HBOC shares for each share of Access Health, Inc. This exchange ratio is subject to adjustment if the average closing price per share of HBOC common stock as reported by the Nasdaq Stock Market during the 20 consecutive trading days ending on the second trading day prior to the special meeting of Access Health, Inc. stockholders to approve the acquisition of Access Health, Inc. by HBOC is greater than $30.00. In that event, the exchange ratio will be determined by dividing $43.50 by that average closing price.

  The amounts presented do not reflect any cost savings or other synergies anticipated by McKesson or HBOC management as a result of the merger. Also, in connection with the merger, the companies expect to incur charges for merger-related costs which will be expensed in the period in which the merger is consummated. Management has not estimated the amount of such merger-related costs and the pro forma financial data do not reflect any such costs.

  McKesson's fiscal year ends on March 31. HBOC's fiscal year ends on December
31. For purposes of combining HBOC's financial data with McKesson's historical financial data, the financial information of HBOC has been reported on a combined pro forma basis with Access Health, Inc. using the twelve-month periods ended March 31, 1998, 1997 and 1996 and the six-month period ended September 30, 1998. In addition, the financial information of HBOC has been reported assuming the merger between HBOC and Access Health, Inc. is consummated. Pro forma data at and for the six months ended September 30, 1998 have been completed using the Access Health, Inc. information at and for the six months ended June 30, 1998. HBOC believes that the differences in such periods have an immaterial impact on the pro forma data.

  On October 1, 1998, HBOC completed the acquisition of US Servis, Inc. and on October 30, 1998 HBOC completed the acquisition of IMNET Systems, Inc. These acquisitions were accounted for as poolings of interests. Historical amounts for these companies are not included in the following pro forma combined condensed consolidated financial statements as their impact is not material to HBOC or to McKesson.

  The unaudited pro forma combined condensed consolidated financial data should be read in conjunction with each company's historical financial statements (and related notes) contained in their annual reports on Form 10-K and their quarterly reports on Form 10-Q and other information filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION" (page 6).

            PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
                             AT SEPTEMBER 30, 1998
                                 (IN MILLIONS)

                                                 HISTORICAL            PRO FORMA
                                                  MCKESSON    HBOC(1)  COMBINED
                                                 ----------   -------- ---------
                    ASSETS
Current Assets:
  Cash and cash equivalents....................   $  103.5    $  602.6 $  706.1
  Marketable securities available for sale.....       28.1        36.3     64.4
  Receivables..................................    1,948.7       537.3  2,486.0
  Inventories..................................    3,207.2         5.7  3,212.9
  Prepaid expenses.............................       42.2        70.3    112.5
                                                  --------    -------- --------
    Total current assets.......................    5,329.7     1,252.2  6,581.9
Property, plant and equipment, net.............      479.8       138.8    618.6
Capitalized software, net (2)..................        4.7(3)     83.2     87.9
Goodwill and other intangibles.................      828.2       160.4    988.6
Other assets...................................      374.5(3)     47.7    422.2
                                                  --------    -------- --------
      Total Assets.............................   $7,016.9    $1,682.3 $8,699.2
                                                  ========    ======== ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Drafts and accounts payable..................   $2,848.4    $  108.4 $2,956.8
  Short-term loans and current portion of long-
   term debt...................................      484.9         1.2    486.1
  Other current liabilities....................      475.4       277.0    752.4
                                                  --------    -------- --------
    Total current liabilities..................    3,808.7       386.6  4,195.3
Postretirement obligations and other noncurrent
 liabilities...................................      240.4         7.7    248.1
Long-term debt.................................    1,141.5         0.9  1,142.4
McKesson-obligated mandatorily redeemable
 convertible preferred securities of subsidiary
 grantor trust whose sole assets are junior
 subordinated debentures of McKesson...........      195.5         --     195.5
Stockholders' equity...........................    1,630.8     1,287.1  2,917.9
                                                  --------    -------- --------
      Total Liabilities and Stockholders' Equi-
       ty......................................   $7,016.9    $1,682.3 $8,699.2
                                                  ========    ======== ========

--------
(1) HBOC amounts are reported on a pro forma combined basis with Access Health, Inc., and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation. Pro forma balance sheet data includes Access Health, Inc. information at June 30, 1998. HBOC believes that the differences in such periods have an immaterial impact on the pro forma data.
(2) Capitalized software represents costs to develop software for sale to customers.
(3) McKesson amounts have been reclassified from the historical McKesson presentation to conform to the HBOC financial statement presentation.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1998
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                PRO FORMA
                               HISTORICAL                 -----------------------
                                MCKESSON      HBOC(1)     ADJUSTMENTS   COMBINED
                               ----------     -------     -----------   ---------
Revenues.....................  $12,812.4      $ 863.6       $           $13,676.0
Cost and expenses:
  Cost of sales and
   operations................   11,981.4 (2)    352.3                    12,333.7
  Selling, marketing,
   distribution and
   administration............      684.1 (2)    172.7                       856.8
  Research and development...        --          55.4                        55.4
  Nonrecurring charge........        --           6.0 (3)                     6.0
  Interest...................       57.4          --                         57.4
                               ---------      -------       ------      ---------
    Total cost and expenses..   12,722.9        586.4          --        13,309.3
                               ---------      -------       ------      ---------
Income before income taxes
 and dividends on convertible
 preferred securities of
 subsidiary trust............       89.5 (2)    277.2 (3)                   366.7
Income taxes.................      (34.9)      (110.6)                     (145.5)
Dividends on convertible
 preferred securities of
 subsidiary trust, net of tax
 benefit.....................       (3.1)         --                         (3.1)
                               ---------      -------       ------      ---------
    Net income...............  $    51.5 (2)  $ 166.6 (3)   $  --       $   218.1
                               =========      =======       ======      =========
Earnings per common share:
  Diluted....................  $    0.51      $  0.35                   $    0.78
  Basic......................  $    0.54      $  0.36                   $    0.82
Shares on which earnings per
 common share were based:
  Diluted....................      106.2        477.7       (301.0)(4)      282.9
  Basic......................       95.6        463.4       (292.0)(4)      267.0

--------
(1) HBOC amounts are reported on a pro forma combined basis with Access Health, Inc., and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation. Pro forma data for the six months ended September 30, 1998 have been completed using Access Health, Inc. information for the six months ended June 30, 1998. HBOC believes that the differences in such periods have an immaterial impact on the pro forma data.
(2) Includes $80.1 million in charges ($0.7 million in cost of sales and operations and $79.4 million in selling, marketing, distribution and administration) for transaction costs, employee benefit change of control provisions and restructuring, integration and system installation costs associated primarily with acquisition-related activities, $52.3 million after-tax.
(3) Includes acquisition charges related to HBOC's acquisition of HPR Inc. and Access Health, Inc.'s acquisition of InterQual, Inc., $3.8 million after-tax.
(4) Reflects the effect of the exchange ratio of 0.37 of a share of McKesson common stock for each share of HBOC common stock.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1998
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                               PRO FORMA
                          HISTORICAL                     -----------------------
                           MCKESSON         HBOC(1)      ADJUSTMENTS   COMBINED
                          ----------        --------     -----------   ---------
Revenues................. $20,857.3         $1,438.6       $           $22,295.9
Cost and expenses:
  Cost of sales and
   operations............  19,336.0            610.2                    19,946.2
  Selling, marketing,
   distribution and
   administration........   1,159.1 (2)        314.9                     1,474.0
  Research and
   development...........       --             100.6                       100.6
  Nonrecurring charge....       --             107.9 (3)                   107.9
  Interest...............     102.5              --                        102.5
                          ---------         --------       ------      ---------
    Total cost and
     expenses............  20,597.6          1,133.6          --        21,731.2
                          ---------         --------       ------      ---------
Income before income
 taxes and dividends on
 convertible preferred
 securities of subsidiary
 trust...................     259.7 (2)        305.0 (3)                   564.7
Income taxes.............     (98.6)(4)       (118.2)                     (216.8)
Dividends on convertible
 preferred securities of
 subsidiary trust, net of
 tax benefit.............      (6.2)             --                         (6.2)
                          ---------         --------       ------      ---------
    Net income........... $   154.9 (2)(4)  $  186.8 (3)   $  --       $   341.7
                          =========         ========       ======      =========
Earnings per common
 share:
  Diluted................ $    1.59         $   0.40                   $    1.27
  Basic.................. $    1.69         $   0.41                   $    1.32
Shares on which earnings
 per common share were
 based:
  Diluted................     101.2            469.2       (295.6)(5)      274.8
  Basic..................      91.5            452.5       (285.1)(5)      258.9

--------
(1) HBOC amounts are reported on a pro forma combined basis with Access Health, Inc., and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation.
(2) Includes $16.7 million in charges for the terminated merger with AmeriSource Health Corporation and $13.9 million in costs associated primarily with the integration and rationalization of recent acquisitions, $25.4 million after-tax in the aggregate.
(3) Includes acquisition charges related to HBOC's acquisitions of AMISYS Managed Care Systems, Inc., Enterprise Systems, Inc., HPR Inc. and National Health Enhancement Systems, Inc. and the merger of Access Health, Inc. and Informed Access Systems, Inc., $61.4 million after-tax.
(4) Includes a non-recurring $4.6 million favorable tax adjustment.
(5) Reflects the effect of the exchange ratio of 0.37 of a share of McKesson common stock for each share of HBOC common stock.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                PRO FORMA
                              HISTORICAL                  -----------------------
                               MCKESSON      HBOC(1)      ADJUSTMENTS   COMBINED
                              ----------     --------     -----------   ---------
Revenues....................  $15,710.8      $1,123.9       $           $16,834.7
Cost and expenses:
  Cost of sales and
   operations...............   14,673.5         487.3                    15,160.8
  Selling, marketing,
   distribution and
   administration...........      944.5 (2)     290.9                     1,235.4
  Research and development..        --           97.5                        97.5
  Nonrecurring charge.......        --           83.5 (3)                    83.5
  Interest..................       55.7           --                         55.7
                              ---------      --------       ------      ---------
    Total cost and
     expenses...............   15,673.7         959.2          --        16,632.9
                              ---------      --------       ------      ---------
Income before income taxes
 and dividends on
 convertible preferred
 securities of subsidiary
 trust......................       37.1 (2)     164.7 (3)                   201.8
Income taxes................      (31.3)        (67.5)                      (98.8)
Dividends on convertible
 preferred securities of
 subsidiary trust, net of
 tax benefit................       (0.7)          --                         (0.7)
                              ---------      --------       ------      ---------
Income after taxes:
  Continuing operations.....        5.1 (2)      97.2 (3)      --           102.3
  Discontinued operations...        8.6           --                          8.6
  Discontinued operations--
   gain on sale of Armor All
   stock....................      120.2           --                        120.2
                              ---------      --------       ------      ---------
    Net income..............  $   133.9 (2)  $   97.2 (3)   $  --       $   231.1
                              =========      ========       ======      =========
Earnings per common share:
Diluted:
  Continuing operations.....  $    0.06      $   0.21                   $    0.40
  Discontinued operations...       0.10           --                         0.03
  Discontinued operations--
   gain on sale of Armor All
   stock....................       1.35           --                         0.46
                              ---------      --------                   ---------
    Total...................  $    1.51      $   0.21                   $    0.89
                              =========      ========                   =========
Basic:
  Continuing operations.....  $    0.06      $   0.22                   $    0.42
  Discontinued operations...       0.10           --                         0.03
  Discontinued operations--
   gain on sale of Armor All
   stock....................       1.41           --                         0.49
                              ---------      --------                   ---------
    Total...................  $    1.57      $   0.22                   $    0.94
                              =========      ========                   =========
Shares on which earnings per
 common share were based:
  Diluted...................       89.4         458.5       (288.9)(4)      259.0
  Basic.....................       85.5         434.7       (273.8)(4)      246.4

--------
(1) HBOC amounts are reported on a pro forma combined basis with Access Health, Inc., and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation.
(2) Includes $98.8 million in charges for restructuring, asset impairment and other operating items and $48.2 million for the write-off of in-process technology related to the acquisition of McKesson Automated Healthcare Inc., $109.5 million after-tax in the aggregate.
(3) Includes acquisition charges related to HBOC's acquisition of CyCare Systems, Inc., Management Software, Inc. and GMIS Inc. and the merger of Access Health, Inc. and Informed Access System Inc., $50.2 million after-tax.
(4) Reflects the effect of the exchange ratio of 0.37 of a share of McKesson common stock for each share of HBOC common stock.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1996
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                             PRO FORMA
                               HISTORICAL              -----------------------
                                MCKESSON   HBOC(1)     ADJUSTMENTS   COMBINED
                               ----------  -------     -----------   ---------
Revenues.....................  $12,964.8   $835.9        $           $13,800.7
Cost and expenses:
  Cost of sales and
   operations................   12,049.3    384.5                     12,433.8
  Selling, marketing, distri-
   bution and
   administration............      674.2    239.5                        913.7
  Research and development...        --      78.1                         78.1
  Nonrecurring charge........        --     136.5 (2)                    136.5
  Interest...................       44.4      --                          44.4
                               ---------   ------        ------      ---------
    Total cost and expenses..   12,767.9    838.6           --        13,606.5
                               ---------   ------        ------      ---------
Income (loss) before income
 taxes.......................      196.9     (2.7)(2)                    194.2
Income taxes.................      (76.2)     0.6                        (75.6)
                               ---------   ------        ------      ---------
Income (loss) after taxes:
  Continuing operations......      120.7     (2.1)(2)                    118.6
  Discontinued operations....       14.7      --                          14.7
                               ---------   ------        ------      ---------
    Net income (loss)........  $   135.4   $ (2.1)(2)    $  --       $   133.3
                               =========   ======        ======      =========
Earnings (loss) per common
 share:
Diluted:
  Continuing operations......  $    1.29   $(0.01)                   $    0.48
  Discontinued operations....       0.16      --                          0.06
                               ---------   ------                    ---------
    Total....................  $    1.45   $(0.01)                   $    0.54
                               =========   ======                    =========
Basic:
  Continuing operations......  $    1.36   $(0.01)                   $    0.51
  Discontinued operations....       0.17      --                          0.06
                               ---------   ------                    ---------
    Total....................  $    1.53   $(0.01)                   $    0.57
                               =========   ======                    =========
Shares on which earnings
 (loss) per common share were
 based:
  Diluted....................       93.2    394.7        (238.7)(3)      249.2
  Basic......................       88.8    394.7        (248.7)(3)      234.8

--------
(1) HBOC amounts are reported on a pro forma combined basis with Access Health, Inc., and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation.
(2) Includes acquisition charges related to HBOC's acquisitions of First Data Health Systems Corporation and CliniCom Incorporated, $81.9 million after-tax.
(3) Reflects the effect of the exchange ratio of 0.37 of a share of McKesson common stock for each share of HBOC common stock.

                                 RISK FACTORS

  In considering whether to vote in favor of the merger agreement and the transactions associated with it, you should consider carefully the following matters:

FIXED EXCHANGE RATIO DESPITE CHANGE IN RELATIVE STOCK PRICES

  Stockholders of HBOC will receive 0.37 of a share of McKesson common stock for each share of HBOC common stock regardless of any increase or decrease in the price of the common stock of either McKesson or HBOC. The price of McKesson common stock at the time of the merger may be higher or lower than its price as of today's date or at the date of the special meetings of stockholders of McKesson and HBOC. The price of McKesson common stock could change due to changes in the business, operations or prospects of McKesson or HBOC, market assessments of the merger, regulatory considerations, general market and economic conditions or other factors. As a result, there can be no assurance to HBOC stockholders that the fractional share of McKesson common stock issuable in respect of a share of HBOC common stock will equal or exceed the market value of a share of HBOC common stock. Similarly, there can be no assurance to McKesson stockholders that such fractional share of McKesson common stock will equal or be less than the market value of a share of HBOC common stock. Stockholders of McKesson and HBOC are urged to obtain current market quotations for McKesson common stock and HBOC common stock.

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS

  Although the McKesson and HBOC Boards of Directors have each determined that the merger is in the best interests of the stockholders of McKesson and HBOC, respectively, the integration of the two companies will involve special risks because McKesson and HBOC currently operate in different sectors of the healthcare industry. There may also be challenges in retaining the customers of the combined businesses. Moreover, challenges will be presented in assimilating and retaining personnel. In addition, the integration of the operations and systems of the two companies and the realization of potential operating synergies may prove difficult, and may cause management's attention to be diverted from other business concerns. These and other difficulties associated with the merger may lead to potential adverse short-term effects on operating results.

RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

  McKesson and HBOC have historically engaged in numerous acquisitions. Integration of acquisitions involve a number of special risks, as discussed above. In addition, McKesson may incur debt to finance future acquisitions. Alternatively, McKesson may issue securities in connection with future acquisitions which would dilute the ownership of then current stockholders. To the extent McKesson or HBOC is unable to successfully complete and integrate strategic acquisitions in a timely manner, their growth strategies could be adversely affected. HBOC has agreed to acquire Access Health, Inc. subject to approval by the stockholders of Access Health, Inc. and other conditions. There can be no assurance that this transaction will be completed, or, if completed, that the operations of Access Health, Inc. will be successfully integrated.

CHANGING UNITED STATES HEALTHCARE ENVIRONMENT

  In recent years, the healthcare industry has changed significantly in an effort to reduce costs. These changes include increased use of managed care, cuts in Medicare, consolidation of pharmaceutical and medical/surgical supply distributors and the development of large, sophisticated purchasing groups. We expect the healthcare industry to continue to change significantly in the future. Some of these changes may have a material adverse effect on McKesson's and HBOC's results of operations, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing the delivery or pricing of healthcare services or mandated benefits. Changes in pharmaceutical manufacturers' pricing or distribution policies may also have a material adverse effect on the results of operations of McKesson.

COMPUTER TECHNOLOGIES

  Software applications that use only two digits to identify a year in the date field may fail or create errors in the year 2000. This potential problem is known as the "Year 2000 Issue." McKesson relies heavily on computer technologies to operate its business and, accordingly, in response to the Year 2000 Issue, McKesson has undertaken an enterprise-wide Year 2000 project which is expected to complete most of McKesson's mission critical projects by December 31, 1998 and all phases of McKesson's identified Year 2000 projects by June 30, 1999. As McKesson's business relies in part on the computer-based systems of McKesson's customers, suppliers and other third parties and on technology or data purchased from third parties, McKesson is reviewing the Year 2000 readiness of all of these third parties and is developing contingency plans for Year 2000 problems. McKesson also plans to conduct systems testing with third parties during calendar year 1999. McKesson believes that the most reasonably likely worst case Year 2000 scenario would be a business disruption resulting from an extended and/or extensive communications failure. McKesson believes that such a disruption is likely to be localized and of short duration and would therefore not be likely to have a material adverse effect on McKesson. However, given the range of possible issues and large number of variables involved in Year 2000 preparations (including any acquisitions which McKesson may make), McKesson cannot quantify the potential cost of problems should McKesson's remediation efforts or the efforts of those with whom McKesson does business not be successful. Such costs and any failure of such remediation efforts could result in a loss of business, damage to McKesson's reputation and legal liability. Consequently such costs or failures could have a material adverse effect on McKesson.

  Similarly, HBOC has established an internal task force to address the Year 2000 Issue. HBOC's internal assessment indicates that its products are, as of September 30, 1998, without material deviation, Year 2000 compliant. However, since there is no uniform definition of "Year 2000 compliant," HBOC may experience an increase in warranty claims. Although such claims are not expected to create a material impact on HBOC, there can be no assurances in that regard. HBOC expects that its internal systems will be substantially Year 2000 compliant on or before February 28, 1999 and continues to make inquiries regarding the Year 2000 readiness of its third party vendors. However, due to uncertainties associated with the Year 2000 preparation efforts of third parties, HBOC is unable to predict whether a material adverse effect on its business, results of operations, or financial condition may occur as a result of disruptions associated with the Year 2000 Issue.

INTERESTS OF CERTAIN OFFICERS AND DIRECTORS IN THE MERGER DIFFER FROM OTHER STOCKHOLDERS

  The directors and certain officers of McKesson and HBOC participate in certain arrangements and have continuing indemnification against certain liabilities that provide them with interests in the merger that are different from, or in addition to, yours. These arrangements include the vesting of currently unexercisable stock options and certain compensation and severance agreements. As a result, these directors and officers could be more likely to vote to approve the merger agreement and the transactions associated with it than McKesson and HBOC stockholders generally. See "THE MERGER--Interests of Certain Persons in the Merger."

                             THE SPECIAL MEETINGS

GENERAL

  The special meeting of McKesson stockholders (the "McKesson Special Meeting") will be held at 10:00 a.m., local time, on Tuesday, January 12, 1999, at The Palace Hotel, 2 New Montgomery Street, San Francisco, California for the purpose set forth in the Notice of the McKesson Special Meeting. The special meeting of HBOC stockholders (the "HBOC Special Meeting" and, together with the McKesson Special Meeting, the "Special Meetings") will be held at 1:00 p.m., local time, on Tuesday, January 12, 1999, at the corporate office of HBOC, 301 Perimeter Center North, Atlanta, Georgia 30346 for the purpose set forth in the Notice of the HBOC Special Meeting. This joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") is furnished in connection with the solicitation by the Board of Directors of each of McKesson and HBOC of proxies to be used at the Special Meetings and at any and all adjournments or postponements of the Special Meetings. Any person executing a proxy card may revoke it prior to its exercise by filing with the Secretary of McKesson or HBOC, as the case may be, prior to or at the applicable Special Meeting, at the address specified in "WHERE YOU CAN FIND MORE INFORMATION," either an instrument revoking the proxy or a duly executed proxy bearing a later date.

VOTING SECURITIES AND RECORD DATES

  McKesson. At the close of business on November 27, 1998 (the "McKesson Record Date") there were 99,452,724 shares of common stock, par value $.01 per share, of McKesson ("McKesson Common Stock") issued and outstanding and entitled to vote at the McKesson Special Meeting, 988,321 of which, or approximately 1%, were beneficially owned by directors and executive officers of McKesson and their affiliates (excluding shares subject to options), and no shares of preferred stock outstanding. Each share of McKesson Common Stock issued and outstanding on the McKesson Record Date entitles the stockholder of record thereof to one vote on each matter to be voted upon at the McKesson Special Meeting. The presence, in person or by proxy, at the McKesson Special Meeting of the holders of a majority of the shares of McKesson Common Stock issued and outstanding and entitled to vote on the McKesson Record Date is necessary to constitute a quorum for the transaction of business at the McKesson Special Meeting. Abstentions and broker "non-votes" will be counted for the purpose of determining the existence of a quorum. A broker "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the broker has not received instructions from the beneficial owner and does not have discretionary power. The affirmative vote of the holders of a majority of the issued and outstanding shares of McKesson Common Stock is required in order to approve the Agreement and Plan of Merger, dated as of October 17, 1998, as amended as of November 9, 1998 (the "Merger Agreement"), by and among McKesson, McKesson Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of McKesson ("Merger Sub") and HBOC, and the transactions contemplated thereby, including the issuance of McKesson Common Stock to HBOC stockholders in exchange for their shares (the "Stock Issuance"), the corporate change of name to "McKesson HBOC, Inc." ("McKesson HBOC") and the conversion of employee and director options to purchase shares of HBOC Common Stock (as defined below) into options to purchase shares of McKesson Common Stock in accordance with the provisions of the Merger Agreement. Abstention from voting by a stockholder on a proposal has the same effect as a vote "Against" such proposal and broker "non-votes" are not counted for purposes of determining whether a proposal has been approved. See "--Solicitation of Proxies; Expenses."

  HBOC. Only holders of record of shares of common stock, par value $.05 per share, of HBOC ("HBOC Common Stock") as of the close of business on November 23, 1998 (the "HBOC Record Date") will be entitled to vote at the HBOC Special Meeting. At that date, there were 443,206,053 shares of HBOC Common Stock issued and outstanding and entitled to vote, 4,357,166 of which, or approximately 1%, were beneficially owned by directors and executive officers of HBOC and their affiliates (excluding shares subject to options). Stockholders of record on the HBOC Record Date are entitled to one vote for each share of HBOC Common Stock held on all matters to be voted upon at the HBOC Special Meeting. The presence at the HBOC Special

Meeting, in person or by proxy, of the holders of at least a majority of the shares of HBOC Common Stock issued and outstanding and entitled to vote on the HBOC Record Date is necessary to constitute a quorum at the HBOC Special Meeting. The affirmative vote of the holders of a majority of the issued and outstanding shares of HBOC Common Stock is required in order to approve the Merger Agreement and the transactions associated with it. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. Abstention from voting by a stockholder on a proposal has the same effect as a vote "Against" such proposal and broker "non-votes" are not counted for purposes of determining whether a proposal has been approved.

PURPOSE OF SPECIAL MEETINGS

  McKesson. The purpose of the McKesson Special Meeting is to consider and vote upon the Merger Agreement and the transactions associated with it, including the Stock Issuance, the corporate change of name to "McKesson HBOC, Inc." and the conversion of options to purchase shares of HBOC Common Stock into options to purchase shares of McKesson Common Stock in accordance with the provisions of the Merger Agreement (collectively, the "McKesson Proposal"). A copy of the Merger Agreement is attached hereto as Annex A.

  HBOC. The purpose of the HBOC Special Meeting is to consider and vote to approve the Merger Agreement and the transactions associated with it, including the merger of Merger Sub with and into HBOC with HBOC as the surviving corporation (the "Merger"). A copy of the Merger Agreement is attached hereto as Annex A.

SOLICITATION OF PROXIES; EXPENSES

  All shares of McKesson Common Stock represented by properly executed proxies received prior to or at the McKesson Special Meeting, and not duly and timely revoked, and all shares of HBOC Common Stock represented by properly executed proxies received prior to or at the HBOC Special Meeting, and not duly and timely revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed returned proxy, such proxy will be voted FOR the approval of the Merger Agreement and the transactions associated with it.

  A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at each of the Special Meetings, will not be voted. Accordingly, since the affirmative vote of the holders of a majority of the shares of McKesson Common Stock issued and outstanding and entitled to vote is required to approve the McKesson Proposal at the McKesson Special Meeting, a proxy marked "ABSTAIN" will have the effect of a vote against the McKesson Proposal. Similarly, since the affirmative vote of a majority of the shares of HBOC Common Stock issued and outstanding and entitled to vote is required for approval of the Merger Agreement and the transactions associated with it at the HBOC Special Meeting, a proxy marked "ABSTAIN" will have the effect of a vote against such proposal. AT THE MCKESSON SPECIAL MEETING, IN ACCORDANCE WITH THE RULES OF THE NEW YORK STOCK EXCHANGE, INC. (THE "NYSE"), BROKERS AND NOMINEES WHO HOLD SHARES OF STOCK IN THEIR NAMES BUT ARE NOT THE BENEFICIAL OWNERS OF SUCH SHARES ARE PRECLUDED FROM EXERCISING THEIR VOTING DISCRETION WITH RESPECT TO SUCH SHARES. THUS, BROKERS AND NOMINEES ARE NOT EMPOWERED TO VOTE SHARES OF MCKESSON COMMON STOCK HELD BY THEM WITH RESPECT TO THE APPROVAL OF THE MCKESSON PROPOSAL ABSENT SPECIFIC INSTRUCTIONS FROM THE BENEFICIAL OWNERS OF SUCH SHARES. At the Special Meetings, shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum but will not be included in vote totals. Accordingly, a broker non-vote at the McKesson Special Meeting will have the effect of a vote against the McKesson Proposal. Similarly, a broker non-vote at the HBOC Special Meeting will have the effect of a vote against the Merger Agreement and the transactions associated with it.

  Any proxy given pursuant to this solicitation may be revoked at any time before the proxy is voted. Attendance at the McKesson Special Meeting or the HBOC Special Meeting will not in and of itself constitute a revocation of a proxy.

  The Special Meetings may be adjourned for the purpose of soliciting additional proxies. Shares represented by proxies voting against the approval of the Merger Agreement and the transactions associated with it will be voted against a proposal to adjourn the respective Special Meeting for the purpose of soliciting additional proxies. Neither McKesson nor HBOC presently intends to seek an adjournment of its Special Meeting.

  In addition to the use of the mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to the beneficial owners of stock held of record by such persons, and McKesson and HBOC will, upon request, reimburse their respective stockholders for their reasonable expenses in so doing. McKesson has retained Georgeson & Company, Inc. and HBOC has retained D.F. King & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation at a fee of $7,000 and $10,000, respectively, plus out-of-pocket costs and expenses. Each of McKesson and HBOC will bear their respective costs of soliciting proxies in the respective forms enclosed herewith, and the costs and expenses incurred in connection with the filing, printing and mailing of this Joint Proxy Statement/Prospectus will be borne equally by McKesson and HBOC. To the extent necessary in order to ensure sufficient representation at its respective Special Meeting, McKesson or HBOC may request, pursuant to interviews by telephone, facsimile or otherwise, the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.

  HBOC STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR HBOC COMMON STOCK WILL BE MAILED TO HBOC STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER.

  MCKESSON STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES, AS THE MERGER AND CORPORATE CHANGE OF NAME TO MCKESSON HBOC, INC. WILL NOT REQUIRE SURRENDER OF MCKESSON STOCK CERTIFICATES.

                                 THE COMPANIES

MCKESSON

  McKesson conducts its operations through two operating business segments: the McKesson Healthcare Services segment and the McKesson Water Products Company.

  Through its Healthcare Services segment, McKesson is the leading healthcare supply management company in North America. McKesson is the leading distributor of ethical and proprietary drugs and health and beauty care products in North America. McKesson General Medical Corp., a wholly-owned subsidiary of McKesson, is the nation's third largest distributor of medical/surgical supplies to hospitals and the leading supplier of medical/surgical supplies to the full range of alternate-site healthcare facilities, including physicians and clinics, long-term care and home-care sites. In fiscal 1998, the McKesson Healthcare Services segment generated approximately 99% of McKesson's annual sales and 88% of McKesson's operating profits from continuing operations.

  McKesson's objective is to become the world leader in healthcare supply and comprehensive pharmaceutical management across the entire supply chain, from manufacturers to patients. The U.S. operations of the McKesson Healthcare Services segment include Healthcare Delivery Systems, Inc. and McKesson BioServices Corporation, through which McKesson develops and manages innovative marketing programs and other support services to pharmaceutical manufacturers; McKesson Automated Healthcare, Inc., a business that specializes in the manufacture and sale of automated pharmaceutical dispensing systems for hospitals; McKesson Automated Prescription Systems, Inc., a business that specializes in the manufacture and sale of automated pharmaceutical dispensing systems for retail pharmacies; and Zee Medical, Inc., a distributor of first-aid and safety products and supplies to industrial and commercial customers. The international operations of the McKesson Healthcare Services segment include Medis Health and Pharmaceutical Services Inc., a wholly owned subsidiary and the largest pharmaceutical distributor in Canada; and McKesson's approximately 23% equity interest in Nadro, S.A. de C.V., the largest pharmaceutical distributor in Mexico.

  Through McKesson Water Products Company, a wholly-owned subsidiary of McKesson, McKesson processes and markets pure drinking water and is one of the leading providers in the bottled water industry. The Water Products segment of McKesson generated approximately 1% of McKesson's annual sales in fiscal 1998.

  McKesson's principal executive offices are located at McKesson Plaza, One Post Street, San Francisco, California 94104, and its telephone number at that address is (415) 983-8300.

HBOC

  HBOC provides integrated patient care, clinical, financial, managed care and strategic management software solutions for the healthcare industry. These open systems applications facilitate the integration of clinical, financial and administrative data from a wide range of customer systems and software. HBOC's broad product portfolio can be implemented in a variety of combinations from stand-alone to enterprisewide, enabling healthcare organizations to add incremental capabilities to their existing information systems without making prior capital investments obsolete. HBOC also provides a full complement of network communications technologies, including wireless capabilities, as well as outsourcing services that are offered under contract management agreements whereby its staff manages and operates data centers, information systems, medical call centers, organizations and business offices of healthcare institutions of various sizes and structures. In addition, HBOC offers a wide range of electronic commerce services, including electronic medical claims and remittance advice services as well as statement processing. HBOC has recently completed its acquisition of IMNET Systems, Inc. ("IMNET"), a company which provides electronic information and document management solutions for the healthcare industry, and has agreed to acquire Access Health, Inc. ("Access Health"), a leading provider of care management products and services to the healthcare industry. The acquisition of Access Health is subject to approval of its stockholders and the satisfaction of certain other conditions.

  HBOC markets its products and services to integrated health delivery networks, hospitals, physicians' offices, home health providers, pharmacies, reference laboratories, managed care providers and payors. HBOC also sells its products and services internationally through subsidiaries and/or distribution agreements in the United Kingdom, Canada, Ireland, Saudi Arabia, Kuwait, Australia, Puerto Rico and New Zealand.

  HBOC's principal executive offices are located at 301 Perimeter Center North, Atlanta, Georgia 30346, and its telephone number is (770) 393-6000.

MERGER SUB

  Merger Sub is a newly formed wholly-owned subsidiary of McKesson, incorporated in Delaware on October 16, 1998 for the sole purpose of effecting the transactions contemplated by the Merger Agreement. Prior to the consummation of the Merger, Merger Sub will not engage in any activity other than activities related to the transactions contemplated by the Merger Agreement. Merger Sub's principal executive offices are located at McKesson Plaza, One Post Street, San Francisco, California 94104, and its telephone number is (415) 983-8300.

                                  THE MERGER

GENERAL

  At the Effective Time (as defined herein) of the Merger, Merger Sub will be merged with and into HBOC, with HBOC as the surviving corporation (the "Surviving Corporation"). Thus, upon consummation of the Merger, HBOC will become a wholly-owned subsidiary of McKesson. In the Merger, each share of HBOC Common Stock issued and outstanding immediately prior to the Effective Time (excluding those shares held in the treasury of HBOC and those shares owned by McKesson or Merger Sub), without any action on the part of the holder thereof, will be converted into the right to receive 0.37 of a share of McKesson Common Stock (the "Exchange Ratio"). Each share of McKesson Common Stock issued to holders of HBOC Common Stock in the Merger will be issued together with one-half of an associated preferred stock purchase right (a "McKesson Right") issued pursuant to the Rights Agreement, dated as of October 21, 1994, as amended as of October 19, 1998, by and between McKesson and First Chicago Trust Company of New York, as Rights Agent (the "McKesson Rights Agreement"). See "COMPARATIVE RIGHTS OF STOCKHOLDERS--Stockholder Rights Plans" for a description of the McKesson Rights. Cash will be paid in lieu of fractional shares of McKesson Common Stock. The Merger will become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as may be agreed upon by McKesson and HBOC and specified in the Certificate of Merger (the "Effective Time").

  The shares of McKesson Common Stock issued to HBOC stockholders in the Merger will constitute approximately 64% of all of the issued and outstanding shares of McKesson Common Stock after the Merger, and the current McKesson stockholders will hold all of the remaining issued and outstanding shares of McKesson Common Stock after the Merger, approximately 36%, based on the number of shares issued and outstanding of McKesson on November 27, 1998 and HBOC on November 23, 1998 (and assuming the completion of HBOC's acquisition of Access Health).

  At the Effective Time, each outstanding and unexercised employee and director stock option to purchase shares of HBOC Common Stock (an "HBOC Option") will be converted into an option to purchase 0.37 of a share of McKesson Common Stock for each share of HBOC Common Stock subject to such HBOC Option. Approximately 25,000,000 shares of HBOC Common Stock were subject to outstanding HBOC Options on November 23, 1998. Based upon this number (and excluding the effect of HBOC's proposed acquisition of Access Health), upon consummation of the Merger, approximately 9,250,000 shares of McKesson Common Stock would be subject to such converted options. The exercise price per share of McKesson Common Stock issuable pursuant to each converted option will equal the exercise price per share of HBOC Common Stock issuable pursuant to each HBOC Option divided by 0.37.

BACKGROUND OF THE MERGER

  Since the early 1990s, McKesson has been transforming itself into a focused healthcare company with a more recently articulated mission of becoming the world leader in healthcare supply management by assisting its customers in improving patient care while lowering or controlling costs. Over the last several years, McKesson has sharpened this focus through a series of acquisitions and dispositions (such as the acquisitions of General Medical Inc., the pharmaceutical distribution business of FoxMeyer Corporation and Automated Healthcare, Inc. and the dispositions of Armor All Products Corporation and Millbrook Distribution Services Inc.) and through the redeployment of internal resources to concentrate on investments within healthcare supply management, in information technologies, automated logistics, managed care, retail electronic connectivity and customer service programs.

  Consistent with this overall strategy and mission, two years ago, McKesson's senior management ("McKesson Management") identified entry by acquisition into healthcare information services as a critical strategic complement to its business of providing healthcare supply management solutions. At that time, McKesson Management undertook a review of the participants in the healthcare information services sector and evaluated a number of companies. Although McKesson Management at the time identified a number of potential partnering or acquisition candidates that could provide McKesson an initial entry into healthcare information services, McKesson Management recognized this sector of the healthcare market as being fragmented. As a result, McKesson Management believed that a number of partnering or acquisition transactions undertaken over a significant period of time could be required to build up a meaningful market presence in this area. Although McKesson Management had also identified HBOC as the leading participant in the healthcare information services sector and recognized that a transaction with HBOC could potentially provide McKesson with an immediate and significant entry into the sector, McKesson Management considered the disparity of price-to-earnings multiples of the two companies as making it unlikely that a transaction with HBOC could be achieved on mutually agreeable terms. Following this assessment, McKesson began to initiate exploratory discussions with a number of other participants in the sector, which ultimately did not advance beyond a preliminary stage, but took no immediate action at that time to initiate contact with HBOC with respect to a transaction.

  Since 1994, HBOC has completed a number of acquisitions to expand its healthcare information technology business by both product line and service line to cover all sites of care. The Board of Directors of HBOC (the "HBOC Board") and management had considered, from time to time, whether HBOC should extend its acquisition strategy outside of healthcare, although within the information technology field. HBOC concluded, however, to maintain healthcare as the focus of its strategy and continued to make acquisitions that would enhance its efficiency and growth as a healthcare information services provider. Within this context, however, HBOC determined also to give consideration to expanding its acquisition strategy within healthcare services, although outside of software and technology-based companies. Such a strategy would include combinations with companies in healthcare services generally, like McKesson.

  Each of McKesson and HBOC separately explored with a number of financial and other advisors, on a periodic basis, potential acquisition and partnering opportunities to advance their respective strategies in healthcare services. In early June 1998, a representative of Salomon Smith Barney, Inc. ("SSB") met with McKesson Management who expressed an interest in exploring a business combination with HBOC. SSB then contacted Charles W. McCall, Chairman, President and Chief Executive Officer of HBOC. Mr. McCall indicated an interest in exploring such an opportunity on a preliminary basis. A meeting was then held on June 18, 1998 between Mark A. Pulido, President and Chief Executive Officer of McKesson, and Mr. McCall, along with a representative of SSB.

  Over the course of their meeting, Messrs. Pulido and McCall determined that McKesson and HBOC held a shared vision of trends and opportunities in the healthcare industry and of management and operating philosophies of their respective companies. Messrs. Pulido and McCall discussed that a combination of McKesson and HBOC would unite the leading healthcare supply management company with the leading healthcare information services company, and could form a compelling strategic combination focused on serving customer bases, including integrated delivery networks, spanning the entire continuum of care. The combined company could also use technology and data to reduce costs and improve healthcare outcomes for both provider and payor markets. Messrs. Pulido and McCall determined that in view of the shared vision for a strategic combination, further exploratory discussions were warranted.

  McKesson and HBOC jointly determined to engage SSB to advise both of them in connection with the proposed discussions. On June 19, 1998, McKesson executed an engagement letter with SSB retaining SSB as its financial advisor in connection with a potential McKesson-HBOC business combination. On June 23, 1998, HBOC also executed an engagement letter with SSB, with an effective date of June 19, 1998, retaining SSB as its financial advisor in connection with the potential transaction.

  On June 20, 1998, Messrs. Pulido and McCall discussed possible terms of a potential business combination over the telephone and agreed upon a process and timetable for moving forward with further discussions. Subject to further discussions and input from both companies' Boards of Directors, the parties agreed preliminarily on a number of structural elements of a potential business combination contemplating a transaction structured as a "merger of equals" with a fixed exchange ratio, which would provide no premium or discount to stockholders of either party with reference to the trading price of each company's stock.

  On June 22, 1998, the HBOC Board met to review the discussions between Messrs. Pulido and McCall, and, on a preliminary basis, the business rationale for a potential transaction between HBOC and McKesson and to ascertain the HBOC Board members' initial reaction and direction. At that meeting the HBOC Board authorized Mr. McCall to proceed with the exploration of the potential transaction and determined to hold another HBOC Board meeting in the near term to receive a further briefing.

  On June 26, 1998, a special meeting of the HBOC Board was held to continue examination of the HBOC-McKesson potential combination. At the meeting, Mr. Pulido was invited to address the HBOC Board. Mr. Pulido presented an overview of McKesson's mission and strategy to the HBOC Board by telephone conference and answered questions about such matters as McKesson's core business, acquisitions and management philosophy. Mr. Pulido terminated his participation by telephone conference and the HBOC Board then received a presentation from SSB addressing such matters as structure, fundamentals, valuations, business rationale and timetable. Finally, the HBOC Board held a discussion of issues related to a potential combination and thereafter authorized management to move forward with due diligence, including the engagement of a separate independent financial advisor to render an opinion as to fairness.

  On June 29, 1998, McKesson held a meeting of its Board of Directors (the "McKesson Board") to review a potential McKesson-HBOC transaction. At the McKesson Board meeting, Mr. Pulido reviewed with the McKesson Board the background of discussions to date with HBOC, a preliminary strategic and financial assessment of a potential business combination as well as the preliminary terms of the business combination that had been discussed. Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), counsel to McKesson, also reviewed with the McKesson Board its legal obligations and other legal considerations relevant to evaluating a transaction structured as a merger of equals. At the meeting, the McKesson Board authorized McKesson Management to continue discussions with HBOC with respect to a potential strategic combination, subject to further review of the financial and other terms of the transaction and a due diligence investigation of HBOC. The McKesson Board also authorized and directed McKesson Management to engage a separate financial advisor, in addition to SSB, to assist the McKesson Board in evaluating a transaction, as well as such other advisors or consultants as, in McKesson Management's opinion, were appropriate to assist in evaluating the overall impact of a possible McKesson-HBOC transaction on McKesson's stockholders, customers and employees. Following that meeting, McKesson engaged Bear, Stearns & Co. Inc. ("Bear Stearns") as a separate financial advisor.

  McKesson and HBOC executed a confidentiality agreement with an effective date of June 30, 1998 to facilitate the sharing of certain confidential information for the purpose of evaluating a potential strategic combination. Between July 1, 1998 and July 14, 1998, the two companies and their respective financial and legal advisors, as well as independent auditors, held a series of due diligence meetings and reviewed each other's respective businesses, strategies and documentation produced in response to each company's due diligence request list and other inquiries.

  Concurrently with these meetings and the due diligence investigation process, McKesson and HBOC and their respective legal and financial advisors began to negotiate the terms of the definitive agreements in connection with the potential transaction. On July 5, 1998, Skadden Arps provided its preliminary comments to an initial draft of the merger agreement that had previously been distributed by Jones, Day, Reavis & Pogue ("Jones Day"), counsel to HBOC. Over the next several days, the parties discussed various issues raised by the draft definitive agreements.

  On July 6, 1998 the McKesson Board met to review the potential transaction with HBOC. Mr. McCall was invited to, and did, address the McKesson Board by telephone conference to describe HBOC's mission and strategy, to present his views on the potential synergies and vision for the combined company and to answer questions. Following Mr. McCall's presentation and questions and answers between Mr. McCall and McKesson Board members, Mr. McCall terminated his participation by telephone conference. SSB then presented an overview of its financial assessment of the potential combination, including its perspective on the likely reaction of the financial markets to the announcement of a transaction of the type under consideration. The McKesson

Board also reviewed presentations by McKesson Management and McKesson's advisors concerning efforts underway with respect to developing a communications strategy in connection with a potential transaction, the due diligence that was currently being conducted by McKesson Management and McKesson's legal, financial and other advisors and the legal obligations of the McKesson Board in considering a potential transaction.

  On July 10, 1998, the McKesson Board met again to review the potential transaction with HBOC. The McKesson Board reviewed presentations by Bear Stearns, Skadden Arps, McKesson Management and other advisors concerning the terms of the transaction and the results of the due diligence investigations conducted by Skadden Arps, McKesson Management and other advisors. The McKesson Board also reviewed the financial and other key terms of the proposed transaction, synergies that could be achieved in the combination, possible investor reaction to the proposed transaction (particularly in view of recent adverse market reactions to large-scale merger-of-equals transactions), the status of negotiations concerning a definitive agreement and an overview of the timing and process of a possible announcement.

  On July 10, 1998, the HBOC Board met to review the status of the potential transaction. The review entailed (i) a management presentation on the negotiations, (ii) a presentation by Jones Day covering the HBOC Board's fiduciary duties and other legal considerations relevant to the proposed transaction, (iii) a management review and comment on the recently conducted due diligence, (iv) a review by management and Jones Day of the draft definitive agreements and the various issues raised in the negotiation of same with McKesson, (v) a structural and financial overview of the transaction by SSB, and (vi) a report as to the fairness by HBOC's independent financial advisor Morgan Stanley & Co. Incorporated ("Morgan Stanley").

  During the following two days, the parties and their respective legal and financial advisors continued to negotiate the terms of the transaction with a view to reaching agreement upon definitive documentation that could be approved by each party's Board of Directors at separate Board of Directors meetings to be held on July 13, 1998.

  On July 13, 1998, the McKesson Board met again to review the potential transaction. The McKesson Board again reviewed presentations by Bear Stearns, Skadden Arps, McKesson Management and other advisors concerning a financial analysis of the transaction, the results of the due diligence investigations that had been undertaken by Skadden Arps, McKesson Management and other advisors, a summary of the principal terms of the transaction that had been negotiated and the issues that remained open, and the McKesson Board's fiduciary duties in considering a business combination. Following review and deliberation by the McKesson Board, including a review of various strategic alternatives that might be available to McKesson, the McKesson Board unanimously expressed support for the transaction, subject to reaching a satisfactory resolution of the few remaining open issues, and authorized and directed McKesson Management to continue to negotiate the final terms of a definitive agreement. The McKesson Board agreed to meet again on July 14, 1998 following the close of market at which time it was anticipated that approval of the transaction would be recommended and sought by McKesson Management.

  On July 13, 1998, the HBOC Board met with representatives of management, outside legal advisors Jones Day and Mazursky & Dunaway, and representatives of Arthur Andersen and Morgan Stanley. Representatives from SSB also attended. The HBOC Board received a further report concerning the due diligence investigations undertaken by HBOC, reviewed the significant open issues, received the fairness opinion of Morgan Stanley, discussed the transaction and asked questions of management and HBOC's advisors and approved the transaction and authorized Mr. McCall to conclude the transaction subject to the satisfactory resolution of such open issues.

  On the morning of July 14, 1998, Mr. Pulido received a telephone call from a representative of SSB notifying him that SSB had prematurely included a specific reference to the pending HBOC-McKesson merger as a written agenda item for its daily morning conference call among its sales force. During the day of July 14, 1998, McKesson and HBOC, together with their advisors, continued discussions to resolve open contractual issues in the definitive documentation for the transaction. In the meantime, towards the end of that trading day, the trading price of the HBOC Common Stock, which was to have been the stock that would be issued in the Merger, dropped sharply on rumors of a pending HBOC-McKesson transaction and ended 11.2% below its closing price of the previous day. Because the exchange ratio that was under discussion between the parties had been calculated based on an average trading price for McKesson and HBOC common stock over a several-day period that would provide stockholders of neither party a premium or discount over such trading prices, the sharp drop in the HBOC trading price resulted in an exchange ratio such that McKesson stockholders would actually receive a number of shares of HBOC Common Stock equal to a value less than the then current trading price of McKesson Common Stock as of that date. Accordingly, McKesson declined to proceed with the transaction on that basis. During the early evening of July 14, 1998, McKesson, with the assistance of its financial advisors, sought to revise the exchange ratio or restructure the transaction to take into account the decline in the trading price of HBOC Common Stock, but HBOC declined to entertain such proposals, and the parties agreed to terminate discussions.

  The McKesson Board met following the close of market on July 14, 1998. Mr. Pulido informed the McKesson Board of the day's events surrounding the premature disclosure of the pending HBOC-McKesson transaction by SSB and that discussions between the parties had terminated.

  Prior to the opening of the market on July 15, 1998, each of McKesson and HBOC issued separate press releases to the effect that, while the companies had been engaged in discussions regarding a potential business transaction, such discussions had been terminated.

  On October 13, 1998, Mr. Pulido contacted Mr. McCall to inquire whether HBOC might have an interest in pursuing the strategic business combination that the parties had contemplated and negotiated in July. After conferring with individual members of the HBOC Board, Mr. McCall responded that HBOC would be interested in pursuing a strategic business combination substantially in accordance with the terms that had previously been negotiated, but desired that the transaction be structured such that HBOC stockholders would receive a premium over then-current trading values for HBOC Common Stock. Mr. Pulido replied that he would discuss HBOC's proposal with members of the McKesson Board and respond.

  Over the next two days, McKesson and HBOC and their respective legal and financial advisors negotiated certain revisions to the terms of the previously negotiated definitive agreements, now restructured as an acquisition of HBOC by McKesson with McKesson issuing its common stock to HBOC stockholders and with HBOC becoming a wholly-owned subsidiary of McKesson. During this same period, each of McKesson, HBOC and their respective advisors updated the due diligence investigation that had been conducted in July. Also Mr. Pulido and Mr. McCall conferred with individual members of their respective Boards.

  On October 14, 1998, McKesson engaged Peter J. Solomon Company Limited to assist it, together with Bear Stearns, in reviewing the potential transaction with HBOC.

  On October 15, 1998, HBOC engaged Gleacher NatWest Inc. to provide financial advice in connection with the potential transaction with McKesson.

  On October 16, 1998, the McKesson Board met to review the restructured transaction with HBOC. At the McKesson Board meeting, the Directors reviewed presentations by McKesson Management, Bear Stearns and Skadden Arps concerning the revised terms of the transaction and governance issues, the impact of changes in the financial condition, business and results of operations of HBOC since July, a revised financial analysis of the transaction based on the revised structure and exchange ratio and changed conditions, an analysis of synergies that might be achieved in the combined company and potential investor reaction to the transaction. Following discussion, the McKesson Board, by unanimous vote of those present, determined to approve the proposed transaction, subject to receipt of the written opinion of Bear Stearns to the effect that, as of the date of the definitive agreement, the exchange ratio is fair to stockholders of McKesson from a financial point of view. The written opinion was received the following day. In approving the Merger, the McKesson Board noted that the original strategic business rationale for the combination between HBOC and McKesson discussed in July, 1998 continued to be compelling. Specifically, the reasons for approval of the Merger by the McKesson Board included those stated in "--Reasons for McKesson Engaging in the Merger; Recommendation of the McKesson Board."

  On October 17, 1998, the HBOC Board met with members of HBOC management and representatives of Jones Day and Morgan Stanley. A review of the recent events and background of the transaction was presented. Further, the HBOC Board was advised of the revised structure for the transaction, the exchange ratio, governance matters relating to the proposed combined companies, and the effect of the transaction on HBOC customers and employees. Jones Day reviewed the terms of the definitive agreements with the HBOC Board, and reviewed the HBOC Board's fiduciary duties in the context of the revised proposed transaction. Finally, the HBOC Board received an opinion of Morgan Stanley that the exchange ratio was fair to HBOC stockholders from a financial point of view. Following discussion by the HBOC Board, including questions of its advisors, the HBOC Board unanimously approved the Merger Agreement for the reasons stated in "--Reasons for HBOC Engaging in the Merger; Recommendations of the HBOC Board."

  Following the HBOC Board meeting, McKesson and HBOC executed the Merger Agreement and related definitive documents. On October 18, 1998, McKesson and HBOC issued a joint press release announcing the transaction.

REASONS FOR MCKESSON ENGAGING IN THE MERGER; RECOMMENDATION OF THE MCKESSON
BOARD

  The McKesson Board has approved the Merger Agreement and the Merger and has determined that the terms of the Merger Agreement are fair to and in the best interests of McKesson and its stockholders. During the course of its deliberations, the McKesson Board considered, with the assistance of management and its financial and other advisors, a number of factors which the McKesson Board believes could contribute to the success of the combined company and thus inure to the benefit of McKesson stockholders, including the following:

     1. The opportunity to create the world's leading healthcare services company, with the broadest range of product offerings and deepest reach in both the healthcare supply and healthcare information sectors. The combined company would serve the entire healthcare customer base, including providers, manufacturers, payors and retail customers. The combined company's breadth of product offerings, management and operational experience and financial resources should enable it to respond more quickly and effectively to technological change, intensifying competition, increasing consolidation and evolving market demands.

     2. The potential to achieve operating synergies through cross-marketing of each company's products to the other company's customers, including, for example, marketing of HBOC physician information products to the McKesson physician customer base and of the McKesson pharmacy automation products to HBOC's hospital customers, as well as possible cost savings related to more efficient administrative and support functions and the elimination of the costs of the public reporting obligations of HBOC. Longer term, the potential exists to provide innovative solutions to customers using the joint capabilities of the combined company and comprehensive, integrated solutions to customers using such capabilities.

     3. The opportunity to improve patient care while lowering or controlling costs resulting from the formation of a world leader in the supply of healthcare products and services across a broad continuum of the healthcare industry.

     4. The compatibility of the combined company's strategic and operating management philosophy and acquisition strategy combined with a similar history of successful acquisition integration.

     5. Receipt of a fairness opinion from Bear Stearns and the analysis underlying its opinion.

     6. The results of the financial analyses, which suggested that the Merger would be accretive to earnings after synergies.

     7. The Merger being effected on a tax-free reorganization basis.

     8. The transaction being accounted for as a pooling of interests thereby not incurring charges to earnings associated with the application of purchase accounting.

     9. Positive responses from customers of both companies, indicating an interest in the broader array of product and service offerings that would be available from the combined company.

    10. The likelihood that the Merger would be consummated.

  The foregoing discussion of factors considered by the McKesson Board is not intended to be exhaustive, but is intended to include the material factors considered. In light of the wide variety of factors considered, the McKesson Board did not find it practical to and did not quantify or otherwise assign relative weight to the specific factors considered and individual directors may have given different weight to different factors.

  After due consideration, the McKesson Board approved the Merger by a unanimous vote of those present and determined that the Merger is fair to and in the best interests of McKesson and its stockholders. Accordingly, the McKesson Board recommends that McKesson stockholders vote "FOR" approval of the Merger Agreement and the transactions associated with it, including the Stock Issuance and the corporate change of name.

  In reaching its recommendation in favor of the Merger, the McKesson Board also considered a number of uncertainties, including the challenges of combining the businesses of two large corporations and the risk of diverting management resources from other strategic opportunities and operational matters for an extended period of time. See "RISK FACTORS."

REASONS FOR HBOC ENGAGING IN THE MERGER; RECOMMENDATION OF THE HBOC BOARD

  The HBOC Board has approved the Merger Agreement and the Merger and has determined that the terms of the Merger Agreement are fair to and in the best interests of HBOC and its stockholders. During the course of its deliberations, the HBOC Board considered, with the assistance of management and its financial advisors, a number of factors which the HBOC Board believes could contribute to the success of the combined company and thus inure to the benefit of HBOC stockholders, including the following:

     1. The combination of the two companies' breadth of product offerings, management and operational experience and financial resources should enable the combined company to respond more quickly and effectively to technological change, intensifying competition, increasing consolidation and evolving market demands.

     2. Potential operating synergies through cross-marketing of each company's products to the other company's customers, including marketing of HBOC physician information products to the McKesson physician customer base and of the McKesson pharmacy automation products to HBOC's hospital customers, as well as possible cost savings related to more efficient administrative and support functions and the elimination of the costs of the public reporting obligations of HBOC.

     3. The opportunity to improve patient care while lowering or controlling costs resulting from the formation of a world leader in the supply of healthcare products and services across a broad continuum of the healthcare industry.

     4. Compatibility of the two companies' strategic and operating management philosophy and acquisition strategy combined with a similar history of successful acquisition integration.

     5. Receipt of a fairness opinion from Morgan Stanley as to the fairness of the Exchange Ratio from a financial point of view to stockholders of HBOC.

     6. The exchange by HBOC stockholders of HBOC shares for shares of McKesson being effected on a tax-free basis.

     7. The transaction being accounted for as a pooling of interests thereby not incurring charges to earnings associated with the application of purchase accounting.

     8. Positive feedback from customers of both companies, indicating an interest in the broader array of product and service offerings that would be available from the combined company.

     9. The likelihood that the Merger would be consummated.

    10. The Merger provides HBOC stockholders with a premium over the market price of its shares prior to announcement of the Merger Agreement and provides HBOC stockholders the opportunity to continue to participate in HBOC's business through an ownership interest in McKesson HBOC.

  The foregoing discussion of factors considered by the HBOC Board is not intended to be exhaustive, but is intended to include the material factors considered. In light of the wide variety of factors considered, the HBOC Board did not find it practical to and did not quantify or otherwise assign relative weight to the specific factors considered and individual directors may have given different weight to different factors.

  After due consideration, the HBOC Board approved the Merger by a unanimous vote and determined that the Merger is fair to and in the best interests of HBOC and its stockholders. Accordingly, the HBOC Board unanimously recommends that HBOC stockholders vote "FOR" approval of the Merger Agreement.

OPINION OF MCKESSON'S FINANCIAL ADVISOR

  On October 17, 1998 Bear Stearns delivered its opinion (hereafter referred to as the "Bear Stearns Opinion" or the "Opinion") to the effect that, as of the date thereof, and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio was fair, from a financial point of view, to the stockholders of McKesson.

  THE FULL TEXT OF THE BEAR STEARNS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BEAR STEARNS, IS ATTACHED AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS, AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BEAR STEARNS OPINION. MCKESSON STOCKHOLDERS ARE URGED TO READ CAREFULLY THE BEAR STEARNS OPINION IN ITS ENTIRETY. THE BEAR STEARNS OPINION WAS PROVIDED TO THE MCKESSON BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE STOCKHOLDERS OF MCKESSON AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY MCKESSON TO ENGAGE IN THE MERGER OR THE PRICE OR RANGE OF PRICES AT WHICH SHARES OF MCKESSON COMMON STOCK MAY TRADE SUBSEQUENT TO THE ANNOUNCEMENT OR CONSUMMATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF MCKESSON COMMON STOCK OR TO THE MCKESSON BOARD AS TO HOW TO VOTE ON THE PROPOSED MERGER OR ANY MATTER RELATED THERETO.

  Although Bear Stearns evaluated the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of McKesson, the Exchange Ratio itself and the form of merger consideration were determined by McKesson and HBOC through arm's-length negotiations and were not based on any recommendation by Bear Stearns, although Bear Stearns provided advice to McKesson from time to time during the course of such negotiations. McKesson did not provide specific instructions to, or place any limitations upon, Bear Stearns with respect to the procedures to be followed or factors to be considered by Bear Stearns in performing its analyses or rendering the Bear Stearns Opinion.

THE BEAR STEARNS OPINION

  In arriving at its Opinion, Bear Stearns, among other things, (i) reviewed the Merger Agreement; (ii) reviewed McKesson's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended March 31, 1996 through 1998 and its Quarterly Report on Form 10-Q for the period ended June 30, 1998; (iii) reviewed HBOC's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 through 1997 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1998 and June 30, 1998; (iv) reviewed certain operating and financial information, including Wall Street analyst estimates that were adjusted by the managements of McKesson and HBOC (the "Adjusted Wall Street Estimates"), relating to McKesson's and HBOC's respective businesses and prospects; (v) met with certain members of the senior managements of McKesson and HBOC to discuss the operations, historical financial statements and future prospects of McKesson and HBOC; (vi) reviewed certain estimates of cost savings and other combination benefits expected to result from the Merger, jointly prepared and provided to Bear Stearns by the senior managements of McKesson and HBOC (the "Projected Synergies"); (vii) reviewed the historical prices and trading volumes of the McKesson Common Stock and HBOC Common Stock;
(viii) reviewed publicly available financial data, stock market performance data and valuation parameters of companies which Bear Stearns deemed generally comparable to McKesson and HBOC; (ix) reviewed the terms of recent merger and acquisition transactions which Bear Stearns deemed generally comparable to the Merger or otherwise relevant to its analysis; and (x) conducted such other studies, analyses, inquiries and investigations, as Bear Stearns deemed appropriate.

  In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial information, including the Adjusted Wall Street Estimates, provided to it by McKesson and HBOC, including with respect to HBOC's pending acquisitions of Access Health and IMNET and the financial impact thereof. With respect to the Adjusted Wall Street Estimates and potential synergies that McKesson and HBOC believed could be achieved upon consummation of the Merger, Bear Stearns assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of McKesson and HBOC as to the expected future performance of McKesson and HBOC, respectively. Bear Stearns has not assumed any responsibility for the independent verification of any such information or of the Adjusted Wall Street Estimates provided to it and Bear Stearns has further relied upon the assurances of the senior managements of McKesson and HBOC that they are unaware of any facts that would make the information or the Adjusted Wall Street Estimates provided to it incomplete or misleading. In arriving at its Opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of McKesson and HBOC, nor was it furnished with any such appraisals. The Bear Stearns Opinion is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date thereof. Bear Stearns has assumed that the Merger (i) will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) will be accounted for as a pooling of interests under generally accepted accounting principles ("GAAP").

  For purposes of rendering its Opinion, Bear Stearns assumed, in all respects material to its analysis, that the representations and warranties of each party in the Merger Agreement and all related documents and instruments (collectively, the "Documents") contained therein were true and correct; that each party to the Documents would perform all of the covenants and agreements required to be performed by such party under the Documents; and, that all conditions to the consummation of the Merger would be satisfied without waiver thereof. Bear Stearns assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on either McKesson or HBOC.

  In connection with preparing and rendering the Opinion, Bear Stearns performed a variety of valuation, financial and comparative analyses. The summary of such analyses, as set forth below, does not purport to be a complete description of the analyses underlying the Bear Stearns Opinion, and is qualified in its entirety by reference to the full text of the Bear Stearns Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Bear Stearns believes that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it, without considering all such factors and analyses, could create an incomplete and misleading view of the processes underlying the Bear Stearns Opinion. Bear Stearns has not made any attempt to assign specific weights to particular analyses in preparing its Opinion. Moreover, the estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, such estimates are inherently subject to substantial uncertainties.

  At the October 16, 1998 meeting of the McKesson Board, Bear Stearns reviewed the potential financial impact of the Merger and a variety of valuation, financial and comparative analyses. The various financial analyses prepared by Bear Stearns, reviewed with the McKesson Board and summarized below, were based on the Adjusted Wall Street Estimates.

  Pro Forma Merger Analysis. Bear Stearns reviewed and analyzed certain pro forma financial impacts of the Merger on holders of McKesson Common Stock based on: (i) the Exchange Ratio; (ii) the Adjusted Wall Street Estimates;
(iii) an assumption for analytical purposes that the Merger would be consummated on March 31, 1999; and (iv) an assumption for analytical purposes that HBOC's pending acquisitions of Access Health and IMNET will be consummated on December 31, 1998. In addition, Bear Stearns performed analyses that assumed four specific scenarios as to the level of potential synergies realized as a result of the Merger. The scenarios developed and used by Bear Stearns included: (a) a scenario assuming that no synergies were achieved; (b) a scenario that reflected full realization of the Projected Synergies (the "Base Case Synergies," specifically $75 million, $125 million and $175 million of pre-tax benefits in the fiscal years ending March 31, 2000 ("Fiscal 2000"), March 31, 2001 ("Fiscal 2001") and March 31, 2002 ("Fiscal 2002"),
respectively); (c) a "Low Synergies Case" reflecting $54 million, $89 million and $125 million of pre-tax benefits in Fiscal 2000, Fiscal 2001 and Fiscal 2002, respectively; and (d) a "High Synergies Case" reflecting $96 million, $161 million and $225 million of pre-tax benefits in Fiscal 2000, Fiscal 2001 and Fiscal 2002, respectively. In its analysis, Bear Stearns did not take into account the financial statement impact of potential restructuring charges or any other one-time items associated with the Merger.

  The results of this analysis indicated that, after factoring in the Base Case Synergies, the Merger would result in accretion of 0.5%, 3.1% and 5.3% to the projected earnings per share ("EPS") of McKesson HBOC for Fiscal 2000, Fiscal 2001 and Fiscal 2002, respectively, as compared to the projected EPS of McKesson on a stand-alone basis for the same time periods. Assuming no synergies, the analysis indicated the Merger would result in dilution of - 4.7%, -3.5% and -2.1% to the projected EPS of McKesson HBOC for Fiscal 2000, Fiscal 2001 and Fiscal 2002, respectively, as compared to the projected EPS of McKesson on a stand-alone basis for the same time periods. Assuming the Low Synergies Case, the analysis indicated the Merger would result in dilution of -1.0% to the projected EPS of McKesson HBOC during Fiscal 2000, and accretion of 1.2% and 3.2% to the projected EPS of McKesson HBOC during Fiscal 2001 and Fiscal 2002, respectively, as compared to the projected EPS of McKesson on a stand-alone basis for the same time periods. Assuming the High Synergies Case, the analysis indicated the Merger would result in accretion of 1.9%, 5.1% and 7.3% to the projected EPS of McKesson HBOC for Fiscal 2000, Fiscal 2001 and Fiscal 2002, respectively, as compared to the projected EPS of McKesson on a stand-alone basis for the same time periods.

  Bear Stearns also performed a sensitivity analysis on the projected EPS of McKesson HBOC assuming: (i) the Adjusted Wall Street Estimates for McKesson;
(ii) three-year compounded annual growth rates of the stand-alone EPS of HBOC ranging from 20% to 50% (for calendar years 1998 through 2001); and (iii) either the Base Case Synergies or no synergies. Based on the above assumptions, Bear Stearns' calculations indicated that (i) if the Base Case Synergies were achieved, the potential impact of the Merger on McKesson's projected EPS would range from accretion of 10.6% to dilution of -7.6% for Fiscal 2000, accretion of 23.4% to dilution of -9.3% for Fiscal 2001 and accretion of 38.1% to dilution of -11.4% for Fiscal 2002; and (ii) in the event that no synergies were achieved, the potential impact of the Merger on McKesson's projected EPS would range from accretion of 5.5% to dilution of - 12.7% for Fiscal 2000, accretion of 16.8% to dilution of -15.9% for Fiscal 2001 and accretion of 30.7% to dilution of -18.7% for Fiscal 2002. Bear Stearns also noted that: (i) if the Base Case Synergies were achieved, HBOC's stand-alone EPS would need to grow at a rate of approximately 28% per year for three years in order for the Merger not to be dilutive to McKesson's stand-alone projected EPS for Fiscal 2002 and (ii) if no synergies were achieved, HBOC's stand-alone EPS would need to grow at a rate of approximately 33% per year for three years in order for the Merger not to be dilutive to McKesson's stand-alone projected EPS for Fiscal 2002. Bear Stearns further noted that such required growth rates compared to a projected three-year EPS growth rate of 31.9% based on the Adjusted Wall Street Estimates for HBOC.

  Pro Forma Compounded Annual Growth Rates. Bear Stearns calculated the pro forma compounded annual growth rate of McKesson HBOC's EPS for the three year period ending on March 31, 2002 based on: (i) the Exchange Ratio; (ii) the Adjusted Wall Street Estimates; (iii) either the Base Case Synergies or no synergies; (iv) an assumption for analytical purposes that the Merger was consummated on March 31, 1998; and (v) an assumption for analytical purposes that HBOC's pending acquisitions of Access Health and IMNET were consummated on December 31, 1997. In addition, Bear Stearns did not take into account the financial statement impact of potential restructuring charges or any other one-time items associated with the Merger.

  Bear Stearns' calculations indicated that, assuming the Base Case Synergies, McKesson HBOC's EPS would grow at approximately a 33.7% compounded annual growth rate during the period. Assuming no synergies, Bear Stearns' calculations indicated McKesson HBOC's EPS would grow at approximately a 30.5% compounded annual growth rate during the period. Bear Stearns noted that McKesson's stand-alone EPS was projected to grow at approximately a 28.7% compounded annual growth rate during the period based on the Adjusted Wall Street Estimates for McKesson.

  Relative Contribution Analysis. Bear Stearns calculated the relative contribution by each of McKesson and HBOC to McKesson HBOC on a pro forma combined basis with respect to, among other things, equity market capitalization and net income. Bear Stearns performed this calculation based on: (i) closing share prices for McKesson and HBOC as of October 16, 1998; and
(ii) the Adjusted Wall Street Estimates for each company. The results of this analysis indicated that McKesson would contribute approximately 40.0% of McKesson HBOC's equity market capitalization. This analysis also indicated that McKesson would contribute approximately 38.5%, 38.7% and 38.1% of combined projected net income for Fiscal 2000, Fiscal 2001 and Fiscal 2002, respectively. Assuming that the Base Case Synergies are achieved, Bear Stearns' analysis showed that McKesson would contribute approximately 36.5%, 36.2% and 35.5% of combined projected net income, while synergies would contribute approximately 5.2%, 6.5% and 7.0% of combined projected net income for Fiscal 2000, Fiscal 2001 and Fiscal 2002, respectively. By way of comparison, Bear Stearns noted that, on a fully diluted basis and assuming consummation on the part of both companies of pending acquisitions and related share issuances, the Exchange Ratio would result in holders of McKesson Common Stock receiving approximately a 37.5% collective ownership position in McKesson HBOC following the merger.

  Historical Stock Performance and Implied Market Exchange Ratios. Bear Stearns reviewed the historical stock prices of McKesson Common Stock and HBOC Common Stock and the implied market exchange ratios determined by dividing the price per share of HBOC Common Stock by the price per share of McKesson Common Stock (the "Market Exchange Ratio") over various periods of time including, among others, the one year period ended October 16, 1998, the six month period ended October 16, 1998, the three month period ended October 16, 1998 and the one month period ended October 16, 1998. Bear Stearns calculated that the Market Exchange Ratio ranged from: (i) a low of 0.2700 to a high of 0.5463, with an average of 0.4166, during the one year period ended October 16, 1998;
(ii) a low of 0.2700 to a high of 0.5037, with an average of 0.3767, during the six month period ended October 16, 1998; (iii) a low of 0.2700 to a high of 0.4330, with an average of 0.3367, during the three month period ended October 16, 1998; and (iv) a low of 0.2700 to a high of 0.3333, with an average of 0.3113, during the one month period ended October 16, 1998. Bear Stearns noted that, with the exception of the periods observed during the one month ended October 16, 1998, the Exchange Ratio of 0.3700 was within the range of the high and low implied market exchange ratios for the observed periods.

  Illustrative Future Stockholder Value Analysis. As a sensitivity analysis and for illustrative purposes only, Bear Stearns prepared imputed stock price matrices in order to demonstrate the sensitivity of the pro forma impact of the Merger on the value of shares of common stock of McKesson following the Merger (the "McKesson HBOC Common Stock"). Bear Stearns used the blended price to earnings ("P/E") multiples of McKesson and HBOC (calculated as the income-weighted average of the respective stand-alone P/E multiples of McKesson and HBOC based on the Adjusted Wall Street Estimates) for each of Fiscal 2000, 2001 and 2002 as midpoints of the ranges of the P/E multiples. Bear Stearns noted that the market multiples of McKesson's projected stand-alone EPS were not significantly different than the market multiples for HBOC's projected stand-alone EPS. In order to illustrate the sensitivity to the change in the combined multiples for each of Fiscal 2000, 2001 and 2002, Bear Stearns added 2.0x to the blended multiple to arrive at the upper end of the range and subtracted 2.0x from the blended multiple to arrive at the lower end of the range. These computations resulted in P/E multiples of: (i) 27.2x to 31.2x for Fiscal 2000; (ii) 20.5x to 24.5x for Fiscal 2001; and (iii) 15.4x to 19.4x for Fiscal 2002. Bear Stearns then calculated the implied value of a share of McKesson HBOC Common Stock using the range of multiples described above for each of the fiscal years, the projected EPS of McKesson HBOC, based on the Adjusted Wall Street Estimates, and either the Base Case Synergies or no synergies. Assuming the Base Case Synergies, Bear Stearns calculated that the implied pro forma value of a share of McKesson HBOC Common Stock ranged from a low of approximately $79.11 (assuming a P/E ratio of 15.4x projected Fiscal 2002 net income), to a midpoint of approximately $88.82 (assuming a P/E ratio of 22.5x projected Fiscal 2001 net income), to a high of approximately $99.67 (assuming a P/E ratio of 19.4x projected Fiscal 2002 net income), which imputed prices would represent changes of -10.8%, 0.2% and 12.4%, respectively, from the closing price of approximately $88.69 for McKesson Common Stock on October 16, 1998. Assuming no synergies, Bear Stearns calculated that the implied pro forma value of a share of McKesson HBOC Common Stock ranged from a low of approximately $73.62 (assuming a P/E ratio of 15.4x projected Fiscal 2002 net income), to a midpoint of approximately $83.18 (assuming a P/E ratio of 17.4x Fiscal 2002 net income), to a high of approximately $92.74 (assuming a P/E ratio of 19.4x projected Fiscal 2002 net income), which imputed prices would represent changes of -17.0% -6.2% and 4.6%, respectively, from the closing price of approximately $88.69 for McKesson Common Stock on October 16, 1998.

  In performing its analyses, Bear Stearns was not expressing any opinion as to the range of prices at which McKesson HBOC Common Stock may trade subsequent to the consummation of the Merger. The prices at which McKesson HBOC Common Stock ultimately trades in the stock market will be driven by a variety of quantitative and qualitative factors (e.g., the P/E ratio at which McKesson HBOC Common Stock is valued by potential investors, which may be significantly more or less favorable than the illustrative range of P/E ratios used by Bear Stearns for its analytical purposes; the level of synergies ultimately embraced by the stock market; etc.).

  Other Analyses. Bear Stearns conducted such other analyses as it deemed necessary, including reviewing historical and projected financial and operating data for both McKesson and HBOC and pro forma combined balance sheet data for McKesson HBOC, analyzing selected Wall Street equity research reports on, and earnings and other estimates for, each of McKesson and HBOC, reviewing the relative stock price performance of McKesson and HBOC versus various indices, comparing the coverage universe of the research analysts who monitor each of McKesson and HBOC, reviewing and comparing certain financial data and valuation parameters for each of McKesson and HBOC and reviewing available information regarding the institutional holdings of McKesson Common Stock and HBOC Common Stock.

  McKesson engaged Bear Stearns as its financial advisor based on Bear Stearns' experience and expertise. Bear Stearns is an internationally recognized investment banking firm that has substantial experience in the healthcare industry and in transactions similar to the Merger. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to the terms of its engagement letter dated October 14, 1998, McKesson has: (i) agreed to pay Bear Stearns a fee of $3.0 million in connection with the delivery of the Bear Stearns Opinion; (ii) agreed to pay Bear Stearns a transaction fee, contingent upon and payable at closing of the Merger, of $20.0 million (against which the opinion fee is to be credited); (iii) agreed to pay Bear Stearns a fee of 15% of any "break-up" fee or any other payment that results from the termination or cancellation of McKesson's efforts to effect the Merger; provided, however, that such fee shall be no greater than $20.0 million (against which the opinion fee is to be credited); and (iv) agreed to reimburse Bear Stearns for its out-of-pocket expenses, including the fees and expenses of its counsel and other outside advisors and consultants retained with McKesson's approval. McKesson has also agreed to indemnify Bear Stearns and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

  Bear Stearns has previously rendered certain investment banking and financial advisory services to both McKesson and HBOC. In the ordinary course of its business, Bear Stearns may actively trade the securities of McKesson and/or HBOC for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF HBOC'S FINANCIAL ADVISOR

  HBOC retained Morgan Stanley to render financial opinion letters to the HBOC Board in connection with the Merger and related matters based upon Morgan Stanley's qualifications, expertise and reputation. On October 17, 1998, Morgan Stanley rendered an oral opinion, which was confirmed in writing on October 17, 1998 and the date of this Joint Proxy Statement/Prospectus, to the HBOC Board that, as of the dates of such opinions, and based upon and subject to the considerations set forth in the written opinions, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of HBOC Common Stock.

  THE FULL TEXT OF THE MORGAN STANLEY OPINION, DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE MORGAN STANLEY OPINION IS DIRECTED TO THE HBOC BOARD AND THE FAIRNESS OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF HBOC COMMON STOCK AS OF THE DATE OF SUCH OPINION AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HBOC STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE HBOC SPECIAL MEETING TO BE HELD IN CONNECTION WITH THE MERGER. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MORGAN STANLEY OPINION ATTACHED AS ANNEX E HERETO. STOCKHOLDERS OF HBOC ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY.

  In connection with rendering its opinions, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of HBOC and McKesson respectively; (ii) reviewed and discussed the past and current operations and financial condition and the prospects of HBOC and McKesson with senior executives of HBOC and McKesson, respectively; (iii) reviewed the pro forma impact of the Merger on the combined company's earnings per share and financial ratios; (iv) reviewed the reported prices and trading activity for the HBOC Common Stock and the McKesson Common Stock; (v) compared the financial performance of HBOC and McKesson and the prices and trading activity of the HBOC Common Stock and the McKesson Common Stock with that of certain other comparable publicly-traded companies and their securities; (vi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (vii) reviewed and discussed with the senior managements of HBOC and McKesson the business strategy for the combined company and their estimates of the synergies and cost savings anticipated from the Merger; (viii) reviewed the Merger Agreement and certain related documents; and (ix) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

  In arriving at its opinions, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley, including the business strategy for the combined company and estimates of the synergies to be achieved, for the purposes of its opinions. With respect to the financial information prepared by HBOC and McKesson, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of HBOC and McKesson. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger would be accounted for as a "pooling of interests" business combination in accordance with GAAP and that the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Code. Morgan Stanley did not conduct any independent valuation or appraisal of the assets or liabilities of HBOC or McKesson, nor was Morgan Stanley furnished with any such appraisals. The opinions are necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the dates thereof.

  In arriving at its opinions, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of HBOC or any of its assets.

  The following is a summary of certain of the financial analyses performed by Morgan Stanley in connection with its rendering of the opinion dated as of October 17, 1998 and reviewed with the HBOC Board on October 17, 1998.

  Common Stock Performance. Morgan Stanley's analysis of HBOC Common Stock performance consisted of a historical analysis of: closing prices and trading volumes for the last twelve months ended October 15, 1998; HBOC's indexed price performance for the last twelve months ended October 15, 1998 relative to (i) the Healthcare Information Services Index which was comprised of Cerner Corporation, IDX Systems Corporation, Shared Medical Systems Corporation, Envoy Corporation, Medical Manager Corporation and Medquist Inc., (ii) the Information Services Index which was comprised of Automatic Data Processing, Inc., Computer Sciences Corporation, Electronic Data Systems Corporation, Equifax Inc., and First Data Corporation, and (iii) the S&P 500; a historical analysis of HBOC's next twelve months price to earnings ratio based on median First Call Corporation ("First Call") estimates from December 30, 1994 through October 9, 1998; and a historical analysis of HBOC's next twelve months price to earnings to five-year projected growth rate ratio based on median First Call estimates from December 30, 1994 through October 9, 1998. Morgan Stanley also reviewed selected publicly available research analysts' reports regarding HBOC. In addition, Morgan Stanley compared the actual quarterly earnings for HBOC versus the First Call median analysts' expectations as of the day of the earnings announcement and the First Call median analysts' expectations as of the day six months prior to the earnings announcement. Morgan Stanley noted that for the last twelve months ended October 15, 1998, HBOC outperformed the Healthcare Information Services Index, Information Services Index and the S&P
500. Morgan Stanley also observed that over the period from third quarter 1996 to third quarter 1998, HBOC's actual earnings were higher than the First Call median analysts' expectations as of the earnings announcement and the First Call median analysts' expectations as of the day six months prior to the earnings announcement. Morgan Stanley also observed that, in the twelve months ended October 15, 1998, HBOC Common Stock closed at a high of $38.38 per share and a low of $19.31 per share.

  Morgan Stanley's analysis of McKesson Common Stock performance consisted of a historical analysis of: closing prices and trading volumes for the last twelve months ended October 15, 1998; McKesson's indexed price performance for the last twelve months ended October 15, 1998 relative to (i) the Comparable Company Index which was comprised of Henry Schein, Inc., Owens & Minor, Inc., Patterson Dental Company, PSS World Medical, Inc., AmeriSource Health Corporation, Bergen Brunswig Corporation, Cardinal Health, Inc., and Bindley Western Industries, Inc., and (ii) the S&P 500; a historical analysis of McKesson's next twelve months price to earnings ratio based on median First Call estimates from December 30, 1994 through October 9, 1998; and a historical analysis of McKesson's next twelve months price to earnings to five-year projected growth rate ratio based on median First Call estimates from December 30, 1994 through October 9, 1998. Morgan Stanley also reviewed selected publicly available research analysts' reports regarding McKesson. In addition, Morgan Stanley compared the actual quarterly earnings for McKesson versus the First Call median analysts' expectations as of the day of the earnings announcement and the First Call median analysts' expectations as of the day six months prior to the earnings announcement. Morgan Stanley noted that for the last twelve months ended October 15, 1998, McKesson outperformed the Comparable Company Index and the S&P 500. Morgan Stanley also observed that over the period from fiscal second quarter 1997 to fiscal first quarter 1999, McKesson's actual earnings were higher than or equal to the First Call median analysts' expectations as of the day of the earnings announcement on seven out of eight occasions and higher than or equal to the First Call Median analysts' expectations as of the day six months prior to the earnings announcement on four out of eight occasions. In the twelve months ended October 15, 1998, McKesson Common Stock closed at a high of $96.25 per share and a low of $47.88 per share.

  Comparable Company Analysis. As part of its analysis, Morgan Stanley compared certain financial information of HBOC with the corresponding publicly available information of twelve other information services companies similar to HBOC (the "HBOC Comparable Companies"), including Automatic Data Processing, Inc., Computer Sciences Corporation, Electronic Data Systems Corporation, Equifax Inc., First Data Corporation,

Cerner Corporation, IDX Systems Corporation, Shared Medical Systems Corporation, Eclipsys Corporation, Envoy Corporation, Medical Manager Corporation and Quadramed Corporation. For each of the HBOC Comparable Companies, Morgan Stanley calculated (based on market information as of October 15, 1998, the latest publicly available 10-Ks and 10-Qs, and estimates of earnings per share and five-year projected growth rates based on I/B/E/S International Inc. ("I/B/E/S") estimates as of October 15, 1998), among other things, the price to estimated calendar year 1999 earnings to five-year projected growth rate ratio to similar statistics for the HBOC Comparable Companies. Applying these multiples to corresponding financial data for HBOC, which were based on certain financial projections prepared by Morgan Stanley with the assistance of Morgan Stanley research (the "HBOC Financial Forecast"), resulted in per share equity values of $28.37 to $34.68 for HBOC.

  As part of its analysis, Morgan Stanley compared certain financial information of McKesson with the corresponding publicly available financial information of nine other drug distribution and medical/surgical distribution companies similar to McKesson (the "McKesson Comparable Companies"), including Allegiance Corporation, Henry Schein, Inc., Owens & Minor, Inc., Patterson Dental Company, PSS World Medical, Inc., Sybron International Corporation, AmeriSource Health Corporation, Bergen Brunswig Corporation, and Cardinal Health, Inc. For each of the McKesson Comparable Companies, Morgan Stanley calculated (based on market information as of October 15, 1998, the latest publicly available 10-Ks and 10-Qs, and estimates of earnings per share and five-year projected growth rates based on First Call estimates as of October 15, 1998), among other things, the price to estimated calendar year 1999 earnings to five-year growth rate ratio to similar statistics for the McKesson Comparable Companies. Applying these multiples to corresponding financial data for McKesson, which were based on certain financial projections prepared by Morgan Stanley with the assistance of Morgan Stanley research (the "McKesson Financial Forecast"), resulted in per share equity values of $82.50 to $97.50 for McKesson.

  No company utilized in the comparable companies analysis is identical to HBOC or McKesson. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of HBOC and McKesson, such as the impact of competition on the business of HBOC and McKesson and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of HBOC and McKesson or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

  Discounted Cash Flow Analysis. Morgan Stanley performed discounted cash flow analyses of HBOC to determine a range of present values for HBOC based on (i) the HBOC Financial Forecast and (ii) financial data for HBOC, which were based on certain financial projections prepared by Morgan Stanley with the assistance of Morgan Stanley research (the "HBOC Low Growth Case"). Unlevered free cash flow was calculated as the after-tax operating earnings of HBOC (excluding any interest income and interest expense) plus depreciation and amortization, plus deferred taxes, plus (or minus) net changes in non-cash working capital, minus capital expenditures, minus capitalized software costs. Morgan Stanley calculated terminal values by applying a range of multiples to earnings before interest and taxes ("EBIT") in fiscal 2003 from 12.0x to 14.0x. The unlevered free cash flows and terminal values were then discounted to present values using a range of discount rates from 11.0% to 13.0%. Based on this analysis and the assumptions set forth above, Morgan Stanley calculated per share equity values ranging from $24.30 to $29.74 for the HBOC Financial Forecast and per share equity values ranging from $21.18 to $25.81 for the HBOC Low Growth Case.

  Morgan Stanley performed a discounted cash flow analysis of McKesson to determine a range of present values for McKesson based on the McKesson Financial Forecast. Unlevered free cash flow was calculated as the after-tax operating earnings of McKesson (excluding any interest income and interest expense) plus depreciation and amortization, plus provision for bad debt, plus deferred taxes, plus (or minus) net changes in non-cash working capital, minus capital expenditures, minus cash used for acquisitions, plus preferred dividends. Morgan Stanley calculated terminal values by applying a range of multiples to EBIT in fiscal 2003 from 12.0x to 14.0x. The unlevered free cash flows and terminal values were then discounted to present values using a range of discount rates from 9.5% to 10.5%. Based on this analysis and the assumptions set forth above, Morgan Stanley calculated per share equity values ranging from $79.55 to $98.55 for McKesson.

  Exchange Ratio Analysis. Morgan Stanley analyzed the ratio of closing prices per share of HBOC Common Stock and McKesson Common Stock during the two-year period ended October 15, 1998. Morgan Stanley observed that the implied exchange ratio had averaged 0.417 over the last twelve month period, 0.379 over the last six month period, 0.338 over the last ninety day period, 0.313 over the last thirty day period, 0.301 over the last ten day period, and 0.322 over the last five day period, in each case, prior to October 15, 1998. Morgan Stanley also observed that the implied exchange ratio based on the closing market prices of HBOC Common Stock and McKesson Common Stock on October 15, 1998 was 0.326.

  Pro Forma Contribution Analysis. Morgan Stanley analyzed the pro forma contribution of each of HBOC and McKesson to the combined company. Such analysis included relative contributions of net revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), EBIT and net income at various time periods. Such analysis showed that, based upon the HBOC Financial Forecast and the McKesson Financial Forecast, HBOC's calendar 1998 and 1999 contribution would be approximately 7.0% and 8.3% of projected net revenue, respectively, 48.3% and 53.3% of projected EBITDA, respectively, 49.2% and 54.2% of projected EBIT, respectively, and 58.4% and 62.4% of projected net income, respectively. These contribution percentages did not take into account any estimates by the managements of HBOC or McKesson of the synergies or cost savings anticipated from the Merger, nor did they take into account any accounting adjustments or potential changes in capital structure as a result of the Merger. Morgan Stanley observed that the aforementioned contribution percentages for HBOC would compare to HBOC's pro forma ownership of approximately 61.6%.

  Pro Forma Analysis of the Merger. Morgan Stanley performed certain pro forma analyses of the Merger on the earnings per share of the combined company. These analyses were based on the McKesson Financial Forecast, the HBOC Financial Forecast and estimates of synergies and cost savings provided by the managements of HBOC and McKesson. Morgan Stanley observed that, after taking into account such estimates of earnings and without giving effect to any estimates of synergies or cost savings, the Merger would be slightly dilutive to McKesson's earnings per share estimate in fiscal 1999, 2000 and 2001. Morgan Stanley also observed that, after taking into account such estimates of earnings and synergies and cost savings, the Merger would be accretive to McKesson's stand-alone earnings per share estimate in fiscal 1999, 2000 and 2001.

  In connection with its written opinion dated as of the date of this Joint Proxy Statement/Prospectus, Morgan Stanley reviewed the analyses used to render its October 17, 1998, opinion by performing procedures to update certain such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinions, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the opinions. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of HBOC or McKesson.

  In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of HBOC and McKesson. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the Exchange Ratio pursuant to the Merger Agreement from a financial point of view to the holders of HBOC Common Stock and were provided to the HBOC Board in connection with the delivery of the Morgan Stanley opinions. The analyses do not purport to be appraisals or to reflect the prices at which HBOC or McKesson might actually be sold. In addition, as described above, the Morgan Stanley opinions were among many factors taken into consideration by the HBOC

Board in making its determination to approve the Merger. The Exchange Ratio pursuant to the Merger Agreement was determined through arm's-length negotiations between HBOC and McKesson and was approved by the HBOC Board. Morgan Stanley did not recommend any specific Exchange Ratio to HBOC or that any Exchange Ratio constituted the only appropriate Exchange Ratio for the Merger. Consequently the Morgan Stanley analysis described above should not be viewed as determinative of whether the HBOC Board would have agreed to a different Exchange Ratio.

  HBOC retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Morgan Stanley may continue to provide investment banking services to the combined entity in the future. In the course of its market-making and other trading activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell the debt or equity securities and senior loans of HBOC or McKesson. In addition, as of November 18, 1998, Morgan Stanley held for its principal account 3,597,694 shares of HBOC Common Stock. Morgan Stanley and its affiliates have, in the past, provided financial advisory services to McKesson and have received fees for the rendering of such services.

  Pursuant to a letter agreement dated October 16, 1998 between HBOC and Morgan Stanley, HBOC has agreed to pay Morgan Stanley a fee for rendering the Morgan Stanley opinions to the HBOC Board in connection with the business combination. In addition, HBOC has agreed to reimburse Morgan Stanley for its expenses related to the engagement and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and expenses, related to or arising out of Morgan Stanley's engagement and the transactions in connection therewith.

ANTICIPATED ACCOUNTING TREATMENT

  The Merger is expected to be accounted for as a pooling of interests in accordance with GAAP. Under this accounting method, the historical financial information of McKesson and HBOC will be restated to reflect the combined financial position and operations of both companies. The combined financial position and operations will be adjusted to conform the accounting practices of the companies. Pursuant to the Merger Agreement, each of McKesson and HBOC will use commercially reasonable efforts to cause the Merger to qualify for pooling of interests accounting treatment. The obligations of each of HBOC and McKesson to consummate the Merger are conditioned upon the receipt by each of McKesson and HBOC of a letter from their respective independent accountants, in each case addressed to McKesson and HBOC, stating that they concur with the conclusion of McKesson's and HBOC's management that the Merger will qualify for pooling of interests accounting treatment.

BOARD AND MANAGEMENT OF THE SURVIVING CORPORATION FOLLOWING THE MERGER

  If the Merger is consummated, holders of HBOC Common Stock will become stockholders of McKesson HBOC, which will be under the direction of the Board of Directors and management of McKesson HBOC. Charles W. McCall and Mark A. Pulido will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation until their respective successors are duly appointed and qualified.

BOARD AND MANAGEMENT OF MCKESSON HBOC FOLLOWING THE MERGER

  Pursuant to the Merger Agreement, Charles W. McCall, the President and Chief Executive Officer of HBOC will serve as the Chairman of the Board of Directors of McKesson HBOC following the Merger and Mark A. Pulido, the President and Chief Executive Officer of McKesson will serve as the President and Chief Executive Officer of McKesson HBOC. Upon consummation of the Merger, the by-laws of McKesson (the "McKesson By-laws") will be amended to provide that for a one-year period following the Merger, a vote of 75% of the Board of Directors will be required in order to terminate or replace or fill a vacancy in respect of Messrs. McCall or Pulido in such positions. In addition, in accordance with the Merger Agreement, the following persons will serve as officers of McKesson HBOC until their resignation or removal, in the capacities indicated: Richard H. Hawkins, Chief Financial Officer; Albert J. Bergonzi, John H. Hammergren, David L. Mahoney and Mark T. Majeske, Group Presidents (in their respective current operating roles); Ivan D. Meyerson, General Counsel; Michael T. Dalby, Vice President, Strategic Planning; and William J. Dawson, Vice President--Business Development. The Merger Agreement also contemplated that Jay P. Gilbertson would serve as a Group President of McKesson HBOC (in his then current operating role) until his resignation or removal. Mr. Gilbertson is no longer an officer of HBOC and his responsibilities have been assumed by Mr. Bergonzi. Accordingly, Mr. Gilbertson will not hold a position in McKesson HBOC upon consummation of the Merger. The other executive officers of McKesson HBOC will be appointed by the Board of Directors of McKesson HBOC in accordance with the by-laws of McKesson HBOC. The initial Board of Directors of McKesson HBOC will have an equal number of directors designated by each of McKesson and HBOC from their respective current Boards of Directors, with the total number of directors being equal to ten. Following the Merger, the chairman of the audit committee of McKesson HBOC will be a present member of the McKesson Board, and the chairman of the compensation committee will be a present member of the HBOC Board.

REGULATORY APPROVALS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission, the Merger may not be consummated until Premerger Notification and Report Forms (the "HSR Forms") have been submitted and certain information has been furnished by McKesson and HBOC to the Federal Trade Commission and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and required waiting periods have expired or been terminated. The initial waiting period is 30 days from the date the HSR Forms are submitted, but is extended if the Federal Trade Commission or the Antitrust Division issues a "second request" for further information, until 20 days after the "second request" is "substantially complied with" (as such term is defined in the HSR
Act).

  McKesson and HBOC agreed in the Merger Agreement, generally, to use commercially reasonable efforts to obtain all necessary governmental approvals in the most expeditious manner practicable. McKesson and HBOC filed Premerger Notification and Report Forms with the Federal Trade Commission and the Antitrust Division on October 27, 1998 and requested early termination of the waiting period. The initial statutory waiting period expired for both McKesson and HBOC on November 26, 1998 and no "second request" has been issued by the Federal Trade Commission or the Antitrust Division.

  At any time before or after the consummation of the Merger and notwithstanding the expiration or termination of the HSR Act waiting period, any federal or state antitrust authorities could take action under the antitrust laws as they deem necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of all or part of the assets of McKesson or HBOC. Private parties may also seek to take legal action under the antitrust laws, if circumstances permit. In the Merger Agreement McKesson and HBOC have each agreed, generally, to use commercially reasonable efforts: (i) to take all necessary, proper or advisable actions to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority, and (ii) to defend any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or governmental authority vacated or reversed. Pursuant to the Merger Agreement, however, neither McKesson nor HBOC will be required to hold separate or divest any of their respective businesses or assets, or enter into any consent decree or other agreement that would restrict either McKesson or HBOC in the conduct of its business.

  If the Federal Trade Commission, or any other federal or state antitrust authority, were to challenge the Merger, the closing of the transactions under the Merger Agreement could be postponed beyond March 31, 1999 in which event either McKesson or HBOC may terminate the Merger Agreement, pursuant to its terms, at any time after March 31, 1999. See "THE MERGER AGREEMENT-- Conditions" and "--Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendations of the HBOC Board and the McKesson Board with respect to the Merger Agreement and the transactions associated with it, stockholders should be aware that certain members of the management of HBOC and McKesson and the HBOC Board and McKesson Board have certain interests in the Merger that are in addition to, or different from, the interests of stockholders of HBOC and McKesson generally.

 McKesson

  The McKesson 1994 Stock Option and Restricted Stock Plan provides that the vesting of stock options and the lapsing of restrictions on shares of restricted stock will accelerate upon approval of the Merger by McKesson's stockholders. Although there are no agreements, arrangements or understandings between McKesson, on the one hand, and any of McKesson's executive officers, on the other hand, to such effect, certain of McKesson's executive officers may waive their rights to such acceleration for tax reasons. As of the date hereof, McKesson's executive officers hold non-vested options to acquire an aggregate of 3,900,257 shares of McKesson Common Stock with exercise prices ranging from $16.31 to $136.74 per share. The number of non-vested options held by McKesson's most senior executive officers as of November 27, 1998 is set forth in the following table:

                                                NUMBER OF          RANGE OF
NAME AND TITLE                              NON-VESTED OPTIONS EXERCISE PRICES
--------------                              ------------------ ----------------
Mark A. Pulido, President and Chief
 Executive Officer........................      1,490,000      $22.75 - $136.74
John H. Hammergren, Vice President and
 Group President, McKesson Health Systems
 Group....................................        433,666       25.00 -  136.74
Richard H. Hawkins, Vice President and
 Chief Financial Officer..................        319,000       17.50 -  136.74
David L. Mahoney, Vice President and Group
 President, McKesson Pharmaceutical
 Services and International Group.........        413,400       17.50 -  136.74
Mark T. Majeske, Vice President and Group
 President, McKesson Customer Operations
 Group....................................        384,945       17.50 -  136.74

  As of the date hereof, McKesson's executive officers hold an aggregate of 140,000 shares of restricted stock. The number of shares of restricted stock held by McKesson's most senior executive officers as of the date hereof is as follows: Mr. Pulido, 40,000 shares; Mr. Hammergren, 40,000 shares; and
Mr. Majeske, 10,000 shares.

  Under McKesson's Stock Purchase Plan, certain of McKesson's executive officers have purchased shares of McKesson Common Stock through an interest-bearing, full-recourse note. The purchased shares have been pledged to secure the note and are subject to restrictions on transfer for a period of five years. However, upon stockholder approval of the Merger, the shares will be released from the transfer and pledge restrictions, and the remaining balance under the note will become due. As of the date hereof, McKesson's most senior executive officers own shares of McKesson Common Stock purchased under the Stock Purchase Plan that are subject to the pledge and transfer restrictions as follows: Mr. Pulido, 80,000 shares at $27.88 per share, and 80,000 shares at $43.59 per share; Mr. Hammergren, 20,000 shares at $27.88 per share, and 20,000 shares at $43.59 per share; Mr. Hawkins, 20,000 shares at $27.88 per share, and 20,000 shares at $43.59; Mr. Mahoney, 20,000 shares at $27.88 per share, and 20,000 shares at $43.59 per share; and Mr. Majeske, 20,000 shares at $27.88 per share, and 20,000 shares at $43.59 per share.

  McKesson maintains termination agreements (the "Termination Agreements") with 14 executive officers, including Messrs. Pulido, Hammergren, Hawkins, Mahoney and Majeske. These agreements provide in general that if, within the two year period following stockholder approval of the Merger, a covered executive's employment is terminated by McKesson without "cause" or by the executive for "good reason," the executive will be entitled to receive (i) a lump sum cash payment equal to the maximum amount the executive could receive without being subject to the excise tax on "excess parachute payments" imposed under Section 4999 of the Code, and (ii) continued participation in McKesson's health and welfare plans and continued accrual of certain retirement benefits for a period of 12 to 24 months following termination of employment. The Termination Agreements also provide, however, that such benefits will be limited, if necessary, so that no amount payable to the executive will be treated as an "excess parachute payment" under Section 280G of the Code and the executive will not be subject to the excise tax imposed under Section 4999 of the Code.

  Upon stockholder approval of the Merger, participants in the McKesson Long-Term Incentive Plan will be entitled to receive payment in cash of the maximum amount payable with respect to all current performance periods. The aggregate amount so payable to all of McKesson's executive officers would be approximately $16,275,000, including approximately $6,000,000 to Mr. Pulido, $1,500,000 to Mr. Hammergren, $1,500,000 to Mr. Hawkins, $1,500,000 to Mr.
Mahoney and $1,500,000 to Mr. Majeske. Certain executive officers may waive their rights to such accelerated payments for tax reasons.

 HBOC

  The option agreements entered into by HBOC and its employees provide that the vesting of stock options will accelerate if, following consummation of the Merger, the employment of an optionee is terminated either by HBOC without "cause" or by the optionee for "good reason." "Good reason" includes an adverse change in positions, duties, responsibilities or status. For purposes of the Merger, Messrs. McCall and Bergonzi will have good reason to terminate their employment following consummation of the Merger, and any non-vested options held by such individuals would accordingly accelerate if they do terminate their employment. The number of non-vested options held by each of such HBOC executive officers as of November 23, 1998, is set forth in the following table:

                                               NUMBER OF      AVERAGE WEIGHTED
NAME AND TITLE                             NON-VESTED OPTIONS EXERCISE PRICES
--------------                             ------------------ ----------------
Charles W. McCall, President and Chief
 Executive Officer........................     3,620,000          $21.2756
Albert J. Bergonzi, President and Chief
 Operating Officer........................     1,852,800          $16.3247

  Upon consummation of the Merger, under HBOC's Management Incentive Plan, shares of restricted stock issued thereunder will immediately vest, including 2,798, 2,210 and 1,092 shares held by Messrs. Bergonzi, Russell G. Overton, Senior Vice-President--Business Development, and Jay M. Lapine, Senior Vice-President, General Counsel and Secretary, respectively.

  In addition, upon consummation of the Merger, Mr. McCall will be entitled to receive a pro rata bonus under the HBOC Chief Executive Officer Incentive Plan, which in general provides for payment of an annual bonus based on the extent to which certain earnings per share targets are met. Mr. McCall's pro rata bonus will be calculated based upon the maximum bonus amount payable under the plan. Assuming that the Merger is consummated on January 12, 1999, the amount of the bonus payable to Mr. McCall would be approximately $47,600.

 Indemnification Agreements

  Pursuant to the Merger Agreement, McKesson will maintain in effect all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors or officers of HBOC and its subsidiaries, as provided in their respective organizational documents and any indemnification agreements of HBOC. In addition, from and after the Effective Time, directors and officers of HBOC who become directors or officers of McKesson HBOC will be entitled to the same indemnification rights and directors' and officers' liability insurance as are provided to other directors and officers of McKesson HBOC. The Merger Agreement also provides that for six years after the Effective Time, McKesson will use commercially reasonable efforts to provide liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who were covered by HBOC's directors' and officers' liability insurance policy on terms with respect to such coverage and amounts no less favorable than those in effect on the date of the Merger Agreement. McKesson, however, will not be required to pay more than 150% of the current amount paid by HBOC to maintain such insurance. See "THE MERGER AGREEMENT--Indemnification and Insurance."

DISSENTERS' RIGHTS

  No holder of McKesson Common Stock or HBOC Common Stock will have any dissenters' rights in connection with, or as a result of, the matters to be acted upon at the Special Meetings.

STOCK EXCHANGE LISTINGS

  It is a condition to the Merger that, upon consummation of the Merger, the shares of McKesson Common Stock and the associated McKesson Rights to be issued by McKesson in connection with the Merger be approved for listing on the NYSE and the Pacific Exchange, Inc. (the "PE"), subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF HBOC COMMON STOCK

  If the Merger is consummated, the HBOC Common Stock will no longer meet the requirements for continued inclusion on Nasdaq and will be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Consequently, stockholders of HBOC will no longer be able to trade HBOC Common Stock on Nasdaq.

TREATMENT OF STOCK CERTIFICATES

  After the Effective Time, each stock certificate previously representing shares of HBOC Common Stock will automatically, with no further action by the holder thereof, represent the right to receive 0.37 of a share of McKesson Common Stock, together with the associated McKesson Rights, for each share of HBOC Common Stock represented by such stock certificate. Promptly after the Effective Time, the Exchange Agent will mail a letter of transmittal with instructions to each holder of record of HBOC Common Stock outstanding immediately prior to the Effective Time for use in exchanging, by book-entry transfer or otherwise, stock certificates formerly representing shares of HBOC Common Stock for stock certificates representing shares of McKesson Common Stock. No stock certificates should be surrendered by any holder of HBOC Common Stock until he or she has received the letter of transmittal and instructions from First Chicago Trust Company of New York, McKesson's exchange agent. McKesson stockholders will keep their current certificates as the Merger and the corporate change of name to "McKesson HBOC, Inc." does not require surrender of McKesson stock certificates.

TAX FREE REORGANIZATION

  It is a condition to the Merger that HBOC receive an opinion of Jones Day and that McKesson receive an opinion of Skadden Arps that the Merger will qualify as a "tax free reorganization" and that, accordingly, the holders of HBOC Common Stock should recognize no gain or loss in connection with the Merger for federal income tax purposes, except to the extent that cash is received in lieu of fractional shares of McKesson Common Stock. See "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

                             THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement. Capitalized terms that are used in this section and are not defined have the respective meanings given to such terms in the Merger Agreement.

THE MERGER

  Pursuant to the Merger Agreement, upon the satisfaction or (where permissible) waiver of the conditions that are contained in the Merger Agreement (see "--Conditions" below), Merger Sub will be merged with and into HBOC with HBOC continuing as the Surviving Corporation. The parties will cause the Merger to be accomplished by filing a Certificate of Merger with the Delaware Secretary of State in accordance with the Delaware General Corporation Law (the "DGCL"). The Merger will become effective at the time the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as may be agreed upon by McKesson and HBOC and specified in the Certificate of Merger. That time is called the "Effective Time."

  Except as described below, as a result of the Merger and without any action on the part of the HBOC stockholders, at the Effective Time each share of HBOC Common Stock issued and outstanding immediately prior to the Effective Time (other than those shares held in the treasury of HBOC or those shares owned by McKesson or Merger Sub) will be converted into and represent the right to receive 0.37 of a share of McKesson Common Stock, together with the associated McKesson Rights issued pursuant to the McKesson Rights Agreement. See "COMPARATIVE RIGHTS OF STOCKHOLDERS--Stockholder Rights Plans." Each share of HBOC Common Stock will, by virtue of the Merger, cease to be outstanding and will be canceled and retired, and each holder of a stock certificate representing shares of HBOC Common Stock will thereafter cease to have any rights with respect to those shares of HBOC Common Stock except the right to receive, without interest, upon surrender of his or her stock certificate, shares of McKesson Common Stock, cash for fractional interests of McKesson Common Stock and any dividends paid by McKesson on its shares of Common Stock in the interval between the Effective Time and the date of surrender of the stock certificate. See "--Exchange Procedures."

  At the Effective Time, each HBOC employee and director stock option then outstanding will be converted into an option (an "Assumed Option") to purchase that number of shares of McKesson Common Stock equal to the number of shares of HBOC Common Stock issuable immediately prior to the Effective Time upon exercise of the HBOC option multiplied by 0.37, provided that any fractional share of McKesson Common Stock resulting from such multiplication will be rounded to the nearest whole share. The exercise price per share for any shares subject to an Assumed Option will be equal to the exercise price per share of the HBOC option immediately prior to the Effective Time divided by 0.37, rounded to the nearest whole cent, and such Assumed Option will have such other terms and conditions that are the same as those of the HBOC option. McKesson has agreed to register the shares of McKesson Common Stock issuable upon exercise of the Assumed Options and to use its commercially reasonable efforts to (i) cause such registration statement to be declared effective reasonably promptly following the Effective Time and (ii) maintain the effectiveness of such registration statement for so long as any Assumed Option remains outstanding and exercisable.

EXCHANGE PROCEDURES

  McKesson has retained First Chicago Trust Company of New York to act as the exchange agent (the "Exchange Agent"). As soon as practicable after the Effective Time, the Exchange Agent will mail to each person who was, at the Effective Time, a holder of record of shares of HBOC Common Stock, a letter of transmittal to be used by the holder in either forwarding his or her HBOC Common Stock certificates or completing the procedure for delivery by book-entry transfer of such shares, together with the instructions for effecting the surrender of the stock certificates in exchange for shares of McKesson Common Stock.

  HBOC STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT, WHICH WILL NOT OCCUR UNLESS AND UNTIL THE MERGER HAS TAKEN PLACE.

  Upon surrender to the Exchange Agent of his or her stock certificate for cancellation, together with the letter of transmittal and any other required documentation, the holder of the stock certificate for HBOC Common Stock will be entitled to receive that number of whole shares of McKesson Common Stock equal to the number of shares of HBOC Common Stock evidenced by the stock certificate surrendered multiplied by the Exchange Ratio.

  No fractional shares of McKesson Common Stock will be issued and any holder of shares of HBOC Common Stock entitled under the Merger Agreement to receive a fractional share will receive a cash payment in lieu of the fractional share, in an amount equal to the value (determined with reference to the average closing price per share for shares of McKesson Common Stock as reported by the NYSE during the ten trading days preceding the fifth trading day prior to the date of the closing (the "Closing Date") of the transactions under the Merger Agreement) of such fractional interest.

  Any dividends or other distributions declared after the Effective Time on shares of McKesson Common Stock will be paid to holders of HBOC Common Stock only after the stock certificates representing the HBOC shares have been surrendered to the Exchange Agent for exchange. No interest will be paid or accrued on cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any.

  Stock certificates that are surrendered for exchange by any person constituting an "affiliate" of HBOC for purposes of Rule 145(c) under the Securities Act and for purposes of qualifying the Merger for pooling of interests accounting treatment will not be exchanged until such person has executed and delivered the written undertakings in the form attached to the Merger Agreement. See "--Resale Restrictions."

  Once the Effective Time has occurred, there will be no further registration of transfers on the transfer books of HBOC of shares of HBOC Common Stock which were outstanding immediately prior to the Effective Time.

  Any portion of the exchange fund, including cash for payment of fractional shares, which remains undistributed to holders of HBOC Common Stock for six months after the Effective Time will be delivered to McKesson upon demand, and any stockholder of HBOC who has not complied with the exchange procedures in the Merger Agreement by that time will thereafter have to look only to McKesson to receive his or her shares of McKesson Common Stock, cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of McKesson Common Stock, if any. None of HBOC, McKesson, Merger Sub, the Surviving Corporation or the Exchange Agent will be liable to any person in respect of any shares of McKesson Common Stock or any cash from the exchange fund delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  If any HBOC Common Stock certificate has been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of an appropriate indemnity or surety bond, the Exchange Agent will issue (by book-entry transfer or otherwise) in exchange for the lost, stolen or destroyed stock certificate the shares of McKesson Common Stock (including the associated McKesson Rights, and any dividends and distributions with respect thereto) and any cash in lieu of fractional shares, as described above.

CORPORATE ORGANIZATION AND GOVERNANCE

 Certificate of Incorporation and By-laws of the Surviving Corporation

  At the Effective Time, the Certificate of Incorporation and the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and the By-laws, respectively, of the Surviving Corporation, except that the Certificate of Incorporation of the Surviving Corporation will be amended to change the name of the Surviving Corporation to "HBO & Company."

 Certificate of Incorporation and By-laws of McKesson

  At the Effective Time, the Certificate of Incorporation and By-laws of McKesson will remain in full force and effect, except that the Certificate of Incorporation of McKesson will be amended to change the name of McKesson to McKesson HBOC, Inc., and the McKesson By-laws will be amended to provide that, for a one-year period following the Effective Time, a vote of 75% of the members of the Board of Directors will be necessary to terminate or replace, or fill a vacancy with respect to, either of Charles W. McCall or Mark A. Pulido.

 Board of Directors and Officers of the Surviving Corporation

  From and after the Effective Time, Charles W. McCall and Mark A. Pulido will be the initial directors of the Surviving Corporation until their respective successors are duly elected and qualified. From and after the Effective Time, the initial officers of the Surviving Corporation will be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed and qualified.

 Board of Directors and Officers of McKesson HBOC

  Following the Merger, Charles W. McCall, the President and Chief Executive Officer of HBOC, will serve as the Chairman of the Board of Directors of McKesson HBOC and Mark A. Pulido, the President and Chief Executive Officer of McKesson, will serve as the President and Chief Executive Officer of McKesson HBOC. At the Effective Time, the McKesson By-laws will be amended to provide that, for a one-year period, a vote of 75% of the members of the Board of Directors will be necessary to terminate or replace, or fill a vacancy with respect to, either of Messrs. McCall or Pulido. In addition, in accordance with the Merger Agreement, the following persons will serve as officers of McKesson HBOC until their resignation or removal, in the capacities indicated:
Richard H. Hawkins, Chief Financial Officer; Albert J. Bergonzi, John H. Hammergren, David L. Mahoney and Mark T. Majeske, Group Presidents (in their respective current operating roles); Ivan D. Meyerson, General Counsel; Michael T. Dalby, Vice President, Strategic Planning; and William J. Dawson, Vice President--Business Development. The Merger Agreement also contemplated that Jay P. Gilbertson would serve as a Group President of McKesson HBOC (in his then current operating role) until his resignation or removal.
Mr. Gilbertson is no longer an officer of HBOC and his responsibilities have been assumed by Mr. Bergonzi. Accordingly, Mr. Gilbertson will not hold a position in McKesson HBOC upon consummation of the Merger. The other executive officers of McKesson HBOC will be appointed by the Board of Directors of McKesson HBOC in accordance with the McKesson HBOC By-laws. The initial Board of Directors of McKesson HBOC will have an equal number of directors designated by each of McKesson and HBOC from their respective current Boards of Directors, with the total number of directors being equal to ten. Following the Merger, the chairman of the audit committee of McKesson HBOC will be a present member of the McKesson Board, and the chairman of the compensation committee will be a present member of the HBOC Board.

STOCKHOLDERS' MEETINGS

  McKesson and HBOC will each convene a meeting of their respective stockholders in accordance with the DGCL, to consider and vote upon (i) in the case of McKesson, the approval, by the vote of the holders of a majority of the shares of McKesson Common Stock issued and outstanding and entitled to vote, of the Merger Agreement and the transactions associated with it, including the issuance of the shares of McKesson Common Stock and the corporate change of name contemplated by the Merger Agreement, and (ii) in the case of HBOC, the approval, by the vote of the holders of a majority of the shares of HBOC Common Stock issued and outstanding and entitled to vote, of the Merger Agreement and the transactions associated with it, including the Merger. The stockholders' meetings of McKesson and HBOC are both currently scheduled to be held on January 12, 1999.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains certain customary mutual representations and warranties by McKesson and Merger Sub to HBOC and by HBOC to McKesson and Merger Sub relating to, among other things, (i) their due organization, existence, good standing, corporate power and similar corporate matters; (ii) their capital structure; (iii) their authorization, execution, delivery and performance and the enforceability of the Merger Agreement and the Stock Option Agreements (as defined below, under "THE STOCK OPTION AGREEMENTS") and certain related matters; (iv) the absence of any conflicts, violations and defaults under their respective Certificates of Incorporation and By-laws and certain other agreements and documents or any need for consents, approvals or authorizations of third parties by reason of the execution of the Merger Agreement, other than those approvals contemplated by the Merger Agreement, such as HSR Act approval, certain filings with the Commission and other governmental entities and as may be required by the NYSE and the PE in connection with the Stock Issuance; (v) the accuracy of reports and other documents filed with the Commission (including the registration statement of which this Joint Proxy Statement/Prospectus is a part (the "Registration Statement")) and the accuracy and completeness of the financial and other information contained therein; (vi) the absence of undisclosed liabilities or obligations of any nature which would have a material adverse effect on either party, as applicable; (vii) the absence of certain material changes or events and the operation of the respective businesses of McKesson and HBOC in the ordinary course since March 31, 1998; (viii) compliance with laws and permits applicable to the respective businesses of McKesson and HBOC, and the absence of material pending or threatened investigations or litigation; (ix) the absence of certain changes or amendments in the benefit plans of McKesson and HBOC and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (x) tax matters; (xi) the required stockholder votes in connection with the Merger Agreement and the transactions associated with it; (xii) the satisfaction of the requirements of certain state takeover statutes and charter requirements in respect of the Merger; (xiii) the receipt of fairness opinions from financial advisors; (xiv) matters relating to qualification of the Merger as a tax free "reorganization" within the meaning of the Code and the availability of pooling of interests accounting treatment for the Merger; (xv) ownership by McKesson and its affiliates of HBOC Common Stock and ownership by HBOC and its affiliates of McKesson Common Stock; (xvi) intellectual property matters, including efforts to resolve any "Year 2000" computer problems; (xvii) the existence, validity and status of certain material contracts; (xviii) the taking of all necessary action to prevent the exercise, distribution or trigger of the McKesson Rights or the outstanding preferred stock purchase rights of HBOC (the "HBOC Rights"), issued pursuant to the Rights Agreement, dated as of February 12, 1991, as amended as of October 17, 1998, by and between HBOC and The Citizens and Southern Trust Company (Georgia), N.A., as Rights Agent (the "HBOC Rights Agreement"); and (xix) environmental matters.

  All representations and warranties of McKesson, HBOC and Merger Sub will expire at the Effective Time.

CERTAIN COVENANTS

  Pursuant to the Merger Agreement, McKesson and HBOC have each agreed that, except as otherwise expressly contemplated by the Merger Agreement or as consented to by the other party (such consent not to be unreasonably withheld or delayed), during the period from the date of the Merger Agreement to the Effective Time, each party will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, to use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time.

  The Merger Agreement provides that neither McKesson and its subsidiaries nor HBOC and its subsidiaries, respectively, will take certain actions such as, among other things and with certain exceptions, amending its organizational documents; issuing, selling or encumbering any shares of capital stock or options to acquire any shares of such capital stock; selling, leasing or encumbering property or assets outside of the ordinary course of business; declaring or paying dividends or recapitalizing or redeeming its capital stock; making certain acquisitions; or taking any action that would cause the representations and warranties regarding absence of certain changes or events in the Merger Agreement to no longer be true and correct in all material respects.

  McKesson and HBOC have each agreed that between the date of the Merger Agreement and the Effective Time they will use their commercially reasonable efforts to cause the Merger to be accounted for as a pooling of interests and will not take any action that would cause such accounting treatment not to be available.

  In addition, McKesson and HBOC have each agreed, among other things: (i) to cooperate in the prompt preparation and filing with the Commission of this Joint Proxy Statement/Prospectus and the Registration Statement; (ii) to use commercially reasonable efforts to obtain and deliver to the other party certain letters from persons who are "affiliates" under applicable accounting releases relating to pooling of interests accounting treatment, and, additionally, in the case of HBOC, from persons who are "affiliates" of HBOC under Rule 145 under the Securities Act; and (iii) to use commercially reasonable efforts to cause to be delivered to the other party two letters from its independent accountants, one dated as of the date the Registration Statement is declared effective and one dated as of the Closing Date, customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

  McKesson and HBOC have also agreed to use commercially reasonable efforts to cause to be delivered to the other party (and such other party's independent accountants), a letter from its independent accountants, dated as of the date the Registration Statement is declared effective and as of the Closing Date, regarding the appropriateness of accounting for the Merger as a pooling of interests pursuant to applicable rules and regulations.

  McKesson has further agreed, among other things, that, prior to the Effective Time, it will use commercially reasonable efforts to cause the shares of McKesson Common Stock issuable pursuant to the Merger (including the shares issuable upon any exercise of the Assumed Options) to be approved for listing on the NYSE and the PE, subject to official notice of issuance. McKesson has also agreed to use commercially reasonable efforts to publish, no later than 45 days after the end of the first full month after the Effective Time in which there are at least 30 days of post-Merger combined operations of McKesson and HBOC, combined sales and net income figures in accordance with applicable Commission accounting regulations.

  Each of McKesson and HBOC has also agreed to provide, immediately following the Effective Time, employee benefits and compensation arrangements for all of their respective employees at a level no less favorable in the aggregate than those benefits provided to such employees immediately prior to the Effective Time, subject to later amendment or other alteration as may be directed by the McKesson HBOC Board following the Effective Time.

NO SOLICITATION OF TRANSACTIONS

  The Merger Agreement provides that McKesson and HBOC will not, nor will they permit any of their respective subsidiaries to, nor will they authorize or permit any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them or any of their subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal the consummation of which would constitute an Alternative Transaction (as defined below) or (ii) participate in any discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the adoption of the Merger by the holders of McKesson Common Stock or the holders of HBOC Common Stock, either the McKesson Board or the HBOC Board, as the case may be, determines in good faith, after receipt of advice from outside counsel, that the failure to provide such information or participate in such negotiations or discussions would result in a reasonable possibility that such Board of Directors would breach its fiduciary duties to its stockholders under applicable law, McKesson or HBOC, as the case may be, may, in response to any such proposal that was not solicited by it or that did not otherwise result from a breach of the "No Solicitation" provisions of the Merger Agreement, and, subject to providing notice of its decision to take such action to the other party and compliance with its obligation under the Merger Agreement to advise the other party of any request for information or of any proposal in connection with an Alternative Transaction, (i) furnish information with respect to it and its subsidiaries to any person making any such proposal pursuant to a customary confidentiality agreement containing terms as to confidentiality no less restrictive than the terms of the confidentiality agreement dated June 30, 1998 between McKesson and HBOC, as amended, and (ii) participate in negotiations regarding such proposal. An "Alternative Transaction" means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than HBOC and its subsidiaries and other than McKesson and its subsidiaries (a "Third Party") acquires or would acquire, directly or indirectly, beneficial ownership of more than 20% of the outstanding shares of HBOC or McKesson, as the case may be, whether from HBOC or McKesson or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of HBOC or any of its significant subsidiaries or McKesson or any of its significant subsidiaries, as the case may be, by a merger or other business combination (including any so-called "merger of equals" and whether or not HBOC or any of its significant subsidiaries or McKesson or any of its significant subsidiaries, as the case may be, is the entity surviving any such merger or business combination) or (iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of HBOC or McKesson, as the case may be, and any entity surviving any merger or combination including any of them) of HBOC or any of its subsidiaries or McKesson or any of its subsidiaries, as the case may be, for consideration equal to 20% or more of the fair market value of all of the outstanding shares of HBOC Common Stock or of all of the outstanding shares of McKesson Common Stock, as the case may be, on the date prior to the date of the Merger Agreement.

  Neither the McKesson Board nor the HBOC Board, nor any committee of either of such Boards, shall (i) except as expressly permitted by the Merger Agreement, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the other party, the approval or recommendation by such Board or such committee of the Merger or the Merger Agreement, or, in the case of the McKesson Board, the issuance of McKesson Common Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or
(iii) cause either McKesson or HBOC to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to the adoption of the Merger Agreement by the holders of McKesson Common Stock or the holders of HBOC Common Stock, as the case may be, either of such Boards determines in good faith, after it has received a Superior Proposal (as defined below) and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that such Board of Directors would breach its fiduciary duties to its stockholders under applicable law, either the McKesson Board or the HBOC Board, as the case may be, may (subject to this and the following sentences) inform its stockholders that it no longer believes that the Merger or the Merger Agreement is advisable and no longer recommends approval (a "Subsequent Determination"), but only at a time that is after the fifth business day following the other party's receipt of written notice advising it that such Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, McKesson or HBOC, as the case may be, will provide a reasonable opportunity to the other party to make such adjustments in the terms and conditions of the Merger Agreement and/or of the relevant Stock Option Agreement as would enable the McKesson Board or HBOC Board, as the case may be, to proceed with its recommendation to stockholders without making a Subsequent Determination; provided, however, that any such adjustments shall be at the discretion of the parties at such time. A "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction which either the McKesson Board or the HBOC Board, as the case may be, determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to such company's stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of such Board, after obtaining advice from a financial advisor of nationally recognized reputation, the Third Party is reasonably able to finance the transaction, and any proposed changes to the Merger Agreement and/or the relevant Stock Option Agreement that may be proposed by the other party in response to such Alternative Transaction). Notwithstanding any other provision of the Merger Agreement, both McKesson and HBOC will submit the Merger Agreement and the transactions contemplated thereby to its stockholders whether or not its Board makes a Subsequent Determination.

  McKesson and HBOC have agreed to promptly advise the other of any request for information or any proposal in connection with an Alternative Transaction (including the material terms and conditions of any request or proposal and the identity of the person making the request or proposal) and to keep the other informed of the status of any such request or proposal.

  In any event, the Merger Agreement does not preclude either McKesson or HBOC from, among other things, making any disclosure to its stockholders if, in the good faith judgment of the McKesson Board or the HBOC Board, as the case may be, after receipt of advice from outside counsel, failure so to disclose would be inconsistent with such party's fiduciary duties to its stockholders under applicable law.

INDEMNIFICATION AND INSURANCE

  McKesson has agreed to maintain in effect all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors or officers of HBOC and its subsidiaries, as provided in their respective organizational documents and any indemnification agreements of HBOC. In addition, from and after the Effective Time, directors and officers of HBOC who become directors or officers of McKesson HBOC will be entitled to the same indemnification rights and directors' and officers' liability insurance as are provided to other directors and officers of McKesson HBOC.

  In the event that McKesson HBOC or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of McKesson HBOC assume the obligations described under this section "--Indemnification and Insurance."

  For six years after the Effective Time, McKesson has also agreed to use commercially reasonable efforts to provide liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who were covered by HBOC's directors' and officers' liability insurance policy on terms with respect to such coverage and amounts no less favorable than those in effect on the date of the Merger Agreement. McKesson, however, will not be required to pay more than 150% of the current amount paid by HBOC to maintain such insurance.

CONDITIONS

  The obligations of McKesson, HBOC and Merger Sub to effect the Merger are subject, among other things, to the satisfaction, or, where permissible, waiver, of certain conditions, including without limitation: (i) approval of the Merger Agreement and the transactions associated with it, by the requisite vote of each company's stockholders; (ii) the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act;
(iii) the effectiveness of the Registration Statement and the absence of a stop order suspending such effectiveness; (iv) subject to certain limited exceptions set forth in the Merger Agreement, the receipt or completion, as applicable, of all consents, approvals and actions of, filings with and notices to any governmental entity required by either of McKesson or HBOC to consummate the Merger and the other transactions associated with the Merger Agreement; (v) the absence of any law, judgment, order or decree preventing the consummation of the Merger or which is otherwise reasonably likely to have a material adverse effect on McKesson or HBOC, as applicable; (vi) the approval of listing on the NYSE and the PE, subject only to official notice of issuance, of the shares of McKesson Common Stock to be issued in the Merger;
(vii) the receipt by McKesson from Skadden Arps and the receipt by HBOC from Jones Day of opinions, dated as of the date that the Registration Statement is declared effective, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, which opinions will not be withdrawn or materially modified as of the date of the Closing Date; and (viii) the receipt by McKesson and HBOC of letters from each of McKesson's independent accountants and HBOC's independent accountants, stating that the Merger qualifies for pooling of interests accounting treatment.

  The obligations of McKesson and HBOC to effect the Merger are subject to the satisfaction or waiver of certain additional conditions, including (i) the continued accuracy of the other party's representations and warranties and such other party's performance of its obligations under the Merger Agreement in all material respects; (ii) the absence of any material adverse change relating to the other party; and (iii) the McKesson Rights and the HBOC Rights, respectively, will not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of either the McKesson Rights Agreement or the HBOC Rights Agreement.

RESALE RESTRICTIONS

  All shares of McKesson Common Stock received by HBOC stockholders in the Merger will be freely transferable, except that shares of McKesson Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of HBOC prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 under the Securities Act in the case of such persons who become affiliates of McKesson HBOC following the Merger) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of HBOC or McKesson generally include individuals or entities that control, are controlled by, or are under common control with, such party and generally include certain officers and the directors of such party as well as principal stockholders of such party.

  The Merger Agreement requires HBOC to use commercially reasonable efforts to cause each of its affiliates to execute and deliver to McKesson a written agreement to the effect that such affiliate will not offer to sell, transfer or otherwise dispose of any of the shares of McKesson Common Stock issued to such person in or pursuant to the Merger unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act or (c) in the opinion of legal counsel reasonably satisfactory to McKesson, such sale, transfer or other disposition is exempt from registration under the Securities Act.

  Similarly, the Merger Agreement requires McKesson and HBOC to use commercially reasonable efforts to cause each of their respective affiliates to execute and deliver to the other party a written agreement to the effect that the affiliate will not, at any time after the 35th day prior to the Special Meetings and until McKesson has notified such affiliate that there has been a publication of appropriate combined results of McKesson and HBOC, sell, transfer or otherwise dispose of or reduce the affiliate's risk with respect to any securities of McKesson or HBOC that the affiliate may hold. See "THE MERGER--Anticipated Accounting Treatment."

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time (with certain limited exceptions, notwithstanding any approval of the Merger Agreement by the stockholders of HBOC or the stockholders of McKesson):

    (a) by mutual written consent of McKesson and HBOC if the Board of Directors of each has determined to terminate the Merger Agreement by a vote of a majority of its entire Board;

    (b) by either the McKesson Board or the HBOC Board:

      (i) if the Merger has not been consummated by March 31, 1999; provided, however, that the right to terminate the Merger Agreement will not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Merger to be consummated by such time;

      (ii) if the approval of McKesson stockholders has not been obtained at a McKesson stockholders' meeting or any postponement or adjournment thereof;

      (iii) if the approval of HBOC stockholders has not been obtained at an HBOC stockholders' meeting or any postponement or adjournment thereof; or

      (iv) if any judgment, order, decree, statute or rule enacted, promulgated or issued by a court or other entity preventing the consummation of the Merger or otherwise reasonably likely to have a material adverse effect on either McKesson or HBOC is in effect and has become final and nonappealable or if a governmental entity, the approval of which is necessary for the consummation of the Merger, has denied approval of the Merger and such denial has become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement will have used commercially reasonable efforts to prevent or remove such restraint or obtain such requisite regulatory approval;

    (c) by the HBOC Board, if McKesson breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of the condition to HBOC's consummation of the Merger with respect to the accuracy of McKesson's representations and warranties and McKesson's performance of its obligations under the Merger Agreement, and (B) is incapable of being cured by McKesson or is not cured within 30 days of written notice of such breach or failure;

    (d) by the McKesson Board, if HBOC breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of the condition to McKesson's consummation of the Merger with respect to the accuracy of HBOC's representations and warranties and HBOC's performance of its obligations under the Merger Agreement, and (B) is incapable of being cured by HBOC or is not cured within 30 days of written notice of such breach or failure;

    (e) by the HBOC Board, at any time prior to the McKesson Special Meeting, if the McKesson Board has (A) failed to include in this Joint Proxy Statement/Prospectus to the McKesson stockholders, its recommendation without modification or qualification that such stockholders approve the Merger Agreement and the transactions associated with it, or (B) subsequently withdrawn such recommendation or (C) modified or qualified such recommendation in a manner adverse to the interests of HBOC;

    (f) by the McKesson Board, at any time prior to the HBOC Special Meeting, if the HBOC Board has (A) failed to include in this Joint Proxy Statement/Prospectus to the HBOC stockholders, its recommendation without modification or qualification that such stockholders approve the Merger Agreement and the transactions associated with it, or (B) subsequently withdrawn such recommendation or (C) modified or qualified such recommendation in a manner adverse to the interests of McKesson;

    (g) by HBOC if the McKesson Board has failed to take certain actions with respect to the Registration Statement or its Special Meeting contemplated by the Merger Agreement as a result of the exercise of its rights to make a Subsequent Determination in accordance with the terms of the Merger Agreement. See "--No Solicitation of Transactions"; or

    (h) by McKesson if the HBOC Board has failed to take certain actions with respect to the Registration Statement or its Special Meeting contemplated by the Merger Agreement as a result of the exercise of its rights to make a Subsequent Determination in accordance with the terms of the Merger Agreement. See "--No Solicitation of Transactions."

TERMINATION FEE

  HBOC is entitled to receive a termination fee of $200.0 million in the event that the Merger Agreement is terminated under any of the following circumstances: (i) HBOC terminates the Merger Agreement by reason of the failure of the McKesson Board to include in this Joint Proxy Statement/Prospectus its unmodified and unqualified recommendation that its stockholders approve the Merger Agreement and the transactions associated with it or if the McKesson Board has withdrawn its recommendation or modified or qualified it in a manner adverse to HBOC; (ii) HBOC or McKesson terminates the Merger Agreement because of the failure to obtain the required approval from the McKesson stockholders and at the time of such termination or prior to the McKesson Special Meeting there is an offer or proposal for, an announcement of any intention with respect to, or any agreement with respect to, a transaction that would constitute an Alternative Transaction involving the acquisition of beneficial ownership of more than 50% of the outstanding shares of McKesson or any of its significant subsidiaries (whether or not such offer, proposal, announcement or agreement is rejected or withdrawn prior to the time of such termination or of the McKesson Special Meeting); (iii) HBOC terminates the Merger Agreement as a result of either McKesson's material breach of its obligations regarding nonsolicitation of Alternative Transactions or McKesson's uncured material breach of its obligations to solicit the approval of its stockholders or with respect to the preparation and filing of this Joint Proxy Statement/Prospectus; or (iv) HBOC terminates the Merger Agreement by reason of McKesson's failure to cause the McKesson Special Meeting to be held and to recommend the approval of the Merger Agreement to its stockholders as a result of McKesson's exercise of its rights under the Merger Agreement to make a Subsequent Determination.

  McKesson is entitled to receive a termination fee of $200.0 million in the event that the Merger Agreement is terminated under any of the following circumstances: (i) McKesson terminates the Merger Agreement by reason of the failure of the HBOC Board to include in this Joint Proxy Statement/Prospectus its unmodified and unqualified recommendation that its stockholders approve the Merger Agreement and the transactions associated with it or if the HBOC Board has withdrawn its recommendation or modified or qualified it in a manner adverse to McKesson; (ii) HBOC or McKesson terminates the Merger Agreement because of the failure to obtain the required approval from the HBOC stockholders and at the time of such termination or prior to the HBOC Special Meeting there is an offer or proposal for, an announcement of any intention with respect to, or any agreement with respect to, a transaction that would constitute an Alternative Transaction involving the acquisition of beneficial ownership of more than 50% of the outstanding shares of HBOC or any of its significant subsidiaries (whether or not such offer, proposal, announcement or agreement is rejected or withdrawn prior to the time of such termination or of the HBOC Special Meeting); (iii) McKesson terminates the Merger Agreement as a result of either HBOC's material breach of its obligations regarding nonsolicitation of Alternative Transactions or HBOC's uncured material breach of its obligations to solicit the approval of its stockholders or with respect to the preparation and filing of this Joint Proxy Statement/Prospectus; or
(iv) McKesson terminates the Merger Agreement by reason of HBOC's failure to cause the HBOC Special Meeting to be held and to recommend the approval of the Merger Agreement to its stockholders as a result of HBOC's exercise of its rights under the Merger Agreement to make a Subsequent Determination.

  McKesson and HBOC have each agreed in the Stock Option Agreements entered into concurrently with the execution of the Merger Agreement that if either party has paid the other a termination fee pursuant to the Merger Agreement, then such party receiving a termination fee may realize an aggregate Total Profit (as defined in the Stock Option Agreements) from any termination fee under the Merger Agreement and any exercise of any option pursuant to a Stock Option Agreement of no more than $220.0 million. See "THE STOCK OPTION AGREEMENTS."

EXPENSES

  Other than any termination fees which may become payable pursuant to the Merger Agreement and the Stock Option Agreements, all fees and expenses incurred in connection with the Merger, the Merger Agreement and the Stock Option Agreements and the transactions associated with such agreements will be paid by the party incurring such fees and expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with (i) the filing, printing and mailing of the Registration Statement and this Joint Proxy Statement/Prospectus (including Commission filing fees related thereto) and (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees) will be shared equally by McKesson and HBOC. In the event that any state or local transfer taxes ("Transfer Taxes") are imposed on the stockholders of HBOC, McKesson or their respective subsidiaries in connection with the Merger at or after the Effective Time, HBOC, McKesson or such subsidiary will pay such Transfer Taxes on behalf of their respective stockholders. In addition, HBOC will cause any such Transfer Taxes imposed on stockholders of Access Health who become stockholders of HBOC pursuant to the merger between Access Health and a subsidiary of HBOC to be paid by Access Health on behalf of such stockholders.

AMENDMENT; EXTENSION AND WAIVER

  The Merger Agreement may be amended by HBOC, McKesson and Merger Sub, by action taken by their respective Boards of Directors, at any time before or after the approval of the stockholders of McKesson or the approval of the stockholders of HBOC. However, after any such stockholder approval, no amendment will be made that changes the amount or the form of the consideration to be delivered to the holders of HBOC Common Stock pursuant to the Merger Agreement, or which by law otherwise requires the further approval of such stockholders without such further approval.

  At any time prior to the Effective Time, any party may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of McKesson or HBOC to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of McKesson or HBOC to assert any of its rights under the Merger Agreement or otherwise will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                          THE STOCK OPTION AGREEMENTS

  In connection with the Merger Agreement and in consideration thereof, on October 17, 1998, McKesson and HBOC entered into (i) a Stock Option Agreement pursuant to which HBOC granted to McKesson an option to purchase, under certain circumstances described therein, 85,865,517 shares of HBOC Common Stock, together with the associated HBOC Rights and subject to certain adjustments, equal to 19.9% of the number of shares of HBOC Common Stock then outstanding, at a purchase price per share equal to $32.81 and (ii) a Stock Option Agreement, pursuant to which McKesson granted to HBOC an option to purchase, under certain circumstances described therein, 19,759,717 shares of McKesson Common Stock, together with the associated McKesson Rights and subject to certain adjustments, equal to 19.9% of the number of shares of McKesson Common Stock then outstanding, at a purchase price per share equal to $88.6875 (individually, a "Stock Option Agreement," and together the "Stock Option Agreements").

  The summary set forth below includes the material terms of the Stock Option Agreements. Such summary, however, is subject to, and qualified in its entirety by reference to, the terms of the Stock Option Agreements which are incorporated herein by reference. The Stock Option Agreements are attached hereto as Annexes B and C.

  Under the Stock Option Agreements, the options are exercisable by the grantee, in whole or in part, at any time and from time to time, upon the occurrence of certain specified events (each, a "Triggering Event") as described therein, provided that the grantee provides written notice of such exercise in accordance with the Stock Option Agreements. A Triggering Event is defined in the Stock Option Agreements as any event that would entitle either party to terminate the Merger Agreement and would permit the grantee to receive a termination fee pursuant to the Merger Agreement. See "THE MERGER AGREEMENT--Termination" and "--Termination Fee."

  As more fully described in the Stock Option Agreements, the number of shares of the issuer's common stock subject to the options will be adjusted in accordance with customary anti-dilution provisions (for stock splits, stock dividends and future issuances of common stock, among other things) so that such number of shares will continue to represent 19.9% of the issuer's then outstanding shares of common stock. Upon the occurrence of certain events set forth in the Stock Option Agreements, the options and any shares issued pursuant to the exercise of the options must be repurchased by the issuer. In addition, the Stock Option Agreements grant certain registration rights to the grantee with respect to the shares represented by the option. Also, under certain circumstances, the issuer is entitled to a right of first refusal if the grantee desires to sell all or any part of the option or shares acquired pursuant thereto. Notwithstanding any other provisions of the Stock Option Agreements, the total profit (which includes the amount of a termination fee, if any, paid pursuant to the Merger Agreement) which the grantee may realize from the option may not exceed $220.0 million.

  The grantee under each Stock Option Agreement agrees that, for a period of 18 months from the date of exercise of the option, so long as the grantee owns any shares issued upon exercise of the option ("Option Shares"), the grantee will (i) be present, in person or represented by proxy, at all stockholder meetings of the issuer, and (ii) vote or cause to be voted all Option Shares beneficially owned by it, with respect to all matters submitted to stockholders for a vote, in the same proportion as shares of the issuer's common stock are voted by stockholders unaffiliated with the grantee.

  The Stock Option Agreements will terminate either (i) at the Effective Time, or (ii) upon termination of the Merger Agreement under specified circumstances.

  The Stock Option Agreements are intended to increase the likelihood that the Merger will be consummated on the terms set forth in the Merger Agreement. Consequently, certain aspects of the Stock Option Agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all or a significant interest in either McKesson or HBOC from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for HBOC Common Stock than that implicit in the Exchange Ratio or a higher price per share for McKesson Common Stock than the market price.

      CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following discussion is a summary of certain U.S. federal income tax consequences of the Merger. The discussion which follows is based on the Code, Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. The discussion below is for general information only and does not address the effects of any state, local or foreign tax laws on the Merger. The tax treatment of an HBOC stockholder may vary depending upon his or her particular situation, and certain stockholders (including insurance companies, tax-exempt organizations, financial institutions and broker-dealers, persons who do not hold HBOC stock as capital assets, individuals who received HBOC Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, non-U.S. persons, and persons who hold HBOC stock as part of a "straddle," "hedge," or conversion transaction), may be subject to special rules not discussed below.

  Consummation of the Merger is conditioned upon the receipt by McKesson of an opinion from Skadden Arps, special counsel to McKesson, and by HBOC of an opinion from Jones Day, counsel to HBOC, dated as of the date that the Registration Statement is declared effective, to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, which opinions shall not have been withdrawn or materially modified as of the Closing Date. Such opinions of counsel are based on certain representations as to factual matters made by McKesson and HBOC. Such representations, if incorrect in certain material respects, could jeopardize the conclusions reached in the opinions. Neither McKesson nor HBOC is currently aware of any facts or circumstances which would cause any such representations made to counsel to be untrue or incorrect in any material respect. Any opinion of counsel is not binding on the Internal Revenue Service (the "IRS") or the courts.

  Based on the opinions discussed above, the material U.S. federal income tax consequences that will result from the Merger are as follows:

    (i) The Merger will qualify as a "reorganization" under Section 368(a) of the Code;

    (ii) McKesson and HBOC each will be a party to that reorganization within the meaning of Section 368(b) of the Code;

    (iii) no income, gain or loss will be recognized by McKesson, Merger Sub or HBOC as a result of the Merger;

    (iv) an HBOC stockholder will not recognize any income, gain or loss as a result of the receipt of McKesson Common Stock pursuant to the Merger, except to the extent of any cash received in lieu of fractional shares of McKesson Common Stock and except as described below with respect to Transfer Taxes;

    (v) an HBOC stockholder's tax basis for the McKesson Common Stock received pursuant to the Merger, including any fractional share interest in McKesson Common Stock for which cash is received, will equal such HBOC stockholder's tax basis in the HBOC Common Stock exchanged therefor;

    (vi) an HBOC stockholder's holding period for the McKesson Common Stock received pursuant to the Merger will include the holding period of the HBOC Common Stock surrendered in exchange therefor; and

    (vii) an HBOC stockholder that receives cash in lieu of a fractional share interest in McKesson Common Stock pursuant to the Merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the HBOC Common Stock allocable to such fractional share.

  In the event that any Transfer Taxes are imposed on the stockholders of HBOC, McKesson or their respective subsidiaries in connection with the Merger, HBOC, McKesson or such subsidiary will pay such Transfer Taxes on behalf of their respective stockholders. In addition, HBOC will cause any such Transfer Taxes imposed on stockholders of Access Health who become stockholders of HBOC pursuant to the merger between Access Health and a subsidiary of HBOC to be paid by Access Health on behalf of such stockholders. Any such payments may result in dividend income to the stockholders of the company making the payment in an amount which is not expected to be material.

                      COMPARATIVE RIGHTS OF STOCKHOLDERS

  McKesson and HBOC are each incorporated under the laws of the State of Delaware. As a result of the Merger, holders of HBOC Common Stock will become stockholders of McKesson and the rights of all such former HBOC stockholders will thereafter be governed by the Restated Certificate of Incorporation of McKesson (the "McKesson Certificate"), the McKesson By-laws and the DGCL. The rights of the holders of HBOC Common Stock are currently governed by the HBOC Certificate of Incorporation, as amended (the "HBOC Certificate"), the Amended and Restated By-laws of HBOC (the "HBOC By-laws") and the DGCL. The following summary, which does not purport to be a complete statement of the general differences between the rights of the stockholders of McKesson and HBOC, sets forth certain differences between the McKesson Certificate and the HBOC Certificate and between the McKesson By-laws and the HBOC By-laws. This summary is qualified in its entirety by reference to the full text of each of such documents and the DGCL. For information as to how such documents may be obtained, see "WHERE YOU CAN FIND MORE INFORMATION."

CLASSIFIED BOARD OF DIRECTORS

  The DGCL provides that a corporation's board of directors may be divided into various classes with staggered terms of office. The HBOC Certificate does not provide for a classified board. The McKesson Certificate provides that the McKesson Board is divided into three classes of directors, with each class consisting of one-third of the total number of directors, with any remaining directors included in such group or groups as the Board designates. One class of directors is elected each year for a three-year term.

  Classification of directors has the effect of making it more difficult for stockholders to change the composition of the McKesson Board. At least two annual meetings of stockholders, instead of one, would generally be required to effect a change in the majority of the McKesson Board. Such a delay may help ensure that McKesson's directors, if confronted by a third party attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, have sufficient time to review the proposal, as well as any available alternatives to the proposal, and to act in what they believe to be the best interests of the stockholders.

  The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of McKesson, even though such a transaction could be beneficial to McKesson and its stockholders. The classification of the McKesson Board might also increase the likelihood that incumbent directors will retain their positions.

STOCKHOLDER RIGHTS PLANS

  McKesson entered into the McKesson Rights Agreement which was designed to protect McKesson stockholders from coercive or unfair takeover tactics. Pursuant to the McKesson Rights Agreement, the McKesson Board declared a dividend distribution of one McKesson Right for each outstanding share of McKesson Common Stock to stockholders of record at November 1, 1994 and authorized the issuance of one McKesson Right for each share of McKesson Common Stock issued after the date of the McKesson Rights Agreement, but prior to the triggering of the McKesson Rights. As a result of the two-for-one stock split effective January 2, 1998, each share of McKesson Common Stock has attached to it one-half of a McKesson Right. One-half of a McKesson Right will be issued with respect to each share of McKesson Common Stock issued pursuant to the Merger. Each McKesson Right entitles a registered holder to purchase, upon the occurrence of certain specified events, a unit consisting of one one-hundredth of a share of McKesson Series A Junior Participating Preferred Stock at a purchase price of $100 per unit. The description and terms of the McKesson Rights are set forth in the McKesson Rights Agreement. In general, pursuant to the McKesson Rights Agreement, upon the occurrence of specified triggering events, such as the acquisition by any person (other than McKesson or any of its subsidiaries) of the beneficial ownership of securities representing 15% or more of the outstanding McKesson Common Stock without the prior approval of the McKesson Board, each holder of a McKesson Right will have

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

the right to receive, upon exercise of the McKesson Right, that amount of McKesson Common Stock having a value equal to two times the exercise price of the McKesson Right. The McKesson Rights Agreement further provides that if McKesson is acquired in a merger or other business combination or McKesson sells more than 50% of its assets and such transaction is not approved by the McKesson Board, McKesson's stockholders will have the right to receive, with respect to each McKesson Right, common stock of the acquiring company having a value equal to two times the exercise price of the McKesson Right. Under certain circumstances, McKesson may redeem the McKesson Rights for a redemption price of $.01 per McKesson Right, which will otherwise expire on the tenth anniversary of the adoption of the McKesson Rights Agreement. The effect of the McKesson Rights Agreement may be to render more difficult a change in control of McKesson. The October 19, 1998 amendment to the McKesson Rights Agreement provides that the entering into of the applicable Stock Option Agreement and the consummation of the transactions contemplated by the Merger Agreement will not trigger the McKesson Rights issuable thereunder.

  HBOC entered into the HBOC Rights Agreement, in order to protect HBOC shareholders from coercive or unfair takeover tactics. Pursuant to the HBOC Rights Agreement, the HBOC Board declared a dividend distribution of one HBOC Right for each then outstanding share of HBOC Common Stock and directed the issuance of one HBOC Right with respect to each share of HBOC Common Stock issued after the date of the HBOC Rights Agreement, but before the triggering of the HBOC Rights. Each HBOC Right entitles a registered holder to purchase, upon the occurrence of certain specified events, a unit consisting of one-one thousandth of a share of HBOC Series A Junior Participating Preferred Stock at a purchase price of $35 per unit. The description and terms of the HBOC Rights are set forth in the HBOC Rights Agreement. In general, pursuant to the HBOC Rights Agreement, upon the occurrence of specified triggering events, such as the acquisition by any person (other than HBOC or any of its subsidiaries) of the beneficial ownership of securities representing 20% or more of the outstanding HBOC Common Stock, each holder of an HBOC Right will have the right to receive, upon exercise of the HBOC Right, that amount of HBOC Common Stock having a value equal to two times the exercise price of the HBOC Right. The HBOC Rights Agreement further provides that if, following the first public announcement that a person has beneficial ownership of securities representing 15% or more of the outstanding HBOC Common Stock, HBOC is acquired in a merger or other business combination or HBOC sells more than 50% of its assets, HBOC's stockholders will have the right to receive, with respect to each HBOC Right, common stock of the acquiring company having a value equal to two times the exercise price of the HBOC Right. Under certain circumstances, HBOC may redeem the HBOC Rights for a redemption price of $.01 per HBOC Right, which will otherwise expire on February 22, 2001 or as earlier redeemed or exchanged by HBOC. The effect of the HBOC Rights Agreement may be to render more difficult a change in control of HBOC. The October 17, 1998 amendment to the HBOC Rights Agreement provides that the entering into of the applicable Stock Option Agreement and the consummation of the transactions contemplated by the Merger Agreement will not trigger the HBOC Rights issuable under such agreement.

NUMBER OF DIRECTORS

  Under the DGCL, unless a corporation's certificate of incorporation specifies the number of directors, such number shall be fixed by, or in the manner provided in, its by-laws. If a corporation's certificate of incorporation expressly authorizes its board of directors to amend its by-laws, its board of directors may change the authorized number of directors by an amendment to the corporation's by-laws, if fixed therein, or in such manner as is provided therein. If the certificate of incorporation specifies the number of directors, the number of directors can only be changed by amending the certificate of incorporation.

  The McKesson Certificate provides that, subject to any rights of holders of shares of series preferred stock, par value $0.01 per share of McKesson (the "McKesson Series Preferred Stock"), to elect directors, the holders of McKesson Common Stock shall have the exclusive right to elect directors. There are no shares of McKesson Series Preferred Stock currently outstanding. The McKesson By-laws provide that the number of directors shall be fixed from time to time by such By-laws, but in no event shall be less than three. The McKesson By-laws also provide that, until such By-laws are further amended, the number of directors shall be nine. At the Effective Time, the McKesson By-laws will be amended to increase the number of authorized directors by one to

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

accommodate the composition of the Board of McKesson HBOC as provided in the Merger Agreement. See "THE MERGER AGREEMENT--Corporate Organization and Governance."

  The HBOC By-laws provide that the number of members of the HBOC Board shall be not less than three nor more than fifteen, such number to be established by the HBOC Board or stockholders. The number of directors on the HBOC Board is currently eight.

REMOVAL OF DIRECTORS; FILLING VACANCIES

  Under the DGCL, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The McKesson By-laws provide that directors may be removed only for cause. The McKesson By-laws further provide that any amendment to the McKesson By-laws to permit a director to be removed without cause must be approved by either the holders of all shares of stock entitled to vote thereon or by a vote of a majority of the entire McKesson Board. Directors elected by the McKesson Series Preferred Stock, should any such stock be outstanding, are subject to removal as provided in the McKesson Certificate or as provided by law.

  The McKesson By-laws provide that any vacancy occurring in the McKesson Board for any reason other than an increase in the number of directors may be filled by a majority of the remaining members of the McKesson Board or by the stockholders. Any vacancy occurring by reason of an increase in the number of directors may be filled by action of a majority of the entire McKesson Board or by the stockholders.

  Under the HBOC By-laws, any director or the entire board of directors may be removed, with or without cause, at any time by the holders of a majority of the shares then entitled to vote at an election of directors. The vacancy in the board of directors caused by such removal may be filled by HBOC stockholders at the time of such removal. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, and each of the directors so chosen shall hold office until the next annual election and until his successor is elected and qualified or until his earlier resignation or removal.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

  Under the DGCL, unless otherwise provided for in a corporation's certificate of incorporation, any action by a corporation's stockholders must be taken at a meeting of such stockholders, unless a consent in writing setting forth the action so taken is signed by stockholders of the corporation having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

  The McKesson Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent. The McKesson By-laws provide that special meetings of stockholders can be called only by the Chairman of the Board, the President or the McKesson Board. Stockholders are not permitted to call a special meeting or to require that the McKesson Board call a special meeting of stockholders. As a result of the foregoing provisions, a stockholder may not force stockholder consideration of a proposal over the opposition of the Chairman of the Board, the President and the McKesson Board by calling a special meeting of stockholders prior to the time the Chairman of the Board, the President or the McKesson Board believes such consideration to be appropriate.

  The HBOC Certificate expressly prohibits written consents by stockholders. Pursuant to the HBOC Certificate and HBOC By-laws, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President or by holders of four-fifths of the outstanding shares of HBOC Common Stock and shall be called by the Chairman of the Board or President at the request in writing of three-fourths of the directors of HBOC. Such requests must state the purpose or purposes of the proposed special meeting.


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

FAIR PRICE PROVISIONS

 McKesson

  The McKesson Certificate contains a "fair price" provision, requiring that, in addition to any other vote required by the McKesson Certificate or the DGCL, certain "Business Combination" (as defined below) transactions be recommended by the McKesson Board and approved by the affirmative vote of at least: (a) 80 percent of the votes entitled to be cast by outstanding shares of voting stock of McKesson, voting together as a single voting group; and (b) two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by an "Interested Stockholder" (as defined below) who is (or whose Affiliate is) a party to a Business Combination or an Affiliate or Associate of the Interested Stockholder, voting together as a single voting group.

  For purposes of the "fair price" provision only, certain terms are defined as follows (other capitalized terms used in this section having the respective meanings ascribed to them in the McKesson Certificate):

  "Business Combination" means:

    (i) Unless the transaction does not alter the contract rights of the stock or change or convert in whole or in part the outstanding shares of McKesson Common Stock, any merger or consolidation of McKesson or any Subsidiary with (A) any Interested Stockholder or (B) any other corporation (whether or not itself an Interested Stockholder) which is, or after the merger or consolidation, would be, an Affiliate of an Interested Stockholder that was an Interested Stockholder prior to the transaction;

    (ii) Any sale, lease, transfer or other disposition, other than in the ordinary course of business, in one transaction or a series of transactions in any 12-month period, to any Interested Stockholder or any Affiliate of any Interested Stockholder (other than McKesson or any of its Subsidiaries) of any assets of McKesson or any Subsidiary having, measured at the time the transaction or transactions are approved by the McKesson Board, an aggregate book value as of the end of McKesson's most recently ended fiscal quarter of 10 percent or more of the total Market Value (as defined in the McKesson Certificate) of the outstanding stock of McKesson or of its net worth as of the end of its most recently ended fiscal quarter;

    (iii) The issuance by McKesson, or any Subsidiary, in one transaction or a series of transactions, of any Equity Securities of McKesson or any Subsidiary which have an aggregate Market Value of 5 percent or more of the total Market Value of the outstanding stock of McKesson to any Interested Stockholder or any Affiliate of any Interested Stockholder (other than McKesson or any of its Subsidiaries) except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of McKesson voting stock or any other method affording substantially proportionate treatment to the holders of Voting Stock;

    (iv) The adoption of any plan or proposal for the liquidation or dissolution of McKesson in which anything other than cash will be received by an Interested Stockholder or any Affiliate of any Interested
  Stockholder; or

    (v) Any reclassification of securities (including any reverse stock split), or recapitalization of McKesson, or any merger or consolidation, of McKesson with any of its Subsidiaries which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing by 5 percent or more of the total number of outstanding shares, the proportionate amount of the outstanding shares of any class of Equity Securities of McKesson or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

  "Interested Stockholder" means any person (other than McKesson or any Subsidiary) that:

    (i) Is the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting stock of McKesson; or

    (ii) Is an Affiliate of McKesson and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding voting stock of McKesson.


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

  The required vote referred to above does not apply to a Business Combination if each of the following conditions, among others, is met:

    (i) The aggregate amount of the cash and the Market Value as of the Valuation Date of consideration other than cash to be received per share by holders of McKesson Common Stock in the Business Combination are at least equal to the highest of the following:

      (A) The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealer's fees) paid by the Interested Stockholder for any shares of McKesson Common Stock acquired by it: (x) within the two-year period immediately prior to the Announcement Date of the proposal of the Business Combination; or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; or

      (B) The Market Value per share of McKesson Common Stock on the Announcement Date or on the Determination Date, whichever is higher; or

      (C) The price per share equal to the Market Value per share of McKesson Common Stock determined pursuant to the immediately preceding subparagraph (B), multiplied by the fraction of: (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of McKesson Common Stock acquired by it within the two year period immediately prior to the Announcement Date, over (y) the Market Value per share of McKesson Common Stock on the first day in such two-year period on which the Interested Stockholder acquired any shares of McKesson Common Stock; and

    (ii) After the Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:

      (A) Each of the following is true: (x) there shall have been no reduction in the annual rate of dividends paid on any class or series of stock of McKesson that is not preferred stock (except as necessary to reflect any subdivision of the Stock); (y) there shall have been an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Stock; and (z) the Interested Stockholder shall not have become the beneficial owner of any additional shares of stock of McKesson except as part of the transaction which resulted in such Interested Stockholder becoming an Interested Stockholder or by virtue of proportionate stock splits or stock dividends.

      (B) The provisions of clauses (x) and (y) of subparagraph (ii)(A) do not apply if no Interested Stockholder or an Affiliate or Associate of the Interested Stockholder voted as a director of McKesson in a manner inconsistent with such clauses and the Interested Stockholder, within ten days after any act or failure to act inconsistent with such clauses, notifies the McKesson Board in writing that the Interested Stockholder disapproves thereof and requests in good faith that the McKesson Board rectify such act or failure to act.

  The "fair price" provision is intended to ensure that all stockholders receive equal treatment in the event of a tender or exchange offer and to protect stockholders against coercive or two-tiered takeover bids. The provision could also have the effect of discouraging a third party from making a tender or exchange offer for McKesson, even though such an offer might be beneficial to McKesson and its stockholders.

 HBOC

  Similarly, the HBOC Certificate contains a "fair price" provision, requiring that, in addition to any other vote required by the HBOC Certificate or the DGCL, certain "Business Combination" transactions be approved by the affirmative vote of at least four-fifths of the outstanding shares of HBOC Common Stock (whether or not the holders of such shares are present or represented at any meeting) not Beneficially Owned by "Controlling Persons."

  For purposes of this "fair price" provision only, certain terms are defined as follows (other capitalized terms used in this section having the respective meanings ascribed to them in the HBOC Certificate):


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


  "Business Combination" means: (i) Any merger or consolidation of HBOC with or into the Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person or Affiliate; (ii) any sale, lease, exchange, transfer, or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of the corporation or a Subsidiary, including without limitation any voting securities of a Subsidiary, to or with a Controlling Person, Associate of a Controlling Person or Affiliate; (iii) any merger into or consolidation with HBOC or a Subsidiary of a Controlling Person, an Affiliate of a Controlling Person, an Associate of a Controlling Person or Affiliate; (iv) any sale, lease, exchange, transfer or other disposition to HBOC of all or any part of the assets of a Controlling Person, Affiliate or a Controlling Person, Associate of a Controlling Person or Affiliate; (v) any reclassification of HBOC Common Stock or any recapitalization involving HBOC Common Stock that would have the effect of increasing the voting power of a Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person or Affiliate; and (vi) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

  "Controlling Persons" means any person who Beneficially Owns a number of shares of HBOC Common Stock, whether or not such number includes shares not then issued, which exceeds a number equal to ten percent of the outstanding shares of HBOC Common Stock.

  The required vote referred to above does not apply if:

    (1) All of the following conditions have been met:

      (a) the Business Combination will result in an involuntary sale, redemption, cancellation, or other termination of ownership of all shares of HBOC Common Stock owned by stockholders who do not vote in favor of the Business Combination;

      (b) the consideration to be received by such stockholders for such shares shall be in cash or in the same form as the Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person or Affiliate has previously paid for such shares or if the Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person or Affiliate has paid for such shares with varying forms of consideration, the form of consideration for such shares shall be either cash or the form used to acquire the largest number of such shares previously acquired by it;

      (c) the cash or Fair Market Value as of the date of consummation of the Business Combination or consideration other than cash to be received by such stockholders for such shares shall be at least equal to the Minimum Price Per Share;

      (d) a proxy or information statement responsive to the requirements of the Exchange Act shall be mailed to all stockholders of HBOC at least 30 days prior to the consummation of such Business Combination for the purpose of soliciting stockholder approval of the Business Combination; and

      (e) after such Controlling Person has become a Controlling Person, such Controlling Person shall not have received the benefit, directly or indirectly (except proportionately as an HBOC stockholder) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by HBOC or a Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise; or

    (2) both of the following conditions shall have been met; (a) the Continuing Directors of HBOC shall, by a majority vote at a meeting at which a Continuing Director Quorum was present, have adopted a resolution approving the Business Combination and have determined to recommend it for approval by the holders of HBOC Common Stock; and (b) at the time of adoption of such resolution, Continuing Directors shall have comprised at least a majority of the HBOC Board.

  Because the requirements of paragraph (2) have been satisfied, the Merger Agreement must be approved by the affirmative vote of a majority of the outstanding HBOC Common Stock rather than four-fifths of such stock.


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

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER
PROPOSALS

  The McKesson By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of McKesson (the "McKesson Stockholder Notice Procedure").

  The McKesson Stockholder Notice Procedure provides that only persons who are nominated at the direction of the McKesson Board, by any nominating committee or person appointed by the McKesson Board, or by a stockholder who has given timely written notice to the Secretary of McKesson prior to the meeting at which directors are to be elected, will be eligible for election as a director of McKesson. The McKesson Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by or at the direction of the McKesson Board or by a stockholder who has given timely written notice to the Secretary of McKesson of such stockholder's intention to bring such business before such meeting. Under the McKesson Stockholder Notice Procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual meeting must be received by McKesson no less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the tenth day following the earlier of (i) the date such notice was mailed or (ii) the date such public disclosure was made).

  Under the McKesson Stockholder Notice Procedure, a stockholder's notice to McKesson proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the proposed nominee, the class and number of shares of stock of McKesson which are beneficially owned by the proposed nominee, the principal occupation of the proposed nominee and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee. Under the McKesson Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of McKesson beneficially owned by such stockholder, any material interest of such stockholder in the business so proposed and a representation that the stockholder intends to appear at the meeting in person or by proxy. If the nomination or business was not brought before the meeting in accordance with the McKesson Stockholder Notice Procedure, such person will not be eligible for election as a director or such business will not be conducted at such meeting, as the case may be.

  By requiring advance notice of nominations by stockholders, the McKesson Stockholder Notice Procedure affords the McKesson Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the McKesson Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the McKesson Stockholder Notice Procedure provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the McKesson Board, provides the McKesson Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the McKesson Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend the meeting or to grant a proxy regarding the disposition of any such business.

  The foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to McKesson and its stockholders.

  The HBOC By-laws also establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of HBOC.

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

Except for directors who are elected to complete unexpired terms pursuant to the DGCL, only persons who are nominated in accordance with the procedures set forth in the HBOC By-laws shall be eligible for election as directors. Nominations, other than those made by or at the direction of the HBOC Board, shall be made pursuant to timely notice in writing to the Secretary of HBOC. To be timely, a stockholder's notice must be delivered to HBOC not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 16th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on HBOC's books, of such stockholder and (ii) the class and number of shares of HBOC which are beneficially owned by such stockholder.

  Pursuant to the HBOC By-laws, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of HBOC. To be timely, a stockholder's notice must be delivered to HBOC not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting
(a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on HBOC's books, of the stockholder proposing such business, (c) the class and number of shares of HBOC which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

AUTHORIZED CAPITAL STOCK

  The DGCL requires that a corporation's certificate of incorporation set forth the total number of shares of all classes of stock which the corporation has authority to issue and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof. The authorized capital stock of McKesson consists of (i) 400,000,000 shares of McKesson Common Stock, par value $0.01 per share and (ii) 100,000,000 shares of McKesson Series Preferred Stock. The HBOC Certificate provides that HBOC has authority to issue (i) 1,000,000,000 shares of HBOC Common Stock, par value $0.05 per share and (ii) 1,000,000 shares of preferred stock, no par value ("HBOC Preferred Stock").

VOTING RIGHTS

  The holders of McKesson Common Stock are entitled to one vote for each share held on all matters and, except as otherwise provided in McKesson's Certificate with respect to the McKesson Series Preferred Stock, will have the exclusive right to vote for the election of directors and for all other purposes.

  Similarly, the holders of HBOC Common Stock are entitled to one vote for each share on all matters and, except as otherwise provided in HBOC's Certificate with respect to the HBOC Preferred Stock, will have the exclusive right to vote for the election of directors and for all other purposes.

PREFERRED STOCK

  Pursuant to the McKesson Certificate, the McKesson Board is authorized to provide for the issuance of shares of McKesson Series Preferred Stock, in one or more classes or series (including the Series A Junior Participating Preferred Stock), and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. See "--Stockholder Rights Plans."

  McKesson believes that the ability of the McKesson Board to issue one or more series of McKesson Series Preferred Stock provides McKesson with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise.

  Although the McKesson Board has no intention at the present time of doing so, it could issue a series of McKesson Series Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The McKesson Board will make any determination to issue such shares based on its judgment as to the best interests of McKesson and its stockholders. The McKesson Board, in so acting, could issue McKesson Series Preferred Stock having terms that discourage an acquisition attempt through which an acquiror may be able to change the composition of the McKesson Board, including a tender offer or other transaction that some of McKesson's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

  Under the HBOC Certificate, the HBOC Board is authorized to issue shares of HBOC Preferred Stock, in one or more classes or series (including the Series A Junior Participating Preferred Stock), and to fix the designations, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. See "--Stockholder Rights Plans."

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

  The DGCL allows amendment of a corporation's certificate of incorporation if its board of directors adopts a resolution setting forth the amendment proposed and declaring its advisability and the stockholders thereafter approve such proposed amendment, either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders' meeting. At any such meeting, the proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote. The holders of the outstanding shares of a class are entitled to vote as a separate class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment. Under the DGCL, a corporation's certificate of incorporation also may require, for action by the board or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by the DGCL and the provision of the certificate of incorporation requiring such greater vote also provide that such provision cannot be altered, amended or repealed except by such greater vote.

  Under the DGCL, the power to adopt, amend or repeal a corporation's by-laws resides with the stockholder entitled to vote thereon, and with the directors of such corporation if such power is conferred upon the board of directors by the certificate of incorporation.

  The McKesson Certificate contains no provisions requiring a vote greater than that specified in the DGCL to amend the McKesson Certificate. The McKesson Certificate provides that the McKesson Board is expressly authorized to adopt, alter and repeal the McKesson By-laws. The McKesson By-laws may also be adopted, altered and repealed by the affirmative vote of the holders of at least 75% of the voting power of the outstanding McKesson Common Stock. An amendment to the McKesson By-laws to shorten the term of any director holding office, to permit any director to be removed without cause, or to increase the number of directors in any class, requires the approval of the holders of all shares entitled to vote thereon or a vote of the entire McKesson Board. These provisions make it more difficult for stockholders to make changes to the McKesson By-laws, including changes designed to facilitate the exercise of control over McKesson.

  The HBOC Certificate contains no provisions requiring a vote greater than that specified in the DGCL to amend the HBOC Certificate, except for those provisions relating to business combinations. The HBOC Certificate authorizes the HBOC Board to make, alter or repeal the HBOC By-laws. The HBOC Board may, by a majority vote of the entire HBOC Board, alter, amend, or repeal the HBOC By-laws, including by-laws adopted by stockholders, or adopt new by-laws, provided stockholders may specify particular provisions of the HBOC By-laws that may not be amended by the HBOC Board.

BUSINESS COMBINATIONS

  Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "Interested Stockholder" for a three-year period following the date that such stockholder becomes an Interested Stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the Interested Stockholder. Except as specified in Section 203 of the DGCL, an Interested Stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person.

  Under certain circumstances, Section 203 of the DGCL may make it more difficult for a person who would be an "Interested Stockholder" to effect various business combinations with a corporation for a three-year period, although the corporation's certificate of incorporation or stockholders may elect to exclude a corporation from the restrictions imposed thereunder.

  The McKesson Certificate does not exclude McKesson from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring McKesson to negotiate in advance with the McKesson Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an Interested Stockholder.

  Pursuant to the HBOC By-laws, HBOC has elected not to be governed by the restrictions imposed under Section 203 of the DGCL.

LIMITATION OF LIABILITY OF DIRECTORS

  The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. The McKesson Certificate includes such a provision to the maximum extent permitted by law. The HBOC Certificate contains an analogous provision.

  While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that no indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

  The McKesson By-laws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of McKesson, or is or was serving at the request of McKesson as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by McKesson to the full extent permitted by the DGCL if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of McKesson. The indemnification rights conferred by the McKesson By-laws are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. McKesson is authorized to purchase and maintain (and McKesson maintains) insurance on behalf of its directors and officers.

  The HBOC By-laws provide that each person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of HBOC or is or was serving at the request of HBOC or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified to the full extent permitted by the DGCL. Like the McKesson By-laws, the HBOC By-laws provide that the indemnification rights conferred by the HBOC By-laws are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise. HBOC is authorized to purchase and maintain (and HBOC maintains) insurance on behalf of its directors and officers.

  See "THE MERGER AGREEMENT--Indemnification and Insurance."

  Additionally, the McKesson By-laws and the HBOC By-laws each provide that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is a director, officer employee or agent may be paid in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by McKesson or HBOC, as the case may be, as authorized by the DGCL.

SIGNIFICANT STOCKHOLDERS

  As of November 27, 1998, other than the McKesson Profit-Sharing Investment Plan (the "PSIP") and FMR Corp., no McKesson stockholder is known by McKesson to own in excess of 5% of the outstanding McKesson Common Stock. In addition, as of November 27, 1998, HBOC had dispositive power over 19.9% in connection with the Stock Option Agreement attached as Annex B hereto. The directors and officers of McKesson as a group beneficially owned, as of November 27, 1998, approximately 3.95% of the outstanding McKesson Common Stock.

  As of November 23, 1998, other than Putnam Investments, Inc. and FMR Corp., no HBOC stockholder is known by HBOC to own in excess of 5% of the outstanding HBOC Common Stock. In addition, as of November 23, 1998, McKesson had dispositive power over 19.9% in connection with the Stock Option Agreement attached as Annex C hereto. The directors and officers of HBOC as a group beneficially owned as of November 23, 1998, approximately 1.4% of the outstanding HBOC Common Stock.

                     MARKET PRICE AND DIVIDEND INFORMATION

  The McKesson Common Stock is listed and traded on the NYSE and the PE and the HBOC Common Stock is listed and quoted on Nasdaq. The following table sets forth the high and low trading prices per share of each of the McKesson Common Stock (with adjustment for the 1998 two-for-one McKesson stock split) and HBOC Common Stock (with adjustment for the HBOC 1996, 1997 and 1998 two-for-one stock splits for the calendar quarters indicated as reported on the NYSE Composite Tape and Nasdaq, based on published financial sources, respectively, and the dividends paid per share for such periods by McKesson and HBOC:

                                MCKESSON    MCKESSON       HBOC         HBOC
                              COMMON STOCK  DIVIDENDS  COMMON STOCK   DIVIDENDS
                                 PRICES     PAID PER      PRICES      PAID PER
                              -------------  COMMON   ---------------  COMMON
                               HIGH   LOW     SHARE    HIGH     LOW     SHARE
                              ------ ------ --------- ------- ------- ---------
1996
  First Quarter.............. $27.81 $23.25   $.125   $ 12.75 $  8.19   $.005
  Second Quarter.............  25.63  22.06    .125     17.69   11.94    .005
  Third Quarter..............  24.06  20.56    .125     17.50   12.63    .005
  Fourth Quarter.............  28.38  22.88    .125     18.13   12.50    .005
1997
  First Quarter..............  34.81  26.06    .125     18.07   11.88    .005
  Second Quarter.............  40.06  31.50    .125     18.03   10.63    .005
  Third Quarter..............  53.13  38.25    .125     21.13   17.13    .01
  Fourth Quarter.............  56.88  48.69    .125     23.42   18.50    .01
1998
  First Quarter..............  61.75  47.88    .125     30.47   21.69    .01
  Second Quarter.............  85.81  57.63    .125     35.56   28.00    .02
  Third Quarter..............  96.25  73.63    .125     38.38   20.94    .02
  Fourth Quarter (through
   November 25, 1998)........  96.00  69.00    .125     30.00   21.00

--------
On October 16, 1998, the last full trading day prior to the first public announcement of the execution of the Merger Agreement, the reported high and low sale prices per share and closing price per share of McKesson Common Stock and HBOC Common Stock on the NYSE and Nasdaq, respectively, were as follows:

                                                         HIGH    LOW     CLOSE
                                                        ------ -------- --------
   McKesson............................................ $89.75 $87.3125 $88.6875
   HBOC................................................  30.00  29.1875  29.5625

On November 25, 1998, the last full trading day prior to the date of this Joint Proxy Statement/Prospectus, the reported high and low sale prices per share and closing price per share of McKesson Common Stock and HBOC Common Stock on the NYSE and Nasdaq, respectively, were as follows:

                                                        HIGH     LOW     CLOSE
                                                      -------- -------- --------
   McKesson.......................................... $74.50   $72.75   $74.0625
   HBOC..............................................  25.3125  24.4375  25.25

  STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF MCKESSON COMMON STOCK AND HBOC COMMON STOCK.

                 BENEFICIAL OWNERSHIP OF MCKESSON COMMON STOCK

  The following table sets forth information (as of November 27, 1998, unless otherwise indicated) about the only known beneficial owners of more than 5% of McKesson Common Stock. The following table does not reflect 19,759,700 shares of McKesson Common Stock beneficially owned by HBOC pursuant to the grant of the stock option under the Stock Option Agreement attached to this Joint Proxy Statement/Prospectus as Annex B (which would constitute 16.6% of the McKesson Common Stock upon issuance). Prior to the exercise of the option, HBOC is not entitled to any rights as a stockholder of McKesson as to the shares covered by the option. The option may only be exercised upon the occurrence of certain events described in this Joint Proxy Statement/Prospectus, none of which has occurred as of the date hereof.

                                                          NUMBER       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                     OF SHARES     OF CLASS
------------------------------------                     ----------    --------

The Chase Manhattan Bank, N.A., as Trustee for the
 McKesson Corporation Profit-Sharing Investment Plan.... 19,506,786(1)   19.6%
  1 Chase Manhattan Plaza
  New York, NY 10081
FMR Corp................................................ 10,409,937(2)   10.5%
  82 Devonshire Street
  Boston, MA 02109

--------
(1) These shares are held in trust for the benefit of participants in McKesson's PSIP for which The Chase Manhattan Bank, N.A. is the Trustee. Shares that have been allocated to the individual accounts of participants in the PSIP are voted by the Trustee as instructed by PSIP participants. Shares allocated to participants' PAYSOP accounts for which no voting instructions are received will not be voted. The PSIP provides that all other shares for which no voting instructions are received from participants and unallocated shares of McKesson Common Stock held in the leveraged employee stock ownership plan established as part of the PSIP, will be voted by the Trustee in the same proportion as shares as to which voting instructions are received.
(2) This information is based on an amended Schedule 13G filed with the Commission reporting that as of February 28, 1998, FMR Corp., in its capacity as a parent holding company, had sole voting power as to 665,625 shares and sole dispositive power as to all 10,409,937 shares. According to such Schedule 13G, no one person has an interest in FMR Corp. that would give such person more than a five percent interest in the outstanding McKesson Common Stock.

  The following table sets forth the amount and percentage of McKesson Common Stock beneficially owned as of November 27, 1998 by each director of McKesson, by the Chief Executive Officer and each of the four other most highly compensated executive officers of McKesson and by all directors and executive officers of McKesson as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act, and does not necessarily bear on the economic incidents of ownership or the right to transfer such shares. The number of shares shown reflects the McKesson 1998 two-for-one stock split.

                              AMOUNT AND NATURE OF        PERCENT     STOCK
NAME OF INDIVIDUAL           BENEFICIAL OWNERSHIP(1)      OF CLASS UNITS(2)(3)
------------------           -----------------------      -------- -----------
Mary G.F. Bitterman.........           15,506(4)(5)(6)       *        2,221
Tully M. Friedman...........           26,338(5)(7)          *        6,908
John M. Pietruski...........           24,338(5)             *        7,612
David S. Pottruck...........           13,457(5)             *        2,815
Mark A. Pulido..............          500,723(5)(8)(9)       *          --
Carl E. Reichardt...........           14,500(5)(6)          *        2,370
Alan Seelenfreund...........        1,132,961(5)(9)        1.14%        --
Jane E. Shaw................           20,832(5)(6)          *       10,587
Robert H. Waterman, Jr......           20,351(5)(6)          *        7,261
John H. Hammergren..........          120,530(5)(8)(9)       *          --
Richard H. Hawkins..........          254,706(5)(9)          *          --
David L. Mahoney............          394,657(5)(9)          *          --
Mark T. Majeske.............           82,685(8)(9)          *          --
All directors and executive
 officers as a group (22
 persons)...................        3,926,078(4)(5)(6)(7)  3.95%     39,774
                                             (8)(9)(10)

--------
  * Less than 1%

 (1) Represents shares held as of October 31, 1998 directly and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. The number of shares of McKesson Common Stock owned by each director or executive officer (other than Mr. Seelenfreund) represents less than 1% of the outstanding shares of such class. All directors and executive officers as a group own 3.95% of the outstanding shares of McKesson Common Stock.

 (2) Includes restricted stock units and share units accrued under McKesson's 1997 Non-Employee Directors' Equity Compensation and Deferral Plan and its 1994 Stock Option and Restricted Stock Plan, as follows:
     Dr. Bitterman, 2,221 units; Mr. Friedman, 6,283 units; Mr. Pietruski, 7,612 units; Mr. Pottruck, 2,815; Mr. Reichardt, 2,370 units; Dr. Shaw, 5,532 units; and Mr. Waterman, 7,261 units; and all non-employee directors as a group, 34,094 units. Directors have neither voting nor investment powers in respect of such units.
 (3) Includes common stock units accrued under McKesson's Directors' Deferred Compensation Plan as follows: Mr. Friedman, 625 units; Dr. Shaw, 5,055 units; and those directors as a group, 5,680 units. Participating directors have neither voting nor investment power in respect of such units.
 (4) Includes 2,000 shares held by Dr. Bitterman's husband through an Individual Retirement Account, for which beneficial ownership is disclaimed.

 (5) Includes shares that may be acquired by exercise of stock options within 60 days after November 27, 1998 as follows: Dr. Bitterman, 11,500; Mr. Friedman, 10,500; Mr. Pietruski, 10,500; Mr. Pottruck, 9,500; Mr. Pulido, 200,000; Mr. Reichardt, 4,500; Mr. Seelenfreund, 990,290; Dr. Shaw, 10,500; Mr. Waterman, 10,500; Mr. Hammergren, 40,000; Mr. Hawkins, 185,072; Mr. Mahoney, 338,200; and all directors and executive officers as a group, 2,854,350.
 (6) Includes shares held by family trusts as to which each of the following named directors and their respective spouses have shared voting and investment power: Dr. Bitterman, 2,006 shares; Mr. Reichardt, 10,000; Dr. Shaw, 10,332 shares; Mr. Waterman, 5,851 shares; and those directors as a group, 28,189 shares.
 (7) Includes 13,838 shares held in a revocable trust established by and for the benefit of Mr. Friedman who is the sole Trustee of such trust.
 (8) Includes shares subject to possible forfeiture under the terms of McKesson's 1994 Stock Option and Restricted Stock Plan, as follows: Mr. Pulido, 40,000 shares; Mr. Hammergren, 40,000 shares; Mr. Majeske, 10,000 shares; and all directors and executive officers as a group, 140,000 shares.
 (9) Includes shares held under the PSIP as to which the participant has sole voting but no investment power, as follows: Mr. Seelenfreund, 18,083; Mr. Pulido, 723; Mr. Hammergren, 530; Mr. Hawkins, 6,604; Mr. Mahoney, 5,457; Mr. Majeske, 1,007; and all directors and executive officers as a group, 83,407.
(10) Includes 4,400 shares held by members of the group as custodians for their minor children.

                   BENEFICIAL OWNERSHIP OF HBOC COMMON STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HBOC

  The following table sets forth, as of November 23, 1998, unless otherwise indicated, certain information with respect to all stockholders known to HBOC to beneficially own more than five percent of the HBOC Common Stock and information with respect to HBOC Common Stock beneficially owned by each director of HBOC, the Chief Executive Officer of HBOC and HBOC's other executive officers who were the most highly compensated for the year ended December 31, 1997, and all directors and executive officers of HBOC as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the HBOC Common Stock owned by them and beneficial ownership is determined in accordance with the rules of the Commission. The following table does not reflect 85,865,517 shares of HBOC Common Stock beneficially owned by McKesson pursuant to the grant of the stock option under the Stock Option Agreement attached to this Joint Proxy Statement/Prospectus as Annex C (which would constitute 16.6% of the HBOC Common Stock upon issuance). Prior to the exercise of the option, McKesson is not entitled to any rights as a stockholder of HBOC as to the shares covered by the option. The option may only be exercised upon the occurrence of certain events described in this Joint Proxy Statement/Prospectus, none of which has occurred as of the date hereof.

                                        AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER   BENEFICIAL OWNERSHIP(1) PERCENT OF CLASS
------------------------------------   ----------------------- ----------------
FMR Corp.
 82 Devonshire Street
 Boston, Massachusetts 02109..........       22,932,430(2)           5.2%
Putnam Investments, Inc.
 One Post Office Square
 Boston, Massachusetts 02109..........       33,903,532(3)           7.7%
Alfred C. Eckert III..................           42,000(4)             *
Philip A. Incarnati...................          100,000(5)             *
Alton F. Irby III.....................          192,000(6)             *
M. Christine Jacobs...................           20,000(5)             *
Gerald E. Mayo........................          268,000(5)             *
Charles W. McCall.....................        4,582,270(7)           1.0%
James V. Napier.......................          301,552(8)             *
Donald C. Wegmiller...................           40,000(5)             *
Jay P. Gilbertson.....................          453,440(9)             *
Albert J. Bergonzi....................          350,184(10)            *
Russell G. Overton....................           71,684                *
Jay M. Lapine.........................          103,876(11)            *
All directors and executive officers
 as a group (12 persons)..............        6,071,566(12)          1.4%

--------
  * Less than 1%.
 (1) In accordance with the rules of the Commission, a person is deemed to be the beneficial owner of any securities such person has the right to acquire within 60 days of the date on which beneficial ownership is determined. Accordingly, options exercisable within such period are reported as presently exercisable.
 (2) According to the Schedule 13G as of December 31, 1997, of FMR Corp. ("FMR"), FMR has sole dispositive power with respect to all of such shares and sole voting power with respect to 1,311,902 shares.
 (3) According to the joint Schedule 13G as of December 31, 1997, of Putnam Investments, Inc. ("PI"), its parent, Marsh & McLennan Companies, Inc. and PI's subsidiaries, Putnam Investment Management, Inc. ("PIM") and the Putnam Advisory Company, Inc. ("PAC"), PAC has shared voting and shared dispositive power with respect to 4,018,800 and 5,767,160 of such shares, respectively, PIM has shared dispositive power with respect to 28,136,372 of such shares and PI has shared voting and shared dispositive power with respect to 4,018,800 and 33,903,532 of such shares, respectively.
 (4) Includes 20,000 shares that may be acquired through the exercise of presently exercisable stock options and 2,000 shares that are held by Mr. Eckert's wife's IRA.

 (5) Represents shares that may be acquired through the exercise of presently exercisable stock options.
 (6) Includes 180,000 shares that may be acquired through the exercise of presently exercisable stock options.
 (7) Includes 420,000 shares that may be acquired through the exercise of presently exercisable stock options.
 (8) Includes 220,000 shares that may be acquired through the exercise of presently exercisable stock options.

 (9) Mr. Gilbertson is no longer an officer of HBOC.
(10) Includes 344,000 shares that may be acquired through the exercise of presently exercisable stock options.
(11) Includes 102,400 shares that may be acquired through the exercise of presently exercisable stock options.

(12) Includes 1,714,400 shares that may be acquired through the exercise of presently exercisable stock options.

                         SELECTED UNAUDITED PRO FORMA
      COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA OF MCKESSON AND HBOC

  We intend that the Merger will be accounted for as a pooling of interests, which means that after the Merger McKesson will treat the companies as if they had always been combined for accounting and financial reporting purposes.

  We are presenting below, on a combined pro forma basis, the condensed balance sheet of McKesson and the pro forma combined condensed balance sheet of HBOC and Access Health. We are also presenting below, on a combined pro forma basis, the condensed statements of income of McKesson and the pro forma combined condensed statements of income of HBOC and Access Health. This information reflects the pooling of interests method of accounting to give you a better picture of what our businesses might have looked like had they always been combined. We prepared the pro forma income statements and balance sheet by adding or combining the amounts of each company for the applicable periods. The companies may have performed differently if they had always been combined. You should not rely on the pro forma information as being indicative of the historical results that the companies would have had or the results that they will experience in the future. We have adjusted all share and per share information in this Joint Proxy Statement/Prospectus for the two-for-one stock split of HBOC effected in the form of a stock dividend that was paid on June 9, 1998 to HBOC stockholders. In addition, all share and per share information for HBOC assumes an exchange ratio of 1.45 HBOC shares for each share of Access Health. This exchange ratio is subject to adjustment if the average closing price per share of HBOC Common Stock as reported by the Nasdaq Stock Market during the 20 consecutive trading days ending on the second trading day prior to the special meeting of Access Health stockholders to approve the acquisition of Access Health by HBOC is greater than $30.00. In that event, the exchange ratio will be determined by dividing $43.50 by that average closing price.

  The amounts presented do not reflect any cost savings or other synergies anticipated by McKesson or HBOC management as a result of the Merger. Also, in connection with the Merger, the companies expect to incur charges for Merger-related costs which will be expensed in the period in which the Merger is consummated. Management has not estimated the amount of such Merger-related costs and the pro forma financial data do not reflect any such costs.

  McKesson's fiscal year ends on March 31. HBOC's fiscal year ends on December
31. For purposes of combining HBOC's financial data with McKesson's historical financial data, the financial information of HBOC has been reported on a combined pro forma basis with Access Health using the twelve-month periods ended March 31, 1998, 1997 and 1996 and the six-month period ended September 30, 1998. In addition, the financial information of HBOC has been reported assuming the merger between HBOC and Access Health is consummated. Pro forma data at and for the six months ended September 30, 1998 have been completed using the Access Health information at and for the six months ended June 30, 1998. HBOC believes that the differences in such periods have an immaterial impact on the pro forma data.

  On October 1, 1998, HBOC completed the acquisition of US Servis, Inc. and on October 30, 1998 HBOC completed its acquisition of IMNET. These acquisitions were accounted for as poolings of interests. Historical amounts for these companies are not included in the following pro forma combined condensed consolidated financial statements as their impact is not material to HBOC or to McKesson.

  The unaudited pro forma combined condensed consolidated financial data should be read in conjunction with each company's historical financial statements (and related notes) contained in their annual reports on Form 10-K and their quarterly reports on Form 10-Q and other information filed with the Commission. See "WHERE YOU CAN FIND MORE INFORMATION."

            PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
                             AT SEPTEMBER 30, 1998
                                 (IN MILLIONS)

                                                 HISTORICAL            PRO FORMA
                                                  MCKESSON    HBOC(1)  COMBINED
                                                 ----------   -------- ---------
                    ASSETS
Current Assets:
  Cash and cash equivalents....................   $  103.5    $  602.6 $  706.1
  Marketable securities available for sale.....       28.1        36.3     64.4
  Receivables..................................    1,948.7       537.3  2,486.0
  Inventories..................................    3,207.2         5.7  3,212.9
  Prepaid expenses.............................       42.2        70.3    112.5
                                                  --------    -------- --------
    Total current assets.......................    5,329.7     1,252.2  6,581.9
Property, plant and equipment, net.............      479.8       138.8    618.6
Capitalized software, net(2)...................        4.7(3)     83.2     87.9
Goodwill and other intangibles.................      828.2       160.4    988.6
Other assets...................................      374.5(3)     47.7    422.2
                                                  --------    -------- --------
    Total Assets...............................   $7,016.9    $1,682.3 $8,699.2
                                                  ========    ======== ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Drafts and accounts payable..................   $2,848.4    $  108.4 $2,956.8
  Short-term loans and current portion of long-
   term debt...................................      484.9         1.2    486.1
  Other current liabilities....................      475.4       277.0    752.4
                                                  --------    -------- --------
    Total current liabilities..................    3,808.7       386.6  4,195.3
Postretirement obligations and other noncurrent
 liabilities...................................      240.4         7.7    248.1
Long-term debt.................................    1,141.5         0.9  1,142.4
McKesson-obligated mandatorily redeemable
 convertible preferred securities of subsidiary
 grantor trust whose sole assets are junior
 subordinated debentures of McKesson...........      195.5         --     195.5
Stockholders' equity...........................    1,630.8     1,287.1  2,917.9
                                                  --------    -------- --------
    Total Liabilities and Stockholders'
     Equity....................................   $7,016.9    $1,682.3 $8,699.2
                                                  ========    ======== ========

--------
(1) HBOC amounts are reported on a pro forma combined basis with Access Health and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation. Pro forma balance sheet data includes Access Health information at June 30, 1998. HBOC believes that the differences in such periods have an immaterial impact on the pro forma data.
(2) Capitalized software represents costs to develop software for sale to customers.
(3) McKesson amounts have been reclassified from the historical McKesson presentation to conform to the HBOC financial statement presentation.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1998
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                PRO FORMA
                               HISTORICAL                 -----------------------
                                MCKESSON      HBOC(1)     ADJUSTMENTS   COMBINED
                               ----------     -------     -----------   ---------
Revenues.....................  $12,812.4      $ 863.6       $           $13,676.0
Cost and expenses:
  Cost of sales and
   operations................   11,981.4 (2)    352.3                    12,333.7
  Selling, marketing,
   distribution and
   administration............      684.1 (2)    172.7                       856.8
  Research and development...        --          55.4                        55.4
  Nonrecurring charge........        --           6.0 (3)                     6.0
  Interest...................       57.4          --                         57.4
                               ---------      -------       ------      ---------
    Total cost and expenses..   12,722.9        586.4          --        13,309.3
                               ---------      -------       ------      ---------
Income before income taxes
 and dividends on convertible
 preferred securities of
 subsidiary trust............       89.5 (2)    277.2 (3)                   366.7
Income taxes.................      (34.9)      (110.6)                     (145.5)
Dividends on convertible
 preferred securities of
 subsidiary trust, net of tax
 benefit.....................       (3.1)         --                         (3.1)
                               ---------      -------       ------      ---------
    Net income...............  $    51.5 (2)  $ 166.6 (3)   $  --       $   218.1
                               =========      =======       ======      =========
Earnings per common share:
  Diluted....................  $    0.51      $  0.35                   $    0.78
  Basic......................  $    0.54      $  0.36                   $    0.82
Shares on which earnings per
 common share were based:
  Diluted....................      106.2        477.7       (301.0)(4)      282.9
  Basic......................       95.6        463.4       (292.0)(4)      267.0

--------
(1) HBOC amounts are reported on a pro forma combined basis with Access Health, and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation. Pro forma data for the six months ended September 30, 1998 have been completed using Access Health information for the six months ended June 30, 1998. HBOC believes that the differences in such periods have an immaterial impact on the pro forma data.
(2) Includes $80.1 million in charges ($0.7 million in cost of sales and operations and $79.4 million in selling, marketing, distribution and administration) for transaction costs, employee benefit change of control provisions and restructuring, integration and system installation costs associated primarily with acquisition-related activities, $52.3 million after-tax.
(3) Includes acquisition charges related to HBOC's acquisition of HPR Inc. and Access Health's acquisition of InterQual, Inc., $3.8 million after-tax.

(4) Reflects the effect of the Exchange Ratio of 0.37 of a share of McKesson Common Stock for each share of HBOC Common Stock.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE TWELVE MONTHS ENDED MARCH 31, 1998
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                               PRO FORMA
                          HISTORICAL                     -----------------------
                           MCKESSON         HBOC(1)      ADJUSTMENTS   COMBINED
                          ----------        --------     -----------   ---------
Revenues................. $20,857.3         $1,438.6       $           $22,295.9
Cost and expenses:
  Cost of sales and
   operations............  19,336.0            610.2                    19,946.2
  Selling, marketing,
   distribution and
   administration........   1,159.1(2)         314.9                     1,474.0
  Research and
   development...........       --             100.6                       100.6
  Nonrecurring charge....       --             107.9 (3)                   107.9
  Interest...............     102.5              --                        102.5
                          ---------         --------       ------      ---------
    Total cost and
     expenses............  20,597.6          1,133.6          --        21,731.2
                          ---------         --------       ------      ---------
Income before income
 taxes and dividends on
 convertible preferred
 securities of subsidiary
 trust...................     259.7 (2)        305.0 (3)                   564.7
Income taxes.............     (98.6)(4)       (118.2)                     (216.8)
Dividends on convertible
 preferred securities of
 subsidiary trust, net of
 tax benefit.............      (6.2)             --                         (6.2)
                          ---------         --------       ------      ---------
    Net income........... $   154.9 (2)(4)  $  186.8 (3)   $  --       $   341.7
                          =========         ========       ======      =========
Earnings per common
 share:
  Diluted................ $    1.59         $   0.40                   $    1.27
  Basic.................. $    1.69         $   0.41                   $    1.32
Shares on which earnings
 per common share were
 based:
  Diluted................     101.2            469.2       (295.6)(5)      274.8
  Basic..................      91.5            452.5       (285.1)(5)      258.9

--------
(1) HBOC amounts are reported on a pro forma combined basis with Access Health, and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation.
(2) Includes $16.7 million in charges for the terminated merger with AmeriSource Health Corporation and $13.9 million in costs associated primarily with the integration and rationalization of recent acquisitions, $25.4 million after-tax in the aggregate.
(3) Includes acquisition charges related to HBOC's acquisitions of AMISYS Managed Care Systems, Inc., Enterprise Systems, Inc., HPR Inc. and National Health Enhancement Systems, Inc. and the merger of Access Health and Informed Access Systems, Inc., $61.4 million after-tax.
(4) Includes a non-recurring $4.6 million favorable tax adjustment.

(5) Reflects the effect of the Exchange Ratio of 0.37 of a share of McKesson Common Stock for each share of HBOC Common Stock.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE TWELVE MONTHS ENDED MARCH 31, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                PRO FORMA
                              HISTORICAL                  -----------------------
                               MCKESSON      HBOC(1)      ADJUSTMENTS   COMBINED
                              ----------     --------     -----------   ---------
Revenues....................  $15,710.8      $1,123.9       $           $16,834.7
Cost and expenses:
  Cost of sales and
   operations...............   14,673.5         487.3                    15,160.8
  Selling, marketing,
   distribution and
   administration...........      944.5 (2)     290.9                     1,235.4
  Research and development..        --           97.5                        97.5
  Nonrecurring charge.......        --           83.5 (3)                    83.5
  Interest..................       55.7           --                         55.7
                              ---------      --------       ------      ---------
    Total cost and
     expenses...............   15,673.7         959.2          --        16,632.9
                              ---------      --------       ------      ---------
Income before income taxes
 and dividends on
 convertible preferred
 securities of subsidiary
 trust......................       37.1 (2)     164.7 (3)                   201.8
Income taxes................      (31.3)        (67.5)                      (98.8)
Dividends on convertible
 preferred securities of
 subsidiary trust, net of
 tax benefit................       (0.7)          --                         (0.7)
                              ---------      --------       ------      ---------
Income after taxes:
  Continuing operations.....        5.1 (2)      97.2 (3)      --           102.3
  Discontinued operations...        8.6           --                          8.6
  Discontinued operations--
   gain on sale of Armor All
   stock....................      120.2           --                        120.2
                              ---------      --------       ------      ---------
    Net income..............  $   133.9 (2)  $   97.2 (3)   $  --       $   231.1
                              =========      ========       ======      =========
Earnings per common share:
Diluted:
  Continuing operations.....  $    0.06      $   0.21                   $    0.40
  Discontinued operations...       0.10           --                         0.03
  Discontinued operations--
   gain on sale of Armor All
   stock....................       1.35           --                         0.46
                              ---------      --------                   ---------
    Total...................  $    1.51      $   0.21                   $    0.89
                              =========      ========                   =========
Basic:
  Continuing operations.....  $    0.06      $   0.22                   $    0.42
  Discontinued operations...       0.10           --                         0.03
  Discontinued operations--
   gain on sale of Armor All
   stock....................       1.41           --                         0.49
                              ---------      --------                   ---------
    Total...................  $    1.57      $   0.22                   $    0.94
                              =========      ========                   =========
Shares on which earnings per
 common share were based:
  Diluted...................       89.4         458.5       (288.9)(4)      259.0
  Basic.....................       85.5         434.7       (273.8)(4)      246.4

--------
(1) HBOC amounts are reported on a pro forma combined basis with Access Health, and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation.
(2) Includes $98.8 million in charges for restructuring, asset impairment and other operating items and $48.2 million for the write-off of in-process technology related to the acquisition of McKesson Automated Healthcare Inc., $109.5 million after-tax in the aggregate.
(3) Includes acquisition charges related to HBOC's acquisition of CyCare Systems, Inc., Management Software, Inc. and GMIS Inc. and the merger of Access Health and Informed Access System Inc., $50.2 million after-tax.

(4) Reflects the effect of the Exchange Ratio of 0.37 of a share of McKesson Common Stock for each share of HBOC Common Stock.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE TWELVE MONTHS ENDED MARCH 31, 1996
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                             PRO FORMA
                               HISTORICAL              -----------------------
                                MCKESSON   HBOC(1)     ADJUSTMENTS   COMBINED
                               ----------  -------     -----------   ---------
Revenues.....................  $12,964.8   $835.9        $           $13,800.7
Cost and expenses:
  Cost of sales and
   operations................   12,049.3    384.5                     12,433.8
  Selling, marketing,
   distribution and
   administration............      674.2    239.5                        913.7
  Research and development...        --      78.1                         78.1
  Nonrecurring charge........        --     136.5 (2)                    136.5
  Interest...................       44.4      --                          44.4
                               ---------   ------        ------      ---------
    Total cost and expenses..   12,767.9    838.6           --        13,606.5
                               ---------   ------        ------      ---------
Income (loss) before income
 taxes.......................      196.9     (2.7)(2)                    194.2
Income taxes.................      (76.2)     0.6                        (75.6)
                               ---------   ------        ------      ---------
Income (loss) after taxes:
  Continuing operations......      120.7     (2.1)(2)                    118.6
  Discontinued operations....       14.7      --                          14.7
                               ---------   ------        ------      ---------
    Net income (loss)........  $   135.4   $ (2.1)(2)    $  --       $   133.3
                               =========   ======        ======      =========
Earnings (loss) per common
 share:
Diluted:
  Continuing operations......  $    1.29   $(0.01)                   $    0.48
  Discontinued operations....       0.16      --                          0.06
                               ---------   ------                    ---------
    Total....................  $    1.45   $(0.01)                   $    0.54
                               =========   ======                    =========
Basic:
  Continuing operations......  $    1.36   $(0.01)                   $    0.51
  Discontinued operations....       0.17      --                          0.06
                               ---------   ------                    ---------
    Total....................  $    1.53   $(0.01)                   $    0.57
                               =========   ======                    =========
Shares on which earnings
 (loss) per common share were
 based:
  Diluted....................       93.2    394.7        (238.7)(3)      249.2
  Basic......................       88.8    394.7        (248.7)(3)      234.8

--------
(1) HBOC amounts are reported on a pro forma combined basis with Access Health, and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation.
(2) Includes acquisition charges related to HBOC's acquisitions of First Data Health Systems Corporation and CliniCom Incorporated, $81.9 million after-tax.

(3) Reflects the effect of the Exchange Ratio of 0.37 of a share of McKesson Common Stock for each share of HBOC Common Stock.

                                    EXPERTS

  The consolidated financial statements of McKesson and the related financial statement schedule incorporated in this joint proxy statement/prospectus by reference from McKesson's Annual Report on Form 10-K for the year ended March 31, 1998 and the consolidated financial statements of FoxMeyer Corporation ("FoxMeyer") for the year ended March 31, 1996 incorporated in this joint proxy statement/prospectus by reference from McKesson's Current Report on Form 8-K/A filed with the Commission on April 28, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated herein by reference (which report dated May 18, 1998 on McKesson's consolidated financial statements expresses an unqualified opinion and which report on FoxMeyer's consolidated financial statements dated June 28, 1996 (March 18, 1997 as to paragraph seven of Note Q), expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of the principal assets of FoxMeyer and its Chapter 7 bankruptcy filing). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The audited financial statements and schedule of HBOC incorporated by reference in this Joint Proxy Statement/Prospectus and elsewhere in the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  With respect to the unaudited interim financial information of HBOC included in the quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedure applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act, for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL MATTERS

  Ivan D. Meyerson, Vice President and General Counsel of McKesson, will issue an opinion about the validity of the shares of McKesson Common Stock to be issued by McKesson pursuant to the Merger. Mr. Meyerson owns shares of, and holds options to purchase, in the aggregate, less than 1% of the outstanding shares of McKesson Common Stock. Certain tax matters will be passed upon by Skadden Arps and Jones Day.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals for inclusion in the proxy statement of McKesson to be issued in connection with the 1999 Annual Meeting of McKesson stockholders must be mailed to Ms. Nancy A. Miller, Vice President and Corporate Secretary, McKesson Corporation, McKesson Plaza, One Post Street, San Francisco, California 94104, and must be received by the Corporate Secretary on or before February 18, 1999. Stockholder proposals submitted to McKesson outside the processes of Rule 14a-8 under the Exchange Act with respect to the 1999 Annual Meeting of McKesson stockholders will be considered untimely if received by McKesson before April 30, 1999 or after May 29, 1999. Accordingly, the proxy with respect to McKesson's 1999 Annual Meeting of stockholders will confer discretionary authority to vote on any stockholder proposals received by McKesson after May 29, 1999.

  Stockholder proposals for inclusion in the proxy statement of HBOC to be issued in connection with the 1999 Annual Meeting of HBOC stockholders must be mailed to Attention: Secretary, HBO & Company, 301 Perimeter Center North, Atlanta, Georgia 30346, and must be received by HBOC on or before December 4, 1998. All stockholder proposals that are not submitted for inclusion in such proxy materials must be received by HBOC by February 17, 1999, to be considered timely. In the event the Merger is consummated, there will not be a 1999 annual meeting of stockholders of HBOC.

                                                                         ANNEX A

                                MERGER AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 HBO & COMPANY,

                           MCKESSON MERGER SUB, INC.

                                      AND

                              MCKESSON CORPORATION

                          DATED AS OF OCTOBER 17, 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 ARTICLE I      THE MERGER..............................................    2
    SECTION 1.1 The Merger..............................................    2
    SECTION 1.2 Closing.................................................    2
    SECTION 1.3 Effective Time..........................................    2
    SECTION 1.4 Effects of the Merger...................................    2
    SECTION 1.5 Certificate of Incorporation and By-laws of the
                 Surviving Corporation and McKesson.....................    2
    SECTION 1.6 Directors and Officers..................................    3
 ARTICLE II     EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES......    3
    SECTION 2.1 Effect on Capital Stock.................................    3
                Cancellation of Treasury Stock and McKesson-Owned
        (a)      Stock..................................................    3
        (b)     Conversion of HBO Common Stock..........................    3
        (c)     Merger Sub Common Stock.................................    3
        (d)     McKesson Common Stock...................................    4
        (e)     Options.................................................    4
    SECTION 2.2 Exchange of Certificates................................    5
        (a)     Exchange Agent..........................................    5
        (b)     Exchange Procedures.....................................    5
        (c)     Distributions with Respect to Unexchanged Shares........    6
        (d)     No Further Ownership Rights in HBO Common Stock.........    6
        (e)     No Fractional Shares....................................    6
        (f)     Termination of Exchange Fund............................    7
        (g)     No Liability............................................    7
        (h)     Investment of Exchange Fund.............................    7
        (i)     Lost Certificates.......................................    7
    SECTION 2.3 Certain Adjustments.....................................    7
 ARTICLE III    REPRESENTATIONS AND WARRANTIES..........................    7
                Representations and Warranties of McKesson and Merger
    SECTION 3.1  Sub....................................................    7
        (a)     Organization, Standing and Corporate Power..............    8
        (b)     Subsidiaries............................................    8
        (c)     Capital Structure.......................................    8
        (d)     Authority; Noncontravention.............................   10
        (e)     SEC Documents; Undisclosed Liabilities..................   11
        (f)     Information Supplied....................................   12
        (g)     Absence of Certain Changes or Events....................   12
        (h)     Compliance with Applicable Laws; Litigation.............   13
        (i)     Absence of Changes in Benefit Plans.....................   13
        (j)     Benefit Plans...........................................   14
        (k)     Taxes...................................................   16
        (l)     Voting Requirements.....................................   17
        (m)     State Takeover Statutes; Certificate of Incorporation...   17
        (n)     Accounting Matters......................................   17
        (o)     Brokers.................................................   17
        (p)     Opinion of Financial Advisors...........................   17
        (q)     Ownership of HBO Common Stock...........................   17
        (r)     Intellectual Property...................................   18
        (s)     Certain Contracts.......................................   20

                                                                          PAGE
                                                                          ----
        (t)     McKesson Rights Agreement...............................   20
        (u)     Environmental Liability.................................   20
        (v)     Insurance...............................................   21
        (w)     Transactions with Affiliates............................   21
        (x)     Full Disclosure.........................................   21
    SECTION 3.2 Representations and Warranties of HBO...................   21
        (a)     Organization, Standing and Corporate Power..............   21
        (b)     Subsidiaries............................................   22
        (c)     Capital Structure.......................................   22
        (d)     Authority; Noncontravention.............................   23
        (e)     SEC Documents; Undisclosed Liabilities..................   24
        (f)     Information Supplied....................................   24
        (g)     Absence of Certain Changes or Events....................   25
        (h)     Compliance with Applicable Laws; Litigation.............   25
        (i)     Absence of Changes in Benefit Plans.....................   26
        (j)     Benefit Plans...........................................   26
        (k)     Taxes...................................................   28
        (l)     Voting Requirements.....................................   28
        (m)     State Takeover Statutes; Certificate of Incorporation...   29
        (n)     Accounting Matters......................................   29
        (o)     Brokers.................................................   29
        (p)     Opinion of Financial Advisors...........................   29
        (q)     Ownership of McKesson Common Stock......................   29
        (r)     Intellectual Property...................................   29
        (s)     Certain Contracts.......................................   31
        (t)     HBO Rights Agreement....................................   32
        (u)     Environmental Liability.................................   32
        (v)     Insurance...............................................   32
        (w)     Transactions with Affiliates............................   33
        (x)     Full Disclosure.........................................   33
 ARTICLE IV     COVENANTS RELATING TO CONDUCT OF BUSINESS...............   33
    SECTION 4.1 Conduct of Business.....................................   33
        (a)     Conduct of Business by McKesson.........................   33
        (b)     Conduct of Business by HBO..............................   35
        (c)     Other Actions...........................................   37
        (d)     Advice of Changes.......................................   37
   SECTION 4.2  No Solicitation by McKesson.............................   38
   SECTION 4.3  No Solicitation by HBO..................................   40
 ARTICLE V      ADDITIONAL AGREEMENTS...................................   41
   SECTION 5.1  Preparation of the Form S-4 and the Joint Proxy
                Statement; Stockholders' Meetings.......................   41
   SECTION 5.2  Letters of McKesson's Accountants.......................   42
   SECTION 5.3  Letters of HBO's Accountants............................   43
   SECTION 5.4  Access to Information; Confidentiality..................   43
   SECTION 5.5  Commercially Reasonable Efforts.........................   43
   SECTION 5.6  Indemnification, Exculpation and Insurance..............   44
   SECTION 5.7  Fees and Expenses.......................................   45

                                                                          PAGE
                                                                          ----
  SECTION 5.8  Public Announcements.....................................   45
  SECTION 5.9  Affiliates...............................................   45
  SECTION 5.10 NYSE and PSE Listings....................................   46
  SECTION 5.11 Tax Treatment............................................   46
  SECTION 5.12 Pooling of Interests.....................................   46
  SECTION 5.13 Post-Merger Operations...................................   46
  SECTION 5.14 Conveyance Taxes.........................................   46
  SECTION 5.15 Employee Benefits........................................   46
 ARTICLE VI    CONDITIONS PRECEDENT.....................................   47
                     Conditions to Each Party's Obligation to Effect the
  SECTION 6.1  Merger...................................................   47
      (a)      Stockholder Approvals....................................   47
      (b)      HSR Act..................................................   47
      (c)      Governmental, Regulatory and Other Approvals.............   47
      (d)      No Injunctions or Restraints.............................   47
      (e)      Form S-4.................................................   47
      (f)      NYSE and PSE Listings....................................   47
      (g)      Tax Opinions.............................................   47
      (h)      Pooling Letters..........................................   48
  SECTION 6.2  Conditions to Obligations of HBO.........................   48
      (a)      Representations and Warranties...........................   48
      (b)      Performance of Obligations of McKesson...................   48
      (c)      No Material Adverse Change...............................   48
      (d)      McKesson Rights Agreement................................   48
  SECTION 6.3  Conditions to Obligations of McKesson....................   48
      (a)      Representations and Warranties...........................   48
      (b)      Performance of Obligations of HBO........................   48
      (c)      No Material Adverse Change...............................   49
      (d)      HBO Rights Agreement.....................................   49
 ARTICLE VII   TERMINATION, AMENDMENT AND WAIVER........................   49
  SECTION 7.1  Termination..............................................   49
  SECTION 7.2  Effect of Termination....................................   50
  SECTION 7.3  Amendment................................................   51
  SECTION 7.4  Extension; Waiver........................................   51
 ARTICLE VIII  GENERAL PROVISIONS.......................................   52
  SECTION 8.1  Nonsurvival of Representations and Warranties............   52
  SECTION 8.2  Notices..................................................   52
  SECTION 8.3  Definitions..............................................   53
  SECTION 8.4  Interpretation...........................................   53
  SECTION 8.5  Counterparts.............................................   53
  SECTION 8.6  Entire Agreement; No Third-Party Beneficiaries...........   54
  SECTION 8.7  Governing Law............................................   54
  SECTION 8.8  Assignment...............................................   54
  SECTION 8.9  Consent to Jurisdiction..................................   54
  SECTION 8.10 Headings, Etc............................................   54
  SECTION 8.11 Severability.............................................   54

EXHIBITS
  EXHIBIT A--Form of McKesson Stock Option Agreement
  EXHIBIT B--Form of HBO Stock Option Agreement
  EXHIBIT C--McKesson By-law Amendments
  EXHIBIT D--Directors and Officers
  EXHIBIT E--McKesson Stock Plans
  EXHIBIT F--HBO Stock Plans
  EXHIBIT G--Form of Rule 145 Letter to be signed by McKesson
   Affiliates
  EXHIBIT H--Form of Pooling Letter to be signed by McKesson and HBO
   Affiliates

AGREEMENT AND PLAN OF MERGER dated as of October 17, 1998, among McKESSON CORPORATION, a Delaware corporation ("McKesson"), HBO & COMPANY, a Delaware corporation ("HBO"), and McKESSON MERGER SUB, INC. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of McKesson.

                                  WITNESSETH:

WHEREAS, the respective Boards of Directors of HBO, Merger Sub and McKesson have each approved the merger of Merger Sub with and into HBO (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.05 per share, of HBO ("HBO Common Stock," which reference shall be deemed to include the associated HBO Rights (as defined in Section 3.2(c)), other than shares owned by HBO or McKesson, will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(b)); and

WHEREAS, the respective Boards of Directors of HBO and McKesson, having carefully considered the long-term prospects and interests of HBO and McKesson and their respective stockholders and having determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are advisable and in the best interests of their respective stockholders, have each approved the transactions contemplated by this Agreement and the Option Agreements (as hereinafter defined) and have each resolved to recommend to each party's stockholders the approval and adoption of this Agreement and the Merger and the consummation of the transactions contemplated hereby and thereby upon the terms and subject to the conditions set forth herein; and

WHEREAS, as a condition to the execution of this Agreement, contemporaneously herewith HBO and McKesson will enter into a stock option agreement (the "McKesson Option Agreement") attached hereto as Exhibit A and a stock option agreement (the "HBO Option Agreement" and, together with the McKesson Option Agreement, the "Option Agreements") attached hereto as Exhibit B; and

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code; and

WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP"); and

WHEREAS, HBO and McKesson desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and in the Option Agreements, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into HBO at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of Merger Sub shall cease and HBO shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

SECTION 1.2 CLOSING. The closing of the Merger (the "Closing") will take place on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Jones, Day, Reavis & Pogue, 3500 SunTrust Plaza, 303 Peachtree Street, N.E., Atlanta, Georgia 30308-3242.

SECTION 1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such subsequent date or time as HBO and McKesson shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.5 CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION AND MCKESSON.

(a) At the Effective Time, the Certificate of Incorporation and the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and by-laws of the Surviving Corporation, in each case until thereafter amended in accordance with applicable law; provided, however, that Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:

The name of the Corporation (which is hereinafter referred to as the "Corporation") is HBO & Company.

(b) At the Effective Time, Article 1 of the Certificate of Incorporation of McKesson shall be amended to read as follows:

The name of the corporation is McKesson HBOC, Inc.

(c) At the Effective Time, the by-laws of McKesson shall be amended as provided in Exhibit C.

SECTION 1.6 DIRECTORS AND OFFICERS.

(a) At the Effective Time, the Board of Directors, committees of the Board of Directors, composition of such committees (including chairmen thereof) and certain of the officers of McKesson shall be as set forth on Exhibit D hereto until the earlier of the resignation or removal of any individual listed on or designated in accordance with Exhibit D or until their respective successors are duly elected and qualified, as the case may be. If any officer listed on or appointed in accordance with Exhibit D ceases to be a full-time employee of either HBO or McKesson as the case may be, the parties will agree upon another person to serve in such person's stead.

(b) The directors set forth on Exhibit D shall be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

SECTION 2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, HBO or the holder of any shares of the following securities:

(a) CANCELLATION OF TREASURY STOCK AND MCKESSON-OWNED STOCK. Each share of HBO Common Stock that is owned by McKesson, Merger Sub or HBO shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) CONVERSION OF HBO COMMON STOCK. Subject to Section 2.2(e), each issued and outstanding share of HBO Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into the right to receive
 .37 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share ("McKesson Common Stock"), of McKesson (the "Merger Consideration"). As of the Effective Time, all such shares of HBO Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of HBO Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of McKesson Common Stock to be issued or paid in consideration thereof upon surrender of such certificate in accordance with Section 2.2(e).

(c) MERGER SUB COMMON STOCK. Each share of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) MCKESSON COMMON STOCK. At and after the Effective Time, each share of McKesson Common Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of common stock of McKesson and shall not be affected by the Merger.

(e) OPTIONS.

(i) HBO and McKesson will take all action necessary such that, at the Effective Time, each option granted by HBO to purchase shares of HBO Common Stock which is outstanding immediately prior thereto shall cease to represent a right to acquire shares of HBO Common Stock and shall be converted into an option to purchase shares of McKesson Common Stock in an amount and at an exercise price determined as provided below (and otherwise, in the case of options, subject to the terms of the HBO Stock Plans (as defined in Section 3.2(c)) and the agreements evidencing grants thereunder) (the "Assumed Options"):

  (1) The number of shares of McKesson Common Stock to be subject to the new option shall be equal to the product of the number of shares of HBO Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of McKesson Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

  (2) The exercise price per share of McKesson Common Stock under the new option shall be equal to the exercise price per share of HBO Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

(ii) The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new options shall be the same as the original options except that all references to HBO shall be deemed to be references to McKesson.

(iii) As soon as practicable following the Effective Time, McKesson shall deliver, upon due surrender of the Assumed Options to holders of Assumed Options, appropriate option agreements representing the right to acquire McKesson Common Stock on the same terms and conditions as contained in the Assumed Options (except as otherwise set forth in this Section 2.1(e)). Except as expressly contemplated herein, McKesson shall comply with the terms of the HBO Stock Plans as they apply to the Assumed Options. McKesson shall take all corporate action necessary to reserve for issuance a sufficient number of shares of McKesson Common Stock for delivery upon exercise of the Assumed Options in accordance with this Section 2.1(e). McKesson shall file a registration statement on Form S-8 (or any successor form) or on another appropriate form, and use commercially reasonable efforts to have such registration statement declared effective reasonably promptly following the Effective Time, with respect to McKesson Common Stock subject to the Assumed Options, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding and exercisable.

(iv) McKesson acknowledges and agrees that the consummation of the Merger will have certain effects in respect of the Assumed Options as reflected in Section 2.1(e)(iv) of the HBO Disclosure Schedule, and McKesson agrees to act in accordance therewith and give full effect to same.

SECTION 2.2 EXCHANGE OF CERTIFICATES.

(a) EXCHANGE AGENT. As of the Effective Time, McKesson shall enter into an agreement with such bank or trust company as may be designated by McKesson (the "Exchange Agent") which shall provide that McKesson shall provide McKesson Common Stock (such shares of McKesson Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and any cash payable in lieu of any fractional shares of McKesson Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of HBO Common Stock.

(b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of HBO Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to
Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall otherwise be in customary form) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of McKesson Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of McKesson Common Stock in accordance with Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. Notwithstanding anything to the contrary contained herein, no certificate representing McKesson Common Stock or cash in lieu of a fractional share interest shall be delivered to a person who is an affiliate of HBO for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable Securities and Exchange Commission ("SEC") rules and regulations, unless such person has executed and delivered the agreement described in the second sentence of Section 5.9(a) hereof. In the event of a surrender of a Certificate representing shares of HBO Common Stock which are not registered in the transfer records of HBO under the name of the person surrendering such Certificate, a certificate representing the proper number of shares of McKesson Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of McKesson Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of McKesson that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of McKesson Common Stock in accordance with Section 2.2(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to McKesson Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of McKesson Common Stock represented thereby, and, in the case of Certificates representing HBO Common Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of McKesson Common Stock shall be paid by McKesson to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of McKesson Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of McKesson Common Stock and, in the case of Certificates representing HBO Common Stock, the amount of any cash payable in lieu of a fractional share of McKesson Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to such whole shares of McKesson Common Stock.

(d) NO FURTHER OWNERSHIP RIGHTS IN HBO COMMON STOCK. All shares of McKesson Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of HBO Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by HBO on such shares of HBO Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of HBO Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to McKesson, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

(e) NO FRACTIONAL SHARES. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of McKesson Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of McKesson shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of McKesson. In lieu of the issuance of such fractional shares, McKesson shall pay each former holder of HBO Common Stock an amount in cash equal to the product obtained by multiplying
(A) the fractional share interest to which such former holder would otherwise be entitled by (B) the average closing price per share (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) for shares of McKesson Common Stock as reported by the New York Stock Exchange ("NYSE") (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) during the ten trading days preceding the fifth trading day prior to the Closing Date (such average, the "Average McKesson Price").

(f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to McKesson, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to McKesson for payment of their claim for Merger Consideration, any dividends or distributions with respect to McKesson Common Stock and any cash in lieu of fractional shares of McKesson Common Stock.

(g) NO LIABILITY. None of HBO, McKesson, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of McKesson Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of McKesson Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by McKesson, on a daily basis. Any interest and other income resulting from such investments shall be paid to McKesson.

(i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of McKesson Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

SECTION 2.3 CERTAIN ADJUSTMENTS. If between the date hereof and the Effective Time, the outstanding shares of McKesson Common Stock or of HBO Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of HBO Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF MCKESSON AND MERGER SUB. Except as disclosed in the Disclosure Schedule delivered by McKesson and Merger Sub to HBO prior to the execution of this Agreement (the "McKesson Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, McKesson and Merger Sub jointly and severally represent and warrant to HBO as follows:

(a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of McKesson and its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on McKesson. Each of McKesson and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on McKesson.

(i) McKesson has delivered to HBO prior to the execution of this Agreement complete and correct copies of any amendments to its certificate of incorporation (the "McKesson Certificate") and by-laws not filed as of the date hereof with the McKesson Filed SEC Documents (as defined in Section 3.1(e)).

(ii) In all material respects, the minute books of McKesson and its subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of McKesson (or, as the case may be, each of its subsidiaries) since December 31, 1996.

(b) SUBSIDIARIES. Exhibit 21 to McKesson's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 includes all the subsidiaries of McKesson which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by McKesson, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

(c) CAPITAL STRUCTURE. The authorized capital stock of McKesson consists of 400,000,000 shares of McKesson Common Stock, par value $.01 per share, and 100,000,000 shares of series preferred stock, par value $.01 per share ("McKesson Preferred Stock"). At the close of business on October 15, 1998, (i) 99,295,063 shares of McKesson Common Stock were issued and outstanding; (ii) 242,095 shares of McKesson Common Stock were held by McKesson in its treasury;
(iii) no shares of McKesson Preferred Stock were issued and outstanding; (iv) 25,151,920 shares of McKesson Common Stock were reserved for issuance pursuant to all stock option, restricted stock or other stock-based compensation, benefits or savings plans, agreements or arrangements in which current or former employees or directors of McKesson or its subsidiaries participate as of the date hereof (including, without limitation, the plans set forth on Exhibit E attached hereto), complete and correct copies of which, in each case as amended as of the date hereof, have been filed as exhibits to the McKesson Filed SEC Documents or delivered to HBO (such plans, collectively, the "McKesson Stock Plans"); (v) 10,000,000 shares of McKesson Preferred Stock have been designated as Series A Junior Participating Preferred Stock, of which 600,000 shares were reserved for issuance upon exercise of preferred stock purchase rights (the "McKesson Rights") issuable pursuant to the Rights Agreement, dated as of October 21, 1994, by and between McKesson and First Chicago Trust Company, as rights agent (the "McKesson Rights Agreement"); and
(vi) 5,533,208 shares of McKesson Common Stock were reserved for issuance upon conversion of the 5% Trust Convertible Securities (the "Convertible Preferred Securities") of the McKesson Financing Trust (the "Financing Trust"). Section 3.1(c) of the McKesson Disclosure Schedule sets forth a complete and correct list, as of October 15, 1998, of the number of shares of McKesson Common Stock subject to employee stock options or other rights to purchase or receive McKesson Common Stock granted under the McKesson Stock Plans (collectively, "McKesson Employee Stock Options"). All outstanding shares of capital stock of McKesson are, and all shares which may be issued pursuant to the Stock Plans or the Financing Trust will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.1(c) and except for changes since October 15, 1998 resulting from the issuance of shares of McKesson Common Stock pursuant to the McKesson Employee Stock Options, the Convertible Preferred Securities or as expressly permitted by this Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of McKesson, (B) any securities of McKesson or any McKesson subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of McKesson, (C) any warrants, calls, options or other rights to acquire from McKesson or any McKesson subsidiary (including any subsidiary trust), or obligations of McKesson or any McKesson subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of McKesson, and (y) there are no outstanding obligations of McKesson or any McKesson subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of McKesson or any McKesson subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any McKesson subsidiary, (B) warrants, calls, options or other rights to acquire from McKesson or any McKesson subsidiary, and any obligation of McKesson or any McKesson subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any McKesson subsidiary or (C) obligations of McKesson or any McKesson subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of McKesson subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, except with respect to the Convertible Preferred Securities. Other than with respect to the Convertible Preferred Securities, neither McKesson nor any McKesson subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the McKesson Employee Stock Options, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the McKesson subsidiaries, McKesson does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to McKesson and its subsidiaries as a whole.

(d) AUTHORITY; NONCONTRAVENTION. Each of McKesson and Merger Sub has all requisite corporate power and authority to enter into this Agreement, and McKesson has all requisite corporate power and authority to enter into the Option Agreements and, subject to the McKesson Stockholder Approval (as defined in Section 3.1(l)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each of McKesson and Merger Sub, and the execution and delivery of the Option Agreements by McKesson and the consummation by McKesson and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of McKesson and Merger Sub, subject, in the case of the Merger and the issuance of McKesson Common Stock in connection with the Merger and the conversion of the Assumed Options, to the McKesson Stockholder Approval. This Agreement has been, and the Option Agreements will be, duly executed and delivered by McKesson (and, in the case of this Agreement, by Merger Sub) and, assuming the due authorization, execution and delivery thereof by HBO, constitutes (or will constitute, as the case may be) the legal, valid and binding obligation of McKesson (and, in the case of this Agreement, by Merger Sub), enforceable against McKesson (and, in the case of this Agreement, by Merger Sub) in accordance with their terms. The execution and delivery of this Agreement does not, and the execution and delivery of the Option Agreements and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the Option Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of McKesson or any of its subsidiaries or in any restriction on the conduct of McKesson's business or operations under, (i) the McKesson Certificate or the by-laws of McKesson or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to McKesson or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to McKesson or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that individually or in the aggregate would not (x) have a material adverse effect on McKesson or HBO or
(y) reasonably be expected to impair the ability of McKesson or Merger Sub to perform its obligations under this Agreement (and, in the case of McKesson individually, under the Option Agreements). No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to McKesson or any of its subsidiaries in connection with the execution and delivery of this Agreement by McKesson, or the execution and delivery by McKesson of the Option Agreements or the consummation by McKesson or Merger Sub of the transactions contemplated hereby and thereby, except for (1) the filing of a pre-merger notification and report form by McKesson under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction; (2) the filing with the SEC of (A) a proxy statement relating to the McKesson Stockholders' Meeting (as defined in Section 5.1(b)) (such proxy statement, together with the proxy statement relating to the HBO Stockholders' Meeting (as defined in Section 5.1(c)), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), (B) the Form S-4 and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated hereby and thereby; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which McKesson is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings and approvals of NYSE and the Pacific Exchange, Inc. ("PSE") to permit the shares of McKesson Common Stock that are to be issued in the Merger and under the HBO Stock Plans to be approved for listing, subject to notice of issuance, by NYSE and the PSE; and
(5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on McKesson or (y) reasonably be expected to impair the ability of McKesson or Merger Sub to perform its obligations under this Agreement.

(e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. McKesson has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 1996 (the "McKesson SEC Documents"). As of their respective dates, the McKesson SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such McKesson SEC Documents, and none of the McKesson SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of McKesson included in the McKesson SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of McKesson and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement, the Option Agreements or the transactions contemplated hereby or thereby, neither McKesson nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on McKesson.

(f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by McKesson specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by McKesson in connection with the issuance of McKesson Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to McKesson's stockholders or at the time of the McKesson Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by McKesson with respect to statements made or incorporated by reference therein based on information supplied by HBO specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement, the Option Agreements or the transactions contemplated hereby and thereby, and except as permitted by Section 4.1(a), since March 31, 1998, McKesson and its subsidiaries have conducted their business only in the ordinary course consistent with past practice or as disclosed in any McKesson SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change (as defined in Section 8.3) in McKesson, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of McKesson's capital stock, (iii) any split, combination or reclassification of any of McKesson's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of McKesson's capital stock, except for issuances of McKesson Common Stock upon exercise or conversion of McKesson Employee Stock Options, in each case awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.1(a), (iv)
(A) any granting by McKesson or any of its subsidiaries to any current or former director, officer or other key employee of McKesson or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay or target bonuses in the ordinary course of business or as was required under any employment agreements in effect as of March 31, 1998, (B) any granting by McKesson or any of its subsidiaries to any such current or former director, officer or key employee of any increase in severance or termination pay, or (C) any entry by McKesson or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director or officer, or any material amendment of any of the foregoing with any key employee, (v) except insofar as may have been disclosed in McKesson SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "McKesson Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by McKesson materially affecting its assets, liabilities or business, (vi) except insofar as may have been disclosed in the McKesson Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on McKesson or any of its tax attributes or any settlement or compromise of any material income tax liability, or (vii) any action taken by

McKesson or any of the McKesson subsidiaries during the period from April 1, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(a).

(h) COMPLIANCE WITH APPLICABLE LAWS; LITIGATION.

(i) McKesson, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of McKesson and its subsidiaries (the "McKesson Permits"), except where the failure to have any such McKesson Permits individually or in the aggregate would not have a material adverse effect on McKesson. Except as specifically disclosed in the McKesson SEC Documents filed with the Commission prior to the date hereof, McKesson and its subsidiaries are in compliance with the terms of the McKesson Permits and all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity, including, without limitation, the Federal Prescription Drug Marketing Act and comparable or related state law provisions, the Federal Controlled Substances Act of 1970, the rules and regulations promulgated thereunder or otherwise by the Drug Enforcement Administration and comparable or related state law provisions, the Food, Drug and Cosmetic Act, the Good Manufacturing Practices and other standards of the Food and Drug Administration, federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn or related state or local statutes or regulations, applicable state laws regulating pharmacy or wholesaling practices, statutes and regulations relating to billing or sale practices, the Foreign Corrupt Practices Act of 1977 and the Occupational Safety and Health Act and the regulations promulgated thereunder (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, "Applicable Laws"), relating to McKesson or its business or properties, except where the failure to be in compliance with such Applicable Laws individually or in the aggregate would not have a material adverse effect on McKesson. As of the date of this Agreement, except as disclosed in the McKesson Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to McKesson or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge (as defined in Section 8.3) of McKesson, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on McKesson or (B) reasonably be expected to impair the ability of McKesson or Merger Sub to perform its obligations under this Agreement or the Option Agreements or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby.

(ii) Neither McKesson nor any McKesson subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have, a material adverse effect on McKesson.

(i) ABSENCE OF CHANGES IN BENEFIT PLANS. McKesson has delivered to HBO or provided to HBO for review true and complete copies of (i) all severance and employment agreements of McKesson with directors, executive officers or key employees, (ii) all written and material unwritten severance programs and policies of each of McKesson and each McKesson subsidiary, and (iii) all plans or arrangements of McKesson and each McKesson subsidiary relating to its employees which contain change in control provisions, in each case which has not been filed as an exhibit to a McKesson Filed SEC Document. Since March 31, 1998, there has not been any adoption or amendment in any material respect by McKesson or any of its subsidiaries of any (A) collective bargaining agreement with respect to any employees of, (B) any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former officers, directors or employees of, (C) any employment agreement, consulting agreement or severance agreement with, any current or former officer or director of, or (D) any material employment agreement, consulting agreement or severance agreement with any employee of McKesson or any of its wholly owned subsidiaries (collectively, the "McKesson Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any McKesson pension plans, or any material change in the manner in which contributions to any McKesson pension plans are made or the basis on which such contributions are determined. Since March 31, 1998, neither McKesson nor any McKesson subsidiary has amended any McKesson Employee Stock Options or any McKesson Stock Plans to accelerate the vesting of, or release restrictions on, awards thereunder, or to provide for such acceleration in the event of a change in control.

(j) BENEFIT PLANS.

(i) With respect to the McKesson Benefit Plans, to the knowledge of McKesson, no event has occurred and there exists no condition or set of circumstances, in connection with which McKesson or any of its subsidiaries would be subject to any liability that individually or in the aggregate would have a material adverse effect on McKesson under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

(ii) Each McKesson Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any McKesson Benefit Plan that individually or in the aggregate would not have a material adverse effect on McKesson. To the knowledge of McKesson, the McKesson Benefit Plans have been operated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on McKesson. Each McKesson Benefit Plan that is intended to be qualified under
Section 401(a) or 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service ("IRS") that it is so qualified and each trust established in connection with any McKesson Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of McKesson, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such McKesson Benefit Plan or the exempt status of any such trust.

(iii) With respect to the McKesson Benefit Plans which are defined benefit plans and subject to Title IV of ERISA (other than any "multi-employer plans" as defined in Section 3(37) of ERISA), the aggregate fair market value of the assets of such plans as of January 1, 1998 was approximately $294 million. Since January 1, 1998, there has been no material adverse change in the funded status of any such plans.

(iv) Each McKesson Benefit Plan that is a "multi-employer plan" is set forth on
Section 3.1(j)(iii) of the McKesson Disclosure Schedule. With respect to any McKesson Benefit Plan that is a multi-employer plan, (A) neither McKesson nor any of its subsidiaries has any material contingent liability under Section 4204 of ERISA, and, to the knowledge of McKesson, no circumstances exist that would result in any such plan entering into a reorganization, and (B) the aggregate withdrawal liability of McKesson and its subsidiaries, computed as if a complete withdrawal by McKesson and any of its subsidiaries had occurred under each such McKesson Benefit Plan on the date hereof, would not exceed $15 million.

(v) No McKesson Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) other than individual arrangements the amounts of which are not material.

(vi) McKesson has previously provided to HBO a copy of each collective bargaining or other labor union contract applicable to persons employed by McKesson or any of its subsidiaries to which McKesson or any of its subsidiaries is a party. No collective bargaining agreement is being negotiated or renegotiated by McKesson or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against McKesson or any of its subsidiaries pending or, to the knowledge of McKesson, threatened which may interfere with the respective business activities of McKesson or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on McKesson. As of the date of this Agreement, to the knowledge of McKesson, none of McKesson, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of McKesson or any of its subsidiaries, and there is no material charge or complaint against McKesson or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

(vii) No employee of McKesson will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any McKesson Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment), except that substantially all McKesson Employee Stock Options will vest as of the date on which McKesson Stockholder Approval is obtained.

(viii) No material oral or written representation or commitment with respect to any aspect of any McKesson Benefit Plan has been or will be made to employees of McKesson or any McKesson subsidiaries by an authorized McKesson employee prior to the Closing Date that is not materially in accordance with the written or otherwise preexisting terms and provisions of such McKesson Benefit Plans in effect immediately prior to the Closing Date.

(ix) Except such as would not have a material adverse effect, there are no material unresolved claims or disputes under the terms of, or in connection with, any McKesson Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any material claim.

(x) To the knowledge of McKesson, no non-exempt "prohibited transaction" (within the meaning of Section 4975(c) of the Tax Code) involving any McKesson Benefit Plan has occurred that could subject McKesson to any material tax penalty or other cost or liability (by indemnification or otherwise).

(k) TAXES.

(i) Each of McKesson and its subsidiaries has filed all material tax returns and reports required to be filed by it (taking into account all applicable extensions) and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on McKesson. McKesson and each of its subsidiaries has paid (or McKesson has paid or caused to be paid on its behalf) all taxes (as defined herein) shown as due on such returns, and the most recent financial statements contained in the McKesson Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by McKesson and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii) No deficiencies for any taxes have, to the knowledge of McKesson, been proposed, asserted or assessed against McKesson or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on McKesson. Except as provided in Section 3.1(k) of the Disclosure Schedule, all of the federal income tax returns of the affiliated group of which McKesson is the common parent have closed by virtue of the applicable statute of limitations.

(iii) Neither McKesson nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(iv) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts described in (x) or (y) as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

(v) Neither McKesson nor any McKesson subsidiary has made any parachute payments as such term is defined in Section 280G of the Tax Code, neither is obligated to make any parachute payments, and neither is a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any parachute payments that will not be deductible under
Section 280G of the Tax Code. Neither McKesson nor any McKesson subsidiary is obligated to make reimbursement or gross-up payments to any person in respect to excess parachute payments.

(l) VOTING REQUIREMENTS. The affirmative vote at the McKesson Stockholders' Meeting (the "McKesson Stockholder Approval") of the holders of a majority of all outstanding shares of McKesson Common Stock present in person or by proxy and entitled to vote at a duly convened and held meeting of McKesson Stockholders is the only vote of the holders of any class or series of McKesson's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

(m) STATE TAKEOVER STATUTES; CERTIFICATE OF INCORPORATION. The Board of Directors of McKesson has adopted a resolution or resolutions approving this Agreement and the Option Agreements and the transactions contemplated hereby and thereby and, assuming the accuracy of HBO's representation and warranty contained in Section 3.2(q), (a) such approval constitutes approval of the Merger and the other transactions contemplated hereby and by the Option Agreements by the McKesson Board of Directors under the provisions of Section 203 of the DGCL and Article VII of McKesson's Certificate of Incorporation such that Section 203 of the DGCL and Article VII of McKesson's Certificate of Incorporation do not apply to this Agreement, the Option Agreements and the transactions contemplated hereby and thereby. To the knowledge of McKesson, no state takeover statute other than Section 203 of the DGCL (which has been rendered inapplicable) is applicable to the Merger or the other transactions contemplated hereby.

(n) ACCOUNTING MATTERS. To its knowledge, neither McKesson nor any of its affiliates (as such term is used in Section 5.9) has taken or agreed to take any action (including, without limitation, in connection with any McKesson Stock Plan or any agreement thereunder) that would prevent the business combination to be effected by the Merger from being accounted for as a "pooling of interests" and McKesson has no reason to believe that the Merger will not qualify for "pooling of interests" accounting.

(o) BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of McKesson.

(p) OPINION OF FINANCIAL ADVISORS. McKesson has received the opinion of Bear, Stearns & Co., Inc., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of HBO Common Stock into McKesson Common Stock is fair from a financial point of view to the stockholders of McKesson, a signed copy of which opinion has been delivered to HBO.

(q) OWNERSHIP OF HBO COMMON STOCK. To the knowledge of McKesson, as of the date hereof or at any time within twelve months prior to the date of this Agreement (and before giving effect to the HBO Option Agreement, which will be entered into immediately after the execution of this Agreement), neither McKesson nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of HBO.

(r) INTELLECTUAL PROPERTY.

(i) McKesson or its subsidiaries own or have a valid right to use all trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all applications, registrations and goodwill related to the foregoing (collectively, "Trademarks"); patents (including any registration, continuations, continuations-in-part, renewals and applications for any of the foregoing); copyrights (including any registrations, renewals and applications for any of the foregoing); Software (as defined below); technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets") used in or necessary for the conduct of McKesson's and each of its subsidiary's business as currently conducted, except where the failure to possess such right would not have a material adverse effect (all such intellectual property being referred to herein as the "Intellectual Property"). For purposes of this
Section 3.1(r), "Software" means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of McKesson or any of its subsidiaries and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

(ii) The Intellectual Property owned by McKesson or any of its subsidiaries is free and clear of all Liens.

(iii) The Intellectual Property owned by McKesson or any of its subsidiaries and, to McKesson's knowledge, any Intellectual Property used by McKesson, is valid and subsisting, in full force and effect, and has not been canceled, expired, or abandoned. There is no pending or, to McKesson's knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any registrations in respect of the Intellectual Property owned by McKesson or any of its subsidiaries, or, to McKesson's knowledge, against any Intellectual Property licensed to McKesson or any of its subsidiaries.

(iv) To the actual knowledge of McKesson or any of its subsidiaries, the conduct of the business of McKesson and its subsidiaries as currently conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. There are no claims or suits pending or, to the knowledge of McKesson, threatened, and neither McKesson nor any of its subsidiaries has received any notice of a third-party claim or suit,
(a) alleging that its activities or the conduct of its business infringes upon, violates, or constitutes the unauthorized use of the intellectual property rights of any third party or (b) challenging the ownership, use, validity or enforceability of any Intellectual Property, which in any case would have a material adverse effect.

(v) There are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations which in any material respect (a) restrict the right of McKesson or its subsidiaries to use any Intellectual Property, or (b) restrict the business of McKesson or its subsidiaries in order to accommodate a third party's intellectual property rights or (c) except for licenses with customers for McKesson's Software, there are no agreements that permit third parties to use any Intellectual Property owned or controlled by McKesson or any of its subsidiaries.

(vi) McKesson and each of its subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets, including (i) requiring its employees and independent contractors having access thereto to execute written nondisclosure agreements and (ii) requiring all licensees to maintain the confidentiality of its Trade Secrets. To the actual knowledge of McKesson or its subsidiaries, no Trade Secret has been knowingly disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement or other appropriate instrument that adequately protects McKesson and the applicable subsidiary's proprietary interests in and to such Trade Secrets. To the knowledge of McKesson, no party to any nondisclosure agreement or nondisclosure obligation relating to its Trade Secrets is in breach or default thereof.

(vii) To the knowledge of McKesson, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by McKesson or any of its subsidiaries other than immaterial disputes concerning use by a third party of Trademarks of McKesson or a subsidiary.

(viii) The consummation of the transaction contemplated hereby shall not result in the loss or impairment of McKesson's or of any subsidiary's right to own or use any of the Intellectual Property, and will not require the consent of any governmental authority, except where such loss or impairment or the failure to obtain consent would not result in a material adverse effect.

(ix) Neither McKesson nor any of its subsidiaries has entered into any software license agreement in which it (a) failed to limit its liability to the amount of licensing fees paid pursuant to the agreement; or (b) warranted as to the performance or functionality of the Software other than stating that the Software would perform in accordance with its documentation and/or specifications; except in any case in which the contrary would not have a material adverse effect.

(x) McKesson has implemented and is currently implementing revisions and related testing of its material Software that it licenses and maintains pursuant to contracts with third parties ("Licensed Software") in order to enable such Software to process accurately (including calculating, comparing and sequencing) in all material respects date data from, into and between the twentieth and twenty-first centuries, including leap year calculations ("Millennial Date Data"). By December 31, 1999, all such Licensed Software will so process Millennial Date Data without material errors or omissions and without materially affecting functionality when used in accordance with the product documentation provided by McKesson therefor and provided that all other software and all hardware and firmware used in combination with such Licensed Software properly exchanges date data with it. Neither McKesson nor any of its subsidiaries has made any representation or warranty to any third party that varies in any material respect from the preceding warranty.

(xi) McKesson and its subsidiaries are in the process of, and have substantially completed obtaining, written representations or assurances from each third party that (A) provides Millennial Date Data to McKesson or its subsidiaries, (B) processes Millennial Date Data for McKesson or its subsidiaries or (C) otherwise provides any material product or service to McKesson or its subsidiaries that is dependent upon any Software, microcode, chip or hardware system or component, including any electronic or electronically controlled system or component (a "System") that processes any Millennial Date Data, stating that all of such Systems that are used for, or on behalf of, McKesson or its subsidiaries will process Millennial Date Data without materially affecting the supply of such product or service to McKesson or its subsidiaries after December 31, 1999.

(s) CERTAIN CONTRACTS. Except as set forth in the McKesson Filed SEC Documents, neither McKesson nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of McKesson and its subsidiaries (including, for purposes of this Section 3.1(s), HBO and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted, (iii) any exclusive supply or purchase contracts or any exclusive requirements contracts or (iv) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "McKesson Material Contracts"). McKesson has delivered to HBO or provided to HBO for review, prior to the execution of this Agreement, complete and correct copies of all McKesson Material Contracts not filed as exhibits to the McKesson Filed SEC Documents. Each McKesson Material Contract is valid and binding on McKesson (or, to the extent a McKesson subsidiary is a party, such subsidiary) and is in full force and effect, and McKesson and each McKesson subsidiary have in all material respects performed all obligations required to be performed by them to date under each McKesson Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on McKesson. Neither McKesson nor any McKesson subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of McKesson, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any McKesson Material Contract.

(t) MCKESSON RIGHTS AGREEMENT. McKesson has taken all action (including, if required, redeeming all of the outstanding preferred stock purchase rights issued pursuant to the McKesson Rights Agreement or amending the McKesson Rights Agreement) so that the entering into of this Agreement, the McKesson Option Agreement, the Merger, the acquisition of shares pursuant to the McKesson Option Agreement and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the McKesson Rights Agreement or enable or require the McKesson Rights to be exercised, distributed or triggered.

(u) ENVIRONMENTAL LIABILITY. Except as set forth in the McKesson Filed SEC Documents, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or threatened against McKesson or any of its subsidiaries seeking to impose, or that could reasonably be expected to result in the imposition of, on McKesson or any of its subsidiaries, any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), which liability or obligation could reasonably be expected to have a material adverse effect on McKesson. To the knowledge of McKesson, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that could reasonably be expected to have a material adverse effect on McKesson.

(v) INSURANCE. McKesson and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of McKesson and its subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, except questioned, denied or disputed claims the failure to provide coverage for which would not, individually or in the aggregate, have a material adverse effect on McKesson. All premiums due and payable under all such policies and bonds have been paid and McKesson and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. McKesson has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

(w) TRANSACTIONS WITH AFFILIATES. Except as disclosed in the McKesson SEC Documents filed prior to the date of this Agreement or as disclosed in the McKesson Disclosure Schedule, since March 31, 1998, there have been no transactions, agreements, arrangements or understandings between McKesson and its affiliates that would be required to be disclosed under the Item 404 of Regulation S-K under the Securities Act.

(x) FULL DISCLOSURE. None of the representations or warranties made by McKesson herein or in any schedule hereto, including the McKesson Disclosure Schedule, or any certificate furnished by McKesson pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF HBO. Except as disclosed in the Disclosure Schedule delivered by HBO to McKesson prior to the execution of this Agreement (the "HBO Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, HBO represents and warrants to McKesson as follows:

(a) ORGANIZATION, STANDING AND CORPORATE POWER.

(i) Each of HBO and its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on HBO. Each of HBO and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on HBO.

(ii) HBO has delivered to McKesson prior to the execution of this Agreement complete and correct copies of any amendments to its certificate of incorporation (the "HBO Certificate") and by-laws not filed as of the date hereof with the HBO SEC Documents (as defined in Section 3.2(e)).

(iii) In all material respects, the minute books of HBO and its subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of HBO (or, as the case may be, each of its subsidiaries) since December 31, 1996.

(b) SUBSIDIARIES. Exhibit 21 to HBO's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 includes all the subsidiaries of HBO which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 102 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by HBO, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

(c) CAPITAL STRUCTURE. The authorized capital stock of HBO consists of 1,000,000,000 shares of HBO Common Stock, and 1,000,000 shares of preferred stock, without par value ("HBO Preferred Stock"). At the close of business on September 30, 1998: (i) 431,485,014 shares of HBO Common Stock were issued and outstanding; (ii) no shares of HBO Common Stock were held by HBO in its treasury; (iii) no shares of HBO Preferred Stock were issued and outstanding;
(iv) 3,303,188 shares of HBO Common Stock were reserved for issuance pursuant to all stock option, restricted stock or other stock-based compensation, benefits or savings plans, agreements or arrangements in which current or former employees or directors of HBO or its subsidiaries participate as of the date hereof (including, without limitation, the plans set forth on Exhibit F attached hereto), complete and correct copies of which, in each case as amended as of the date hereof, have been filed as exhibits to the HBO Filed SEC Documents or delivered to McKesson (such plans, collectively, the "HBO Stock Plans"); and (v) 20,000 shares of HBO Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of preferred stock purchase rights (the "HBO Rights") issued pursuant to the HBO Rights Agreement. Section 3.2(c) of the HBO Disclosure Schedule sets forth a complete and correct list, as of September 30, 1998, of the number of shares of HBO Common Stock subject to employee stock options or other rights to purchase or receive HBO Common Stock granted under the HBO Stock Plans (collectively, "HBO Employee Stock Options"). All outstanding shares of capital stock of HBO are, and all shares which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.2(c), and except for changes since September 30, 1998 resulting from the issuance of shares of HBO Common Stock pursuant to the HBO Employee Stock Options or as expressly permitted by this Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of HBO, (B) any securities of HBO or any HBO subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of HBO, (C) any warrants, calls, options or other rights to acquire from HBO or any HBO subsidiary, and any obligation of HBO or any HBO subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of HBO, and (y) there are no outstanding obligations of HBO or any HBO subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of HBO or any HBO subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any HBO subsidiary, (B) warrants, calls, options or other rights to acquire from HBO or any HBO subsidiary, or obligations of HBO or any HBO subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any HBO subsidiary or (C) obligations of HBO or any HBO subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of HBO subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither HBO nor any HBO subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the HBO Employee Stock Options, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the HBO subsidiaries, HBO does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to HBO and its subsidiaries as a whole.

(d) AUTHORITY; NONCONTRAVENTION. HBO has all requisite corporate power and authority to enter into this Agreement, and HBO has all requisite corporate power and authority to enter into the Option Agreements and, subject to the HBO Stockholder Approval (as defined in Section 3.2(l)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by HBO and the execution and delivery of the Option Agreements by HBO and the consummation by HBO of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of HBO, subject, in the case of the Merger, to the HBO Stockholder Approval. This Agreement has been, and the Option Agreements will be, duly executed and delivered by HBO and, assuming the due authorization, execution and delivery thereof by McKesson, constitute (or will constitute, as the case may be) the legal, valid and binding obligation of HBO, enforceable against HBO in accordance with their terms. The execution and delivery of this Agreement does not, and the execution and delivery of the Option Agreements and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the Option Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of HBO or any of its subsidiaries or any restriction on the conduct of HBO's business or operations under, (i) the HBO Certificate or the by-laws of HBO or the comparable organizational documents of any of its subsidiaries,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to HBO or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to HBO or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that individually or in the aggregate would not (x) have a material adverse effect on HBO or (y) reasonably be expected to impair the ability of HBO to perform its obligations under this Agreement and the Option Agreements). No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to HBO or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreements by HBO or the consummation by HBO of the transactions contemplated hereby or thereby, except for (1) the filing of a pre-merger notification and report form by HBO under the HSR Act or filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction; (2) the filing with the SEC of (A) the Joint Proxy Statement relating to the HBO Stockholders' Meeting, and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the Option Agreements and the transactions contemplated hereby and thereby; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which HBO is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and
(4) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on HBO or (y) reasonably be expected to impair the ability of HBO to perform its obligations under this Agreement.

(e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. HBO has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 1996 (the "HBO SEC Documents"). As of their respective dates, the HBO SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such HBO SEC Documents, and none of the HBO SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of HBO included in the HBO SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of HBO and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement, the Option Agreements or the transactions contemplated hereby or thereby, neither HBO nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on HBO.

(f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by HBO specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to HBO's stockholders or at the time of the HBO Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by HBO with respect to statements made or incorporated by reference therein based on information supplied by McKesson specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

(g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement, the Option Agreements or the transactions contemplated hereby or thereby, and except as permitted by Section 4.1(b), since March 31, 1998, HBO and its subsidiaries have conducted their business only in the ordinary course consistent with past practice or as disclosed in any HBO SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change (as defined in Section 8.3) in HBO, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of HBO's capital stock, (iii) any split, combination or reclassification of any of HBO's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of HBO's capital stock, except for issuances of HBO Common Stock upon exercise or conversion of HBO Employee Stock Options, in each case awarded prior to the date hereof in accordance with their present terms or issued pursuant to
Section 4.1(b), (iv) (A) any granting by HBO or any of its subsidiaries to any current or former director, officer or other key employee of HBO or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay or target bonuses in the ordinary course of business or as was required under any employment agreements in effect as of March 31, 1998, (B) any granting by HBO or any of its subsidiaries to any such current or former director, officer or key employee of any increase in severance or termination pay, or (C) any entry by HBO or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer, or any material amendment of any of the foregoing with any key employee, (v) except insofar as may have been disclosed in HBO SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "HBO Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by HBO materially affecting its assets, liabilities or business, (vi) except insofar as may have been disclosed in the HBO Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on HBO or any of its tax attributes or any settlement or compromise of any material income tax liability or (vii) any action taken by HBO or any of the HBO subsidiaries during the period from April 1, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b) .

(h) COMPLIANCE WITH APPLICABLE LAWS; LITIGATION.

(i) HBO, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of HBO and its subsidiaries (the "HBO Permits") except where the failure to have any such HBO Permits individually or in the aggregate would not have a material adverse effect on HBO.

Except as specifically disclosed in the HBO SEC Documents filed with the Commission prior to the date hereof, HBO and its subsidiaries are in compliance with the terms of the HBO Permits and all Applicable Laws relating to HBO or its business or properties, except where the failure to be in compliance with such Applicable Laws individually or in the aggregate would not have a material adverse effect on HBO. As of the date of this Agreement, except as disclosed in the HBO Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to HBO or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of HBO, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on HBO or (B) reasonably be expected to impair the ability of HBO to perform its obligations under this Agreement or the Option Agreements or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby.

(ii) Neither HBO nor any HBO subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have, a material adverse effect on HBO.

(i) ABSENCE OF CHANGES IN BENEFIT PLANS. HBO has delivered to McKesson or provided to McKesson for review true and complete copies of (i) all severance and employment agreements of HBO with directors, executive officers or key employees, (ii) all written and material unwritten severance programs and policies of each of HBO and each HBO subsidiary, and (iii) all plans or arrangements of HBO and each HBO subsidiary relating to its employees which contain change in control provisions, in each case which has not been filed as an exhibit to an HBO Filed SEC Document. Since March 31, 1998, there has not been any adoption or amendment in any material respect by HBO or any of its subsidiaries of any (A) collective bargaining agreement with respect to any employees of, (B) any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former officers, directors or employees of, (C) any employment agreement, consulting agreement or severance agreement with any current or former officer or director of, or (D) any material employment agreement, consulting agreement or severance agreement with any employee of HBO or any of its wholly owned subsidiaries (collectively, the "HBO Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any HBO pension plans, or any material change in the manner in which contributions to any HBO pension plans are made or the basis on which such contributions are determined. Since March 31, 1998, neither HBO nor any HBO subsidiary has amended any HBO Employee Stock Options or any HBO Stock Plans to accelerate the vesting of, or release restrictions on, awards thereunder, or to provide for such acceleration in the event of a change in control.

(j) BENEFIT PLANS.

(i) With respect to the HBO Benefit Plans, to the knowledge of HBO, no event has occurred and there exists no condition or set of circumstances, in connection with which HBO or any of its subsidiaries would be subject to any liability that individually or in the aggregate could have a material adverse effect on HBO under ERISA, the Code or any other applicable law.

(ii) Each HBO Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any HBO Benefit Plan that individually or in the aggregate would not have a material adverse effect on HBO. To the knowledge of HBO, the HBO Benefit Plans have been operated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on HBO. Each HBO Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any HBO Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of HBO, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such HBO Benefit Plan or the exempt status of any such trust.

(iii) No HBO Benefit Plan is subject to Title IV of ERISA or is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

(iv) No HBO Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) other than individual arrangements the amounts of which are not material.

(v) HBO has previously provided to McKesson a copy of each collective bargaining or other labor union contract applicable to persons employed by HBO or any of its subsidiaries to which HBO or any of its subsidiaries is a party. No collective bargaining agreement is being negotiated or renegotiated by HBO or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against HBO or any of its subsidiaries pending or, to the knowledge of HBO, threatened which may interfere with the respective business activities of HBO or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on HBO. As of the date of this Agreement, to the knowledge of HBO, none of HBO, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of HBO or any of its subsidiaries, and there is no material charge or complaint against HBO or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

(vi) No employee of HBO will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any HBO Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment).

(vii) No material oral or written representation or commitment with respect to any aspect of any HBO Benefit Plan has been or will be made to employees of HBO or any HBO subsidiaries by an authorized HBO employee prior to the Closing Date that is not materially in accordance with the written or otherwise preexisting terms and provisions of such HBO Benefit Plans in effect immediately prior to the Closing Date.

(viii) Except as would not have a material adverse effect, there are no material unresolved claims or disputes under the terms of, or in connection with, any HBO Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any material claim.

(ix) To the knowledge of HBO, no non-exempt "prohibited transaction" (within the meaning of Section 4975(c) of the Tax Code) involving any HBO Benefit Plan has occurred that could subject HBO to any material tax penalty or other cost or liability (by indemnification or otherwise).

(k) TAXES.

(i) Each of HBO and its subsidiaries has filed all material tax returns and reports required to be filed by it (taking into account applicable extensions) and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on HBO. HBO and each of its subsidiaries has paid (or HBO has paid or caused to be paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the HBO Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by HBO and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii) No deficiencies for any taxes have, to the knowledge of HBO, been proposed, asserted or assessed against HBO or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on HBO. Except as provided in Section 3.1(k) of the Disclosure Schedule, all of the federal income tax returns of the affiliated group of which HBO is the common parent have closed by virtue of the applicable statute of limitations.

(iii) Neither HBO nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

(iv) Neither HBO nor any HBO subsidiary has made any parachute payments as such term is defined in Section 280G of the Tax Code, neither is obligated to make any parachute payments, and neither is a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any parachute payments that will not be deductible under Section 280G of the Tax Code. Neither HBO nor any HBO subsidiary is obligated to make reimbursement or gross-up payments to any person in respect to excess parachute payments.

(l) VOTING REQUIREMENTS. The affirmative vote at the HBO Stockholders' Meeting (the "HBO Stockholder Approval") of the holders of a majority of all outstanding shares of HBO Common Stock entitled to vote at a duly convened and held meeting of HBO stockholders is the only vote of the holders of any class or series of HBO's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

(m) STATE TAKEOVER STATUTES; CERTIFICATE OF INCORPORATION. The Board of Directors of HBO has adopted a resolution or resolutions approving this Agreement, the Option Agreements, and the transactions contemplated hereby and thereby, and, assuming the accuracy of McKesson's representation and warranty contained in Section 3.1(q), such approval constitutes approval of the Merger and the other transactions contemplated hereby and thereby by the HBO Board of Directors under the provisions of Section 203 of the DGCL and paragraphs 11 and 12 of HBO's Certificate of Incorporation such that Section 203 of the DGCL and paragraphs 11 and 12 of HBO's Certificate of Incorporation do not apply to this Agreement, the Option Agreements, or the transactions contemplated hereby and thereby. To the knowledge of HBO, no state takeover statute other than Section 203 of the DGCL (which has been rendered inapplicable) is applicable to the Merger or the other transactions contemplated hereby.

(n) ACCOUNTING MATTERS. To its knowledge, neither HBO nor any of its affiliates (as such term is used in Section 5.9) has taken or agreed to take any action (including, without limitation, in connection with any HBO Stock Plan or any agreement thereunder) that would prevent the business combination to be effected by the Merger from being accounted for as a "pooling of interests," and HBO has no reason to believe that the Merger will not qualify for "pooling of interests" accounting.

(o) BROKERS. No broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HBO.

(p) OPINION OF FINANCIAL ADVISORS. HBO has received the opinion of Morgan Stanley Dean Witter, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of HBO Common Stock into McKesson Common Stock is fair from a financial point of view to holders of shares of HBO Common Stock (other than McKesson and its affiliates), a signed copy of which opinion has been delivered to McKesson.

(q) OWNERSHIP OF MCKESSON COMMON STOCK. To the knowledge of HBO, as of the date hereof or at any time within twelve months prior to the date of this Agreement (and before giving effect to the McKesson Option Agreement, which will be entered into immediately after the execution of this Agreement) neither HBO nor, to its knowledge without independent investigation, any of its affiliates,
(i) beneficially owns (as defined in either Rule 13d3 under the Exchange Act) or owned, directly or indirectly, or (ii) is or was party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of McKesson.

(r) INTELLECTUAL PROPERTY.

(i) HBO or its subsidiaries own or have a valid right to use all trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all applications, registrations and goodwill related to the foregoing (collectively, "Trademarks"); patents (including any registration, continuations, continuations-in-part, renewals and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); Software (as defined below); technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets") used in or necessary for the conduct of HBO's and each of its subsidiary's business as currently conducted, except where the failure to possess such right would not have a material adverse effect (all such intellectual property being referred to herein as the "Intellectual Property"). For purposes of this Section 3.2(r), "Software" means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of HBO or any of its subsidiaries and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

(ii) The Intellectual Property owned by HBO or any subsidiary is free and clear of all Liens.

(iii) The Intellectual Property owned by HBO or any of its subsidiaries and, to HBO's knowledge, any Intellectual Property used by HBO, is valid and subsisting, in full force and effect, and has not been canceled, expired, or abandoned.There is no pending or, to HBO's knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any registrations in respect of the Intellectual Property owned by HBO or any of its subsidiaries, or, to HBO's knowledge, against any Intellectual Property licensed to HBO or any of its subsidiaries.

(iv) To the actual knowledge of HBO or any of its subsidiaries, the conduct of the business of HBO and its subsidiaries as currently conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. There are no claims or suits pending or, to the knowledge of HBO, threatened, and neither HBO nor any of its subsidiaries has received any notice of a third-party claim or suit, (a) alleging that its activities or the conduct of its business infringes upon, violates, or constitutes the unauthorized use of the intellectual property rights of any third party or (b) challenging the ownership, use, validity or enforceability of any Intellectual Property, which in any case would have a material adverse effect.

(v) There are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations which in any material respect (a) restrict the right of HBO or its subsidiaries to use any Intellectual Property, or (b) restrict the business of HBO or its subsidiaries in order to accommodate a third party's intellectual property rights or (c) except for licenses with customers for HBO's Software, there are no agreements that permit third parties to use any Intellectual Property owned or controlled by HBO or any of its subsidiaries.

(vi) HBO and each of its subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets, including (i) requiring its employees and independent contractors having access thereto to execute written nondisclosure agreements and (ii) requiring all licensees to maintain the confidentiality of its Trade Secrets. To the actual knowledge of HBO or its subsidiaries, no Trade Secret has been knowingly disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement or other appropriate instrument that adequately protects HBO and the applicable subsidiary's proprietary interests in and to such Trade Secrets. To the knowledge of HBO, no party to any nondisclosure agreement or nondisclosure obligation relating to its Trade Secrets is in breach or default thereof.

(vii) To the knowledge of HBO, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by HBO or any of its subsidiaries other than immaterial disputes concerning use by a third party of Trademarks of HBO or a subsidiary.

(viii) The consummation of the transaction contemplated hereby shall not result in the loss or impairment of HBO's or of any subsidiary's right to own or use any of the Intellectual Property, and will not require the consent of any governmental authority, except where such loss or impairment or the failure to obtain consent would not result in a material adverse effect.

(ix) Neither HBO nor any of its subsidiaries has entered into any software license agreement in which it (a) failed to limit its liability to the amount of licensing fees paid pursuant to the agreement; or (b) warranted as to the performance or functionality of the Software other than stating that the Software would perform in accordance with its documentation and/or specifications; except in any case in which the contrary would not have a material adverse effect.

(x) HBO has implemented and is currently implementing revisions and related testing of its material Software that it licenses and maintains pursuant to contracts with third parties ("Licensed Software") in order to enable such Software to process accurately (including calculating, comparing and sequencing) in all material respects date data from, into and between the twentieth and twenty-first centuries, including leap year calculations ("Millennial Date Data"). By December 31, 1999, all such Licensed Software will so process Millennial Date Data without material errors or omissions and without materially affecting functionality when used in accordance with the product documentation provided by HBO therefor and provided that all other software and all hardware and firmware used in combination with such Licensed Software properly exchanges date data with it. Neither HBO nor any of its subsidiaries has made any representation or warranty to any third party that varies in any material respect from the preceding warranty.

(xi) HBO and its subsidiaries are in the process of, and have substantially completed obtaining, written representations or assurances from each third party that (A) provides Millennial Date Data to HBO or its subsidiaries, (B) processes Millennial Date Data for HBO or its subsidiaries or (C) otherwise provides any material product or service to HBO or its subsidiaries that is dependent upon any Software, microcode, chip or hardware system or component, including any electronic or electronically controlled system or component (a "System") that processes any Millennial Date Data, stating that all of such Systems that are used for, or on behalf of, HBO or its subsidiaries will process Millennial Date Data without materially affecting the supply of such product or service to HBO and its subsidiaries after December 31, 1999.

(s) CERTAIN CONTRACTS. Except as set forth in the HBO Filed SEC Documents or listed in Section 3.2(s) of the HBO Disclosure Schedule, neither HBO nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of HBO and its subsidiaries (including, for purposes of this Section 3.2(s), McKesson and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted, (iii) any exclusive supply or purchase contracts or any exclusive requirements contracts or (iv) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "HBO Material Contracts"). HBO has delivered to McKesson or made available to McKesson for review, prior to the execution of this Agreement, complete and correct copies of all HBO Material Contracts not filed as exhibits to the HBO Filed SEC Documents. Each HBO Material Contract is valid and binding on HBO (or, to the extent a HBO subsidiary is a party, such subsidiary) and is in full force and effect, and HBO and each HBO subsidiary have in all material respects performed all obligations required to be performed by them to date under each HBO Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on HBO. Neither HBO nor any HBO subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of HBO, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any HBO Material Contract.

(t) HBO RIGHTS AGREEMENT. HBO has taken all action (including, if required, redeeming all of the outstanding preferred stock purchase rights issued pursuant to the HBO Rights Agreement or amending the HBO Rights Agreement) so that the entering into of this Agreement, the HBO Option Agreement and the Merger, the acquisition of shares pursuant to the HBO Option Agreement and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the HBO Rights Agreement or enable or require the HBO Rights to be exercised, distributed or triggered.

(u) ENVIRONMENTAL LIABILITY. Except as set forth in the HBO Filed SEC Documents, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or threatened against HBO or any of its subsidiaries seeking to impose, or that could reasonably be expected to result in the imposition, on HBO or any of its subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, CERCLA, which liability or obligation could reasonably be expected to have a material adverse effect on HBO. To the knowledge of HBO, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that could reasonably be expected to have a material adverse effect on HBO.

(v) INSURANCE. HBO and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of HBO and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, except questioned, denied or disputed claims the failure to provide coverage for which would not, individually or in the aggregate, have a material adverse effect on HBO. All premiums due and payable under all such policies and bonds have been paid and HBO and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. HBO has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

(w) TRANSACTIONS WITH AFFILIATES. Except as disclosed in the HBO SEC Documents filed prior to the date of this Agreement or as disclosed in the HBO Disclosure Schedule, since December 31, 1997, there have been no transactions, agreements, arrangements or understandings between HBO and its affiliates that would be required to be disclosed under the Item 404 of Regulation S-K under the Securities Act.

(x) FULL DISCLOSURE. None of the representations or warranties made by HBO herein or in any schedule hereto, including the HBO Disclosure Schedule, or any certificate furnished by HBO pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

               COVENANTS RELATING TO CONDUCT OF BUSINESS SECTION

4.1 CONDUCT OF BUSINESS.

(a) CONDUCT OF BUSINESS BY MCKESSON. Except as set forth in Section 4.1(a) of the McKesson Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by HBO in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, McKesson shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, McKesson shall not, and shall not permit any of its subsidiaries to:

(i) other than regular quarterly dividends declared and paid by McKesson on a basis consistent with past practice, dividends on the Convertible Preferred Securities and other than dividends and distributions by a direct or indirect wholly owned subsidiary of McKesson to its parent, or by a subsidiary that is partially owned by McKesson or any of its subsidiaries, provided that McKesson or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of McKesson Common Stock upon the exercise of McKesson Employee Stock Options, in each case, outstanding as of the date hereof in accordance with their present terms (including cashless exercise) or issued pursuant to Section 4.1(a)(ii) or issuances of McKesson Common Stock upon conversion of the Convertible Preferred Securities or (z) purchase, redeem or otherwise acquire any shares of capital stock of McKesson or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause
(z), for the deemed acceptance of shares upon cashless exercise of McKesson Employee Stock Options outstanding on the date hereof, or in connection with withholding obligations relating thereto);

(ii) except in connection with acquisitions permitted or contemplated by
Section 4.1(a) of the McKesson Disclosure Schedule, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of McKesson Common Stock upon the exercise or conversion of McKesson Employee Stock Options outstanding as of the date hereof in accordance with their present terms or the issuance of McKesson Employee Stock Options (and shares of McKesson Common Stock upon the exercise thereof) granted after the date hereof in the ordinary course of business consistent with past practice for employees (so long as such additional amount of McKesson Common Stock subject to McKesson Employee Stock Options issued to such employees does not exceed 500,000 shares of McKesson Common Stock in the aggregate);

(iii) except as contemplated hereby, amend its certificate of incorporation, by-laws or other comparable organizational documents;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, or, except for transactions in the ordinary course of business consistent with past practice pursuant to contracts or agreements in force at the date of this Agreement or acquisitions or investments equal to or less than 120% of McKesson's current capital and operating budgets (in each case, as previously provided to HBO), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary of McKesson;

(v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice, including, without limitation, in connection with consolidation of acquired businesses or as would not have a material adverse effect on McKesson;

(vi) take any action that would cause the representations and warranties set forth in Section 3.1(g) and qualified as to materiality to be no longer true and correct or, if not so qualified, to be no longer true and correct in all material respects;

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, other than pursuant to a revolving credit facility or receivables facility or commercial paper facility in effect as of the date hereof (including any replacement facilities), in the ordinary course of business consistent with past practice;

(viii) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

(ix) other than in the ordinary course of business or in connection with acquisitions permitted by Section 4.1(a) of the McKesson Disclosure Schedule, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than amendments or renewals of contracts and leases without material adverse changes of terms;

(x) except for increases in accordance with normal past practice, increase in any manner the compensation or fringe benefits of any of its officers or directors, or materially increase the foregoing in respect of employees; enter into any commitment to pay any pension, retirement or severance benefit to any such officers or directors, or make any material commitment to pay the foregoing to any employees; commit itself to, or enter into, any employment agreement involving compensation of more than $300,000 per year or a term of more than two (2) years; adopt or commit itself to any new benefit, base salary or stock option plan or arrangement; or amend, supplement, or accelerate the timing of payments or vesting under, or otherwise materially amend or supplement any existing benefit, stock option or compensation plan or arrangement (other than as may be required by applicable law);

(xi) change any of the accounting methods used by McKesson or any of its subsidiaries unless required by generally accepted accounting principles; or

(xii) authorize, or commit or agree to take, any of the foregoing actions; provided that the limitations set forth in this Section 4.1(a) (other than clause (iii)) shall not apply to any transaction between McKesson and any wholly owned subsidiary or between any wholly owned subsidiaries of McKesson.

(b) CONDUCT OF BUSINESS BY HBO. Except as set forth in Section 4.1(b) of the HBO Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by McKesson in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, HBO shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, HBO shall not, and shall not permit any of its subsidiaries to:

(i) other than regular quarterly dividends declared and paid by HBO on a basis consistent with past practice and dividends and distributions by a direct or indirect wholly owned subsidiary of HBO to its parent, or by a subsidiary that is partially owned by HBO or any of its subsidiaries, provided that HBO or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of HBO Common Stock upon the exercise of HBO Employee Stock Options outstanding as of the date hereof in accordance with their present terms (including cashless exercise) or issued pursuant to Section 4.1(b)(ii) or (z) purchase, redeem or otherwise acquire any shares of capital stock of HBO or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (z), for the deemed acceptance of shares upon cashless exercise of HBO Employee Stock Options, or in connection with withholding obligations relating thereto);

(ii) except in connection with acquisitions permitted or contemplated by
Section 4.1(b) of the HBO Disclosure Schedule, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of HBO Common Stock upon the exercise of HBO Employee Stock Options outstanding as of the date hereof in accordance with their present terms or the issuance of HBO Employee Stock Options (and shares of HBO Common Stock upon the exercise thereof) granted after the date hereof in the ordinary course of business consistent with past practice for employees (so long as such additional amount of HBO Common Stock subject to HBO Employee Stock Options issued to employees does not exceed 500,000 shares of HBO Common Stock in the aggregate);

(iii) except as contemplated hereby, amend its certificate of incorporation, by-laws or other comparable organizational documents;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, or, except for transactions in the ordinary course of business consistent with past practice pursuant to contracts or agreements in force at the date of this Agreement or acquisitions or investments equal to or less than 120% of HBO's current capital and operating budgets (in each case, as previously provided to McKesson), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary of HBO;

(v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice, including, without limitation, in connection with consolidation of acquired businesses or as would not have a material adverse effect on HBO;

(vi) take any action that would cause the representations and warranties set forth in Section 3.2(g) and qualified as to materiality to be no longer be true and correct or, if not so qualified, to be no longer true and correct in all material respects;

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, other than pursuant to a revolving credit facility or receivables facility or commercial paper facility in effect as of the date hereof (including any replacement facilities), in the ordinary course of business consistent with past practice;

(viii) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

(ix) other than in the ordinary course of business or in connection with acquisitions permitted by Section 4.1(b) of the HBO Disclosure Schedule, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than amendments or renewals of contracts and leases without material adverse changes of terms;

(x) except for increases in accordance with normal past practice, increase in any manner the compensation or fringe benefits of any of its officers or directors, or materially increase the foregoing in respect of employees; enter into any commitment to pay any pension, retirement or severance benefit to any such officers or directors, or make any material commitment to pay any of the foregoing to any employees; commit itself to, or enter into, any employment agreement involving base salary of more than $300,000 per year or a term of more than two (2) years; adopt or commit itself to any new benefit, compensation or stock option plan or arrangement; or amend, supplement, or accelerate the timing of payments or vesting under, or otherwise materially amend or supplement any existing benefit, stock option or compensation plan or arrangement (other than as may be required by applicable law);

(xi) change any of the accounting methods used by HBO or any of its subsidiaries unless required by generally accepted accounting principles; or

(xii) authorize, or commit or agree to take, any of the foregoing actions; provided that the limitations set forth in this Section 4.1(b) (other than clause (iii)) shall not apply to any transaction between HBO and any wholly owned subsidiary or between any wholly owned subsidiaries of HBO.

(c) OTHER ACTIONS. Except as required by law, McKesson and HBO shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time,
(ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

(d) ADVICE OF CHANGES. McKesson and HBO shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of such party's representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

SECTION 4.2 NO SOLICITATION BY MCKESSON.

(a) McKesson shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal the consummation of which would constitute an Alternative Transaction (as hereinafter defined) or
(ii) participate in any discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the adoption of this Agreement by the holders of McKesson Common Stock, the Board of Directors of McKesson determines in good faith, after receipt of advice from outside counsel, that the failure to provide such information or participate in such negotiations or discussions would result in a reasonable possibility that the Board of Directors of McKesson breach its fiduciary duties to McKesson's stockholders under applicable law, McKesson may, in response to any such proposal that was not solicited by it or that did not otherwise result from a breach of this Section 4.2(a), and subject to compliance with Section 4.2(c),
(x) furnish information with respect to McKesson and its subsidiaries to any person pursuant to a customary confidentiality agreement containing terms as to confidentiality no less restrictive than the terms of the Confidentiality Agreement dated June 30, 1998 entered into between HBO and McKesson, as amended pursuant to Section 8.6 hereof (the "Confidentiality Agreement") and (y) participate in negotiations regarding such proposal. For purposes of this Agreement "Alternative Transaction" means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than HBO and its subsidiaries and other than McKesson and its subsidiaries (a "Third Party") acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of HBO or McKesson, as the case may be, whether from HBO or McKesson or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of HBO or any of its significant subsidiaries or McKesson or any of its significant subsidiaries, as the case may be, by a merger or other business combination (including any socalled "merger of equals" and whether or not HBO or any of its significant subsidiaries or McKesson or any of its significant subsidiaries, as the case may be, is the entity surviving any such merger or business combination) or
(iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of HBO or McKesson, as the case may be, and any entity surviving any merger or combination including any of them) of HBO or any of its subsidiaries or McKesson or any of its subsidiaries, as the case may be, for consideration equal to 20% or more of the fair market value of all of the outstanding shares of HBO Common Stock or all of the outstanding shares of McKesson Common Stock, as the case may be, on the date prior to the date hereof.

(b) Neither the Board of Directors of McKesson nor any committee thereof shall
(i) except as expressly permitted by this Section 4.2, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to HBO, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, or the issuance of McKesson Common Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) cause McKesson to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "McKesson Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the holders of McKesson Common Stock the Board of Directors of McKesson determines in good faith, after it has received a McKesson Superior Proposal (as defined below) and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of McKesson would breach its fiduciary duties to McKesson's stockholders under applicable law, the Board of Directors of McKesson may (subject to this and the following sentences) inform McKesson stockholders that it no longer believes that the Merger or this Agreement is advisable and no longer recommends approval (a "McKesson Subsequent Determination"), but only at a time that is after the fifth business day following HBO's receipt of written notice advising HBO that the Board of Directors of McKesson has received a McKesson Superior Proposal specifying the material terms and conditions of such Superior Proposal, identifying the person making such McKesson Superior Proposal and stating that it intends to make a McKesson Subsequent Determination. After providing such notice, McKesson shall provide a reasonable opportunity to HBO to make such adjustments in the terms and conditions of this Agreement and/or of the McKesson Option Agreement as would enable McKesson to proceed with its recommendation to stockholders without making a McKesson Subsequent Determination; provided, however, that any such adjustments shall be at the discretion of the parties at such time. For purposes of this Agreement, a "McKesson Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction which the Board of Directors of McKesson determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to McKesson's stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of McKesson, after obtaining advice from a financial advisor of nationally recognized reputation, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement and/or the McKesson Option Agreement that may be proposed by HBO in response to such Alternative Transaction). Notwithstanding any other provision of this Agreement, McKesson shall submit this Agreement to its stockholders whether or not the Board of Directors of McKesson makes a McKesson Subsequent Determination.

(c) In addition to the obligations of McKesson set forth in paragraphs (a) and
(b) of this Section 4.2, McKesson shall promptly advise HBO orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal. McKesson will keep HBO reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis.

(d) Nothing contained in this Section 4.2 shall prohibit McKesson (i) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of McKesson, after receipt of advice from outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to McKesson's stockholders under applicable law.

SECTION 4.3 NO SOLICITATION BY HBO.

(a) HBO shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal the consummation of which would constitute an Alternative Transaction or (ii) participate in any discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the adoption of this Agreement by the holders of HBO Common Stock, the Board of Directors of HBO determines in good faith, after receipt of advice from outside counsel, that the failure to provide such information or participate in such negotiations or discussions would result in a reasonable possibility that the Board of Directors of HBO breach its fiduciary duties to HBO's stockholders under applicable law, HBO may, in response to any such proposal that was not solicited by it or which did not otherwise result from a breach of this Section 4.3(a), and subject to compliance with Section 4.3(c), (x) furnish information with respect to HBO and its subsidiaries to any person pursuant to a customary confidentiality agreement containing terms as to confidentiality no less restrictive than the Confidentiality Agreement, as amended pursuant to Section 8.6 hereof, and (y) participate in negotiations regarding such proposal.

(b) Neither the Board of Directors of HBO nor any committee thereof shall (i) except as expressly permitted by this Section 4.3, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to McKesson, the approval or recommendation by such Board of Directors or such committee of the Merger, or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) cause HBO to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "HBO Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the holders of HBO Common Stock the Board of Directors of HBO determines in good faith, after it has received an HBO Superior Proposal (as defined below) and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of HBO would breach its fiduciary duties to HBO's stockholders under applicable law, the Board of Directors of HBO may (subject to this and the following sentences) inform HBO stockholders that it no longer believes that the Merger or this Agreement is advisable and no longer recommends approval (an "HBO Subsequent Determination"), but only at a time that is after the fifth business day following McKesson's receipt of written notice advising McKesson that the Board of Directors of HBO has received an HBO Superior Proposal, specifying the material terms and conditions of such HBO Superior Proposal, identifying the person making such HBO Superior Proposal and stating that it intends to make an HBO Subsequent Determination.After providing such notice, HBO shall provide a reasonable opportunity to McKesson to make such adjustments in the terms and conditions of this Agreement and/or of the HBO Option Agreement as would enable HBO to proceed with its recommendation to stockholders without making an HBO Subsequent Determination; provided, however, that any such adjustments shall be at the discretion of the parties at such time. For purposes of this Agreement, an "HBO Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party enter into an Alternative

Transaction on terms which the Board of Directors of HBO determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to HBO's stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of HBO, after obtaining advice from a financial advisor of nationally recognized reputation, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement and/or the HBO Option Agreement that may be proposed by McKesson in response to such Alternative Transaction). Notwithstanding any other provision of this Agreement, HBO shall submit this Agreement to its stockholders whether or not the Board of Directors of HBO make an HBO Subsequent Determination.

(c) In addition to the obligations of HBO set forth in paragraphs (a) and (b) of this Section 4.3, HBO shall promptly advise McKesson orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal. HBO will keep McKesson reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis.

(d) Nothing contained in this Section 4.3 shall prohibit HBO from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of HBO, after receipt of advice from outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to HBO's stockholders under applicable law.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

SECTION 5.1 PREPARATION OF THE FORM S-4 AND THE JOINT PROXY STATEMENT;
             STOCKHOLDERS' MEETINGS.

(a) As soon as practicable following the date of this Agreement, McKesson and HBO shall prepare and file with the SEC the Joint Proxy Statement, and McKesson shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of McKesson and HBO shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. McKesson will use all commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to McKesson's stockholders, and HBO will use all commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to HBO's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. McKesson shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of McKesson Common Stock in the Merger and the conversion of Assumed Options, and HBO shall furnish all information concerning HBO and the holders of HBO Common Stock as may be reasonably requested in connection with any such action.No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by McKesson without HBO's prior consent (which shall not be unreasonably withheld) and without providing HBO the opportunity to review and comment thereon. McKesson will advise HBO promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the McKesson Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to McKesson or HBO, or any of their respective affiliates, officers or directors, should be discovered by McKesson or HBO which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of McKesson and HBO.

(b) McKesson shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the "McKesson Stockholders' Meeting") in accordance with the DGCL for the purpose of obtaining the McKesson Stockholder Approval and shall, subject to the provisions of Section 4.2(b) hereof, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

(c) HBO shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the "HBO Stockholders' Meeting") in accordance with the DGCL for the purpose of obtaining the HBO Stockholder Approval and shall, subject to the provisions of Section 4.3(b) hereof, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

(d) HBO and McKesson will use commercially reasonable efforts to hold the McKesson Stockholders' Meeting and the HBO Stockholders' Meeting on the same date and as soon as reasonably practicable after the date hereof.

(e) Each of McKesson's and HBO's obligations under this Section 5.1 shall at all times remain subject to the provisions of Sections 4.2(b) and 4.3(b), respectively, in the event that under the circumstances described therein, the Board of Directors of McKesson shall have made a McKesson Subsequent Determination or the Board of Directors of HBO shall have made an HBO Subsequent Determination, as the case may be.

SECTION 5.2 LETTERS OF MCKESSON'S ACCOUNTANTS.

(a) McKesson shall use commercially reasonable efforts to cause to be delivered to HBO two letters from McKesson's independent accountants, one dated as of the date the Form S-4 is declared effective and one dated as of the Closing Date, each addressed to HBO, in form and substance reasonably satisfactory to HBO and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(b) McKesson shall use commercially reasonable efforts to cause to be delivered to HBO and HBO's independent accountants a letter from McKesson's independent accountants addressed to HBO and McKesson, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

SECTION 5.3 LETTERS OF HBO'S ACCOUNTANTS.

(a) HBO shall use commercially reasonable efforts to cause to be delivered to McKesson two letters from HBO's independent accountants, one dated as of the date the Form S-4 is declared effective and one dated as of the Closing Date, each addressed to McKesson, in form and substance reasonably satisfactory to McKesson and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(b) HBO shall use commercially reasonable efforts to cause to be delivered to McKesson and McKesson's independent accountants a letter from HBO's independent accountants, addressed to McKesson and HBO, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

SECTION 5.4 ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the Confidentiality Agreement and subject to applicable law, each of McKesson and HBO shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not interfere with the business or operations of such party) and, during such period, each of McKesson and HBO shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.4 shall affect any representation or warranty given by the other party hereto. Each of McKesson and HBO will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreements. McKesson shall also cooperate with HBO and use its best efforts to obtain an estimate of withdrawal liability from each multi-employer plan with respect to which McKesson contributes as of the date hereof.

SECTION 5.5 COMMERCIALLY REASONABLE EFFORTS.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything to the contrary in this Agreement, neither HBO nor McKesson shall be required to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, or enter into any consent decree or other agreement that would restrict either HBO or McKesson in the conduct of its business as heretofore conducted.

(b) In connection with and without limiting the foregoing, McKesson and HBO shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Option Agreements, or any of the transactions contemplated hereby and thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to such agreements or transactions, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

SECTION 5.6 INDEMNIFICATION, EXCULPATION AND INSURANCE.

(a) McKesson agrees to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of this Agreement in favor of the current or former directors or officers of HBO and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of HBO. In addition, from and after the Effective Time, directors and officers of HBO who become directors or officers of McKesson will be entitled to the same indemnity rights and protections, and directors' and officers' liability insurance, as are afforded from time to time to other directors and officers of McKesson.

(b) In the event that McKesson or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of McKesson assume the obligations set forth in this
Section 5.6.

(c) McKesson shall use commercially reasonable efforts to provide to HBO's current directors and officers, for six years after the Effective Time, liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by HBO's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in no event shall McKesson be required to expend more than 150% of the current amount expended by HBO to maintain such coverage.

(d) The provisions of this Section 5.6 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.7 FEES AND EXPENSES.

(a) Except as set forth in this Section 5.7 and in Section 7.2, all fees and expenses incurred in connection with the Merger, this Agreement, the Option Agreements and the transactions contemplated by this Agreement and the Option Agreements shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of HBO and McKesson shall bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees). In addition, all transfer taxes incurred in connection with the Merger arising on or after the Effective Time shall be borne by McKesson.

SECTION 5.8 PUBLIC ANNOUNCEMENTS. HBO and McKesson will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, the Option Agreements, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.9 AFFILIATES.

(a) As soon as practicable after the date hereof, HBO shall deliver to McKesson a letter identifying all persons who may be deemed to be, at the time this Agreement is submitted for adoption by the stockholders of HBO, "affiliates" of HBO for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. HBO shall use commercially reasonable efforts to cause each person identified on such list to deliver to McKesson on or before the date immediately preceding the date of filing the Form S-4, written agreements substantially in the forms attached as Exhibit G and Exhibit H hereto, and in the event any other person becomes an affiliate of HBO thereafter to cause such person to deliver such an agreement to McKesson as soon as practicable but in any event at Closing. McKesson shall use commercially reasonable efforts to cause all persons who are "affiliates" of McKesson for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to deliver to HBO on or before the date immediately preceding the date of filing of the Form S-4, a written agreement substantially in the form attached as Exhibit H hereto, and in the event any other person becomes an affiliate of McKesson thereafter to cause such person to deliver such an agreement to HBO as soon as practicable but in any event at Closing.

(b) McKesson shall use commercially reasonable efforts to publish no later than 45 days after the end of the first full month after the Effective Time in which there are at least 30 days of post Merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

SECTION 5.10 NYSE AND PSE LISTINGS. McKesson shall use commercially reasonable efforts to cause the McKesson Common Stock issuable under Article II to be approved for listing on NYSE and PSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

SECTION 5.11 TAX TREATMENT. Each of HBO and McKesson shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Section 6.1(g). The parties will characterize the Merger as such a reorganization for purposes of all tax returns and other filings.

SECTION 5.12 POOLING OF INTERESTS. Each of McKesson and HBO shall use commercially reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC, and each of McKesson and HBO agrees that it shall take no action that would cause such accounting treatment not to be obtained.

SECTION 5.13 POST-MERGER OPERATIONS. Following the Effective Time, the principal corporate offices of McKesson HBOC, Inc. shall be San Francisco and the headquarters for HBO and its subsidiaries shall be Atlanta, until such time as the Board of Directors of McKesson otherwise determines.

SECTION 5.14 CONVEYANCE TAXES. HBO and McKesson shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

SECTION 5.15 EMPLOYEE BENEFITS. Each of HBO and McKesson agrees to provide immediately following the Effective Time employee benefits and compensation arrangements for all their respective employees, at a level no less favorable in the aggregate than those provided for such employees immediately prior to the Effective Time, subject to later amendment or other alteration as may be directed by the Board of Directors of McKesson subsequent to the Effective Time.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) STOCKHOLDER APPROVALS. Each of the McKesson Stockholder Approval and the HBO Stockholder Approval shall have been obtained.

(b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) GOVERNMENTAL, REGULATORY AND OTHER APPROVALS. (i) Other than the filing of the Certificate of Merger provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(b)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of McKesson, HBO or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby (together with the matters contemplated by Section 6.1(b), the "Requisite Regulatory Approvals") shall have been obtained and (ii) except as would not have a material adverse effect on any of McKesson, HBO or the Surviving Corporation, the consents and approvals set forth on Section 3.1(d) of the McKesson Disclosure Schedule and Section 3.2(d) of the HBO Disclosure Schedule shall have been obtained or shall no longer be required.

(d) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger, or (ii) which otherwise is reasonably likely to have a material adverse effect on McKesson or HBO, as applicable; provided, however, that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

(e) FORM S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of McKesson and HBO to their respective stockholders and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

(f) NYSE AND PSE LISTINGS. The shares of McKesson Common Stock issuable to HBO's stockholders as contemplated by Article II shall have been approved for listing on NYSE and PSE, subject to official notice of issuance.

(g) TAX OPINIONS. HBO shall have received from Jones, Day, Reavis & Pogue, counsel to HBO, and McKesson shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to McKesson, an opinion, dated as of the date that the Registration Statement is declared effective, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn or materially modified as of the Closing

Date. In rendering such opinions, each of counsel for HBO and McKesson shall be entitled to receive and rely upon representations of fact contained in certificates of officers of HBO and McKesson, which representations shall be in form and substance satisfactory to such counsel.

(h) POOLING LETTERS. HBO and McKesson shall have received letters from each of McKesson's independent accountants and HBO's independent accountants, dated as of the Closing Date, in each case addressed to HBO and McKesson, stating that the Merger qualifies for accounting as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

SECTION 6.2 CONDITIONS TO OBLIGATIONS OF HBO. The obligation of HBO to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of McKesson set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on McKesson.

(b) PERFORMANCE OF OBLIGATIONS OF MCKESSON. McKesson shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) NO MATERIAL ADVERSE CHANGE. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to McKesson.

(d) MCKESSON RIGHTS AGREEMENT. The McKesson Rights issued pursuant to the McKesson Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

SECTION 6.3 CONDITIONS TO OBLIGATIONS OF MCKESSON. The obligation of McKesson to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of HBO set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on HBO.

(b) PERFORMANCE OF OBLIGATIONS OF HBO. HBO shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) NO MATERIAL ADVERSE CHANGE. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to HBO.

(d) HBO RIGHTS AGREEMENT. The HBO Rights issued pursuant to the HBO Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of 7.1(e) or 7.1(f)) whether before or after the McKesson Stockholder Approval or the HBO Stockholder Approval:

(a) by mutual written consent of HBO and McKesson, if the Board of Directors of each so determines by a vote of a majority of its entire Board;

(b) by either the Board of Directors of HBO or the Board of Directors of
McKesson:

(i) if the Merger shall not have been consummated by March 31, 1999, unless such termination right has been expressly restricted in writing by the Board of Directors of HBO or McKesson, as the case may be; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

(ii) if the McKesson Stockholder Approval shall not have been obtained at a McKesson Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii) if the HBO Stockholder Approval shall not have been obtained at an HBO Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof;

(iv) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this
Section 7.1(b)(iv) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be;

(c) by the Board of Directors of HBO (provided that HBO is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if McKesson shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by McKesson or is not cured within 30 days of written notice thereof;

(d) by the Board of Directors of McKesson (provided that McKesson is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if HBO shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by HBO or is not cured within 30 days of written notice thereof;

(e) by the Board of Directors of HBO, at any time prior to the McKesson Stockholders' Meeting, if the McKesson Board of Directors shall have (A) failed to include in the Joint Proxy Statement to the McKesson Stockholders, its recommendation without modification or qualification that such stockholders approve this Agreement and the transactions contemplated hereby, or (B) subsequently withdrawn such recommendation or (C) modified or qualified such recommendation in a manner adverse to the interests of HBO;

(f) by the Board of Directors of McKesson, at any time prior to the HBO Stockholders' Meeting, if the HBO Board of Directors shall have (A) failed to include in the Joint Proxy Statement to the HBO Stockholders, its recommendation without modification or qualification that such stockholders approve this Agreement and the transaction contemplated hereby, or (B) subsequently withdrawn such recommendation or (C) modified or qualified such recommendation in a manner adverse to the interests of McKesson;

(g) by HBO if the Board of Directors of McKesson shall have failed to take any of the actions contemplated by Section 5.1 as a result of the exercise of its rights under Section 5.1(e); or

(h) by McKesson if the Board of Directors of HBO shall have failed to take any of the actions contemplated by Section 5.1 as a result of the exercise of its rights under Section 5.1(e).

SECTION 7.2 EFFECT OF TERMINATION.

(a) In the event of termination of this Agreement as provided in Section 7.1 hereof, and subject to the provisions of Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in this Section 7.2 and in Sections 5.4, 5.7, 3.1(o) and 3.2(o) hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

(b) If this Agreement is terminated (i) by HBO pursuant to Section 7.1(e) hereof, (ii) by HBO or McKesson pursuant to Section 7.1(b)(ii) hereof because of the failure to obtain the required approval from the McKesson stockholders and at the time of such termination or prior to the meeting of McKesson's stockholders there shall have been an offer or proposal for, an announcement of any intention with respect to (including, without limitation, the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in), or any agreement with respect to, a transaction that would constitute an Alternative Transaction (as defined in Section 4.2(a) hereof, except that for purposes of clause (i) of such definition, the applicable percentage shall be fifty percent (50%)) involving McKesson or any of the McKesson Subsidiaries (whether or not such offer, proposal, announcement or agreement shall have been rejected or shall have been withdrawn prior to the time of such termination or of the meeting), (iii) by HBO as a result of McKesson's material breach of Section 4.2 or 5.1 hereof which, in the case of Section 5.1 only, is not cured within 30 days after notice thereof to McKesson, or (iv) by HBO pursuant to

Section 7.1(g) hereof, McKesson shall pay to HBO a termination fee of Two Hundred Million Dollars ($200,000,000.00) (the "McKesson Termination Fee").

(c) If this Agreement is terminated (i) by McKesson pursuant to Sections 7.1(f) hereof, (ii) by HBO or McKesson pursuant to Section 7.1(b)(iii) hereof because of the failure to obtain the required approval from the HBO stockholders and at the time of such termination or prior to the meeting of HBO's stockholders there shall have been an offer or proposal for, an announcement of any intention with respect to (including, without limitation, the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in), any agreement with respect to, a transaction that would constitute an Alternative Transaction (as defined in Section 4.2(a) hereof, except that for purposes of clause (i) of such definition, the applicable percentage shall be fifty percent (50%) involving HBO or any of the HBO Subsidiaries (whether or not such offer, proposal, announcement or agreement shall have been rejected or shall have been withdrawn prior to the time of such termination or of the meeting), (iii) by McKesson as a result of HBO's material breach of Section 4.3 or 5.1 hereof which, in the case of Section 5.1 only, is not cured within 30 days after notice thereof to HBO or (iv) by McKesson pursuant to Section 7.1(h) hereof, HBO shall pay to McKesson a termination fee of Two Hundred Million Dollars ($200,000,000.00) (the "HBO Termination Fee").

(d) Each Termination Fee payable under Sections 7.2(b) and (c) above shall be payable in cash, payable no later than one business day following the delivery of notice of termination to the other party.

(e) HBO and McKesson agree that the agreements contained in Sections 7.2(b) and
(c) above are an integral part of the transaction contemplated by this Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fee due under such Sections 7.2(b) and
(c), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

SECTION 7.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties at any time before or after the McKesson Stockholder Approval or the HBO Stockholder Approval; provided, however, that after any such approval, there may not be, without further approval of such the stockholders of McKesson (in the case of the McKesson Stockholders Approval) and the stockholders of HBO (in the case of the HBO Stockholders Approval), any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of McKesson Common Stock hereunder, or which by law otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties' respective Boards of Directors or a duly designated committee thereof.

SECTION 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, a party may, subject to the proviso of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

SECTION 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to HBO, to: HBO & Company
                             301 Perimeter Center North
                             Atlanta, Georgia 30346
                             Telecopy No.: 770/393-6020
                             Attention: Charles W. McCall

      with a copy to: Jones, Day, Reavis & Pogue
                             3500 SunTrust Plaza
                             303 Peachtree Street, N.E.
                             Atlanta, Georgia 30308-3242
                             Telecopy No.: (404) 581-8330
                             Attention: John E. Zamer, Esq.

  (b) if to McKesson, to: McKesson Corporation
                             One Post Street
                             San Francisco, California 94104
                             Telecopy No.: 415/983-8826
                             Attention: Mark A. Pulido

      with a copy to: Skadden, Arps, Slate, Meagher & Flom LLP
                             919 Third Avenue
                             New York, New York 10022
                             Telecopy No.: 212/735-3691
                             Attention: Peter A. Atkins, Esq.

SECTION 8.3 DEFINITIONS. For purposes of this Agreement:

(a) except for purposes of Section 5.10, an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) "material adverse change" or "material adverse effect" means, when used in connection with McKesson or HBO, any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, it being understood that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a material adverse effect: (i) a change in the market price or trading volume of HBO or McKesson Common Stock, as the case may be or (ii) conditions affecting the U.S. economy as a whole;

(c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

(e) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers or senior management of such person's operating divisions and segments.

SECTION 8.4 INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

SECTION 8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein), the Option Agreements, the Support Agreement and the Confidentiality Agreement (as amended below) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of
Section 5.7, are not intended to confer upon any person other than the parties any rights or remedies. The Confidentiality Agreement is hereby amended to delete therefrom Section 11.

SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.9 CONSENT TO JURISDICTION. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

SECTION 8.10 HEADINGS, ETC. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.11 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, HBO, McKesson and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          HBO & COMPANY

                                                 /s/ Jay P. Gilbertson
                                          By: _________________________________

                                                     Jay P. Gilbertson,
                                               President, Co-Chief Operating
                                                        Officer and
                                                  Chief Financial Officer

                                          McKESSON CORPORATION

                                                   /s/ Mark A. Pulido
                                          By: _________________________________

                                                      Mark A. Pulido,
                                               President and Chief Executive
                                                          Officer

                                          McKESSON MERGER SUB, INC.

                                                 /s/ Richard H. Hawkins
                                          By: _________________________________

                                                    Richard H. Hawkins,
                                                         President

                              AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT dated as of November 9, 1998, among MCKESSON CORPORATION, a Delaware corporation ("McKesson"), HBO & COMPANY, a Delaware corporation ("HBO"), and MCKESSON MERGER SUB, INC. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of McKesson.

                              W I T N E S S E T H:

WHEREAS, McKesson, HBO and Merger Sub have entered into that certain Agreement and Plan of Merger dated as of October 17, 1998 (the "Merger Agreement"); and

WHEREAS, the parties hereto desire to amend the Merger Agreement and provide for certain other matters as set forth herein;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties agree as follows:

  1. The last sentence of Section 5.7(a) of the Merger Agreement is hereby deleted and replaced with a sentence to read as follows:

    "In addition, in the event that any state or local transfer taxes ("Transfer Taxes") are imposed on the stockholders of HBO, McKesson or any subsidiary thereof as a result of the Merger, HBO, McKesson or such subsidiary will pay the Transfer Taxes on behalf of its stockholders directly to the applicable state or local taxing authority; provided further, that HBO shall cause any Transfer Taxes heretofore or hereinafter imposed on the former stockholders of Access Health, Inc. who become stockholders of HBO as a result of its merger with a subsidiary of HBO to be paid by Access Health, Inc. on behalf of such stockholders directly to the applicable state or local taxing authority."

  2. Except as expressly provided in this Amendment Agreement, all of the terms and conditions of the Merger Agreement shall remain in full force and effect and not be altered or amended hereby.

  3. McKesson and Merger Sub hereby acknowledge and agree that HBO hereby amends and replaces Section 3.2(o) of the HBO Disclosure Schedule (as such term is defined in the Merger Agreement) as set forth in Exhibit A attached hereto.

  4. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  5. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

  IN WITNESS WHEREOF, HBO, McKesson and Merger Sub have caused this Amendment Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          HBO & COMPANY

                                                 /s/ Jay P. Gilbertson
                                          By: _________________________________

                                                     Jay P. Gilbertson,
                                               President, Co-Chief Operating
                                                        Officer and
                                                  Chief Financial Officer

                                          McKESSON CORPORATION

                                                  /s/ Nancy A. Miller
                                          By: _________________________________

                                                      Nancy A. Miller,
                                                Vice President and Secretary

                                          McKESSON MERGER SUB, INC.

                                                  /s/ Nancy A. Miller
                                          By: _________________________________

                                                      Nancy A. Miller
                                                Vice President and Secretary

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

                         (MCKESSON CORPORATION SHARES)

                                                                        ANNEX B

                            STOCK OPTION AGREEMENT

                         (MCKESSON CORPORATION SHARES)

THIS STOCK OPTION AGREEMENT (this "AGREEMENT"), dated October 17, 1998, between McKesson Corporation, a Delaware corporation ("Issuer"), and HBO & Company, a Delaware corporation ("Grantee"),

                                  WITNESSETH:

WHEREAS, Grantee, Issuer, and McKesson Merger Sub, Inc., a wholly-owned subsidiary of Issuer, have entered into an Agreement and Plan of Merger, dated as of October 17, 1998 (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into Grantee, such that Grantee will become a wholly-owned subsidiary of Issuer, and stockholders of Grantee will become stockholders of Issuer (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1. GRANT OF OPTION. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, Nineteen Million Seven Hundred Fifty Nine Thousand Seven Hundred Seventeen (19,759,717) shares of fully paid and nonassessable common stock of the Issuer, par value $.01 per share ("Common Stock"), equal to 19.9% of the shares of Common Stock outstanding as of the date hereof, together with any associated purchase rights (the "Rights") under the Rights Agreement, dated as of October 21, 1994, as amended from time to time, between Issuer and First Chicago Trust Company (references to shares purchasable upon exercise of the Option shall be deemed to include the associated Rights), at a purchase price of $88.6875 per share of Common Stock as adjusted in accordance with the provisions of Section 5 of this Agreement (such price, as adjusted if applicable, the "Option Price").

2.(a) EXERCISE OF OPTION. Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined), provided that Grantee shall have sent the written notice of such exercise (as provided in subsection (e) of this Section
2) on or prior to the last date of the 12-month period following such Triggering Event (the "Option Expiration Date").

(b) OPTION TERMINATION EVENT. The term "Option Termination Event" shall mean any of the following events: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement by either party pursuant to Section 7.1(b)(iv) of the Merger Agreement, whether or not such termination occurs prior to the occurrence of a Triggering Event, provided that the matter giving rise to the order, decree, ruling or other action providing the basis for termination under Section 7.1(b)(iv) shall not have been initiated by Issuer; or (iii) termination of the Merger Agreement by either party pursuant to any other provision of the Merger Agreement if such termination occurs prior to the occurrence of a Triggering Event; or (iv) 12 months after the first occurrence of a Triggering Event.

(c) TRIGGERING EVENT. The term "Triggering Event" shall mean any event that would entitle either party to terminate the Merger Agreement and permit Grantee to receive any fee from Issuer pursuant to Section 7.2 of the Merger Agreement.

(d) NOTICE OF TRIGGERING EVENT. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

(e) NOTICE OF EXERCISE; CLOSING. In the event Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated, in the reasonable opinion of Grantee, by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if, in the reasonable opinion of Grantee, prior notification to or approval of any regulatory agency is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Closing Date relating thereto. Notwithstanding this subsection (e), in no event shall any Closing Date be more than 12 months after the related Notice Date, and if the Closing Date shall not have occurred within 12 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have been rescinded. In the event (x) Grantee receives official notice that an approval of any regulatory authority required for the purchase of Option Shares (as hereinafter defined) will not be issued or granted, (y) a Closing Date shall not have occurred within 12 months after the related Notice Date due to the failure to obtain any such required approval or (z) Grantee shall have the right pursuant to the last sentence of subsection (d) of Section 7 or subsection (f) of
Section 7 to exercise the Option, Grantee shall nevertheless be entitled to exercise its right as set forth in Section 7.

(f) PURCHASE PRICE. At the Closing referred to in subsection (e) of this
Section 2, Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

(g) ISSUANCE OF COMMON STOCK. At such Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock purchased by the Grantee and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder, and the Grantee shall deliver to Issuer this Agreement and a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

(h) LEGEND. Certificates for Common Stock delivered at a Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

"THE TRANSFER AND VOTING OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND ISSUER AND TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) and both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

(i) RECORD HOLDER; EXPENSES. Upon the Closing, Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Grantee or the Issuer shall have failed or refused to designate the bank account described in subsection (f) of this Section 2. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee.

3. RESERVATION OF SHARES. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock (and other securities issuable pursuant to Section 5) so that the Option may be exercised without additional authorization of Common Stock (or such other securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock (or such other securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation complying with all premerger notification, reporting and waiting periods in 15 U.S.C. Section 18a the rules and regulations thereunder) in order to permit Grantee to exercise the Option and the Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

4. LOST OPTIONS. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

5. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

(a) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date hereof (other than by reason of subsection (b) of this Section 5), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance of additional shares, such number of shares then remaining subject to the Option, together with shares theretofore issued pursuant to the Option, equals 19.9% of the number of such shares of Common Stock then issued and outstanding.

(b) In the event of any change in Common Stock by reason of stock dividends, other dividends on the Common Stock payable in securities or other property (other than regular cash dividends), stock splits, merger, recapitalization, combinations, subdivisions, conversions, exchanges of shares or other similar transactions, then the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

(c) Whenever the number of shares of outstanding Common Stock changes after the date hereof, the Option Price shall be adjusted by multiplying the Option Price by a fraction the numerator of which shall be equal to the aggregate number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Common Stock purchasable immediately after the adjustment.

6. REGISTRATION RIGHTS.

(a) In the event that the Grantee shall desire to sell any of the shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") within two years after the purchase of such Option Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to Issuer and its counsel, registration of such Option Shares under the Securities Act, Issuer will cooperate with the Grantee and any underwriters in registering such Option Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that Issuer shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 180 days if the offering would, in the judgment of the Board of Directors of Issuer, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Issuer or any other material transaction involving the Issuer.

(b) If the Common Stock is registered pursuant to the provisions of this
Section 6, the Issuer agrees (i) to furnish copies of the registration statement and the prospectus relating to the Option Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep effective for at least 90 days a prospectus covering the Option Shares meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. Issuer shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Issuer, except that the Grantee shall pay the fees and disbursements of its counsel, the underwriting fees and selling commissions applicable to the Option Shares sold by the Grantee. Issuer shall indemnify and hold harmless Grantee, its affiliates and its officers, directors and controlling persons from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any alleged untrue statement contained or incorporated by reference in, and alleged omission to state a material fact required to be contained in, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any such untrue statement or omission made in reliance upon and in conformity with written information furnished to Issuer by the Grantee, its affiliates and its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. Issuer shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any such statements contained or incorporated by reference in, and alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to Issuer by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph.

7. REPURCHASE OF OPTION AND OPTION SHARES. (a) Within ten business days following the occurrence of a Repurchase Event (as defined below), Issuer shall
(i) deliver an offer (a "Repurchase Offer") to repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which
(A) the Alternative Transaction Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (ii) deliver an offer (also, a "Repurchase Offer") to repurchase the Option Shares from Grantee at a price (the "Option Share Repurchase Price") equal to the Alternative Transaction Price multiplied by the number of Option Shares then held by Grantee. The term "Alternative Transaction Price" shall mean, as of any date for the determination thereof, the price per share of Common Stock paid pursuant to the Alternative Transaction or, in the event of sale of assets of Issuer, the last per share sale price of Common Stock on the fourth trading day following the announcement of such sale. If the consideration paid or received in the Alternative Transaction shall be other than in cash, the value of such consideration shall be determined by a nationally recognized investment banking firm selected by Grantee, which determination shall be conclusive for all purposes of this Agreement.

(b) Upon the occurrence of a Repurchase Event and whether or not Issuer shall have made a Repurchase Offer under Section 7(a) at the request (the date of such request being the "Option Repurchase Request Date") of Grantee delivered prior to the Option Expiration Date, Issuer shall repurchase the Option from Grantee at the Option Repurchase Price and (ii) at the request (the date of such request being the "Option Share Repurchase Request Date") of Grantee delivered prior to the Option Expiration Date, Issuer shall repurchase such number of the Option Shares from Grantee as Grantee shall designate at the Option Share Repurchase Price.

(c) Grantee may accept Issuer's Repurchase Offer under Section 7(a) or may exercise its right to require Issuer to repurchase the Option and/or any Option Shares pursuant to Section 7(b) by a written notice or notices stating that Grantee elects to accept such offer or to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days, after the last to occur of (i) the surrender to it of this Agreement and/or Certificates for Option Shares, as applicable, (ii) receipt of a notice of election under this Section 7(c) or (iii) the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price and/or the Option Share Repurchase Price and/or the portion thereof that Issuer is not then prohibited from so delivering under applicable Law.

(d) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section
7. Nonetheless, to the extent that Issuer is prohibited under applicable law, from repurchasing the Option and/or any Option Shares in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after receipt of a notice of election to repurchase pursuant to Section 7(c) is prohibited under applicable Law, from delivering to Grantee, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee, may revoke its notice of election for repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering after taking into account any such revocation and
(ii) deliver to Grantee, as appropriate, either (a) a new agreement evidencing the right of Grantee to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option repurchased or (b) a certificate for the number of Option Shares covered by the revocation. If an Option Termination Event shall have occurred prior to the date a notice described in the first sentence of this subsection (d) is filed by Issuer, or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Grantee shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

(e) The term "Repurchase Event" shall mean a Triggering Event followed by the consummation of any transaction included in the definition of Alternative Transaction (as so defined in Section 7.2(b) of the Merger Agreement).

(f) Notwithstanding anything to the contrary in Sections 2(a) and 2(e), if the Grantee delivers a notice under Section 7(b) specifying that (i) such notice relates to an anticipated Repurchase Event under Section 7(e), and is based on the Issuer's public announcement of the execution of an agreement providing for an Alternative Transaction, such notice shall be deemed to constitute an election to exercise the Option, as to the number of Option Shares not theretofore purchased pursuant to one or more prior exercises of the Option, on the fifth business day following the public announcement of the consummation of the transaction contemplated by such agreement, in which event a Closing shall occur with respect to such unpurchased Option Shares in accordance with Section 2(e) on such fifth business day (or such later date as determined pursuant to the proviso in the first sentence of Section 2(e)).

8. REPRESENTATIONS AND WARRANTIES OF THE ISSUER. Issuer hereby represents and warrants to Grantee as follows:

(a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

(b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

(c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provisions of the charter or by-laws of Issuer or any Issuer subsidiary or subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any Issuer subsidiary or their respective properties or assets which violation would have, individually or in the aggregate, a material adverse effect (as defined in the Merger Agreement).

(d) The Issuer has taken, and will in the future take, all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable state takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

9. ASSIGNMENT OF OPTION BY GRANTEE. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

10. LIMITATION OF GRANTEE PROFIT. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $220,000,000.00 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee (valued, for the purposes of this Section 10(a) at the average closing sales price per share of Common Stock (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) as reported by The New York Stock Exchange for the twenty consecutive trading days preceding the day on which the Grantee's Total Profit exceeds $220,000,000.00), (iii) pay cash to the Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $220,000,000.00 after taking into account the foregoing actions.

(b) As used herein, the term "Total Profit" shall mean the amount (before taxes) of the following: (a) the aggregate amount of (i) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party or to Issuer pursuant to this Agreement, less (y) the Grantee's purchase price of such Option Shares, (ii) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, if permitted hereunder or to Issuer pursuant to this Agreement, and (iii) the amount received by Grantee pursuant to Section 7.2 of the Merger Agreement; minus (b) the amount of cash theretofore paid to the Issuer pursuant to this Section 10 plus the value of the Option Shares theretofore delivered to the Issuer for cancellation pursuant to this Section 10.

(c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive nor relieve Issuer's obligation to pay a fee pursuant to Section 7.2 of the Merger Agreement; provided that if Total Profit received by Grantee would exceed $220,000,000.00 following the receipt of such fee, Grantee shall be obligated to comply with the terms of Section 10(a) within 5 days of the later of (i) the date of receipt of such fee and (ii) the date of receipt of the net cash by Grantee pursuant to the sale of Option Shares (or, any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party or to Issuer pursuant to this Agreement.

(d) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares that would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than $220,000,000.00. "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the Notice Date assuming that the Option was exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option Shares held by the Grantee and its affiliates as of such date, were sold for cash at the closing sales price for Common Stock as of the close of business on the preceding trading day.

11. FIRST REFUSAL. At any time after the first occurrence of a Triggering Event and prior to the later of (a) the expiration of 18 months immediately following the first purchase of shares of Common Stock pursuant to the Option and (b) the Option Termination Date, if Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option or the shares of Common Stock or other securities acquired by it pursuant to the Option, it shall give Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase the Option or such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Grantee to Issuer, which may be accepted within 20 business days of the receipt by Issuer of such Offeror's Notice, on the same terms and conditions and at the same price at which Grantee is proposing to transfer the Option or such shares or other securities to such transferee. The purchase of the Option or any such shares or other securities by Issuer shall be settled within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Grantee in immediately available funds; provided that, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Issuer shall promptly file the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (a) the required notification period has expired or been terminated or (b) such approval has been obtained and, in either event, any requisite waiting period shall have passed. In the event of the failure or refusal of Issuer to purchase all of the Option or all of the shares or other securities covered by an Offeror's Notice or if any regulatory authority disapproves Issuer's proposed purchase of any portion of the Option or such shares or other securities, Grantee may, within 60 days from the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval or waiting periods), sell all, but not less than all, of such portion of the Option or such shares or other securities to, the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 11 shall not apply to (w) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of Issuer, (x) any disposition of Common Stock or other securities by a person to whom Grantee has assigned its rights under the Option with the consent of Issuer, (y) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably assure that no purchaser will acquire securities representing more than 2% of the outstanding voting power of Issuer or (z) any transfer to a wholly owned subsidiary of Grantee which agrees in writing to be bound by the terms hereof.

12. VOTING. For a period of 18 months from the date of exercise of the Option, so long as Grantee beneficially owns any Option Shares, Grantee agrees to (a) be present, in person or represented by proxy, at all stockholder meetings of Issuer, so that all Option Shares beneficially owned by Grantee may be counted for the purpose of determining the presence of a quorum at such meetings, and
(b) vote or cause to be voted all Option Shares beneficially owned by it, with respect to all matters submitted to shareholders for a vote, in the same proportion as shares of Common Stock are voted by shareholders unaffiliated with Grantee.

13. APPLICATION FOR REGULATORY APPROVAL. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on The New York Stock Exchange upon official notice of issuance.

14. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

15. SEPARABILITY OF PROVISIONS. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

16. NOTICES. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by overnight courier or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

19. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

20. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

21. FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          McKESSON CORPORATION

                                                   /s/ Mark A. Pulido
                                          By: _________________________________

                                                      Mark A. Pulido,
                                               President and Chief Executive
                                                          Officer

                                          HBO & COMPANY

                                                 /s/ Jay P. Gilbertson
                                          By: _________________________________

                                                     Jay P. Gilbertson,
                                               President, Co-Chief Operating
                                                        Officer and
                                                  Chief Financial Officer

                                                                         ANNEX C

                             STOCK OPTION AGREEMENT

                             (HBO & COMPANY SHARES)

                                                                        ANNEX C

                            STOCK OPTION AGREEMENT

                            (HBO & COMPANY SHARES)

THIS STOCK OPTION AGREEMENT (this "AGREEMENT"), dated October 17, 1998, between McKESSON CORPORATION, a Delaware corporation ("Grantee"), and HBO & COMPANY, a Delaware corporation ("Issuer"),

                                  WITNESSETH:

WHEREAS, Grantee, Issuer, and McKesson Merger Sub, Inc., a wholly-owned subsidiary of Grantee, have entered into an Agreement and Plan of Merger, dated as of October 17, 1998 (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into Issuer, such that Issuer will become a wholly-owned subsidiary of Grantee, and stockholders of Issuer will become stockholders of Grantee (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1. GRANT OF OPTION. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, Eighty-Five Million Eight Hundred Sixty-Five Thousand Five Hundred Seventeen (85,865,517) shares of fully paid and nonassessable common stock of the Issuer, par value $.05 per share ("Common Stock"), equal to 19.9% of the shares of Common Stock outstanding as of the date hereof, together with any associated purchase rights (the "Rights") under the Rights Agreement, dated as of February 12, 1991, as amended from time to time, between Issuer and The Citizens and Southern Trust Company (Georgia), N.A. (references to shares purchasable upon exercise of the Option shall be deemed to include the associated Rights), at a purchase price of $32.81 per share of Common Stock as adjusted in accordance with the provisions of Section 5 of this Agreement (such price, as adjusted if applicable, the "Option Price").

2.(a) EXERCISE OF OPTION. Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined), provided that Grantee shall have sent the written notice of such exercise (as provided in subsection (e) of this Section
2) on or prior to the last date of the 12-month period following such Triggering Event (the "Option Expiration Date").

(b) OPTION TERMINATION EVENT. The term "Option Termination Event" shall mean any of the following events: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement by either party pursuant to Section 7.1(b)(iv) of the Merger Agreement, whether or not such termination occurs prior to the occurrence of a Triggering Event, provided that the matter giving rise to the order, decree, ruling or other action providing the basis for termination under Section 7.1(b)(iv) shall not have been initiated by Issuer; or (iii) termination of the Merger Agreement by either party pursuant to any other provision of the Merger Agreement if such termination occurs prior to the occurrence of a Triggering Event; or (iv) 12 months after the first occurrence of a Triggering Event.

(c) TRIGGERING EVENT. The term "Triggering Event" shall mean any event that would entitle either party to terminate the Merger Agreement and permit Grantee to receive any fee from Issuer pursuant to Section 7.2 of the Merger Agreement.

(d) NOTICE OF TRIGGERING EVENT. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

(e) NOTICE OF EXERCISE; CLOSING. In the event Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated, in the reasonable opinion of Grantee, by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if, in the reasonable opinion of Grantee, prior notification to or approval of any regulatory agency is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Closing Date relating thereto. Notwithstanding this subsection (e), in no event shall any Closing Date be more than 12 months after the related Notice Date, and if the Closing Date shall not have occurred within 12 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have been rescinded. In the event (x) Grantee receives official notice that an approval of any regulatory authority required for the purchase of Option Shares (as hereinafter defined) will not be issued or granted, (y) a Closing Date shall not have occurred within 12 months after the related Notice Date due to the failure to obtain any such required approval or (z) Grantee shall have the right pursuant to the last sentence of subsection (d) of Section 7 or subsection (f) of
Section 7 to exercise the Option, Grantee shall nevertheless be entitled to exercise its right as set forth in Section 7.

(f) PURCHASE PRICE. At the Closing referred to in subsection (e) of this
Section 2, Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

(g) ISSUANCE OF COMMON STOCK. At such Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to

Grantee a certificate or certificates representing the number of shares of Common Stock purchased by the Grantee and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder, and the Grantee shall deliver to Issuer this Agreement and a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

(h) LEGEND. Certificates for Common Stock delivered at a Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

"THE TRANSFER AND VOTING OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND ISSUER AND TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) and both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

(i) RECORD HOLDER; EXPENSES. Upon the Closing, Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Grantee or the Issuer shall have failed or refused to designate the bank account described in subsection (f) of this Section 2. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee.

3. RESERVATION OF SHARES. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock (and other securities issuable pursuant to Section 5) so that the Option may be exercised without additional authorization of Common Stock (or such other securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock (or such other securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation complying with all pre-merger notification, reporting and waiting periods in 15 U.S.C. Section 18a the rules and regulations thereunder) in order to permit Grantee to exercise the Option and the Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

4. LOST OPTIONS. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

5. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

(a) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date hereof (other than by reason of subsection (b) of this Section 5), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance of additional shares, such number of shares then remaining subject to the Option, together with shares theretofore issued pursuant to the Option, equals 19.9% of the number of such shares of Common Stock then issued and outstanding.

(b) In the event of any change in Common Stock by reason of stock dividends, other dividends on the Common Stock payable in securities or other property (other than regular cash dividends), stock splits, merger, recapitalization, combinations, subdivisions, conversions, exchanges of shares or other similar transactions, then the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

(c) Whenever the number of shares of outstanding Common Stock changes after the date hereof, the Option Price shall be adjusted by multiplying the Option Price by a fraction the numerator of which shall be equal to the aggregate number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Common Stock purchasable immediately after the adjustment.

6. REGISTRATION RIGHTS.

(a) In the event that the Grantee shall desire to sell any of the shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") within two years after the purchase of such Option Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to Issuer and its counsel, registration of such Option Shares under the Securities Act, Issuer will cooperate with the Grantee and any underwriters in registering such Option Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that Issuer shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 180 days if the offering would, in the judgment of the Board of Directors of Issuer, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Issuer or any other material transaction involving the Issuer.

(b) If the Common Stock is registered pursuant to the provisions of this
Section 6, the Issuer agrees (i) to furnish copies of the registration statement and the prospectus relating to the Option Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep effective for at least 90 days a prospectus covering the Option Shares meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. Issuer shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Issuer, except that the Grantee shall pay the fees and disbursements of its counsel, the underwriting fees and selling commissions applicable to the Option Shares sold by the Grantee. Issuer shall indemnify and hold harmless Grantee, its affiliates and its officers, directors and controlling persons from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any alleged untrue statement contained or incorporated by reference in, and alleged omission to state a material fact required to be contained in, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any such untrue statement or omission made in reliance upon and in conformity with written information furnished to Issuer by the Grantee, its affiliates and its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. Issuer shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any such statements contained or incorporated by reference in, and alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to Issuer by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph.

7. REPURCHASE OF OPTION AND OPTION SHARES. (a) Within ten business days following the occurrence of a Repurchase Event (as defined below), Issuer shall
(I) deliver an offer (a "Repurchase Offer") to repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which
(A) the Alternative Transaction Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (ii) deliver an offer (also, a "Repurchase Offer") to repurchase the Option Shares from Grantee at a price (the "Option Share Repurchase Price") equal to the Alternative Transaction Price multiplied by the number of Option Shares then held by Grantee. The term "Alternative Transaction Price" shall mean, as of any date for the determination thereof, the price per share of Common Stock paid pursuant to the Alternative Transaction or, in the event of sale of assets of Issuer, the last per share sale price of Common Stock on the fourth trading day following the announcement of such sale. If the consideration paid or received in the Alternative Transaction shall be other than in cash, the value of such consideration shall be determined by a nationally recognized investment banking firm selected by Grantee, which determination shall be conclusive for all purposes of this Agreement.

(b) Upon the occurrence of a Repurchase Event and whether or not Issuer shall have made a Repurchase Offer under Section 7(a) at the request (the date of such request being the "Option Repurchase Request Date") of Grantee delivered prior to the Option Expiration Date, Issuer shall repurchase the Option from Grantee at the Option Repurchase Price and (ii) at the request (the date of such request being the "Option Share Repurchase Request Date") of Grantee delivered prior to the Option Expiration Date, Issuer shall repurchase such number of the Option Shares from Grantee as Grantee shall designate at the Option Share Repurchase Price.

(c) Grantee may accept Issuer's Repurchase Offer under Section 7(a) or may exercise its right to require Issuer to repurchase the Option and/or any Option Shares pursuant to Section 7(b) by a written notice or notices stating that Grantee elects to accept such offer or to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days, after the last to occur of (i) the surrender to it of this Agreement and/or Certificates for Option Shares, as applicable, (ii) receipt of a notice of election under this Section 7(c) or (iii) the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price and/or the Option Share Repurchase Price and/or the portion thereof that Issuer is not then prohibited from so delivering under applicable Law.

(d) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section
7. Nonetheless, to the extent that Issuer is prohibited under applicable law, from repurchasing the Option and/or any Option Shares in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after receipt of a notice of election to repurchase pursuant to Section 7(c) is prohibited under applicable Law, from delivering to Grantee, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee, may revoke its notice of election for repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering after taking into account any such revocation and
(ii) deliver to Grantee, as appropriate, either (a) a new agreement evidencing the right of Grantee to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option repurchased or (b) a certificate for the number of Option Shares covered by the revocation. If an Option Termination Event shall have occurred prior to the date a notice described in the first sentence of this subsection (d) is filed by Issuer, or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Grantee shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

(e) The term "Repurchase Event" shall mean a Triggering Event followed by the consummation of any transaction included in the definition of Alternative Transaction (as so defined in Section 7.2(b) of the Merger Agreement).

(f) Notwithstanding anything to the contrary in Sections 2(a) and 2(e), if the Grantee delivers a notice under Section 7(b) specifying that (i) such notice relates to an anticipated Repurchase Event under Section 7(e), and is based on the Issuer's public announcement of the execution of an agreement providing for an Alternative Transaction, such notice shall be deemed to constitute an election to exercise the Option, as to the number of Option Shares not theretofore purchased pursuant to one or more prior exercises of the Option, on the fifth business day following the public announcement of the consummation of the transaction contemplated by such agreement, in which event a Closing shall occur with respect to such unpurchased Option Shares in accordance with Section 2(e) on such fifth business day (or such later date as determined pursuant to the proviso in the first sentence of Section 2(e)).

8. REPRESENTATIONS AND WARRANTIES OF THE ISSUER. Issuer hereby represents and warrants to Grantee as follows:

(a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

(b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

(c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provisions of the charter or by-laws of Issuer or any Issuer subsidiary or subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any Issuer subsidiary or their respective properties or assets which violation would have, individually or in the aggregate, a material adverse effect (as defined in the Merger Agreement).

(d) The Issuer has taken, and will in the future take, all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable state takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

9. ASSIGNMENT OF OPTION BY GRANTEE. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

10. LIMITATION OF GRANTEE PROFIT.

(a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $220,000,000.00 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee (valued, for the purposes of this Section 10(a) at the average closing sales price per share of Common Stock (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) as reported by The Nasdaq National Market for the twenty consecutive trading days preceding the day on which the Grantee's Total Profit exceeds $220,000,000.00), (iii) pay cash to the Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $220,000,000.00 after taking into account the foregoing actions.

(b) As used herein, the term "Total Profit" shall mean the amount (before taxes) of the following: (a) the aggregate amount of (i) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party or to Issuer pursuant to this Agreement, less (y) the Grantee's purchase price of such Option Shares, (ii) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, if permitted hereunder or to Issuer pursuant to this Agreement, and (iii) the amount received by Grantee pursuant to Section 7.2 of the Merger Agreement; minus (b) the amount of cash theretofore paid to the Issuer pursuant to this Section 10 plus the value of the Option Shares theretofore delivered to the Issuer for cancellation pursuant to this Section 10.

(c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive nor relieve Issuer's obligation to pay a fee pursuant to Section 7.2 of the Merger Agreement; provided that if Total Profit received by Grantee would exceed $220,000,000.00 following the receipt of such fee, Grantee shall be obligated to comply with the terms of Section 10(a) within 5 days of the later of (i) the date of receipt of such fee and (ii) the date of receipt of the net cash by Grantee pursuant to the sale of Option Shares (or, any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party or to Issuer pursuant to this Agreement.

(d) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares that would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than $220,000,000.00. "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the Notice Date assuming that the Option was exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option Shares held by the Grantee and its affiliates as of such date, were sold for cash at the closing sales price for Common Stock as of the close of business on the preceding trading day.

11. FIRST REFUSAL. At any time after the first occurrence of a Triggering Event and prior to the later of (a) the expiration of 18 months immediately following the first purchase of shares of Common Stock pursuant to the Option and (b) the Option Termination Date, if Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option or the shares of Common Stock or other securities acquired by it pursuant to the Option, it shall give Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase the Option or such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Grantee to Issuer, which may be accepted within 20 business days of the receipt by Issuer of such Offeror's Notice, on the same terms and conditions and at the same price at which Grantee is proposing to transfer the Option or such shares or other securities to such transferee. The purchase of the Option or any such shares or other securities by Issuer shall be settled within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Grantee in immediately available funds; provided that, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Issuer shall promptly file the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (a) the required notification period has expired or been terminated or (b) such approval has been obtained and, in either event, any requisite waiting period shall have passed. In the event of the failure or refusal of Issuer to purchase all of the Option or all of the shares or other securities covered by an Offeror's Notice or if any regulatory authority disapproves Issuer's proposed purchase of any portion of the Option or such shares or other securities, Grantee may, within 60 days from the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval or waiting periods), sell all, but not less than all, of such portion of the Option or such shares or other securities to, the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 11 shall not apply to (w) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of Issuer, (x) any disposition of Common Stock or other securities by a person to whom Grantee has assigned its rights under the Option with the consent of Issuer, (y) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably assure that no purchaser will acquire securities representing more than 2% of the outstanding voting power of Issuer or (z) any transfer to a wholly owned subsidiary of Grantee which agrees in writing to be bound by the terms hereof.

12. VOTING. For a period of 18 months from the date of exercise of the Option, so long as Grantee beneficially owns any Option Shares, Grantee agrees to (a) be present, in person or represented by proxy, at all stockholder meetings of Issuer, so that all Option Shares beneficially owned by Grantee may be counted for the purpose of determining the presence of a quorum at such meetings, and (b) vote or cause to be voted all Option Shares beneficially owned by it, with respect to all matters submitted to shareholders for a vote, in the same proportion as shares of Common Stock are voted by shareholders unaffiliated with Grantee.

13. APPLICATION FOR REGULATORY APPROVAL. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on The Nasdaq National Market upon official notice of issuance.

14. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

15. SEPARABILITY OF PROVISIONS. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

16. NOTICES. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by overnight courier or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

19. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

20. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

21. FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          McKESSON CORPORATION

                                                   /s/ Mark A. Pulido
                                          By: _________________________________

                                                      Mark A. Pulido,
                                               President and Chief Executive
                                                          Officer

                                          HBO & COMPANY

                                                 /s/ Jay P. Gilbertson
                                          By: _________________________________

                                                     Jay P. Gilbertson,
                                               President, Co-Chief Operating
                                                        Officer and
                                                  Chief Financial Officer

                                                                         ANNEX D

                  FAIRNESS OPINION OF BEAR, STEARNS & CO. INC.

                                                       BEAR, STEARNS & CO. INC.

                                                                245 PARK AVENUE
                                                       NEW YORK, NEW YORK 10167
                                                                 (212) 272-2000

                                                                ATLANTA--BOSTON
                                                   CHICAGO--DALLAS--LOS ANGELES
                                                        NEW YORK--SAN FRANCISCO
                                                              GENEVA--HONG KONG
                                                           LONDON--PARIS--TOKYO

As of October 17, 1998

McKesson Corporation
One Post Street
37th Floor
San Francisco, CA 94104

Attention: Mark A. Pulido
     President and Chief Executive Officer

Members of the Board:

We understand that McKesson Corporation ("McKesson") and HBO & Company ("HBOC") are contemplating entering into an Agreement and Plan of Merger (the "Agreement") pursuant to which a newly formed wholly-owned subsidiary of McKesson will be merged with and into HBOC (the "Merger"). We further understand that at the effective time of the Merger, (i) each issued and outstanding share of common stock, par value of $0.05 per share, of HBOC ("HBOC Common Stock") will be converted into the right to receive 0.37 shares (the "Exchange Ratio") of common stock, par value of $0.01 per share, of McKesson ("McKesson Common Stock") and (ii) each outstanding option to purchase shares of HBOC Common Stock will be converted into a similar option to purchase shares of McKesson Common Stock, adjusted to reflect the Exchange Ratio. You have provided us with a copy of the Agreement in substantially final form.

You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the shareholders of McKesson.

In the course of our analyses for rendering this opinion, we have:

1. reviewed the Agreement;

2. reviewed McKesson's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended March 31, 1996 through 1998 and its Quarterly Report on Form 10-Q for the period ended June 30, 1998;

3. reviewed HBOC's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 through 1997 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1998 and June 30, 1998;

4. reviewed certain operating and financial information, including Wall Street analyst estimates that were adjusted by the managements of McKesson and HBOC (the "Adjusted Wall Street Estimates"), relating to McKesson's and HBOC's respective businesses and prospects;

5. met with certain members of the senior management of McKesson and HBOC to discuss the operations, historical financial statements and future prospects of McKesson and HBOC;

6. reviewed certain estimates of cost savings and other combination benefits expected to result from the Merger, jointly prepared and provided to us by the senior management of McKesson and HBOC;

7. reviewed the historical prices and trading volumes of the common shares of McKesson and HBOC;

8. reviewed publicly available financial data, stock market performance data and valuation parameters of companies which we deemed generally comparable to McKesson and HBOC;

9. reviewed the terms of recent merger and acquisition transactions which we deemed generally comparable to the Merger or otherwise relevant to our analysis; and

10. conducted such other studies, analyses, inquiries and investigations, as we deemed appropriate.

In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information, including the Adjusted Wall Street Estimates provided to us by McKesson and HBOC, including with respect to HBOC's pending acquisitions of Access Health, Inc. and Imnet Systems, Inc. and the financial impact thereof. With respect to the Adjusted Wall Street Estimates and potential synergies that McKesson and HBOC believed could be achieved upon consummation of the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of McKesson and HBOC as to the expected future performance of McKesson and HBOC, respectively. We have not assumed any responsibility for the independent verification of any such information or of the Adjusted Wall Street Estimates provided to us and we have further relied upon the assurances of the senior management of McKesson and HBOC that they are unaware of any facts that would make the information or the Adjusted Wall Street Estimates provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of McKesson and HBOC, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We have assumed that the Merger
(i) will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and (ii) will be accounted for as a pooling of interests under generally accepted accounting principles.

We have acted as a financial advisor to McKesson in connection with the Merger and will receive a fee for such services. In the ordinary course of business, Bear Stearns may actively trade the equity securities of McKesson and HBOC for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is intended for the benefit and use of the Board of Directors of McKesson and does not constitute a recommendation to the Board of Directors of McKesson or any holders of McKesson Common Stock as to how to vote in connection with the Merger. This opinion does not address McKesson's underlying business decision to pursue the Merger or the price or range of prices at which shares of common stock of McKesson may trade subsequent to the consummation of the Merger. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of McKesson Common Stock in connection with the Merger.

Based on and subject to the foregoing, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the shareholders of McKesson.

Very truly yours,

BEAR, STEARNS & CO. INC.

By: /s/ Michael Offen
  -----------------------------
    MICHAEL OFFEN
    Senior Managing Director

                                                                         ANNEX E

             FAIRNESS OPINION OF MORGAN STANLEY & CO. INCORPORATED

MORGAN STANLEY DEAN WITTER

                                                         1585 Broadway
                                                        New York, New York 10036
                                                         (212) 761-4660

                             November 27, 1998

Board of Directors
HBO & Company
301 Perimeter Center North
Atlanta, Georgia 30346

Members of the Board:

We understand that HBO & Company ("HBO" or the "Company"), McKesson Corporation ("McKesson") and McKesson Merger Sub, Inc., a wholly owned subsidiary of McKesson ("Merger Sub") have entered into an Agreement and Plan of Merger, dated as of October 17, 1998, as amended November 9, 1998 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into HBO. Pursuant to the Merger, HBO will become a wholly owned subsidiary of McKesson, and each issued and outstanding share of common stock, par value $.01 per share (the "HBO Common Stock"), of HBO, other than shares held in treasury or held by McKesson or any subsidiary of McKesson, shall be converted into the right to receive 0.370 (the "Exchange Ratio") shares of common stock, par value $.01 share of McKesson (the "McKesson Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of HBO Common Stock.

For purposes of the opinion set forth herein, we have:

  (i) reviewed certain publicly available financial statements and other information of HBO and McKesson, respectively;

  (ii) reviewed and discussed the past and current operations and financial condition and the prospects of HBO and McKesson with senior executives of HBO and McKesson, respectively;

  (iii) reviewed the pro forma impact of the Merger on the combined company's earnings per share and financial ratios;

  (iv) reviewed the reported prices and trading activity for the HBO Common Stock and the McKesson Common Stock;

MORGAN STANLEY DEAN WITTER


  (v) compared the financial performance of HBO and McKesson and the prices and trading activity of the HBO Common Stock and the McKesson Common Stock with that of certain other comparable publicly-traded companies and their securities;

  (vi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (vii) reviewed and discussed with the senior managements of HBO and McKesson the business strategy for the combined company and their estimates of the synergies and cost savings anticipated from the Merger;

  (viii) reviewed the Merger Agreement and certain related documents; and

  (ix) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us, including the business strategy for the combined company and estimates of the synergies to be achieved, for the purposes of this opinion. With respect to the financial information prepared by HBO and McKesson, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the financial performance of HBO and McKesson. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986. We have not conducted any independent valuation or appraisal of the assets or liabilities of HBO or McKesson, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

We have provided a fairness opinion to the Board of Directors of HBO in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for McKesson and have received fees for the rendering of these services. In addition, as of November 18, 1998, Morgan Stanley held for its principal account 3,597,694 shares of the Common Stock of HBO.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent; except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in connection with this transaction. In addition, this opinion does not in any manner

MORGAN STANLEY DEAN WITTER

address the prices at which the McKesson Common Stock may trade following the consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of HBO should vote at the stockholders' meeting held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of HBO Common Stock.

                                        Very truly yours,

                                        MORGAN STANLEY & CO. INCORPORATED

                                        By:        /s/ Scott R. Brakebill
                                          -------------------------------------
                                                   Scott R. Brakebill
                                                    Managing Director

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and agents against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

  The McKesson By-laws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the corporation to the full extent permitted by the DGCL if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of McKesson. The indemnification rights conferred by the McKesson By-laws are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

  Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

  Article VI of McKesson's Certificate provides that to the full extent of the DGCL, as it now exists or may hereafter be amended, no director of McKesson shall be liable to McKesson or its stockholders for monetary damages for breach of fiduciary duty as a director.

  McKesson maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of McKesson and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Act, for acts or omissions by such persons while acting as directors or officers of McKesson and/or its subsidiaries, as the case may be.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  Set forth below is a list of the exhibits included as part of this Registration Statement.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  2.1**  Agreement and Plan of Merger, dated as of October 17, 1998, by and among McKesson, Merger Sub and HBOC (included as Annex A to the Joint
         Proxy Statement/Prospectus).


  2.2** Amendment Agreement to Agreement and Plan of Merger, dated as of November 9, 1998, by and among McKesson, Merger Sub and HBOC (included as Annex A to the Joint Proxy Statement/Prospectus).


  3.1 Restated Certificate of Incorporation of McKesson, as filed with the office of the Delaware Secretary of State on July 30, 1998(1).

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  3.2    Restated By-laws of McKesson, as amended through May 30, 1997 (2).


  4.1 Rights Agreement, dated as of October 21, 1994, by and between McKesson and First Chicago Trust Company of New York, as Rights Agent
         (3).


  4.2 Amendment No. 1 to Rights Agreement, dated as of October 19, 1998, by and between McKesson and First Chicago Trust Company of New York, as
         Rights Agent (4).
  4.3 Indenture, dated as of March 11, 1997, by and between McKesson, as Issuer, and The First National Bank of Chicago, as Trustee (5).


  4.4 Amended and Restated Declaration of Trust of McKesson Financing Trust, dated as of February 20, 1997, among McKesson, as Sponsor, The First
         National Bank of Chicago, as Institutional Trustee, First Chicago
         Delaware, Inc., as Delaware Trustee and William A. Armstrong, Ivan D.
         Meyerson and Nancy A. Miller, as Regular Trustees (6).


  4.5 McKesson Corporation Preferred Securities Guarantee Agreement, dated as of February 20, 1997, between McKesson, as Guarantor, and The First
         National Bank of Chicago, as Preferred Guarantor Trustee (7).


  4.6 Registrant agrees to furnish to the Commission upon request a copy of each instrument defining the rights of security holders with respect to issues of long-term debt of the Registrant, the authorized principal amount of which does not exceed 10% of the total assets of the Registrant.


  5.1**  Opinion of Ivan D. Meyerson, Vice President and General Counsel of
         McKesson.


  8.1**  Opinion of Jones, Day, Reavis, & Pogue.


  8.2**  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.


 23.1**  Consent of Arthur Andersen LLP, independent auditors for HBOC.


 23.2**  Independent Auditors' Consent--Deloitte & Touche LLP.


 23.3**  Consent of Bear, Stearns & Co. Inc.


 23.4**  Consent of Morgan Stanley & Co. Incorporated.


 23.5**  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 8.1).


 23.6**  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
         Exhibit 8.2).


 23.7**  Consent of Ivan D. Meyerson (included in Exhibit 5.1).


 24.1*   Power of Attorney.


 99.1**  Stock Option Agreement, dated October 17, 1998, between McKesson and
         HBOC (included as Annex B to the Joint Proxy Statement/Prospectus).


 99.2**  Stock Option Agreement, dated October 17, 1998, between HBOC and
         McKesson (included as Annex C to the Joint Proxy
         Statement/Prospectus).


 99.3**  Opinion of Bear, Stearns & Co. Inc., financial advisor of McKesson
         (included as Annex D to the Joint Proxy Statement/Prospectus).


 99.4**  Opinion of Morgan Stanley & Co. Incorporated, financial advisor of
         HBOC (included as Annex E to the Joint Proxy Statement/Prospectus).


 99.5**  McKesson Proxy Card.


 99.6**  McKesson PSIP Voting Card.


 99.7**  HBOC Proxy Card.

--------

  * Previously filed.

 ** Filed herewith.
 (1) Incorporated by reference to Exhibit 3.2 to McKesson's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

 (2) Incorporated by reference to Exhibit 3.1 to McKesson's Current Report on Form 8-K as filed with the Commission on June 24, 1997.
 (3) Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to McKesson's Registration Statement on Form 10 filed with the Commission on October 27, 1994.
 (4) Incorporated by reference to Exhibit 99.1 to McKesson's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
 (5) Incorporated by reference to Exhibit 4.4 to McKesson's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, File No. 1-13252.
 (6) Incorporated by reference to Exhibit 4.2 to Amendment No. 1 to McKesson's Registration Statement on Form S-3 filed with the Commission on June 18, 1997, Registration No. 333-26443.
 (7) Incorporated by reference to Exhibit 4.7 to McKesson's Registration Statement on Form S-3 filed with the Commission on May 2, 1997, Registration No. 333-26443.

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; and

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes as follows: that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN FRANCISCO, STATE OF CALIFORNIA, ON NOVEMBER 25, 1998.

                                          McKesson Corporation

                                          By:      /s/ Nancy A. Miller
                                            -----------------------------------
                                                      NANCY A. MILLER
                                                VICE PRESIDENT AND CORPORATE
                                                         SECRETARY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON NOVEMBER 25, 1998.

              SIGNATURE                                 TITLE
              ---------                                 -----

                  *                   PRESIDENT AND CHIEF EXECUTIVE OFFICER AND
 ____________________________________ DIRECTOR
            MARK A. PULIDO            (PRINCIPAL EXECUTIVE OFFICER)

                  *                   VICE PRESIDENT AND CHIEF FINANCIAL
 ____________________________________ OFFICER
          RICHARD H. HAWKINS          (PRINCIPAL FINANCIAL OFFICER)

                  *
 ____________________________________ CONTROLLER
          HEIDI E. YODOWITZ           (PRINCIPAL ACCOUNTING OFFICER)

                  *
 ____________________________________
          ALAN SEELENFREUND           DIRECTOR, CHAIRMAN OF THE BOARD

                  *
 ____________________________________
         MARY G.F. BITTERMAN          DIRECTOR

                  *
 ____________________________________
          TULLY M. FRIEDMAN           DIRECTOR

                  *
 ____________________________________
          JOHN M. PIETRUSKI           DIRECTOR

                  *
 ____________________________________
          DAVID S. POTTRUCK           DIRECTOR

                  *
 ____________________________________
          CARL E. REICHARDT           DIRECTOR

                  *
 ____________________________________
             JANE E. SHAW             DIRECTOR

                  *
 ____________________________________
       ROBERT H. WATERMAN, JR.        DIRECTOR


*By: /s/ Nancy A. Miller
-------------------------------
           NANCY A. MILLER
           ATTORNEY-IN-FACT